Form 10-K, Exhibit 13
period 1993-12-31
AETNA LIFE & CASUALTY CO
filed 1994-03-18
CIK 2648

Item 6.  Selected Financial Data.

(Millions, except per share data)          1993 (1)     1992         1991         1990         1989
                                           ____         ____         ____         ____         ____
Revenue:
 Premiums:
  Health and Life Insurance and Services   $  4,794.3   $  4,679.9   $  4,628.6   $  4,453.8   $  4,030.7
  Financial Services                            217.9        222.9        305.6        606.2      1,305.8
  Commercial Property-Casualty
    Insurance and Services                    3,121.2      3,204.1      3,616.1      3,782.2      3,999.3
  Personal Property-Casualty                  1,489.3      1,788.7      2,344.9      2,625.4      2,752.9
  International                                 952.2        898.3        549.4        455.5        343.9
                                           ______________________________________________________________
   Total premiums                            10,574.9     10,793.9     11,444.6     11,923.1     12,432.6
_________________________________________________________________________________________________________
Net Investment Income, Fees and Other Income,
 and Net Realized Capital Gains and Losses:
  Health and Life Insurance and Services      1,683.0      1,623.3      1,487.8      1,454.0      1,247.5
  Financial Services                          3,274.9      3,322.2      3,404.5      3,716.5      3,717.9
  Commercial Property-Casualty
    Insurance and Services                    1,017.1      1,067.4        984.6        982.1        959.7
  Personal Property-Casualty                    184.7        292.2        323.8        357.7        345.8
  International                                 383.1        398.2        397.2        265.8        268.9
  Federated Investors                               -            -            -            -        240.3
                                           ______________________________________________________________
   Total net investment income, fees and
    other income, and net realized
    capital gains and losses                  6,542.8      6,703.3      6,597.9      6,776.1      6,780.1
_________________________________________________________________________________________________________
     Total Revenue                         $ 17,117.7   $ 17,497.2   $ 18,042.5   $ 18,699.2   $ 19,212.7
_________________________________________________________________________________________________________
_________________________________________________________________________________________________________
Income (Loss) from Continuing Operations
 before Extraordinary Item and Cumulative
 Effect Adjustments:
  Health and Life Insurance and Services   $    288.1   $    280.6   $    386.0   $    280.3   $    241.7
  Financial Services (2)                       (808.8)       (17.2)      (156.9)        28.4        106.9
  Commercial Property-Casualty
    Insurance and Services                     (115.9)      (245.4)       139.5        199.5        232.0
  Personal Property-Casualty                     (3.3)       (36.2)       (28.6)        24.8       (104.6)
  International                                  24.6         12.9         26.4        (52.4)       (17.2)
  Federated Investors                               -            -            -            -         54.0
_________________________________________________________________________________________________________
Income (Loss) from Continuing Operations
 before Extraordinary Item and Cumulative
 Effect Adjustments (2)                        (615.3)        (5.3)       366.4        480.6        512.8
_________________________________________________________________________________________________________
Income from Discontinued Operations              27.0        173.8        138.8        133.5        126.6
_________________________________________________________________________________________________________
Cumulative Effect Adjustments (3)               227.1       (112.5)           -            -            -
_________________________________________________________________________________________________________
  Net Income (Loss) (2,3)                  $   (365.9)  $     56.0   $    505.2   $    614.1   $    676.4
_________________________________________________________________________________________________________
Net Realized Capital Gains (Losses),
 Net of Tax (included above)                     59.0         78.6       (187.4)       (79.2)       111.7
_________________________________________________________________________________________________________
Total Assets (4)                            100,036.7     94,519.6     91,987.6     89,300.7     87,099.0
_________________________________________________________________________________________________________
Total Long-Term Debt                          1,160.0        955.6      1,019.6      1,010.3      1,037.7
_________________________________________________________________________________________________________
Redeemable Preferred Stock,
 Net of Treasury                                    -            -            -            -            -
_________________________________________________________________________________________________________
Shareholders' Equity                          7,043.1      7,238.3      7,384.5      7,072.4      6,936.7
_________________________________________________________________________________________________________
_________________________________________________________________________________________________________
Per Common Share Data:
Income (Loss) from Continuing Operations
 before Extraordinary Item and Cumulative
 Effect Adjustments                        $    (5.54)  $     (.05)  $     3.33   $     4.32   $     4.56
Income from Discontinued Operations               .24         1.58         1.26         1.20         1.13
Cumulative Effect Adjustments for
 Continuing Operations                           2.05        (1.02)           -            -            -
Net Income (Loss)                               (3.29)         .51         4.59         5.52         6.02
Dividends Declared                               2.76         2.76         2.76         2.76         2.76
Shareholders' Equity                            62.77        65.64        67.09        64.23        61.94
Market Price at Year End                        60.38        46.50        44.00        39.00        56.50
_________________________________________________________________________________________________________
See Notes to Financial Statements.

(1) In August 1993, the Omnibus Budget Reconciliation Act of 1993 (OBRA) was enacted which resulted in an increase in the federal corporate tax rate from 34% to 35%.  The enactment of OBRA resulted in a net benefit of $21.8 million to continuing operations before extraordinary item and cumulative effect adjustments.  The net benefit resulted from an increase in the company's deferred tax asset partially offset by an increase in current taxes.
(2) The 1993 results include a loss on discontinuance of the company's fully guaranteed large case pension products of $825.0 million.
(3) The 1993 net loss includes a cumulative effect charge of $.7 million and a cumulative effect benefit of $26.3 million as a result of the cumulative effects related to changes in accounting for certain investments in debt and equity securities and retrospectively rated reinsurance contracts, respectively.
    The 1993 net loss also includes a charge of $48.5 million and a benefit of $250.0 million as a result of the cumulative effects related to changes in accounting for postemployment benefits and workers' compensation life table indemnity reserves, respectively.
(4) Total assets in 1993 include $15.0 billion of assets attributable to discontinued products.

(Millions, except per share data)        1988       1987       1986       1985       1984       1983
                                         ____       ____       ____       ____       ____       ____
Revenue:
 Premiums:
  Health and Life Insurance and Services $ 3,029.4  $ 2,829.8   $ 3,136.5  $ 2,794.5  $ 2,966.2 $ 3,355.2
  Financial Services                         882.7    1,770.5     1,140.3      414.7      193.7     128.5
  Commercial Property-Casualty
   Insurance and Services                  4,077.2    3,955.4     3,618.1    2,767.9    2,291.6   2,055.4
  Personal Property-Casualty               2,669.0    2,449.6     2,156.5    1,879.6    1,694.8   1,643.1
  International                              425.5      461.7       369.8      404.8      414.9     359.6
                                         ________________________________________________________________
    Total premiums                        11,083.8   11,467.0    10,421.2    8,261.5    7,561.2   7,541.8
_________________________________________________________________________________________________________
Net Investment Income, Fees and Other
 Income, and Net Realized Capital Gains
  and Losses:
  Health and Life Insurance and Services     985.8      884.3       886.0      893.3      713.0     659.9
  Financial Services                       3,471.8    3,162.7     3,203.9    2,899.3    2,511.6   1,491.5
  Commercial Property-Casualty
   Insurance and Services                    829.1      817.8       671.6      533.5      402.1     329.9
  Personal Property-Casualty                 301.7      273.5       229.4      238.8      172.4     149.3
  International                              253.0      282.8       208.4      139.0      159.6     165.3
  Federated Investors                        193.5      209.2       180.6      149.3      109.1     115.8
   Total net investment income, fees
    and other income, and net realized
    capital gains and losses               6,034.9    5,630.3     5,379.9    4,853.2    4,067.8   2,911.7
_________________________________________________________________________________________________________
     Total Revenue                       $17,118.7  $17,097.3   $15,801.1  $13,114.7  $11,629.0 $10,453.5
_________________________________________________________________________________________________________
_________________________________________________________________________________________________________
Income (Loss) from Continuing Operations
 before Extraordinary Item and Cumulative
 Effect Adjustments:
  Health and Life Insurance and Services $   133.8  $   150.2   $   258.0  $   291.7  $   250.5 $   224.8
  Financial Services                         100.5       48.6       168.5      104.2       74.3     106.8
  Commercial Property-Casualty
     Insurance and Services                  205.8      318.3       147.9       20.9     (122.5)    (31.8)
  Personal Property-Casualty                  80.5      137.0        63.9       44.0        3.3      29.6
  International                              (17.8)      23.5        34.4      (36.3)      13.9      29.7
  Federated Investors                         54.6       58.3        49.4       38.7       23.3      22.1
_________________________________________________________________________________________________________
Income from Continuing Operations
 before Extraordinary Item and
 Cumulative Effect Adjustments               557.4      735.9       722.1      463.2      242.8     381.2
_________________________________________________________________________________________________________
Income (Loss) from Discontinued
 Operations                                  142.1      130.9       138.3     (101.9)    (130.2)    (37.0)
_________________________________________________________________________________________________________
Cumulative Effect Adjustments                    -          -           -          -          -         -
_________________________________________________________________________________________________________
  Net Income (Loss)                      $   713.3   $  915.3   $ 1,015.6  $   365.3  $   112.6 $   344.2
_________________________________________________________________________________________________________
Net Realized Capital Gains (Losses),
 Net of Tax  (included above)                 32.0        4.0        97.6       59.5      (36.0)     40.4
_________________________________________________________________________________________________________
Total Assets                              81,344.6   75,724.1    69,360.1   60,096.0   52,604.3  49,110.7
_________________________________________________________________________________________________________
Total Long-Term Debt                       1,093.8      930.9       654.4      527.9      484.2     485.7
_________________________________________________________________________________________________________
Redeemable Preferred Stock,
 Net of Treasury                             118.6      177.1       200.0       75.0          -         -
_________________________________________________________________________________________________________
Shareholders' Equity                       6,453.8    6,015.7     5,633.4    4,745.9    4,112.3   4,375.7
_________________________________________________________________________________________________________
_________________________________________________________________________________________________________
Per Common Share Data:
Income from Continuing Operations
 Before Extraordinary Item and
 Cumulative Effect Adjustments           $    4.87  $    6.33   $    6.25  $    4.14  $    2.20 $    3.63
Income (Loss) from Discontinued
 Operations                                   1.26       1.15        1.24       (.95)     (1.31)     (.37)
Cumulative Effect Adjustments
  for Continuing Operations                      -          -           -          -          -         -
Net Income (Loss)                             6.25       7.91        8.87       3.23        .89      3.26
Dividends Declared                            2.76       2.76        2.64       2.64       2.64      2.64
Shareholders' Equity                         57.50      52.95       48.58      41.19      39.14     41.96
Market Price at Year End                     47.25      45.25       56.38      53.50      36.50     36.00
_________________________________________________________________________________________________________
See Notes to Financial Statements.

Item 7.  Management's Discussion and Analysis of Financial
         Condition and Results of Operations.*

Consolidated Results of Operations:  Operating Summary


(Millions, except per share data)                1993           1992           1991
_________________________________________________________________________________________

Premiums......................................   $   10,574.9   $   10,793.9   $ 11,444.6
Net investment income.........................        4,919.0        5,069.0      5,514.5
Fees and other income.........................        1,534.0        1,519.4      1,365.5
Net realized capital gains (losses)...........           89.8          114.9       (282.1)
                                                 ________________________________________
    Total revenue.............................       17,117.7       17,497.2     18,042.5
                                                 ________________________________________

Current and future benefits...................       12,391.9       12,848.9     13,429.8
Operating expenses............................        3,558.8        3,824.5      3,341.1
Amortization of deferred policy
    acquisition costs.........................          736.4          800.2      1,028.1
Loss on discontinuance of products............        1,270.0              -            -
Severance and facilities charge...............          308.0          145.0            -
                                                 ________________________________________
    Total benefits and expenses...............       18,265.1       17,618.6     17,799.0
                                                 ________________________________________
Income (Loss) from continuing operations
    before income taxes, extraordinary item
    and cumulative effect adjustments.........       (1,147.4)        (121.4)       243.5
Income tax benefits...........................         (532.1)        (116.1)      (122.9)
                                                 ________________________________________
Income (Loss) from continuing operations
    before extraordinary item and cumulative
    effect adjustments........................         (615.3)          (5.3)       366.4
Discontinued operations, net of tax...........           27.0          173.8        138.8
                                                 ________________________________________

Income (loss) before extraordinary item and
    cumulative effect adjustments.............         (588.3)         168.5        505.2
Extraordinary loss on debenture redemption,
    net of tax................................           (4.7)             -            -
Cumulative effect adjustments, net of tax.....          227.1         (112.5)           -
                                                 ________________________________________

Net income (loss)                                $     (365.9)  $       56.0   $    505.2
_________________________________________________________________________________________
Net realized capital gains (losses),
     net of tax (included above)                 $       59.0   $       78.6   $   (187.4)
_________________________________________________________________________________________
Per common share data:
    Income (Loss) from continuing operations
       before extraordinary item and
       cumulative effect adjustments..........   $      (5.54)  $       (.05)  $     3.33
    Income from discontinued operations,
       net of tax.............................            .24           1.58         1.26
    Extraordinary loss on debenture redemption           (.04)             -            -
    Cumulative effect adjustments.............           2.05          (1.02)           -
                                                 ________________________________________
       Net income (loss)......................   $      (3.29)  $        .51   $     4.59
                                                 ________________________________________
                                                 ________________________________________

    Dividends declared........................   $       2.76   $       2.76   $     2.76

    Shareholders' equity                                62.77          65.64        67.09
_________________________________________________________________________________________
Sources of earnings (losses):
  Health and Life Insurance and Services......   $      288.1   $      280.6   $    386.0
  Financial Services..........................         (808.8)         (17.2)      (156.9)
  Commercial Property-Casualty
    Insurance and Services....................         (115.9)        (245.4)       139.5
  Personal Property-Casualty..................           (3.3)         (36.2)       (28.6)
  International...............................           24.6           12.9         26.4
                                                 ________________________________________
      Total from continuing operations........         (615.3)          (5.3)       366.4
  Discontinued operations.....................           27.0          173.8        138.8
  Extraordinary loss on debenture redemption..           (4.7)             -            -
  Cumulative effect adjustments...............          227.1         (112.5)           -
                                                 ________________________________________

  Net income (loss)                              $     (365.9)  $       56.0   $    505.2
_________________________________________________________________________________________

* This Management's Discussion and Analysis is as of February 8, 1994.


Overview

Aetna's 1993 net loss was $366 million, compared with net income of $56 million and $505 million in 1992 and 1991, respectively. The 1993 net loss included income from discontinued operations of $27 million (compared with $174 million in 1992 and $139 million in 1991) and a net benefit of $227 million for cumulative effect adjustments for accounting changes (compared with a net charge of $113 million for such adjustments in 1992). (Please see "Cumulative Effect Adjustments" on page 6.)

Summary Segment Results

The following summary of segment results is based upon results of continuing operations, excluding capital gains and losses and excluding the 1993 and 1992 severance and facilities charges.

Health and Life Insurance and Services:

Results improved in 1993, reflecting reductions in operating expenses in both the group health and life and individual life businesses. However, 1993 results also reflected an increasing level of managed care expenses to meet current and future needs. Improved health maintenance organization ("HMO") earnings also are reflected in 1993 results.

Financial Services:

Results in 1993 included an after-tax charge for anticipated future losses of $825 million related to the discontinuance of the company's fully guaranteed large case pension products. Excluding the loss on discontinuance, results in 1993 improved, primarily due to increased annuity earnings and non-recurring investment gains on futures contracts. However, the large case pension business continued to be negatively impacted by adverse conditions in commercial real estate markets and lower interest rates. (Please see "Net Realized Capital Gains and Losses" on page 6.)

Commercial Property-Casualty Insurance and Services:

Results in 1993 were negatively impacted by increased charges for additions to loss and loss expense reserves for prior accident years, including significant charges for workers' compensation reserves. Excluding the increase in workers' compensation reserves, results improved significantly, reflecting lower operating expenses, improved underwriting, a tax benefit associated with a change in federal income tax rates and lower catastrophe losses. Results in 1992 included a $30 million after-tax charge related to an Olympia & York financial guarantee.

Personal Property-Casualty:

Improved results in 1993 reflected a reduction in operating expenses and lower catastrophe losses, partially offset by lower net investment income. Results in 1993 also benefited from favorable loss trends.

International:

Improved 1993 results reflected continued improvement in Pacific Rim operations and earnings from the company's increased investment in a Mexican insurance operation, partially offset by weaker earnings in Canada. Earnings in 1993 also included an after-tax capital loss of $12 million realized on the sale of the U.K. life and investment management operations, a $37 million tax benefit from prior year operating losses on those operations and after-tax charges of $29 million for additions to loss and loss expense reserves for prior accident years in the U.K. reinsurance operations.

Results of Continuing Operations -- 1993 vs. 1992

The loss from continuing operations (before results of discontinued operations, the extraordinary item and cumulative effect adjustments) was $615 million in 1993, compared with a loss from continuing operations of $5 million in 1992. The following factors complicate the comparison of 1993 and 1992 results:

- - In January 1994, the company announced its decision to discontinue the sale of its fully guaranteed large case pension products. Results in 1993 included an after-tax charge for anticipated future losses on these products of $825 million.

- - Results in 1993 included a fourth quarter pretax addition to workers' compensation reserves for prior accident years of $574 million ($259 million increase, after-tax, after the current year effect of discounting). The 1992 reserve additions for prior accident years included significant charges for asbestos bodily injury and environmental liability claims.

- - Results in 1993 and 1992 included after-tax severance and facilities charges of $200 million and $96 million, respectively.

- - Catastrophe losses (after-tax) were $85 million in 1993 compared with $118 million in 1992. Catastrophe losses in 1992 were primarily due to Hurricane Andrew and Winter Storm Beth.

- - Results in 1992 included an after-tax charge of $30 million related to an Olympia & York financial guarantee.

- - The enactment of the Omnibus Budget Reconciliation Act of 1993 ("OBRA") resulted in an increase of $27 million in the company's deferred tax asset. Federal income tax expense for 1993 included a corresponding deferred benefit of $27 million, offset by an increase in current taxes of $6 million.

- - Results in 1993 included net after-tax realized capital gains of $59 million (compared with $79 million in 1992) which included significant realized capital gains, primarily from the sale of bonds, partially offset by charges for additions to reserves for mortgage loans and real estate.

Income from continuing operations in 1993 also reflected after-tax reductions in operating expenses over 1992 of $173 million.

Results of Continuing Operations -- 1992 vs. 1991

The loss from continuing operations in 1992 was $5 million, compared with income from continuing operations of $366 million in 1991. Results in 1992 were adversely affected by increased charges for additions to property-casualty reserves for prior accident years (including fourth quarter charges of $180 million for asbestos bodily injury and environmental liability claims), an after-tax reorganization charge of $96 million, charges for the current year effects of changes in accounting, increased catastrophe losses and an after-tax charge of $30 million related to an Olympia & York financial guarantee.

However, 1992 results of continuing operations compared with 1991 benefited from an increase in net realized capital gains, primarily due to gains on sales of bonds and equity securities and lower charges for additions to reserves for mortgage loans and real estate, and improved International results. The 1991 results included a $50 million benefit resulting from a reversal of previously established tax reserves based on a favorable court decision and an after-tax charge of $55 million related to the company's withdrawal from the Massachusetts personal automobile insurance market.

Results of Discontinued Operations

Discontinued operations reflect the results of Reinsurance and Related Services provided through the company's formerly wholly owned subsidiary, American Re-Insurance Company ("Am Re"), which was sold
effective September 30, 1992.   Income from discontinued operations was
$27 million in 1993, $174 million in 1992 and $139 million in 1991. The 1993 income resulted from the redemption of preferred stock received in connection with the sale of Am Re. Included in 1992 earnings from discontinued operations is a net benefit of $49 million for cumulative effect adjustments from accounting changes and a gain of $38 million realized on the sale of Am Re.

Cumulative Effect Adjustments

Net income in 1993 and 1992 included the following cumulative effect adjustments, net of tax:

(Millions)                                        1993        1992
_______________________________________________________________________
Discounting of workers' compensation life
  table indemnity claims                          $   250.0   $       -
Change in accounting for postemployment
  benefits (primarily accrual of long-term
  disability benefits)                                (48.5)          -
Change in accounting for retrospectively
  rated reinsurance contracts                          26.3           -
Change in accounting for debt
  and equity securities                                 (.7)          -
Change in accounting for postretirement
  benefits other than pensions                            -      (385.0)
Change in accounting for income taxes                     -       272.5
                                                  _____________________
  Net cumulative effect benefit (charge)          $   227.1   $  (112.5)
_______________________________________________________________________
                                                  _____________________

There were no cumulative effect adjustments reflected in 1991 net income. (Please see Notes 1, 5, 10 and 13 of Notes to Financial
Statements.)


Net Realized Capital Gains and Losses

Net realized after-tax capital gains (losses) included in the results of continuing operations were as follows:

(Millions)
                                                 1993        1992        1991
________________________________________________________________________________
Net realized capital gains from sales
  (primarily of bonds and equity securities)     $ 486.5     $ 355.8     $ 182.3

Realized capital losses from real estate
  write-downs and additions to reserves for
  mortgage loans and real estate                  (417.6)     (280.2)     (353.1)

Realized capital gains (losses) from additions
  to reserves for debt and equity securities        (9.9)        3.0       (16.6)
________________________________________________________________________________

Net realized after-tax capital gains (losses)    $  59.0     $  78.6     $(187.4)
________________________________________________________________________________
                                                 _______________________________

Net realized capital gains from sales, as presented above, included a $12 million loss in 1993 on the sale of the U.K. life and investment management operations, a $50 million gain in 1992 from the sale of a portion of the company's equity interest in MBIA Inc. (principally a municipal bond insurance company) and a $33 million gain in 1991 from the sale of the company's equity interest in La Estrella, S.A., a Spanish insurance company.

Adverse conditions in commercial real estate markets have negatively impacted earnings in each of the last three years. However, the company also has reduced its exposure to commercial real estate markets in recent years. The company has reduced the mortgage loan and equity real estate portfolios, after reserves and write-downs, by $6.0 billion since the end of 1991, bringing mortgage loans and real estate as a percentage of general account invested assets from 38% in 1991 to 26% at December 31, 1993. It is management's continuing objective, real estate and capital market conditions permitting, to reduce over the next several years the size of the mortgage loan and real estate portfolios relative to total invested general account assets. Although extensions and refinancings of existing mortgage loans may delay achieving this objective, management intends to aggressively pursue plans to maximize returns and reduce portfolio levels through loan restructurings and sales of foreclosed real estate.

Income Taxes

In August 1993, OBRA was enacted, increasing the federal corporate tax rate from 34% to 35% retroactive to January 1, 1993. Future net income of the company will be adversely impacted by the increased tax rate.

Effective January 1, 1992, the company adopted Financial Accounting Standard ("FAS") No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax benefits to the extent it is more likely than not that such benefits will be realized. In accordance with this statement, the company recognized income tax benefits of $532 million and $116 million in 1993 and 1992, respectively. Additionally, the company had a deferred tax asset of approximately $1.3 billion at December 31, 1993 and management believes it is more likely than not that the company will realize the benefit of this deferred tax asset. While there are no assurances that this benefit will be realized, the company expects sufficient taxable income in the future (requires $3.6 billion of future taxable income) based on its historical taxable income (average of approximately $200 million from continuing operations over the past three years excluding non-recurring charges). (Please see Note 10 of Notes to Financial Statements.)

Income tax benefits of $123 million in 1991 (of which $50 million resulted from the reversal of previously established tax reserves based on a favorable court decision) were calculated using the deferred method of accounting for income taxes. Income taxes in 1991 were not restated for the retroactive effect of adopting FAS No. 109.

The Revenue Reconciliation Act of 1990 increased federal tax payments for insurance companies in part by including in taxable income estimated recoverables from property-casualty salvage and subrogation claims. However, a portion of the income related to such estimated recoverables as of January 1, 1990 was not taxed ("fresh start"). This resulted in $18 million of "fresh start" tax benefits for the company in 1991. Net income in 1991 also included $42 million of tax benefits from the "fresh start" provisions of the Tax Reform Act of 1986. Due to the company's adoption of FAS No. 109 retroactive to January 1, 1992, "fresh start" benefits are no longer treated as a reduction of tax expense.

Per Common Share

The loss from continuing operations per common share before extraordinary item and cumulative effect adjustments was $5.54 in 1993, compared with a loss from continuing operations per common share before cumulative effect adjustments of $.05 in 1992 and income from continuing operations per common share of $3.33 in 1991. The net loss per common share was $3.29 in 1993, compared with net income per common share of $.51 in 1992 and $4.59 in 1991. Return on shareholders' equity was (5.1)% in 1993, compared with .8% in 1992 and 7.0% in 1991. The weighted average number of common shares outstanding was 111.1 million in 1993 and 110.1 million in each of 1992 and 1991. Shareholders' equity was $62.77 per common share at the end of 1993, down from $65.64 at the end of 1992 and $67.09 at the end of 1991.

Revenue

Total revenue decreased 2% in 1993, primarily as a result of lower premiums and net investment income. Premium income decreased 2% primarily reflecting decreased volume resulting from the company's withdrawal from certain workers' compensation and personal automobile insurance markets and continued price competition in the commercial and personal property-casualty businesses. Net investment income decreased 3% in 1993 primarily due to lower investment yields and lost investment income on non-performing mortgage loans.

Severance and Facilities Charge

In recent years, management has placed a strong focus on reducing costs in order to improve the competitive position of the company's businesses. In 1994, the company will take additional steps to further reduce its costs. As a result of these planned actions, the company announced, in January 1994, a $200 million after-tax severance and facilities charge to 1993 earnings. This charge relates primarily to severance costs associated with the planned elimination of approximately 4,000 positions and abandonment of certain facilities. The cost reduction measures are expected to be substantially completed in 1994 and are expected to produce annual after-tax savings in excess of $200 million by 1995, including savings resulting from a modification of the company's postretirement health care plan. The cost reduction measures are not expected to significantly impact cash flows in 1994.

Actions associated with the 1992 restructuring charge have been implemented as planned and the expected savings have been achieved.

Health and Life Insurance and Services

Operating Summary (Millions)          1993        1992        1991
_______________________________________________________________________
Premiums                              $ 4,794.3   $ 4,679.9   $ 4,628.6
Net investment income                     593.1       597.1       639.1
Fees and other income                   1,082.1     1,027.1       882.0
Net realized capital gains(losses)          7.8         (.9)      (33.3)
                                      _________________________________
    Total revenue                       6,477.3     6,303.2     6,116.4
                                      _________________________________
Current and future benefits             4,247.9     4,046.6     3,948.7
Operating expenses                      1,670.0     1,762.6     1,604.2
Amortization of deferred policy
  acquisition costs                        21.2        19.3        68.2
Severance and facilities charge            88.5        54.1           -
                                      _________________________________
Income before taxes                       449.7       420.6       495.3
Income taxes                              161.6       140.0       109.3
                                      _________________________________
Income before cumulative
  effect adjustments                  $   288.1   $   280.6   $   386.0
_______________________________________________________________________
                                      _________________________________
Net realized capital gains
  (losses), net of tax
  (included above)                    $     1.1   $      .9   $   (21.2)
_______________________________________________________________________
                                      _________________________________
Universal life deposits
  not included in premiums
  above (1)                           $   268.7   $   260.5   $   239.7
_______________________________________________________________________
                                      _________________________________

(1) Under FAS No. 97, universal life deposits are not included in premiums or revenue.

The Health and Life Insurance and Services segment ("Health and Life") includes units marketing a wide range of group health and life insurance products and services, including managed health care products, to employers and employer-sponsored groups. Individual life insurance product results also are included in Health and Life.

Health and Life income before cumulative effect adjustments (excluding the 1993 and 1992 after-tax severance and facilities charges of $58 million and $36 million, respectively) increased $29 million, or 9% in 1993, following a $70 million, or 18%, decrease in 1992. Results in 1993 benefited from a reduction in operating expenses. Despite the overall reduction in operating expenses, managed care-related expenses continued to increase in 1993 to meet both current and future needs. Results in 1993 also reflected increased HMO earnings.

The $70 million decrease in earnings from 1991 to 1992 was partially due to a decrease in after-tax investment income from $407 million in 1991 to $382 million in 1992, primarily due to lower investment yields and reduced cash flows. Results in 1992 also included an after-tax charge of $19 million related to postretirement benefits other than pensions and by costs related to continued development of managed care operations. Favorable medical experience on several contracts partially offset the decline in earnings. Earnings in 1991 included a $50 million benefit resulting from a reversal of previously established tax reserves based on a favorable court decision.

Health and Life premiums grew 2% in 1993 and 1% in 1992, primarily as a result of new business sales and price increases on existing business that were offset in part by policy lapses and conversions of insured lives to non-insured plans. (As noted below, revenue from non-insured plans is reflected in "fees and other income.")

Group Insurance

Continuing concern over the rising costs of health care and the need for quality assurance have resulted in a continuation of a market shift away from traditional forms of health benefit coverage to a variety of "managed care" products. Managed care products, which may be sold on a stand-alone basis or in combination with traditional indemnity products, vary from traditional indemnity products primarily through the use of health care networks (physicians and hospitals) and of medical management procedures designed to enhance the quality and reduce the cost of medical services provided.

The company offers a broad spectrum of traditional indemnity and managed care group products. The latter include preferred provider ("PPO") arrangements, which offer enhanced coverage benefits for services received from participating providers; point-of-service ("POS") plans, which typically combine PPO-style benefit designs with stronger utilization management; and HMOs, which arrange for non-emergency services exclusively through the HMO's network of providers. The company's health care network physicians and hospitals have traditionally been independent contractors. In 1993, the company began to develop and manage primary care physician practices as a means of increasing network access and overall product integration.

At year-end 1993, Aetna operated various types of managed care networks in approximately 211 Standard Metropolitan Statistical Areas. The number of members covered under all arrangements, including traditional health plans, at December 31 were:

(Millions)
                                  1993 (1)    1992        1991
                                  ____        ____        ____

Traditional health plans          9.6         9.5         9.7
PPOs and POS plans                4.0         2.2         2.0
HMOs                              1.4         1.3         1.3


(1) During 1993, the company implemented a more comprehensive membership reporting system. This change in membership counting resulted in a .8 million increase in traditional health plan membership and a 1.0 million increase in PPO and POS membership as of December 31, 1993. HMO membership was not affected by the change. Prior year membership has not been restated for this change.


Revenue produced by health care operations is reflected in "premiums" or in "fees and other income" depending upon the extent to which risk is assumed by the company or by the customer. Plans may be insured, in whole or in part, or may be entirely funded by the customer ("self-funded"). Insured plans generally involve the assumption of all or a portion of health care cost and utilization risk by the company. HMO plans typically involve full risk assumption by the HMO. Self-funded plans do not involve the assumption of significant insurance or credit risk by the company and thus typically generate lower earnings than comparable insured plans.

Individual Life

The individual life business was a strong contributor to earnings in each of 1993, 1992 and 1991. Individual life earnings in 1993 were $48 million, or $17 million higher than in 1992, reflecting increased investment income and a reduction in operating expenses. Individual life earnings in 1992 were about level with 1991.

Outlook

The shift from traditional health plans to various managed care programs is expected to continue, thus necessitating continuing investment by the company in its managed care operations. Subject to the considerations discussed below, management expects the Health and Life segment to be a continued source of substantial earnings.

Health care costs have continued to rise because of increased costs of medical services and increased usage of those services. The level of Health and Life earnings will continue to depend, to a large degree, on Aetna's ability to price its products appropriately in light of rising health care costs, and to restrain rising costs for Aetna's customers through effective network and medical management procedures.

Enactment of comprehensive health care reform legislation at the federal level remains a key priority of both the Clinton Administration and many members of Congress. Leading proposals already under consideration, including the Administration's bill, tend to focus on "managed competition" among private health care plans, although these proposals differ in important details. The company generally supports federal initiatives that
(i) expand access to and control costs of health care through expanded reliance on managed care and (ii) preserve a strong private sector role in the financing and delivery of health care. Substantial Congressional debate on health care reform is expected during 1994 and perhaps beyond.

During recent legislative sessions, a few states enacted significant health care reform measures intended to increase access to health coverage and control costs of health care. Specific features of these initiatives vary, but in general they seek to promote competition for membership among managed care plans, principally through the creation of cooperative purchasing mechanisms for small groups.

The company continues to support state reforms that seek to expand access to coverage for small employers, stabilize rates for such coverage or encourage the use of managed care, provided that all competitors are subject to consistent standards and are provided sufficient flexibility to manage pricing and risk on a prospective basis. Management believes that the company generally is well positioned to compete under state initiatives which are based on the principles of managed competition. The growing diversity of state regulation has increased administrative complexity associated with the company's health businesses, however, and certain proposed state reform measures (notably those which would hinder the growth of managed care in those states in which the company has, or is establishing a significant presence) may, if enacted, adversely affect the company's health operations in those states.

Management currently is not able to predict the outcome of the various federal and state legislative initiatives discussed above, or what effect the resulting legislation, if any, will have on the company's health businesses.

Financial Services

Operating Summary (Millions)               1993         1992         1991
_______________________________________________________________________________
Premiums                                   $    217.9   $    222.9   $    305.6
Net investment income                         3,049.9      3,170.3      3,539.1
Fees and other income                           224.2        184.6        171.5
Net realized capital gains(losses)                 .8        (32.7)      (306.1)
                                           ____________________________________
    Total revenue                             3,492.8      3,545.1      3,710.1
                                           ____________________________________
Current and future benefits                   3,040.4      3,265.5      3,723.1
Operating expenses                              389.0        322.3        240.5
Amortization of deferred policy
  acquisition costs                              17.3         13.4         22.9
Loss on discontinuance of products            1,270.0            -            -
Severance and facilities charge                  52.2          5.6            -
                                           ____________________________________
Loss before taxes                            (1,276.1)       (61.7)      (276.4)
Income tax benefits                            (467.3)       (44.5)      (119.5)
                                           ____________________________________
Loss before cumulative effect adjustments  $   (808.8)  $    (17.2)  $   (156.9)
_______________________________________________________________________________
                                           ____________________________________
Net realized capital losses,
  net of tax (included above)              $      (.3)  $    (21.4)  $   (201.6)
                                           ____________________________________
Net loss attributable to discontinued
  products, net of tax (included above)    $   (858.4)  ${eq \D\ba3()}    (109.8)  $   (212.2)
_______________________________________________________________________________
                                           ____________________________________
Deposits not included
  in premiums above:(1)
    Fully guaranteed                       $    869.0   $    953.8   $  2,195.2
    Experience rated                          1,800.8      1,719.3      1,741.1
    Non-guaranteed                            3,077.1      2,742.1      2,074.9
                                           ____________________________________
      Total                                $  5,746.9   $  5,415.2   $  6,011.2
_______________________________________________________________________________
                                           ____________________________________
Assets under management:
    Fully guaranteed                       $ 16,336.9   $ 17,246.1   $ 18,438.2
    Experience rated                         24,296.7     23,407.2     23,634.4
    Non-guaranteed                           26,494.5     21,163.0     18,609.8
                                           ____________________________________
      Total                                $ 67,128.1   $ 61,816.3   $ 60,682.4
_______________________________________________________________________________
                                           ____________________________________

(1) Under FAS No. 97, certain deposits are not included in premiums or revenue.

Business units in the Financial Services segment ("Financial Services") market a variety of retirement and other savings products (including pension and annuity products) and services to businesses, government units, associations, collectively bargained welfare trusts, hospitals, educational institutions and individuals. These products are grouped into "large case" and "small case" categories.

Large case products consist of group annuity and/or investment management arrangements that generally are offered to larger employers. These products generally are tailored for marketing to defined benefit and defined contribution pension plans that qualify under Internal Revenue Code ("IRC") Section 401 for tax deferral. Contracts providing fully guaranteed, partially guaranteed (experience rated) and non-guaranteed investment options have been offered. Non-guaranteed and certain partially guaranteed investment options include insurance company separate accounts and investment advisory arrangements. Large case products are offered primarily by Aetna Life Insurance Company and certain of its affiliated registered investment advisor affiliates.

Small case products include pension products, mutual funds and annuities sold under contracts or to plans that qualify under IRC Sections 401, 403, 408 and 457, and are written primarily by Aetna Life Insurance and Annuity Company ("ALIAC"). ALIAC offers annuity contracts (with fully guaranteed, partially guaranteed and non-guaranteed features), generally to smaller employers and to individuals, with a high level of service associated with the investment management. The non-guaranteed investment options offered under these contracts are ALIAC separate accounts that invest in Aetna and outside mutual funds. Aetna mutual funds also are available to individual and institutional investors outside of the ALIAC retirement products.

The company is involved in a multi-year program to improve profitability and enhance shareholder value. As part of that program, management has committed to exiting from businesses or products that underperform, lack potential or otherwise no longer fit the company's long-term strategy. Fully guaranteed large case pension products, consisting of guaranteed investment contracts ("GICs") and single-premium annuities ("SPAs"), have negatively impacted earnings in recent years as a result of depressed conditions in commercial real estate markets and lower interest rates in general. The poor results from this business are expected to continue for the foreseeable future. Accordingly, in January 1994, the company announced its decision to discontinue the sale of its fully guaranteed large case pension products. As a result of this decision, the company recognized an after-tax loss on discontinuance of products of $825 million which is reflected in the 1993 financial statements. This charge reflects anticipated future losses expected to be realized on the run off of this business. (Please see "Discontinued Products" on page 16.)

Total Segment Results

Excluding net realized capital gains and losses, the 1993 and 1992 after-tax severance and facilities charges of $34 million and $4 million, respectively, and the 1993 loss on discontinuance of products, Financial Services results before cumulative effect adjustments increased by $43 million in 1993 and decreased by $37 million in 1992. The improvement in 1993 results was primarily due to increased annuity earnings and non-recurring investment gains on futures contracts. Results in 1992 also reflected strong annuity earnings. However, the large case pension business continued to be negatively impacted in each of the last two years by adverse conditions in commercial real estate markets and lower interest rates.

After-tax net realized capital losses were less than $1 million in 1993, compared with losses of $21 million and $202 million in 1992 and 1991, respectively. Such net realized capital losses excluded net capital losses of $111 million, $43 million and $104 million in 1993, 1992 and 1991, respectively, which were attributable to assets supporting experience rated pension and annuity contracts. Included in net capital losses for 1993, 1992 and 1991 were net gains from bond sales of $185 million, $104 million and $42 million, respectively. Net realized capital losses in 1993, 1992 and 1991 also included $242 million, $185 million and $257 million, respectively, from additions to mortgage loan and real estate reserves and real estate write-downs. (Please see "Mortgage Loan Investments" on page 36 and "Real Estate Investments" on page 41.)

Assets under management at December 31, 1993 of $67 billion (including assets supporting discontinued products of $14.7 billion) were 9% above 1992 levels, following a 2% increase in 1992. The increase in assets under management in 1993 and 1992 was primarily due to strong sales, separate account deposits, and favorable asset retention in the annuity and small case pension businesses.

Continuing Product Lines

The company continues to offer experience rated and non-guaranteed products to its large case pension customers.

Experience rated large case products require the customer to assume investment and other risks subject, among other things, to certain minimum guarantees. At December 31, 1993, experience rated products included defined contribution products of $7.5 billion ($2.7 billion of which were supported by assets held in the company's separate accounts) and defined benefit products of $9.5 billion ($3.9 billion of which were supported by assets held in the company's separate accounts). Excluding those products which are supported by separate accounts assets, approximately $3.4 billion of the experience rated contracts at December 31, 1993 ($5.3 billion at December 31, 1992) allowed for unscheduled contractholder withdrawals, subject to timing restrictions. Amounts withdrawn by contractholders also are subject to market value adjustments intended to reflect the estimated value of the assets supporting the contract at the time of withdrawal. The extent to which market value adjustments on individual contractholder withdrawals actually reflect such estimated value is dependent upon, among other factors, the difference between assumed and actual realized experience on assets supporting experience rated contracts.

Excluding those products which are supported by separate accounts assets, approximately $5 billion of the large case experience rated pension contracts at December 31, 1993 could be withdrawn at the direction of plan participants without market value adjustment. Such participant directed withdrawals include both withdrawals from the contractholder's plan ("plan withdrawals") and transfers from plan investment options supported by large case pension products ("plan transfers"). Plan withdrawals are generally subject to significant tax and plan constraints. Contractual provisions relating to plan withdrawals and transfers also may limit the effect of such transactions on the company. Participant directed withdrawal activity has declined in recent years.

Experience rated contractholder and participant directed withdrawals were as follows (excluding transfers to other company products) for the years ended December 31:

(Millions)
                                                   1993        1992        1991
                                                   ____        ____        ____
Scheduled contract maturities
  and benefit payments (1)                         $1,049.8    $  999.5    $  749.2
Contractholder withdrawals other than scheduled
  contract maturities and benefit payments (2)        893.2     1,129.7     1,228.2
Participant directed withdrawals                      222.5       396.8       426.9

(1) Includes payments made upon contract maturity and other amounts distributed in accordance with contract schedules.
(2) Includes withdrawals made in 1992 and 1993 in connection with the fourth quarter 1992 conversion offer (described below).

Pursuant to the terms of the company's experience rated large case pension contracts, realized capital gains and losses related to assets supporting such contracts are passed through to contractholders, subject, among other things, to certain minimum guarantees, and the effect of such realized capital gains and losses does not impact the company's results.

During 1992, the company offered to holders of certain classes of experience rated contracts the opportunity to modify such contracts ("conversion offer"). The contract amendments provided, with respect to pre-1993 deposits, that the company would increase minimum guaranteed credited rates in return for contractholders relinquishing the right to make lump-sum withdrawals and accepting defined payout schedules. The contract modifications reduced the company's exposure to significant fluctuations in unscheduled withdrawals, but also have reduced the company's capacity to pass through future investment losses, should they emerge, to contractholders. Other factors, such as customer withdrawal activity, future losses on investments, including mortgage loans, further experience rated contract modifications, if any, and significant increases in interest rates could further reduce the company's capacity to pass through future investment losses to contractholders (or investment losses currently considered allocable to contractholders) either as a result of triggering minimum guarantee provisions or through exercise of management judgment, thereby adversely affecting the company's future results.

Non-guaranteed large case products provide for full assumption by the customer of investment results. Assets ($19.5 billion at December 31, 1993) supporting non-guaranteed products are held in the company's various separate accounts and are managed by the company for a fee. Separate account investment income and net realized capital gains and losses are allocated to such customers' contracts and are therefore not reflected in the company's consolidated results of operations. Withdrawals are based on the actual market value of the assets in the separate account.

Small case assets under management at December 31, 1993 included $1.6 billion in fully guaranteed funds, $7.3 billion in experience rated funds, and $7.0 billion in non-guaranteed funds. The funds have transfer and withdrawal limitations, and contracts typically impose surrender fees (which decline over the duration of the contract). Any withdrawals from the guaranteed fund prior to maturity include an adjustment intended to reflect the estimated fair value of the assets supporting the contract at the time of withdrawal. Approximately 91% of small case assets under management at December 31, 1993 (compared with 90% at December 31, 1992) allowed for contractholder withdrawal, subject to market value adjustments.

Discontinued Products

In January 1994, the company announced its decision to discontinue the sale of its fully guaranteed large case pension products. The after-tax loss on discontinuance of these products was $825 million as of the December 31, 1993 measurement date. The loss on discontinuance represents the present value of anticipated net cash flow shortfalls as the liabilities are run off. Such net cash flow shortfalls include anticipated losses from negative interest margins (i.e., the amount by which interest credited to holders of such contracts exceeds interest earned on investment assets supporting the contracts), future capital losses, and operating expenses and other costs expected to be incurred as the liabilities are run off. (Please see Note 2 of Notes to Financial Statements.)

The 1993 loss from discontinued products includes a $390 million loss on discontinuance of GICs and a $435 million loss on discontinuance of SPAs. Excluding the loss on discontinuance of products, results in 1993 reflected a negative interest margin of $72 million, excluding $19 million of gains on futures contracts (which are not expected to recur). The negative interest margin was $66 million in each of 1992 and 1991. Results in 1993 also included net realized capital losses of $10 million, compared with net realized capital losses of $41 million and $179 million in 1992 and 1991, respectively.

Discontinued fully guaranteed products provide guarantees on investment return, maturity values, and if applicable, benefit payments. Assets under management supporting GICs and SPAs at December 31, 1993 were $9.1 billion and $5.6 billion, respectively. The interest credited on these contracts at December 31, 1993 ranged from 2.91% to 17.95%, with an average rate of 9.48%. As of December 31, 1993 and 1992, none of these contracts allowed for contractholder withdrawal, except in extraordinary circumstances.

Maturity and benefit payments on fully guaranteed pension products were $2.6 billion, $3.6 billion and $4.5 billion in 1993, 1992 and 1991, respectively. Sales of such products in 1993, 1992 and 1991 were $.6 billion, $.5 billion and $1.5 billion, respectively. The company has ceased selling new fully guaranteed large case pension products but will honor all obligations under existing contracts.

At December 31, 1993, scheduled maturities, future benefit payments, and other expected payments of GICs and SPAs, including future interest, were as follows:

(Millions)
                              GICs            SPAs
                              ________        ________
                  1994        $2,040.1        $  539.5
                  1995         2,027.6           533.6
                  1996         2,296.7           527.9
                  1997         1,798.9           522.0
                  1998         1,354.4           516.6
             1999-2003         2,258.5         2,506.5
             2004-2008            40.7         2,340.1
             2009-2013             9.3         2,085.6
             2014-2018            10.9         1,752.1
            Thereafter             1.1         2,049.7


Management expects that the cash outflows from these products will be funded over approximately the next 25 years by earnings on, sales of, and normal amortization of invested assets. To the extent that such cash flows are insufficient to meet the payments of one of the products, a loan, at then current interest rates, may be made from the other product to meet the cash flow shortfall. Further, the receivables established from the continuing operations may be utilized to meet cash flow shortfalls in one or both products. The anticipated cash flow shortfalls are not expected to affect the company's future earnings as anticipated future losses on this business were considered in establishing the reserve for discontinued products. However, to the extent that actual future losses differ from anticipated future losses, such shortfalls will affect the company's results of operations. Such differences may occur because the calculation of anticipated future losses reflects a number of estimates, including estimates relating to the expected future performance of invested assets supporting
discontinued products.    Due to these uncertainties, management is
unable to determine whether the effect of such shortfalls will be material to the company's future results.

Pursuant to a segmentation plan approved in 1983 by the New York Insurance Department, the combined assets supporting discontinued products were segregated coincident with the receipt of premiums and deposits on the discontinued products. The assets were distinguished, physically, operationally and for financial reporting purposes, from the remaining assets of the company. Invested assets of discontinued products (net of impairment reserves) at December 31, 1993, and the related impairment reserves, were as follows:

                                            Carrying       Impairment
(Millions)                                  Value          Reserves (1)
________________________________________________________________________
Debt securities                             $ 8,269.0      $    37.8
Mortgage loans                                5,419.1          647.2
Real estate                                     534.5          298.3 (2)
Short-term and other invested assets            472.5              -
                                            ____________________________
  Total                                     $14,695.1      $   983.3
________________________________________________________________________

(1) Please see "Investments" on pages 34, 38 and 42 for definitions of impairment reserves.
(2) Includes real estate write-downs in addition to impairment reserves.

Debt securities attributable to discontinued products at December 31, 1993 had an average quality rating of AA-.

Included in discontinued products' assets at December 31, 1993 were the following categories of mortgage loans:

(Millions)
                                    Balance (1)
_______________________________________________
Problem loans                       $     410.8
Restructured loans                        957.4
Potential problem and
  restructured loans                      523.8
                                    ___________
Total                               $   1,892.0
_______________________________________________

(1) Please see "Mortgage Loan Investments" on pages 39 and 40 for a description of problem loans, restructured loans, and potential problem and restructured loans.

Please see "Investments" on pages 32 through 43 for a detailed description of invested assets supporting both continuing and discontinued product lines.

Outlook

A substantial portion of the company's mortgage loan portfolio supports the fully guaranteed and experience rated large case pension business, and realized capital gains and losses and lost investment income in that portfolio had their greatest impact on results of the Financial Services segment. This impact is expected to be less significant in the future because the loss on discontinuance of the fully guaranteed large case pension products is an estimate of all anticipated future losses, including capital losses, on such products. However, capital losses on experience rated large case pension business may increase in the future if the company's capacity to pass through future investment losses to experience rated contractholders is reduced.

The company's ability to retain and grow its continuing large case pension business is affected by consumer confidence in both the company and the insurance industry. Consumer confidence may be influenced by such factors as reduced insurance company ratings (please see "Liquidity and Capital Resources" on page 47) and perceived financial difficulties in the industry. Management believes that a continuation of the substantial competitive pressures in the large case pension market, particularly if further ratings downgrades or other developments reduce consumer confidence, may make it unlikely that new deposits and earnings on assets will offset withdrawals and plan benefit payments in this market.

Management expects the company's business to move increasingly toward experience rated separate account and non-guaranteed products as the company seeks to consolidate and enhance its existing investment advisory and asset management services businesses. These businesses service, on a fee basis, pension plan sponsors, small-and medium-sized insurance companies, and other asset pools. Management expects these businesses to provide a growing source of earnings for the company.

ALIAC annuity and small case pension sales and business retention are expected to continue to be strong in 1994. ALIAC invests primarily in United States government securities, mortgage-backed securities (please see "Bond Investments" on page 35) and publicly traded corporate bonds. Therefore, the ALIAC businesses have not experienced the significant capital losses or surrender activity caused by adverse conditions in the commercial real estate markets.

Commercial Property-Casualty Insurance and Services


Operating Summary (Millions)                     1993         1992         1991
_____________________________________________________________________________________
Premiums                                         $  3,121.2   $  3,204.1   $  3,616.1
Net investment income                                 762.6        762.6        788.1
Fees and other income                                 138.8        176.3        196.2
Net realized capital gains                            115.7        128.5           .3
                                                 ____________________________________
  Total revenue                                     4,138.3      4,271.5      4,600.7
                                                 ____________________________________
Current and future benefits                         3,031.4      3,242.1      3,148.4
Operating expenses                                    926.1      1,044.3        990.5
Amortization of deferred policy
  acquisition costs                                   337.4        376.3        409.0
Severance and facilities charge                       107.6         38.8            -
                                                 ____________________________________
Income (Loss) before taxes                           (264.2)      (430.0)        52.8
                                                 ____________________________________
Income tax benefits(1)                               (148.3)      (184.6)       (86.7)
                                                 ____________________________________
Income (Loss) before cumulative
  effect adjustments                             $   (115.9)  $   (245.4)  $    139.5
_____________________________________________________________________________________
                                                 ____________________________________
Cumulative effect adjustment for the change in
  accounting for workers' compensation reserves  $    250.0   $        -   $        -
_____________________________________________________________________________________
                                                 ____________________________________
Net realized capital gains, net of tax
  (included above)                               $     74.3   $     85.0   $      1.3
_____________________________________________________________________________________
                                                 ____________________________________
Catastrophe losses, net of tax
  (included above)                               $     36.5   $     51.5   $     16.8
_____________________________________________________________________________________
                                                 ____________________________________
Statutory combined loss and expense ratio             130.9%       131.0%       116.7%
_____________________________________________________________________________________
                                                 ____________________________________
Statutory combined loss and expense ratio,
  adjusted for discounting (2)                        117.9%       131.0%       116.7%
_____________________________________________________________________________________
                                                 ____________________________________
GAAP combined loss and expense ratio                  130.3%       132.1%       116.7%
_____________________________________________________________________________________
                                                 ____________________________________
GAAP combined loss and expense ratio,
  adjusted for discounting (2)                        117.3%       132.1%       116.7%
_____________________________________________________________________________________
                                                 ____________________________________

(1) Income tax benefits in 1993 and 1992 resulted from the pretax loss and tax-exempt interest income.  Income tax benefits in 1991 resulted from tax-exempt interest income and "fresh start" tax benefits.
(2) The 1993 combined loss and expense ratios have been adjusted for the cumulative effect benefit of discounting of workers' compensation life table indemnity reserves
    ($250.0 million, after-tax).

The business units in the Commercial Property-Casualty Insurance and Services segment ("Commercial Property-Casualty") provide most types of property-casualty insurance, bonds, and insurance-related services for businesses, government units and associations.

Results before cumulative effect adjustments (excluding the 1993 and 1992 after-tax severance and facilities charges of $70 million and $26 million, respectively) increased by $174 million in 1993, following a $359 million decrease in 1992. Results in 1993 reflected a reduction in operating expenses, improved underwriting, a net tax benefit of $22 million related to the enactment of OBRA (primarily from revaluing the deferred tax asset) and lower catastrophe losses. Partially offsetting the improvement in earnings were increased charges for additions to loss and loss expense reserves for prior accident years, including significant charges for workers' compensation reserves (please see "Property-Casualty Reserves" on page 23).

In addition to significantly increasing workers' compensation reserves in 1993, the company implemented a change in accounting, retroactive to January 1, 1993, to discount reserves for workers' compensation life table indemnity claims. Management believes that this change better reflects the economic value of its obligations and improves the matching of revenues and expenses; additionally, it is consistent with the practice of the company's principal competitors. This change in accounting resulted in an after-tax cumulative effect benefit of $250 million which relates entirely to the Commercial Property-Casualty segment.

The decline in 1992 results was due primarily to significantly increased charges for additions to loss and loss expense reserves for prior accident years, including significant charges for asbestos bodily injury and environmental liability claims. (Please see "Property-Casualty Reserves" on page 23.) Also impacting 1992 results were current year charges totaling $53 million (after-tax) resulting from changes in the methods of accounting for income taxes and postretirement benefits other than pensions, increased catastrophe losses, and an after-tax charge of $30 million related to an Olympia & York financial guarantee. Results in 1992 also reflected lower premium volume, driven by weak economic conditions, continued price competition, and reduced workers' compensation exposure.

After-tax catastrophe losses were $36 million, $51 million and $17 million in 1993, 1992 and 1991, respectively, and were net of reinsurance recoverables of $25 million and $219 million in 1993 and 1992, respectively. Catastrophe losses contributed 1.8 points to the combined ratio in 1993, compared with 2.4 points and less than 1 point to the combined ratios for 1992 and 1991, respectively. Catastrophe losses in 1992 included $31 million (net of reinsurance recoverables of $195 million) from Hurricane Andrew and Winter Storm Beth.

During 1993, the company continued to reduce workers' compensation exposure in certain states where that business does not offer the potential to achieve acceptable financial returns. Workers' compensation represented approximately 27% of Commercial Property-Casualty's 1993 earned premiums, compared with 30% in 1992. Total Commercial Property-Casualty earned premiums decreased 3% in 1993, primarily as a result of weak economic conditions, continued price competition, and reduced workers' compensation exposure.

Outlook

Except in isolated markets and lines of business, expectations in recent years among market analysts that prices would significantly increase in the commercial property-casualty lines have proven incorrect. Should existing market conditions continue, earnings will continue to be under pressure. In addition, as a result of the significant amount of reinsured catastrophe losses in recent years, the extent of reinsurance coverage has been limited and the cost of such coverage has risen significantly. Reduced reinsurance coverage and the change in accounting for retrospectively rated reinsurance contracts could lead to greater volatility in earnings in the future. Further, state regulatory pressure restraining workers' compensation rate increases will make it difficult to cover expected growth in loss costs, particularly the medical components of those costs. The Clinton Administration's health reform proposal includes provisions pertaining to workers' compensation medical services. Management is unable to predict how or if its commercial property-casualty business will be impacted by these proposals. Management will continue to pursue workers' compensation claim cost control measures and exposure reduction where appropriate.

The company recently announced that it expects to report losses of $80 million for the segment, net of tax and reinsurance, related to the Los Angeles earthquake and the severe winter weather occurring in January and February of 1994.

Personal Property-Casualty

Operating Summary (Millions)                1993         1992         1991
________________________________________________________________________________
Premiums                                    $  1,489.3   $  1,788.7   $  2,344.9
Net investment income                            194.6        251.2        292.5
Fees and other income                              5.6         30.3         29.0
Net realized capital gains(losses)               (15.5)        10.7          2.3
                                            ____________________________________
    Total revenue                              1,674.0      2,080.9      2,668.7
                                            ____________________________________
Current and future benefits                    1,144.4      1,466.1      2,001.5
Operating expenses                               197.9        291.6        243.9
Amortization of deferred policy
  acquisition costs                              308.8        349.6        513.8
Severance and facilities charge                   47.4         46.0            -
                                            ____________________________________
Loss before taxes                                (24.5)       (72.4)       (90.5)
Income tax benefits (1)                          (21.2)       (36.2)       (61.9)
                                            ____________________________________
Loss before cumulative effect adjustments   $     (3.3)  $    (36.2)  $    (28.6)
________________________________________________________________________________
                                            ____________________________________
Net realized capital gains (losses),
  net of tax (included above)               $    (10.7)  $      6.9   $      1.8
________________________________________________________________________________
                                            ____________________________________
Catastrophe losses, net of tax
  (included above)                          $     48.5   $     66.7   $     43.6
________________________________________________________________________________
                                            ____________________________________
Statutory combined loss and expense ratio        112.9%       117.9%       113.4%
________________________________________________________________________________
                                            ____________________________________
GAAP combined loss and expense ratio             111.6%       119.6%       117.5%
________________________________________________________________________________
                                            ____________________________________

(1) Income tax benefits in 1993 and 1992 resulted from the pretax loss and tax-exempt interest income. Income tax benefits in 1991 resulted from tax-exempt interest income and "fresh start" tax benefits.

The business units in the Personal Property-Casualty segment provide primarily personal automobile insurance and homeowners insurance.

Results before cumulative effect adjustments (excluding the 1993 and 1992 after-tax severance and facilities charges of $31 million and $30 million, respectively, and the 1991 after-tax charge of $55 million related to the company's withdrawal from the Massachusetts personal automobile insurance market) improved by $33 million in 1993, following a $32 million decrease in 1992.

The improvement in 1993 results reflects a reduction in operating expenses and lower catastrophe losses partially offset by lower net investment income. The decline in results from 1991 to 1992 was due primarily to increased catastrophe losses in the homeowners business, including $54 million (net of reinsurance recoverables of $99 million) from Hurricane Andrew and Winter Storm Beth, and charges totaling $12 million resulting from the current year effect of accounting changes. Results in 1993 and 1992 benefited from the company's reduction of exposure in the personal automobile insurance market in those states where that business did not offer the potential to achieve acceptable financial returns and from favorable loss trends that resulted in a reduction of loss reserves.

Personal Property-Casualty after-tax catastrophe losses were $49 million, $67 million and $44 million in 1993, 1992 and 1991, respectively, and were net of reinsurance recoverables of $3 million and $111 million for 1993 and 1992, respectively. Catastrophe losses contributed 4.8 points to the combined ratio in 1993, and 5.6 points and
2.8 points in 1992 and 1991, respectively.

Premium revenue was $1.5 billion in 1993, down from $1.8 billion and $2.3 billion in 1992 and 1991, respectively, primarily reflecting the company's efforts to reduce exposure in, and capital committed to, the personal automobile insurance market in those states that do not offer the potential to achieve acceptable returns. Actions taken to reduce personal automobile exposure have had an adverse impact on sales of homeowners insurance. Automobile and homeowners policies in force at December 31 were:

(Millions)
                                1993        1992        1991
                                ____        ____        ____
Automobile                       .7          .8         1.3
Homeowners                      1.5         1.6         1.9


Outlook

Based upon evaluation of conditions in each state, the company has in recent years withdrawn from or reduced exposure to personal automobile insurance in certain states in which management has concluded that it is not in the company's interests to continue selling personal automobile insurance. Management will continue to evaluate market conditions and maintain or increase the company's presence in those states that offer acceptable returns.

The adverse impact on homeowners results of personal automobile insurance withdrawal and reduction actions began to abate during the last half of 1993 as the two lines furthered the establishment of separate identities in the marketplace. This trend is expected to continue in 1994.

As a result of the significant amount of reinsured catastrophe losses in recent years, the extent of reinsurance coverage has been limited and the cost of such coverage has risen significantly. Reduced reinsurance coverage and the change in accounting for retrospectively rated reinsurance contracts could lead to greater volatility in earnings in the future. Management is reviewing its exposure to catastrophes and working toward reducing such exposure in areas or to products where it is concentrated.

The Clinton Administration's health reform proposal includes provisions pertaining to auto insurance medical services. Management is unable to predict how or if its personal property-casualty business will be effected by these proposals.

The company will continue to seek to reduce further the costs associated with processing and servicing personal property-casualty business. Management also will continue to seek to obtain rate increases where appropriate and will continue to challenge in court regulatory or legislative initiatives that deny the company an opportunity to earn a satisfactory return on this business.

The company recently announced that it expects to report losses of $40 million for the segment, net of tax and reinsurance, related to the Los Angeles earthquake and the severe winter weather occurring in January and February of 1994.

Property-Casualty Reserves

(Millions)                          1993        1992        1991
____________________________________________________________________
Loss and Loss Expense Reserves:
  Commercial Property-Casualty      $  9,478    $  9,641    $  9,136
  Personal Property-Casualty           1,960       2,106       2,271
                                    ________________________________
    Total (1)                       $ 11,438    $ 11,747    $ 11,407
____________________________________________________________________
                                    ________________________________

(1) Total loss and loss expense reserves, as presented above, are net of reinsurance recoverables of $4.4 billion, $4.2 billion and $4.0 billion at December 31, 1993, 1992 and 1991, respectively.

Loss and loss expense reserves represent the amounts established to fund the estimated liability for the ultimate cost of claims (including claim adjustment expenses) that have been reported but not settled and claims that have been incurred but not yet reported ("IBNR"). The length of time between occurrence and settlement of a claim varies depending on the coverage and type of claim involved. Estimates become more difficult to make (and are therefore more subject to change) as such length of time increases. Actual claim costs are dependent upon a number of complex factors including social and economic trends and changes in doctrines of legal liability and damage awards.

Because the size of the reserves is substantial relative to shareholders' equity and earnings, it is important that reserves be continually monitored and adjusted as more current information becomes available. Accordingly, estimated liabilities for property-casualty coverages are recomputed periodically using a variety of actuarial and statistical techniques.

Loss and loss expense reserves decreased by $309 million and increased by $340 million in 1993 and 1992, respectively. The table below shows the increases attributable to prior accident years, most of which were for losses and related expenses for workers' compensation claims, asbestos and other product liability risks and environmental liability risks attributable to property-casualty policies. An increase in reserves for prior accident years reduces net income for the period in which the adjustment is made.

Additions to Reserves for Prior Accident Years

                                      Commercial  Personal
                                      Property-   Property-
(Millions)                            Casualty    Casualty    Total
_______________________________________________________________________
1993 (1)
  Pretax                              $   79      $  (19)     $   60
  After-tax                               51         (12)         39
_______________________________________________________________________
1992
  Pretax                              $  465      $    1      $  466
  After-tax                              307           1         308
_______________________________________________________________________
1991
  Pretax                              $   43      $    2      $   45
  After-tax                               28           1          29
_______________________________________________________________________

(1) Reserve additions in 1993 include the effect of discounting workers' compensation life table indemnity reserves.

Workers' Compensation

During the fourth quarter of 1993, the company added $574 million (pretax, before discount) to prior accident year loss reserves for workers' compensation claims. This increase resulted from a recently completed study of the company's workers' compensation reserves which indicated that workers' compensation claims have a longer duration than previously estimated. Concurrent with the addition to workers' compensation reserves, the company implemented a change in accounting to discount reserves for workers' compensation life table indemnity claims consistent with industry practice. This discounting resulted in a reduction of $634 million (pretax) to loss reserves for workers' compensation claims. (Please see Note 1 of Notes to Financial Statements.)

Asbestos and Environmental-Related Claims

Reserving for asbestos and environmental-related claims is subject to significant uncertainties (discussed below). Because of these significant uncertainties and the likelihood that they will not be resolved in the near future, management is unable to make a reasonable estimate as to the ultimate amount of losses for all asbestos and environmental-related claims and related litigation expenses. Reserves for asbestos and environmental liabilities are evaluated by management regularly, and, subject to the significant uncertainties discussed below, adjustments are made to such reserves as developing loss patterns and other information appear to warrant.

The company's reinsurance arrangements have been designed to provide a significant amount of protection for all types of casualty losses which may arise, including losses which may arise from asbestos and environmental-related exposures. It is not possible at this time to determine whether reinsurance coverage for asbestos and environmental claims will be exhausted prior to disposing of or otherwise settling all such claims and related lawsuits, primarily because the ultimate amount of payments that the company may make for all asbestos and environmental-related claims and related litigation expenses is unknown. The company has taken reinsurance recoveries into account in its reserve calculations for known asbestos and environmental claims, and for unreported asbestos bodily injury claims where, in many cases, the company reserves for policy limits.

Environmental-Related Claims

There are a large number of environmental-related claims concerning hazardous waste cleanups that have been brought against policyholders of the company. The company generally disputes that there is any insurance coverage for such claims and is vigorously litigating coverage and related issues.

Significant environmental-related claim activity is more recent than asbestos-related claim activity, and there is great uncertainty involved in estimating liabilities related to environmental claims. First, the underlying liabilities of the claimants are extremely difficult to estimate. At any given waste site, the amount of remedial cost that may be allocated to a potentially responsible party ("PRP") depends on a wide variety of factors, including volumetric contribution, relative toxicity, number of years active at the site, extent of impairment to the environment and ability to pay. A PRP may have no liability, may share responsibility with hundreds of others or may bear the cost alone. Second, there are significant uncertainties for the company and the insurance industry relating to whether insurance policies cover such PRP liabilities. For example, courts have reached inconsistent conclusions regarding such scope of coverage issues as: whether insurance coverage exists at all; what policies provide the coverage; whether an insurer has a duty to defend; whether an insured's environmental losses are caused by one or more "occurrence(s)" for purposes of determining applicable policy limits; how pollution exclusions in policies should be applied; and whether cleanup costs are payable as "damages." Further, even if and when the courts rule definitively on the various legal issues, many cases will still present complicated factual questions affecting coverage that will need to be resolved.

The company has made very few indemnity payments to date for environmental claims. Because these payments have not been significant in the aggregate and have varied in amount from claim to claim, management cannot determine whether past claims experience will be representative of future claims experience.

Because of the significant uncertainties discussed above, and the likelihood that these uncertainties will not be resolved in the near future, management is unable to make a reasonable estimate as to the ultimate amount or a reasonable range of losses for environmental-related claims.

The company had approximately 4,200 open claims concerning environmental-related liabilities (involving approximately 1,100 policyholders) at December 31, 1993 and approximately 3,200 such claims (involving approximately 1,000 policyholders) at December 31, 1992. Of the claims open at December 31, 1993 and 1992, 81% and 82%, respectively, represented environmental pollution-related cleanup cases (including Superfund claims) against policyholders, 11% and 9%, respectively, represented environmental pollution-related third-party bodily injury and property damage claims against policyholders, and 8% and 9%, respectively, represented coverage disputes between the company and its policyholders that had reached the litigation stage. In 1993, the company opened 2,062 new claims and closed 1,032 claims. In 1992, the company opened 1,186 new claims and closed 662 claims. At December 31, 1993, the company had closed a total of over 4,000 environmental-related claims involving policyholders. For purposes of this paragraph, "claims" are calculated separately for each of the three categories described above and are calculated on a "per policyholder, per site" basis.

The "claims" numbers above reflect cases where policyholders have notified the company of a claim under primary insurance policies issued by the company. In addition, policyholders have placed the company on notice of possible claims that may potentially involve excess general liability policies written by the company. The company generally does not consider these notifications open "claims" (and the claims numbers above do not include these notifications) because under these policies
(i) the company does not have a duty to defend the policyholder, and
(ii) the policyholders must first exhaust their primary insurance coverage for such claims before they can look to the company for coverage.

In 1992, the company added $202 million (pretax) to reserves for environmental liability claims primarily as a result of the continuing increases in the number of environmental-related claims that had been brought against policyholders of the company and the increased costs of related litigation. The table below reflects paid activity and reserves (primarily claim adjustment expenses, including legal fees) for environmental liability claims (pretax):

(Millions)
                                        For the years ended December 31   All periods prior to
Environmental Liability Claims             1993        1992        1991        January 1, 1991
____________________________________  ___________________________________ ____________________

Beginning reserve                          $ 231       $  73       $  34       $   -
Reserve addition for incurred losses (1)      40         202          81         117
Net payments for claims and claim
    adjustment expense (2,3)                  40          44          42          83
                                           _________________________________ _________________
Ending reserve (4)                         $ 231       $ 231       $  73       $  34
____________________________________________________________________________ _________________

(1) The reserve additions for incurred losses are net of reinsurance recoverables of $(3) million in 1993 and $11 million in 1992.

(2) Net payments for claims and claim adjustment expense are net of reinsurance recoveries of $2 million in 1993 and $4 million in 1992.

(3) Includes approximately $31 million of legal fees paid in 1993 and $35 million paid in each of 1992 and 1991.

(4) The ending reserves for environmental claims, as presented above, are net of reinsurance recoverables of $3 million in 1993 and $7 million in 1992.


Approximately two-thirds of the reserves at December 31, 1993 and 1992 represents a bulk reserve for legal fees. The remainder of such reserves represents estimated liabilities (including legal fees) for a small number of known claims for which the company believes it can reasonably estimate its liability.

Congress is scheduled to reauthorize the Superfund law in 1994. There is substantial dissatisfaction among insurance and business groups and others with the current law, and general recognition that major reforms should be made as part of the reauthorization, although there is currently no consensus as to the nature or objectives of reform.
Insurer and business groups are advocating a variety of reform proposals which focus on the law's cleanup requirements and liability provisions. If enacted, certain of these proposals could reduce the insurance industry's and the company's potential environmental liability exposure related to Superfund, probably in return for new federal taxes on the insurance industry. Although the Clinton Administration has submitted reauthorization legislation to Congress and is working with these insurer and business groups and with Congress to try to bring about a consensus, it is too early to determine whether the law will be reauthorized on schedule, what the substance of the enacted legislation will be, or what the effect of any such reforms will be on the company's potential environmental liability exposure.

Asbestos Bodily Injury Claims

Numerous liability claims for bodily injury have been asserted against major producers of asbestos and asbestos products, some of which are insureds of the company. In order to control transaction costs and provide efficient claim handling, the Center for Claims Resolution ("CCR") was formed in 1988 to handle asbestos-related bodily injury claims on behalf of its member producers. The company participates in CCR by virtue of its existing insurance contracts with certain CCR members and is assessed a fee by CCR for its claim handling services. The company also provides insurance coverage to producers that are not CCR members.

A large number of asbestos bodily injury actions that were pending in pretrial stages in various courts have been consolidated and transferred to single federal or state courts. In 1992, CCR members agreed to settle approximately 8,000 asbestos bodily injury cases which had been consolidated in state court in Maryland. In January 1993, CCR announced a global proposal involving plaintiffs, attorneys, producers and insurers to settle asbestos bodily injury claims over the next 10 years, as well as pending asbestos bodily injury lawsuits against its members. The proposed settlement is subject to, among other things, court approval and acceptance by a minimum number of plaintiffs, and no assurance can be given that all such claims will be settled, or settled on the terms proposed. To date, the CCR proposed settlement has not been approved by the courts.

In 1992, the company added $219 million (pretax) to reserves for asbestos bodily injury claims. Of this increase, $152 million ($100 million after-tax) was added primarily because of the CCR developments described above. These reserves are equal to the applicable policy limits of liability for many of the company's insureds, less payments to date, plus an estimate of the associated future expenses of litigation. In 1993, net payments increased, primarily reflecting increased settlements, including the settlements of certain large claims for which reserves had previously been established.

Over the last few years, asbestos bodily injury claims also have been filed by plaintiffs against entities that installed products that contained asbestos and/or produced products that contained asbestos. There is inadequate history from which the company can estimate the ultimate liability it may have with respect to such claims brought against its insureds.

The company's indemnity payments per claim with respect to all asbestos bodily injury claims have varied over time and from case to case, due primarily to wide variations in insureds, policy terms, types of claims, injury and the results of claim settling mechanisms (such as CCR). Management cannot predict whether indemnity payments per claim will increase, decrease or remain the same.

The table below reflects paid activity and reserves, net of reinsurance and other recoveries, for asbestos bodily injury claims (pretax). Legal fees have represented approximately one-half of net payments. At
December 31, 1993 and 1992, approximately one-half and one-third, respectively, of reserves represented legal fees.

                                             For the years ended December 31   All periods prior to
Asbestos Bodily Injury Claims (Millions)        1993        1992        1991        January 1, 1991
________________________________________    __________________________________ ____________________
Beginning reserve                           $ 243       $  60       $  25       $   -
Reserve addition for incurred losses (1)       75         219          28         507
Net payments for claims and claim
    adjustment expense (2)                    115          36          (7)        482
                                            _______________________________ _______________________
Ending reserve (3)                          $ 203       $ 243       $  60       $  25
___________________________________________________________________________ _______________________

(1) The reserve additions for incurred losses are net of reinsurance recoverables of $20 million in 1993 and $115 million in 1992.
(2) Net payments for claims and claim adjustment expense are net of reinsurance recoveries of $27 million in 1993 and $51 million in 1992.  Asbestos bodily injury claims paid in 1991 were less than reinsurance recovered.
(3) The ending reserves for asbestos bodily injury claims, as presented above, are net of reinsurance recoverables of $45 million in 1993 and $52 million in 1992.


Asbestos Property Damage Claims

In addition to bodily injury claims, property damage claims have been brought against the company's insureds seeking reimbursement for the expense of replacing insulation material and other building components made of asbestos. It is the company's position that in most cases its product liability policies do not cover this replacement expense. Management cannot predict whether the courts will ultimately support the company's position.

In the limited number of asbestos property damage cases where payments have been made by the company, indemnity payments per claim have varied over time and from case to case primarily because of variations in insurance policies and policy limits, the type of asbestos product material installed and relevant state law. Management cannot predict whether such indemnity payments per claim will increase, decrease or remain the same.

The table below reflects paid activity (primarily legal fees) and reserves (a significant portion of which represents legal fees) for asbestos property damage claims (pretax):


                                            For the years ended December 31    All periods prior to
Asbestos Property Damage Claims (Millions)     1993        1992        1991         January 1, 1991
__________________________________________  _________________________________  ____________________

Beginning reserve                           $  28       $  21       $  17        $   -
Reserve addition for incurred losses (1)       14          23          18           72
Net payments for claims and claim
    adjustment expense (2)                     20          16          14           55
                                            ______________________________  _______________________
Ending reserve (3)                          $  22       $  28       $  21        $  17
__________________________________________________________________________  _______________________

(1) The reserve additions for incurred losses are net of reinsurance recoverables of $3 million in 1993 and $6 million in 1992.

(2) Net payments for claims and claim adjustment expense are net of reinsurance recoveries of $2 million in 1992.  There were no such reinsurance recoveries in 1993.

(3) The ending reserves for asbestos property damage claims, as presented above, are net of reinsurance recoverables of $7 million in 1993 and $3 million in 1992.


Future results of the company are expected to be affected adversely by losses for asbestos and environmental-related claims and related litigation expenses. Due to the significant uncertainties discussed above, management is unable to determine whether such effect will be material to the company's future results, liquidity and/or capital resources.

International

Operating Summary (Millions)                1993        1992        1991
____________________________________________________________________________
Premiums                                    $  952.2    $  898.3    $  549.4
Net investment income                          318.8       287.8       255.7
Fees and other income                           83.3       101.1        86.8
Net realized capital gains (losses)            (19.0)        9.3        54.7
                                            ________________________________
  Total revenue                              1,335.3     1,296.5       946.6
Current and future benefits                    927.8       828.6       608.1
Operating expenses                             375.8       403.7       262.0
Amortization of deferred policy
  acquisition costs                             51.7        41.6        14.2
Severance and facilities charge                 12.3          .5           -
                                            ________________________________
Income (Loss) before taxes                     (32.3)       22.1        62.3
Income taxes (benefits)                        (56.9)        9.2        35.9
                                            ________________________________
Income before cumulative
  effect adjustments                        $   24.6    $   12.9    $   26.4
____________________________________________________________________________
                                            ________________________________
Net realized capital gains (losses),
  net of tax (included above)               $   (5.4)   $    7.2    $   32.3
____________________________________________________________________________
                                            ________________________________

The International segment, through subsidiaries and joint venture operations, sells primarily life insurance and financial services products in non-U.S. markets including Canada, Malaysia, Taiwan, Chile, Mexico, the United Kingdom, Hong Kong, Korea and New Zealand.

Results before cumulative effect adjustments increased $12 million in 1993, following a $14 million decrease in 1992. Results in 1993 included an after-tax capital loss of $12 million realized on the sale of the U.K. life and investment management operations and a $37 million tax benefit from prior year operating losses on those operations. Results in 1993 also reflected after-tax charges of $29 million for additions to loss and loss expense reserves for prior accident years in the U.K. reinsurance operations. Income before cumulative effect adjustments in 1991 was due primarily to an after-tax capital gain of $33 million on the sale of the company's 43% interest in La Estrella.

Excluding net capital gains and losses and the 1993 after-tax severance and facilities charge of $8 million, International reported income before cumulative effect adjustments of $38 million in 1993, compared with earnings of $6 million in 1992 and a loss of $6 million in 1991. Results in 1993 reflected continued improvement in Pacific Rim operations and earnings from the company's increased investment in a Mexican insurance operation, partially offset by weaker earnings in Canada. The 1992 earnings improvement was due primarily to improved performance in the Pacific Rim and Chile.

Premiums in 1993 were 6% higher than in 1992, following a 64% increase in 1992 premiums as compared with 1991. Premium growth in 1993 was due primarily to a 26% increase in Pacific Rim operations, partially offset by a combined 19% decline in Canadian and United Kingdom operations. Premium growth for International during 1992 was driven primarily by increases in Pacific Rim operations, where premiums were $411 million, compared with $170 million in 1991. Included in Pacific Rim premiums for 1992 was $128 million from the second quarter 1992 consolidation of a previously unconsolidated subsidiary as a result of an increase in the company's ownership percentage.

Outlook

International's strategy is to invest resources in areas outside the U.S. that have the potential for attractive returns, with emphasis on the emerging insurance and financial services markets of newly industrialized countries. These smaller but economically vigorous markets generally have lower cost of entry and higher premium growth rates. This long-term strategy requires significant up-front investment and a willingness to accept negative or low returns in the initial years of such operations.

Operations outside the U.S. have added risks such as nationalization, expropriation, and the potential for restrictive capital regulations. Given the particular countries in which International has operations, and the current size and nature of those operations, management does not believe such risks are material to the company.

Investments

(Millions)                            1993          1992          1991
____________________________________________________________________________
Invested Assets:
  Life Companies:
    Fully Guaranteed                  $ 16,933.1    $ 15,724.5    $ 17,384.4
    Experience Rated                    18,824.1      17,699.6      18,787.0
    Other                                7,445.5       8,113.9       5,741.7
  Property-Casualty Companies           18,253.1      17,258.5      16,543.8
                                      ______________________________________
    Total General Account Assets        61,455.8      58,796.5      58,456.9
  Separate Accounts (1)                 24,704.7      21,721.7      20,188.6
____________________________________________________________________________
Total, net of impairment reserves     $ 86,160.5    $ 80,518.2    $ 78,645.5
____________________________________________________________________________
                                      ______________________________________
Net investment income (excluding
  separate accounts)                  $  4,919.0    $  5,069.0    $  5,514.5
____________________________________________________________________________
                                      ______________________________________

(1) The following discussion excludes separate accounts investments. Separate accounts are discussed on page 15.

The company's investment strategies and portfolios are intended to match the duration of the related liabilities and provide sufficient cash flow to meet obligations while maintaining a competitive after-tax rate of return. The risks associated with investments supporting experience rated pension and annuity products are assumed by those customers subject to, among other things, certain minimum guarantees. The anticipated future losses associated with investments supporting discontinued products were provided for in the loss on discontinuance of products established at December 31, 1993. Investment-related amounts disclosed in the following investment section relate to the total portfolio (including assets supporting discontinued products and experience rated products) and are before deductions for impairment reserves unless otherwise noted. (Please see Financial Services on page 17 for a separate discussion of the invested assets of discontinued products.)


Invested Assets of Life Companies         Invested Assets of Property-Casualty Companies
12/31/93                                  12/31/93
_________________________________         ______________________________________________
Bonds                66%                  Bonds                71%
Mortgages            28%                  Mortgages            14%
Real Estate           2%                  Common Stock          7%
Short-Term            1%                  Real Estate           2%
Common Stock          1%                  Short-Term            2%
Other                 2%                  Other                 4%


Mortgage loan balances, net of impairment reserves, comprised 24% and 31% of total general account invested assets at December 31, 1993 and 1992, respectively. The mortgage loan portfolio yielded an average cash return of approximately 9% in each of 1993 and 1992. The average loan size for commercial mortgage loans was $6.9 million at December 31, 1993 and 1992. Commercial mortgage loans represented 98% and 99% of the total mortgage loan portfolio at such respective dates.

Bond Investments

As of December 31, 1993 and 1992, the company's investments in bonds represented 67% and 59% of total general account invested assets and were as follows:

(Millions)
                                         December 31, 1993                     December 31, 1992
                                ___________________________________   ___________________________________
                                      Supporting Experience Rated           Supporting Experience Rated
                                      Pension and Annuity Contracts         Pension and Annuity Contracts
                                      _____________________________         _____________________________
                                Total       Amount       % of Total   Total       Amount       % of Total
                                _____       ______       __________   _____       ______       __________
Total investments in bonds,
  net of impairment reserves    $41,425.6   $11,739.0    28.3%        $34,643.9   $10,652.3    30.7%
"Below investment grade"
  securities                      1,913.4       449.4    23.5           1,465.0      481.8     32.9
Problem bonds                       194.3        26.6    13.7             362.2       80.9     22.3
Potential problem bonds             191.0        65.1    34.1             166.3       61.7     37.1


Of the total bond investments (net of impairment reserves) at December 31, 1993, $8.3 billion supported discontinued products, $11.7 billion supported experience rated products, and $21.4 billion supported remaining company business.

It is management's objective that the bond portfolio be of high quality and be well-diversified by market sector. The bonds in the company's portfolio are generally rated by external rating agencies, and, if not externally rated, are rated by the company on a basis believed to be similar to that used by the rating agencies. The average quality rating of the company's bond portfolio was AA at both December 31, 1993 and December 31, 1992.


Bond Quality Ratings                      Bond Investments by Market Sector
12/31/93                                  12/31/93
____________________                      ___________________________________
AAA            54%                        Mortgage-Backed Securities    25%
AA             12%                        Corporate                     25%
A              18%                        Treasuries/Agencies           22%
BBB            11%                        Financial                     14%
BB & Below      5%                        Municipals                     6%
                                          Public Utilities               8%


At December 31, 1993 and 1992, 6% and 78%, respectively, of the fixed income investments included in Aetna's bond portfolio were carried at amortized cost. The decline in the percentage of assets carried at amortized cost is due to the company's adoption of FAS No. 115 on December 31, 1993. FAS No. 115 requires that available for sale securities, which had previously been carried at the lower of amortized cost or fair value, be carried at fair value (please see Note 1 of Notes to Financial Statements). The carrying value of investments in prior years was not restated for the adoption of FAS No. 115. At year-end 1993, the estimated market value of investments carried at amortized cost was approximately $146 million greater than their carrying value. Of the difference between market and carrying value, $18 million is related to bond investments supporting experience rated contracts.

"Below investment grade" securities are defined to be securities that carry a rating below BBB-/Baa3. The fair value of such investments approximated their carrying value at December 31, 1993 and exceeded their carrying value by $47 million at December 31, 1992. At year end 1993 and 1992, $1.2 billion of the below investment grade assets were investments that were purchased at investment grade, but the quality of which has since deteriorated.

To a very limited degree, the company has purchased debt securities related to highly leveraged transactions ("HLTs"). HLTs are defined as financing transactions used for buyouts, acquisitions or recapitalizations of existing businesses that meet specified criteria.

The company held HLT investments of $386 million and $483 million, or less than 1% of the company's total invested assets, at December 31, 1993 and 1992, respectively. These amounts include bonds and investments in leveraged buyout funds. The company has commitments, if called, to fund $107 million of leveraged buyout fund investments over the next five years. The company's investments in HLTs were carried at fair value at December 31, 1993.

The company also participates in venture capital investments and held $38 million and $86 million of such investments at December 31, 1993 and 1992, respectively.

Bond impairment reserves are established to provide for 1) estimated losses on specific bonds and 2) losses that management believes are likely to arise from the overall portfolio excluding that portion of the portfolio supporting experience rated pension and annuity contracts ("general reserve"). As of December 31, bond impairment reserves were as follows:

(Millions)
                                   1993          1992
                                   ______________________
Allocable to the company           $   80.7      $   90.0
Allocable to contractholders           15.0           5.6
                                   ______________________
   Total                           $   95.7 *    $   95.6
                                   ______________________
                                   ______________________

* The carrying value of bonds carried at fair value is net of $76.7 million of impairment reserves (included above) at December 31, 1993.



PAGE> 35

For the years ended December 31, after-tax bond impairment expense was as follows:

(Millions)
                                  1993        1992       1991
                                  _______     _______    _______

Allocable to the company          $   9.4     $  (6.3)   $  15.8
Allocable to contractholders*         8.0        (3.2)       5.1

* Impairment expense allocable to contractholders does not affect the company's results of operations.


Management defines problem bonds to be bonds for which payment is in default, bonds of issuers which are currently in bankruptcy or in out-of-court reorganizations, or bonds of issuers for which bankruptcy or reorganization within six months is considered likely.

"Potential problem bonds" are currently performing bonds for which neither payment default nor debt restructuring is anticipated within six months, but whose issuers are experiencing major financial difficulties. Identifying such potential problem bonds requires significant judgment as to likely future market conditions and developments specific to individual bonds. Provision for losses that are likely to arise from potential problem bonds, excluding those potential problem bonds supporting experience rated pension and annuity contracts, is included in the general reserve.

The company does not accrue interest on problem bonds when management believes the likelihood of collection of interest is doubtful. Had such interest been accrued, pretax net investment income would have been higher by approximately $6 million, $20 million and $22 million for the years ended December 31, 1993, 1992 and 1991, respectively. Of such amounts, $1 million, $6 million and $7 million, respectively, would have been related to investments supporting experience rated pension contracts.


Collateralized Mortgage Obligations

At December 31, 1993 and 1992, the carrying value of collateralized mortgage obligations ("CMOs") was $6.3 billion and $7.7 billion, respectively. The principal risks inherent in holding CMOs are prepayment and extension risks related to dramatic decreases and increases in interest rates whereby the CMOs would be subject to repayment of principal earlier or later than originally anticipated.

At December 31, 1993 and 1992, approximately 91% and 80%, respectively, of the company's CMO holdings consisted of sequential and planned amortization class ("PAC") bonds that are subject to less prepayment and extension risk than other CMO instruments. Repayment of principal for both sequential and PAC bonds follows a defined schedule that considers a range of prepayment scenarios. Most sequential and PAC bonds are collateralized by mortgage loans, on which the timely payment of principal and interest is backed by specified government agencies (e.g., GNMA, FNMA, FHLMC). At December 31, 1993 and 1992, 3% and 7%, respectively, of the company's CMO holdings consisted of interest-only strips ("IOs") or principal-only strips ("POs"). IOs receive payments of interest and POs receive payments of principal on the underlying pool of mortgages. The company has mitigated the risks associated with holding IOs and POs by holding positions in both types of instruments such that exposure from significant changes in interest rates is reduced. Z-tranches, which amounted to approximately 5% and 9% of the company's CMO holdings at December 31, 1993 and 1992, respectively, receive principal payments from the underlying mortgage pool only after all other priority classes have been retired.

If due to declining interest rates, principal was to be repaid earlier than originally anticipated, the company could be affected by a decrease in investment income due to the reinvestment of these funds at a lower interest rate. Such prepayments may result in a duration mismatch between assets and liabilities which could be corrected as cash from prepayments could be reinvested at an appropriate duration to adjust the mismatch.

Conversely, if due to increasing interest rates, principal was to be repaid slower than originally anticipated, the company could be affected by a decrease in cash flow which reduces the ability to reinvest expected principal repayments at higher interest rates. Such slower payments may result in a duration mismatch between assets and liabilities which could be corrected as available cash flow could be reinvested at an appropriate duration to adjust the mismatch.

Mortgage Loan Investments

At December 31, 1993, the company's mortgage loan investments and related impairment reserves supported the following types of business:

                                                  Impairment      Balance, Net of
(Millions)                           Balance      Reserves        Impairment Reserves
_____________________________________________________________________________________
Discontinued products                $ 6,066.3    $   647.2       $ 5,419.1
Experience rated products              5,001.2        268.5         4,732.7
Remaining products                     5,080.0        392.6         4,687.4
_____________________________________________________________________________________

Total                                $16,147.5    $ 1,308.3       $14,839.2
_____________________________________________________________________________________

At December 31, 1993 and 1992, the company's mortgage loan balances, net of specific impairment reserves, by property type and geographic region were as follows:

December 31, 1993
                                                 Hotel/               Mixed
(Millions)         Office    Retail    Apartment Motel     Industrial Use       Other    Total
__________________________________________________________________________________________________

South Atlantic     $ 1,058.3 $   667.1 $   412.5 $   758.6 $   253.7  $  238.9  $   48.0 $ 3,437.1
Middle Atlantic      1,391.7     617.6     227.0     165.1      73.9     118.7      16.9   2,610.9
New England            975.2     511.9      82.9     130.6      46.5     215.5      37.4   2,000.0
South Central          430.1     394.3     236.2     103.0      80.7         -      34.8   1,279.1
North Central          855.1     444.6     193.7     244.9      45.7      92.9      61.3   1,938.2
Pacific and
  Mountain           1,341.9     668.5     367.2     203.3     502.3      78.0      86.4   3,247.6
Other                  101.7     183.8     175.6      20.0      80.4       3.5     161.3     726.3
__________________________________________________________________________________________________
   Total           $ 6,154.0 $ 3,487.8 $ 1,695.1 $ 1,625.5 $ 1,083.2 $   747.5  $  446.1 $15,239.2
__________________________________________________________________________________________________
Less general portfolio loss reserve                                                          400.0
__________________________________________________________________________________________________
   Adjusted total, net of reserves                                                       $14,839.2
__________________________________________________________________________________________________


December 31, 1992
                                                 Hotel/               Mixed
(Millions)         Office    Retail    Apartment Motel     Industrial Use       Other    Total
__________________________________________________________________________________________________

South Atlantic     $ 1,234.4 $   843.5 $   608.7 $   795.6 $   304.1  $  249.9  $   65.5 $ 4,101.7
Middle Atlantic      1,553.0     685.2     339.7     229.1      84.7     132.3      26.2   3,050.2
New England          1,237.7     532.8      84.5     132.8      60.7     216.2      47.4   2,312.1
South Central          494.1     604.2     343.1     146.9     106.0       -        79.3   1,773.6
North Central          953.4     731.0     233.3     288.9      56.1     131.0      73.0   2,466.7
Pacific and
  Mountain           1,515.0     880.1     527.2     247.4     589.9      79.2     112.9   3,951.7
Other                  122.3     204.4     194.2      41.2      93.4      36.3     104.1     795.9
__________________________________________________________________________________________________
   Total           $ 7,109.9 $ 4,481.2 $ 2,330.7 $ 1,881.9 $ 1,294.9 $   844.9  $  508.4 $18,451.9
__________________________________________________________________________________________________
Less general portfolio loss reserve                                                          400.0
__________________________________________________________________________________________________
   Adjusted total, net of reserves                                                       $18,051.9
__________________________________________________________________________________________________



In 1990, the company ceased actively investing new money in mortgage loans. When originating its commercial mortgage loan portfolio, the company used guidelines that generally included loan-to-value ratios of 75% or less with stabilized debt service coverage ratios of at least 1.2 times required debt service payments. Property-type and geographic diversification were key considerations in the overall investment evaluation process for determining investment strategy for new loans. Additional collateral, such as letters of credit, master leases or guarantees, were required in certain cases to strengthen the economic terms of the investment. Transactions were evaluated and approved with primary emphasis on the anticipated performance of the underlying property securing the mortgage loan. Construction loans have never been a significant component of the company's mortgage loan portfolio.

In response to competitive pressures beginning in the early 1980s in the large case pension market and in an effort to better match asset and liability maturities, the company increasingly invested in mortgage loans with shorter terms and balloon (or bullet) principal payments due upon maturity. At December 31, 1993 and 1992, approximately 90% and 88%, respectively, of the outstanding principal balance of the portfolio consisted of commercial loans with balloon maturity features. (Please see "Liquidity and Capital Resources" on page 45 for discussion of mortgage loan maturities and extensions.)

The mortgage loan portfolio is monitored closely through the review of loan and property information such as debt service coverage, annual operating statements and property inspection reports. This information is evaluated in light of current economic conditions and other factors such as geographic and property-type loan concentrations. Evaluation of individual mortgage loans, including identification of currently performing loans that, for a variety of reasons, management believes warrant closer monitoring, is part of the company's regular review process designed, among other things, to help determine whether adjustments to mortgage loan impairment reserves appear warranted.

Overbuilding in many real estate markets, generally weak economic conditions, reduced rental rates and overall tight lending practices by banks have led to a severe deterioration in commercial real estate markets in recent years and have had substantial adverse effects on the company's mortgage loan portfolio. Mortgage loan impairment reserves are established to provide for 1) probable estimated losses on specific loans (i.e., "specific reserves") and 2) losses that management believes are likely to arise from the overall portfolio excluding that portion of the portfolio supporting experience rated pension contracts (i.e., "general reserve"). As of December 31, the mortgage loan impairment reserves were as follows:

(Millions)
                                            1993                             1992
                                ______________________________   ______________________________
                                Specific   General               Specific   General
                                Reserves   Reserve    Total      Reserves   Reserve    Total
                                ______________________________   ______________________________
Allocable to the company *      $  639.8   $  400.0   $1,039.8   $  475.6   $  400.0   $  875.6
Allocable to contractholders       268.5         **      268.5      190.0         **      190.0
                                _______________________________________________________________
   Total                        $  908.3   $  400.0   $1,308.3   $  665.6   $  400.0   $1,065.6
                                _______________________________________________________________
                                _______________________________________________________________

*  Includes total reserves of $647.2 million ($406.0 million of specific reserves and $241.2 million of general reserve) allocated to discontinued products at December 31, 1993.
** The general reserve at December 31, 1993 and 1992 excluded reserves for losses of $217 million and $159 million, respectively, that management believes are likely to arise from that portion of the overall portfolio supporting experience rated pension contracts.

For the years ended December 31, after-tax mortgage loan impairment expense was as follows:

(Millions)
                                       1993        1992        1991
                                       ____        ____        ____
Allocable to discontinued products     $152.6      $142.6      $190.3
Allocable to contractholders*           114.7        76.0       108.2
Allocable to remaining products         145.4        98.9       117.9

* Impairment expense allocable to contractholders does not affect the company's results of operations.


Included in the company's total mortgage loan balances at December 31 were the following categories of mortgage loans:

(Millions)
                                                         December 31, 1993
                                        ______________________________________________________
                                        Supporting Experience Rated    Supporting Discontinued
                                             Pension Contracts                Products
                                        ___________________________    _______________________
                             Total            Amount     % of Total    Amount      % of Total
                             _____            ______     __________    ______      ___________
Problem loans                $1,116.0         $  387.8   34.7%         $  410.8    36.8%
Restructured loans            1,858.8            481.1   25.9             957.4    51.5
Potential problem and
  restructured loans          1,575.6            602.0   38.2             523.8    33.2
______________________________________________________________________________________________
Total                        $4,550.4
_____________________________________
Impairment reserves          $1,308.3
_____________________________________
Impairment reserves as
  a percentage of total          28.8%
_____________________________________


(Millions)                                 December 31, 1992
                                        Supporting Experience Rated
                                             Pension Contracts
                             Total            Amount     % of Total
Problem loans                $1,403.7         $  460.0   32.8%
Restructured loans            1,568.8            405.5   25.8
Potential problem and
  restructured loans          1,402.1            472.0   33.7
Total                        $4,374.6
Impairment reserves          $1,065.6
Impairment reserves as
  a percentage of total          24.4%

Problem mortgage loans are defined to be loans with payments over 60 days past due, loans on properties in the process of foreclosure ($399 million and $410 million at December 31, 1993 and 1992, respectively), loans on properties involved in bankruptcy proceedings and loans on properties subject to redemption.

Problem Mortgage Loans by Property Type   Geographic Distribution of Problem Mortgage Loans
12/31/93                                  12/31/93
_______________________________________   _________________________________________________
Office             54%                    South Atlantic        17%
Retail             17%                    Pacific & Mountain    26%
Hotel/Motel         7%                    Middle Atlantic       12%
Apartment           6%                    North Central         18%
Industrial          3%                    New England           21%
Mixed Use           9%                    South Central          1%
Other               4%                    Non-U.S.               5%


Restructured loans are loans whose original contract terms have been modified to payment terms less than market at the time of restructure and are currently performing pursuant to such modified terms. Loans with extended maturities classified as restructured loans were $779 million and $431 million at December 31, 1993 and 1992, respectively, with the average extension period being five years. Restructured mortgage loans at December 31, 1993 yielded cash returns of approximately 6%.


Restructured Mortgage Loans               Geographic Distribution of
by Property Type                          Restructured Mortgage Loans
12/31/93                                  12/31/93
___________________________               ___________________________
Office             63%                    South Atlantic        28%
Hotel/Motel        14%                    Pacific & Mountain     7%
Retail             10%                    North Central         17%
Apartment           6%                    South Central         12%
Mixed Use           3%                    New England           13%
Industrial          3%                    Middle Atlantic       23%
Agriculture         1%


Currently performing loans which management believes are likely to become classified as problem or restructured loans in the next 12 months or so are identified through the portfolio review process on the basis of known information about the ability of borrowers to comply with present loan repayment terms. Identifying such "potential problem and restructured loans" requires significant judgment as to likely future market conditions, developments specific to individual properties and borrowers, and the timing of potential defaults. Provision for losses that are likely to arise from such potential problem and restructured loans, excluding those potential problem and restructured loans supporting experience rated pension contracts, is included in the general reserve.

The company does not accrue interest on problem loans or restructured loans when management believes the collection of interest is unlikely. The amount of pretax investment income required by the original terms of such non-accruing problem and restructured loans outstanding at December 31 and the portion thereof actually recorded as income for the year ended December 31 were as follows:

(Millions)
                                       1993       1992       1991
                                       ____       ____       ____
Income which would have been
 recorded under original terms
 of loans                              $ 299.1    $ 312.6    $ 256.2

Income recorded                          149.9      168.1      148.2
                                       _______    _______    _______
Lost investment income                 $ 149.2    $ 144.5    $ 108.0
                                       _______    _______    _______
                                       _______    _______    _______
Lost investment income allocated to
 investments supporting discontinued
 products (included above)             $  73.8    $  76.7    $  54.9
                                       _______    _______    _______
                                       _______    _______    _______
Lost investment income allocated to
 investments supporting experience
 rated pension contracts
 (included above)                      $  41.7    $  40.2    $  35.0
                                       _______    _______    _______
                                       _______    _______    _______


Real Estate Investments

At December 31, 1993 and 1992, Aetna's equity real estate balances, net of write-downs and reserves, were as follows:

(Millions)
                                                           December 31, 1993
                                          ______________________________________________________
                                          Supporting Experience Rated    Supporting Discontinued
                                               Pension Contracts                Products
                                          ___________________________    _______________________
                             Total              Amount     % of Total    Amount      % of Total
                             _____              ______     __________    ______      ___________
Investment real estate       $  434.9           $   36.7     8.4%        $   98.5    22.6%
Properties held for sale        880.9              243.7    27.7            436.0    49.5
                             ___________________________                 ________
Total equity real estate     $1,315.8           $  280.4    21.3         $  534.5    40.6
                             ___________________________                 ________
                             ___________________________                 ________


(Millions)                                       December 31, 1992
                                          _______________________________
                                          Supporting Experience Rated
                                               Pension Contracts
                                          _______________________________
                             Total              Amount     % of Total
                             _____              ______     __________
Investment real estate       $  502.2           $   40.0    8.0%
Properties held for sale      1,094.1              400.0   36.6
                             ___________________________
Total equity real estate     $1,596.3           $  440.0   27.6
                             ___________________________
                             ___________________________

Property Held for Sale                    Geographic Distribution of
by Property Type                          Property Held for Sale
12/31/93                                  12/31/93
________________________                  ___________________________
Office             50%                    South Central         23%
Retail             18%                    South Atlantic        28%
Hotel/Motel        13%                    North Central         17%
Apartment           8%                    Pacific & Mountain    16%
Industrial          8%                    New England            6%
Other               3%                    Non-U.S.               4%
                                          Middle Atlantic        6%


The company's investment real estate is held for the production of income and is generally carried at depreciated cost. Property valuations are reviewed regularly by investment management. The carrying value is evaluated based upon various factors, including a review of market conditions and the company's long-range strategy for the property. The carrying value of investment real estate is reduced through a valuation reserve to reflect other than temporary declines in market value. The fair value of assets acquired through foreclosure is established as the cost basis at the time of foreclosure. Subsequent to foreclosure, properties held for sale are carried at the lower of cost or fair value less selling costs. Beginning in 1992, adjustments to the carrying value, as a result of changes in fair value subsequent to foreclosure, are recorded in a valuation reserve. Prior to 1992, such changes in carrying value of both investment real estate and properties held for sale were recorded as write-downs. Capital additions and asset improvements increase the carrying value and depreciation reduces the carrying value of both properties held for sale and investment real estate.

Total real estate write-downs and valuation reserves on properties included in the company's equity real estate balances at December 31 were as follows:

(Millions)
                                       1993          1992
                                       ____          ____
Allocable to discontinued products     $  298.3      $      -
Allocable to contractholders              228.3         207.7
Allocable to remaining products           242.9         355.9
                                       ________      ________
   Total                               $  769.5      $  563.6
                                       ________      ________
                                       ________      ________


For the years ended December 31, total after-tax net realized capital losses from real estate write-downs and changes in the valuation reserves were as follows:

(Millions)
                                       1993        1992        1991
                                       ____        ____        ____
Allocable to discontinued products     $ 55.1      $ 22.8      $ 27.3
Allocable to contractholders*            51.5        15.4        15.4
Allocable to remaining products          64.5        15.9        17.6

* Write-downs and impairment expense allocable to contractholders do not affect the company's results of operations.

Valuation reserves increased in 1993, primarily as a result of a change in management's strategy to more aggressively sell properties held for sale.


Outlook

Management intends that general account investments in new mortgage loans for the foreseeable future will be restricted largely to extending and refinancing existing mortgages as they mature (please see "Liquidity and Capital Resources" on page 45). The company has reduced the mortgage loan and equity real estate portfolios, after reserves and write-downs, by $6.0 billion since the end of 1991, bringing mortgage loans and real estate as a percentage of general account invested assets from 38% in 1991 to 26% at December 31, 1993. It is management's continuing objective, real estate and capital market conditions permitting, to reduce over the next several years the size of the mortgage loan and real estate portfolios relative to total invested general account assets. Although extensions and refinancings of existing mortgage loans may delay achieving this objective, management intends to aggressively pursue plans to maximize returns and reduce portfolio levels through loan restructurings and sales of foreclosed real estate.

Despite various indications that liquidity is returning to certain real estate markets and that certain market conditions are stabilizing, management believes it is possible that there may be further deterioration in the office sector and in certain geographic regions. Even in those markets that appear to be stable, real estate values continue to be severely depressed. Management therefore believes that additional losses may emerge in the company's mortgage loan and real estate portfolios, and may increase to the extent any recovery in those markets is delayed. However, the reserve for discontinuance of products established in 1993 reflects all expected future losses on discontinued products, including capital losses relating to the $6 billion of mortgage loans and real estate supporting such products. Therefore, additional losses on the portion of the portfolio supporting discontinued products are not expected to impact the company's results of operations, although there can be no assurances that such losses will not materially impact such results.
{eq \D\ba3()}

Liquidity and Capital Resources


(Millions)                     1993         1992         1991
___________________________________________________________________

Consolidated Assets            $100,036.7   $ 94,519.6   $ 91,987.6
___________________________________________________________________

Shareholders' Equity              7,043.1      7,238.3      7,384.5
___________________________________________________________________

Cash and Cash Equivalents
and Short-Term Investments        2,227.7      3,925.8      3,539.5
___________________________________________________________________

Long-Term Debt                    1,160.0        955.6      1,019.6
___________________________________________________________________

Average Short-Term Debt             215.6        273.1        399.1
___________________________________________________________________

Interest Expense                     77.4         87.1        106.7
___________________________________________________________________

Liquidity needs of the company's businesses have generally been met by cash provided by premiums, deposits, asset maturities and income received on investments. Cash provided from these sources is used primarily for claim and benefit payments, fund withdrawals and operating expenses.

Please refer to "Financial Services" on pages 16 and 17 for a discussion of the liquidity requirements specific to the large case pension business. The following discussion addresses the investments available to meet the liquidity needs of all of the company's businesses.

Bonds, redeemable preferred stocks and mortgage loans have durations that were selected to approximate the durations of the liabilities they support. The duration of these investments is monitored, and investment purchases and sales are executed with the objective of having adequate funds available to satisfy the company's maturing liabilities.

In attempting to match asset and liability durations, a number of assumptions must be made with regard to cash flows from insurance operations, and from investing and financing activities. In the event that actual experience varies from earlier assumptions, maturing liabilities and maturing investment assets may no longer be matched to the degree originally anticipated, placing unanticipated demands on cash flow and liquidity. The investment portfolios are closely monitored to assess asset and liability matching in order to rebalance the portfolios as conditions warrant.

The company's invested assets at December 31, 1993 totaled $61.5 billion and consisted primarily of debt securities ($41.5 billion), mortgage loan and real estate investments ($16.2 billion), short-term investments ($.7 billion) and equity securities ($1.7 billion). (Please see "Investments" on page 32.) The company also held substantial cash and cash equivalents at December 31, 1993. (Please see "Other Factors Affecting Cash Flow" on page 48.)

Given the high quality of the bond portfolio, management expects the vast majority of the company's bond investments to be repaid. At December 31, 1993, the scheduled principal repayments of bond investments company-wide (excluding fixed maturity trading securities of $118 million and mortgage-backed securities of $10.3 billion) are $1.3 billion in 1994, $11.0 billion in the years 1995 through 1998, and $18.8 billion in the aggregate in the years after 1998. Mortgage-backed securities included in the bond portfolio are primarily mortgage obligations on which the timely payment of principal and interest is backed by specified government agencies. (Please see "Bond Investments" on page 35.) Such mortgage-backed securities, treasuries and public bonds in the portfolio are highly marketable and thus can be used to enhance cash flow before maturity.

A large portion of the mortgage loan portfolio consists of loans with balloon maturity features. (Please see "Mortgage Loan Investments" on page 38.) As a result of adverse conditions in real estate markets and tight lending practices by banks and other financial institutions, the company has extended the maturity of, and adjusted interest rates to current market on, certain maturing mortgage loans where the borrower was unable to obtain financing elsewhere. Of the $2.4 billion of commercial mortgage loans scheduled to mature during 1993, $1.8 billion was not paid as scheduled, a substantial portion of which supported large case pension liabilities. Of the loans not paid as scheduled, approximately $793 million were extended at interest rates at least equal to current market (average rate of 8% over an average extension period of six years), $343 million are under forbearance (continuing to make payments under original loan terms), $38 million were foreclosed upon, and $615 million were under discussion with borrowers at December 31, 1993. Of the $615 million of loans under discussion with borrowers, approximately $560 million were classified as problem or restructured loans at December 31, 1993. The decision to extend a loan involves an evaluation of many factors including, among others, property cash flow and collateral value, as well as an evaluation of alternative courses of action such as foreclosure.

Absent significant improvement in commercial real estate markets or in the availability of refinancing by other financial institutions, there will continue to be a similar need to extend or refinance maturing loans. However, the aggregate of normal principal amortization payments on traditional loans, payments at maturity on loans that did pay off on schedule and prepayments (in whole or in part) on other loans, produced substantial cash flow in 1993. Prepayments on mortgage loans were $1.4 billion in 1993.

At December 31, 1993, scheduled mortgage loan principal repayments were as follows:

(Millions)
                  1994          $2,454.2
                  1995           1,963.9
                  1996           2,127.8
                  1997           1,748.6
                  1998           1,098.5
            Thereafter           6,754.5

Consolidated Cash Flows


(Millions)                           1993         1992          1991
__________________________________________________________________________

Net cash used for
   operating activities              $ (1,187.2)  $   (578.1)   $   (404.3)
__________________________________________________________________________

Net cash provided by
   investing activities              $    796.7   $  2,203.0    $  2,639.7
__________________________________________________________________________

Net cash used for
   financing activities              $   (455.2)  $ (2,110.5)   $ (1,108.4)
__________________________________________________________________________

Cash and cash equivalents            $  1,557.8   $  2,415.0    $  2,919.5
__________________________________________________________________________


The company's cash flow requirements for 1993 were met by funds provided from operations, from the maturity and sale of investments and from financing activities. As detailed in the Consolidated Statements of Cash Flows, during 1993 net cash of $1,187 million was used for operating activities, and included $2,089 million used for net purchases of fixed maturity trading securities. Net cash of $578 million used for operating activities during 1992 included $1,223 million used for net purchases of fixed maturity trading securities.

Net cash provided by investing activities was $797 million in 1993 and included a $674 million decrease in short-term investments. Net cash provided by investing activities of $2,203 million in 1992 included proceeds of $1,326 million from the sale of Am Re and an increase of $693 million in short-term investments.

Net cash used for financing activities includes cash generated by sales of investment contracts which was lower, in 1993, 1992 and 1991, than cash paid for maturing investment contracts and other withdrawals. Since 1987, the company has paid annual dividends to shareholders of $2.76 per share, or approximately $300 million annually.


Parent Company Cash Flow

Cash flow needs at the parent company level include primarily shareholder dividends and debt service. The parent company also may fund growth of the company's businesses through the use of cash and/or other assets. Such parent company needs historically have been met, in large part, through a combination of borrowings and dividends from operating subsidiaries. As a matter of course, the company monitors existing and alternative financing sources to support Aetna Life and Casualty Company's capital and liquidity needs including, but not limited to, debt issuance, preferred stock issuance, intercompany borrowings and pledging of assets. Efforts to simultaneously grow certain of the company's businesses to their full potential may require significant future capital.

Other Factors Affecting Cash Flow

Cash flow also may be influenced by general economic conditions, including general interest rate levels, investment returns, competition for business, and the perceived financial strength of the insurer. In recent years, financial strength has taken on added significance because of questions about insurers' asset quality and the well-publicized insolvencies of certain insurers. Adverse changes in, among other factors, claims paying ratings, general economic conditions, or overall customer confidence have the effect of decreasing new sales and deposits and increasing withdrawals and surrenders. Additionally, adverse changes in debt and commercial paper ratings may adversely affect the availability and cost of certain external funding sources.

During 1993, the senior debt rating of Aetna Life and Casualty Company and the claims paying ratings of certain of its subsidiaries were lowered by certain of the rating agencies. Aetna's ratings at February 9, 1993, as detailed in the 1992 Annual Report, and at February 8, 1994, follow:


                                                    Rating Agencies
                             ____________________________________________________________
                                                             Moody's Investors   Standard
                             A.M. Best      Duff & Phelps        Service         & Poor's
                             ____________________________________________________________
Aetna Life and Casualty Company
  (senior debt)
    February 9, 1993               *        AA                   A1              AA
    February 8, 1994               *        AA-                  A1              AA-

Aetna Life and Casualty Company
  (commercial paper)
    February 9, 1993               *         *                   P-1             A-1+
    February 8, 1994               *        Duff 1+              P-1             A-1+

Aetna Life Insurance Company
  (claims paying)
    February 9, 1993              A+        AA+                  Aa3             AA-
    February 8, 1994              A         AA                   Aa3             A+

The Aetna Casualty and Surety Company
  (claims paying)
    February 9, 1993              A         AA+                  Aa2             AA
    February 8, 1994              A         AA                   Aa2             AA-

Aetna Life Insurance and Annuity Company
  (claims paying)
    February 9, 1993              A++       AAA                  Aa2             AAA
    February 8, 1994              A++       AAA                  Aa2             AAA


* Not rated by the agency.

Should significant cash flow reductions occur in any of the company's businesses, for any combination of the reasons discussed above, the company has several alternatives for meeting its cash requirements. These include, among other things, selling or pledging public and private bond investments, borrowing among affiliates and using external short-term borrowing capacity.

The company has significant short-term liquidity supporting its businesses. At year-end 1993, cash and cash equivalents were $1.5 billion and short-term securities were $.7 billion. The company also has substantial external borrowing capacity, including committed bank credit lines providing $820 million of short-term debt capacity. The company's bank credit facility terminates in July of 1994. The company expects to extend or replace the bank credit facility on or prior to such time. (Please see Note 9 of Notes to Financial Statements.)


Debt and Short-Term Borrowing

Long-term debt at December 31, 1993 was $1.2 billion, of which $46 million was attributable to the company's international subsidiaries. During 1993, the company redeemed $200 million principal amount of its 8 1/8% Debentures whose scheduled maturity was 2007. The company recognized an after-tax extraordinary loss of $5 million on the early redemption. Additionally, $137 million of the company's 7 3/4% Eurodollar Notes due 2016 were redeemed at par at the option of the holders thereof during 1993.

During 1993, the company issued $200 million of 6 3/8% Notes due in 2003, $200 million of 6 3/4% Debentures due in 2013 and $200 million of 7 1/4% Debentures due in 2023. The proceeds were primarily used to repay commercial paper borrowings, a significant portion of which was incurred in connection with the retirement of debt discussed above. The remaining proceeds were used for general corporate purposes.

Pursuant to shelf registration statements declared effective by the Securities and Exchange Commission during 1993, the company may offer and sell up to an additional $550 million of securities.

In 1992, $67 million of 9 1/4% Eurosterling Notes were repaid at their stated maturity.

Short-term borrowing through the commercial paper and other markets is used to fund interim cash requirements. Funding interim cash requirements with short-term borrowing allows funds that support the insurance lines to remain invested at higher rates, thus benefiting the company's earnings.


Treasury Stock Transactions

In 1993 and 1992, the company did not acquire any shares of its common stock. In 1991, the company acquired 76,800 shares of its common stock at an average price of $38.04.

Sales of Subsidiaries

On June 30, 1993, the company completed the sale of its U.K. life and investment management operations. The company realized an after-tax loss of $12 million on the sale, as well as $37 million of tax benefits from cumulative operating losses of the subsidiary not previously available for tax benefits.

On September 30, 1992, the company completed the sale of American Re-Insurance Company ("Am Re"), formerly a wholly owned subsidiary. The company realized a gain on the sale of Am Re in the third quarter of 1992 of $38 million (after adjusting for the net cumulative effect adjustments related to accounting changes of $49 million, and the 1992 decrease to earnings related to such accounting changes of $9 million). No taxes were incurred on this transaction. As part of the sale, the company received 70,000 shares of American Re Corporation's (the new holding company) Junior Cumulative Redeemable Exchangeable Preferred Stock which were redeemed in the first quarter of 1993 resulting in an after-tax gain of $27 million.

As of May 16, 1991, the company completed the sale of its 43% interest in La Estrella to Banco Hispano Americano. Proceeds from the sale approximated $100 million, primarily in the form of cash. The company realized a net capital gain of $33 million (after-tax) on the sale.


Dividend Restrictions

Because Aetna Life and Casualty Company is a Connecticut insurance company, the amount of dividends that may be paid to shareholders in 1994 without prior approval by the Insurance Commissioner of the State of Connecticut is $434 million. Dividend payments by the consolidated domestic insurance subsidiaries to Aetna Life and Casualty Company are subject to similar restrictions in Connecticut and other states, and are limited in 1994 to approximately $630 million in the aggregate.


Regulatory Environment

Solvency Regulation

In recent years, state insurance regulators have been considering changes in statutory accounting practices and other initiatives to strengthen solvency regulation. In 1992, the National Association of Insurance Commissioners ("NAIC") adopted risk-based capital ("RBC") standards for life insurers. The RBC formula, effective December 31, 1993, is a regulatory tool designed to identify weakly capitalized companies. The formula determines a required amount of capital based on the risks (e.g., asset, pricing, interest rate) that the insurer assumes. Various regulatory actions are then prescribed if a company's ratio falls below the minimum required RBC ratio. These actions range from requiring the insurer to submit a comprehensive plan to the insurance commissioner to placing the insurer under regulatory control. The RBC ratio for each of the company's primary life insurance subsidiaries as measured at December 31, 1993 was significantly above the levels which would require regulatory action.

In December 1993, the NAIC adopted RBC standards for property-casualty insurers, effective December 31, 1994. Based upon preliminary internal calculations, management expects that the RBC ratio for each of the company's primary property-casualty insurance subsidiaries will be well above the levels that would require regulatory action.

The NAIC also is considering several other solvency related regulations including the development of a model investment law which would limit types of investments by insurance companies. In addition, in recent years there has been growing interest among certain members of Congress concerning possible federal roles in the regulation of the insurance industry. Because these other initiatives are in a preliminary stage, management cannot assess the potential impact of their adoption on the company.

Federal Employee Benefit Regulation

The company provides a variety of products and services to employee benefit plans that are covered by the Employee Retirement Income
Security Act of 1974 ("ERISA").

In December 1993 the United States Supreme Court decided a case involving an employee benefit plan and an insurance company. The Court ruled that assets in the insurance company's general account that were attributable to the non-guaranteed portion of a group pension contract issued by the insurance company to the plan were "plan assets" for purposes of ERISA and that the insurance company was therefore an ERISA fiduciary with respect to those assets. In reaching its decision, the Court declined to follow a 1975 Department of Labor ("DOL") interpretive bulletin that had stated that insurance company general account assets were not plan assets and therefore had suggested that insurance companies were not ERISA fiduciaries as to those assets.

The company and other insurers are seeking clarification from the DOL of the effects, if any, of the decision on their businesses. Management is not currently able to predict how the decision will ultimately affect its businesses.


New Accounting Pronouncements

Accounting by Creditors for Impairment of a Loan

In May 1993, the Financial Accounting Standards Board issued FAS No. 114, Accounting by Creditors for Impairment of a Loan. This statement requires that loans be impaired when it is probable that a creditor will be unable to collect all amounts (i.e., principal and interest) contractually due, and the impairment be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. The statement also allows impairments to be measured based on the loan's market price or the fair value of the collateral if the loan is collateral dependent. This statement will be effective for 1995 financial statements, although early adoption is permissible. The company has not yet determined the timing or impact of adoption of this statement.

Item 8.  Financial Statements and Supplementary Data.

Management's Responsibility for Financial Statements

Management is responsible for the financial statements of Aetna Life and Casualty Company, which have been prepared in accordance with generally accepted accounting principles. The financial statements are the product of a number of processes that include the gathering of financial data developed from the records of the company's day-to-day business transactions. Informed judgments and estimates are used for those transactions not yet complete or for which the ultimate effects cannot be measured precisely. The company emphasizes the selection and training of personnel who are qualified to perform these functions. In addition, company personnel are subject to rigorous standards of ethical conduct that are widely communicated throughout the organization.

The company's internal controls are designed to reasonably assure that company assets are safeguarded from unauthorized use or disposition and that company transactions are authorized, executed and recorded properly. Company personnel maintain and monitor these internal controls on an ongoing basis. In addition, the company's internal auditors review and report upon the functioning of these controls with the right of full access to all company personnel.

The company engages KPMG Peat Marwick as independent auditors to audit its financial statements and express their opinion thereon. Their audits include reviews and tests of the company's internal controls to the extent they believe necessary to determine and conduct the audit procedures that support their opinion. Members of that firm also have the right of full access to each member of management in conducting their audits. The report of KPMG Peat Marwick appears on page 93.

Aetna's Board of Directors has an Audit Committee composed solely of independent directors. The committee meets periodically with management, the internal auditors and KPMG Peat Marwick to review the work of each and to inquire of each as to their assessment of the performance of the others in their work relating to the company's financial statements. Both the independent and internal auditors have, at all times, the right of full access to the Audit Committee, without management present, to discuss any matter they believe should be brought to the attention of the Committee.

Consolidated Statements of Income

For the years ended December 31,



(Millions)                                  1993             1992             1991
________________________________________________________________________________________

Revenue:

Premiums                                    $ 10,574.9       $ 10,793.9      $  11,444.6
Net investment income                          4,919.0          5,069.0          5,514.5
Fees and other income                          1,534.0          1,519.4          1,365.5
Net realized capital gains (losses)               89.8            114.9           (282.1)
                                             ___________________________________________

Total revenue                                 17,117.7         17,497.2         18,042.5
________________________________________________________________________________________

Benefits and Expenses:

Current and future benefits                   12,391.9         12,848.9         13,429.8
Operating expenses                             3,558.8          3,824.5          3,341.1
Amortization of deferred policy
 acquisition costs                               736.4            800.2          1,028.1
Loss on discontinuance of products             1,270.0                -                -
Severance and facilities charge                  308.0            145.0                -
                                             ___________________________________________

Total benefits and expenses                   18,265.1         17,618.6         17,799.0
________________________________________________________________________________________

Income (Loss) from continuing operations
 before income taxes, extraordinary item
 and cumulative effect adjustments            (1,147.4)          (121.4)           243.5

Income tax benefits                             (532.1)          (116.1)          (122.9)
                                             ___________________________________________

Income (Loss) from continuing operations
 before extraordinary item and
 cumulative effect adjustments                  (615.3)            (5.3)           366.4
Discontinued operations, net of tax:
  Income from operations                             -             86.8            138.8
  Gain on sale                                    27.0             38.1                -
  Cumulative effect adjustments                      -             48.9                -
                                             ___________________________________________

Income (Loss) before extraordinary item
 and cumulative effect adjustments              (588.3)           168.5            505.2
Extraordinary loss on debenture redemption,
 net of tax                                       (4.7)               -                -
Cumulative effect adjustments, net of tax        227.1           (112.5)               -
                                             ___________________________________________

Net income (loss)                            $  (365.9)      $     56.0      $     505.2
                                             ___________________________________________
                                             ___________________________________________

Pro forma amounts assuming the discounting
 of workers' compensation life table
 indemnity reserves is applied retroactively:
  Income (Loss) from continuing operations   $  (615.3)      $     (3.4)     $     371.9
                                             ___________________________________________
                                             ___________________________________________
  Net income (loss)                          $  (615.9)      $     57.9      $     510.7
                                             ___________________________________________
                                             ___________________________________________

Pro forma amounts assuming the accounting for
 retrospectively rated reinsurance contracts
 is applied retroactively:
  Income (Loss) from continuing operations   $  (615.3)      $    (26.7)     $     388.2
                                             ___________________________________________
                                             ___________________________________________
  Net income (loss)                          $  (392.2)      $     34.6      $     527.0
________________________________________________________________________________________
                                             ___________________________________________


See Notes to Financial Statements.


For the years ended December 31,



                                                 1993             1992            1991
_____________________________________________________________________________________________

Results Per Common Share:

Income (Loss) from continuing operations
 before extraordinary item and
 cumulative effect adjustments                   $     (5.54)     $      (.05)     $     3.33
Discontinued operations, net of tax:
  Income from operations                                   -              .79            1.26
  Gain on sale                                           .24              .35               -
  Cumulative effect adjustments                            -              .44               -
                                                 ____________________________________________

Income (Loss) before extraordinary item
 and cumulative effect adjustments                     (5.30)            1.53            4.59
Extraordinary loss on debenture redemption,
 net of tax                                             (.04)               -               -
Cumulative effect adjustments, net of tax               2.05            (1.02)              -
                                                 ____________________________________________

Net income (loss)                                $     (3.29)     $       .51     $      4.59
                                                 ____________________________________________
                                                 ____________________________________________

Pro forma amounts assuming the discounting
 of workers' compensation life table
 indemnity reserves is applied retroactively:
  Income (Loss) from continuing operations       $     (5.54)     $      (.03)    $      3.38
                                                 ____________________________________________
                                                 ____________________________________________
  Net income (loss)                              $     (5.55)     $       .53     $      4.64
                                                 ____________________________________________
                                                 ____________________________________________

Pro forma amounts assuming the accounting
 for retrospectively rated reinsurance
 contracts is applied retroactively:
  Income (Loss) from continuing operations       $     (5.54)     $      (.25)    $      3.53
                                                 ____________________________________________
                                                 ____________________________________________
  Net income (loss)                              $     (3.53)     $       .31     $      4.79
_____________________________________________________________________________________________
                                                 ____________________________________________

Weighted average common shares outstanding       111,062,954      110,101,861     110,056,005
_____________________________________________________________________________________________


See Notes to Financial Statements.


Consolidated Balance Sheets
As of December 31,

(Millions, except share data)                         1993             1992
__________________________________________________________________________________
Assets:
 Investments:
 Debt securities:
    Held for investment, at amortized cost
      (fair value $2,704.2 and $3,127.1)              $   2,557.8      $   2,982.4
    Available for sale, at fair value in 1993
      (amortized cost $36,933.6) and at lower of
      amortized cost or fair value in 1992
      (fair value $25,862.4)                             38,868.9         24,332.5
    Trading securities, at fair value (amortized
      cost $119.0 and $7,386.2)                             117.8          7,521.1
 Equity securities, at fair value (cost $1,238.1
  and $1,168.9)                                           1,658.9          1,495.5
 Short-term investments                                     669.9          1,510.8
 Mortgage loans                                          14,839.2         18,051.9
 Real estate                                              1,315.8          1,596.3
 Policy loans                                               490.7            463.5
 Other                                                      936.8            842.5
                                                      ____________________________
Total investments                                        61,455.8         58,796.5
__________________________________________________________________________________

 Cash and cash equivalents                                1,557.8          2,415.0
 Reinsurance recoverables and receivables                 4,840.7          4,619.3
 Accrued investment income                                  782.6            767.4
 Premiums due and other receivables                       1,664.9          1,744.8
 Federal and foreign income taxes:
  Current                                                   124.0             68.7
  Deferred                                                1,282.9            973.1
 Deferred policy acquisition costs                        1,867.0          1,706.0
 Other assets                                             1,756.3          1,707.1
 Separate Accounts assets                                24,704.7         21,721.7
                                                      ____________________________
Total assets                                          $ 100,036.7      $  94,519.6
__________________________________________________________________________________
__________________________________________________________________________________

Liabilities:
 Future policy benefits                               $  17,597.6      $  15,990.4
 Unpaid claims and claim expenses                        17,112.2         17,122.2
 Unearned premiums                                        1,502.2          1,488.2
 Policyholders' funds left with the company              27,592.2         27,270.2
                                                      ____________________________
Total insurance reserve liabilities                      63,804.2         61,871.0

 Dividends payable to shareholders                           77.4             76.1
 Short-term debt                                             35.7             24.6
 Long-term debt                                           1,160.0            955.6
 Other liabilities                                        3,162.1          2,580.7
 Minority and participating policyholders'
  interests                                                 172.5            176.1
 Separate Accounts liabilities                           24,581.7         21,597.2
                                                      ____________________________
Total liabilities                                        92,993.6         87,281.3
__________________________________________________________________________________

Commitments and Contingent Liabilities (Note 16)

Shareholders' Equity:
 Class A Voting Preferred Stock (no par value;
  10,000,000 shares authorized; no shares
  issued or outstanding)                                        -                -
 Class B Voting Preferred Stock (no par value;
  15,000,000 shares authorized; no shares
  issued or outstanding)                                        -                -
 Class C Non-Voting Preferred Stock (no par value;
  15,000,000 shares authorized; no shares
  issued or outstanding)                                        -                -
 Common Capital Stock (no par value; 250,000,000
  shares authorized; 114,939,275 issued, and
  112,200,567 and 110,270,482  outstanding)               1,422.0          1,417.7
 Net unrealized capital gains                               648.2            259.6
 Retained earnings                                        5,103.3          5,777.9
 Treasury stock, at cost (2,738,708 and 4,668,793
  shares)                                                  (130.4)          (216.9)
                                                      ____________________________
Total shareholders' equity                                7,043.1          7,238.3
__________________________________________________________________________________

Total liabilities and shareholders' equity            $ 100,036.7       $ 94,519.6
__________________________________________________________________________________
__________________________________________________________________________________

Shareholders' equity per common share                 $     62.77       $    65.64
__________________________________________________________________________________
__________________________________________________________________________________

See Notes to Financial Statements.

Consolidated Statements of Shareholders' Equity



                                                                   Net
                                                                   Unrealized
Three Years Ended December 31, 1993                   Common       Capital      Retained     Treasury
(Millions, except share data)            Total        Stock        Gains        Earnings     Stock
_____________________________________________________________________________________________________


Balances at December 31, 1990            $ 7,072.4    $ 1,420.6    $    49.7    $ 5,824.5    $ (222.4)
_____________________________________________________________________________________________________

Net income                                   505.2                                  505.2
Net change in unrealized capital
 gains and losses                            116.2                     116.2
Common stock acquired during year
 (76,800 shares)                              (6.3)                                              (6.3)
Common stock issued for benefit plans
 (28,796 shares)                               1.2                                                1.2
Loss on issuance of treasury stock             (.5)         (.5)
Common stock dividends declared             (303.7)                                (303.7)
                                         ____________________________________________________________

Balances at December 31, 1991              7,384.5      1,420.1        165.9      6,026.0      (227.5)
_____________________________________________________________________________________________________

Net income                                    56.0                                   56.0
Net change in unrealized capital
 gains and losses                             93.7                      93.7
Common stock issued for benefit plans
 (205,848 shares)                             10.6                                               10.6
Loss on issuance of treasury stock            (2.4)        (2.4)
Common stock dividends declared             (304.1)                                (304.1)
                                         ____________________________________________________________

Balances at December 31, 1992              7,238.3      1,417.7        259.6      5,777.9      (216.9)
_____________________________________________________________________________________________________

Net loss                                    (365.9)                                (365.9)
Net change in unrealized capital
 gains and losses                            388.6                     388.6
Common stock issued for benefit plans
 (1,930,085 shares)                           86.5                                               86.5
Gain on issuance of treasury stock             4.3          4.3
Common stock dividends declared             (308.7)                                (308.7)
                                         ____________________________________________________________

Balances at December 31, 1993            $ 7,043.1    $ 1,422.0     $  648.2    $ 5,103.3    $ (130.4)
_____________________________________________________________________________________________________


See Notes to Financial Statements.


Consolidated Statements of Cash Flows

For the years ended December 31,

(Millions)                                            1993             1992            1991
_________________________________________________________________________________________________
Cash Flows from Operating Activities:
 Net income (loss)                                    $   (365.9)      $     56.0      $    505.2
 Adjustments to reconcile net income (loss) to
  net cash used for operating activities:
   Cumulative effect adjustments                          (227.1)           112.5               -
   Extraordinary loss on debenture redemption                4.7                -               -
   Discontinued operations                                     -           (135.7)          (72.7)
   (Increase) decrease in accrued investment income        (17.9)            51.4            60.7
   Decrease (increase) in premiums due
    and other receivables                                    1.3            765.4          (158.5)
   Increase in reinsurance recoverables
    and receivables                                       (225.8)        (4,619.3)              -
   Increase in deferred policy acquisition costs          (169.2)           (71.4)          (40.5)
   Depreciation and amortization                           199.4            205.6           150.5
   Decrease in federal and foreign income taxes           (387.7)          (128.0)         (310.4)
   Net increase (decrease) in other assets
    and other liabilities                                  860.7           (256.7)          (63.1)
   Increase in other insurance reserve liabilities       1,634.1          4,871.5           121.2
   Net purchases of debt trading securities             (2,089.1)        (1,222.6)         (681.0)
   Gain on sale of subsidiaries                            (15.0)           (38.1)          (54.1)
   Net realized capital (gains) losses                    (101.8)          (114.9)          282.1
   Amortization of net investment discounts               (153.1)          (150.1)         (136.1)
   Other, net                                             (134.8)            96.3            (7.6)
                                                      ___________________________________________
    Net cash used for operating activities              (1,187.2)          (578.1)         (404.3)
                                                      ___________________________________________

Cash Flows from Investing Activities:
 Proceeds from sales of:
  Debt securities                                        6,300.9          3,862.1         4,751.9
  Equity securities                                        929.9            836.7           688.2
  Mortgage loans                                           211.9             82.6           419.7
  Real estate                                              479.4            244.5           298.6
 Investment repayments of:
  Debt securities                                        5,804.6          6,089.9         4,219.9
  Mortgage loans                                         2,488.7          1,893.6         1,345.8
 Cost of investments in:
  Debt securities                                      (13,936.0)        (9,637.3)       (8,872.4)
  Equity securities                                     (1,025.4)          (879.8)         (751.9)
  Mortgage loans                                          (239.1)          (417.3)         (323.5)
  Real estate                                              (91.4)          (103.5)         (145.6)
 Proceeds from disposal of subsidiaries                     93.1          1,325.5           100.0
 Decrease(increase) in short-term investments              674.4           (693.0)        1,141.7
 Increase in property and equipment                       (148.4)          (198.9)         (231.0)
 Decrease (increase) in Separate Accounts                    1.4              1.2          (125.7)
 Other, net                                               (747.3)          (203.3)          124.0
                                                      ___________________________________________
  Net cash provided by investing activities                796.7          2,203.0         2,639.7
                                                      ___________________________________________

Cash Flows from Financing Activities:
 Deposits and interest credited for
  investment contracts                                   3,909.5          4,134.6         5,953.6
 Withdrawals of investment contracts                    (4,358.3)        (5,903.9)       (6,765.2)
 Issuance of long-term debt                                689.6              8.2            13.7
 Repayment of long-term debt                              (489.8)           (73.2)           (5.2)
 Stock issued under benefit plans                           90.8              8.2              .7
 Net increase in short-term debt                            11.7             19.7             4.0
 Dividends paid to shareholders                           (308.7)          (304.1)         (303.7)
 Purchases of treasury stock                                   -                -            (6.3)
                                                      ___________________________________________
  Net cash used for financing activities                  (455.2)        (2,110.5)       (1,108.4)
_________________________________________________________________________________________________
Effect of exchange rate changes on cash
 and cash equivalents                                      (11.5)           (18.9)            1.7
_________________________________________________________________________________________________
Net (decrease) increase in cash
 and cash equivalents                                     (857.2)          (504.5)        1,128.7
Cash and cash equivalents, beginning of year             2,415.0          2,919.5         1,790.8
                                                      ___________________________________________
Cash and cash equivalents, end of year                $  1,557.8       $  2,415.0      $  2,919.5
_________________________________________________________________________________________________
_________________________________________________________________________________________________

See Notes to Financial Statements.

Notes to Financial Statements

1.  Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include Aetna Life and Casualty Company and its majority-owned subsidiaries (collectively, the "company"). Less than majority-owned entities in which the company has at least a 20% interest are reported on the equity basis. These consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Certain reclassifications have been made to 1992 and 1991 financial information to conform to 1993 presentation.

Accounting Changes

Accounting for Certain Investments in Debt and Equity Securities

On December 31, 1993, the company adopted Financial Accounting Standard ("FAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires the classification of debt securities into three categories and equity securities into two categories (Please refer to Note 5). Initial adoption of this standard resulted in (i) a cumulative effect charge of $.7 million ($.01 per common share), net of taxes of $.4 million, which is reflected in the 1993 Consolidated Statement of Income, and (ii) a net increase of $313.5 million, net of taxes of $168.8 million, to net unrealized capital gains in shareholders' equity. These amounts exclude gains and losses allocable to discontinued products and experienced rated contractholders.
Adoption of FAS No. 115 did not have a material affect on deferred policy acquisition costs.

Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts

During 1993, the company adopted FAS No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts, retroactive to December 31, 1992. Reinsurance recoverables (previously reported as a reduction in insurance reserve liabilities) and reinsurance receivables (previously reported as an asset in premiums due and other receivables) are included in reinsurance recoverables and receivables, and prepaid reinsurance premiums (previously reported as a reduction in unearned premiums) are included in other assets. Adoption of the income recognition provisions of FAS No. 113 had no impact on the 1993 net loss.

Accounting for Postemployment Benefits

In 1993, the company adopted, retroactive to January 1, 1993, FAS No. 112, Employers' Accounting for Postemployment Benefits, which requires that employers accrue the cost and recognize the liability for providing certain benefits (primarily long-term disability) to former or inactive employees after employment but before retirement. A cumulative effect charge of $48.5 million ($.44 per common share), net of taxes of $26.1 million, related to the adoption of this standard is reflected in the 1993 Consolidated Statement of Income. Adoption of FAS No. 112 had no impact on the 1993 loss from continuing operations before extraordinary item and cumulative effect adjustments.

Discounting of Workers' Compensation Life Table Indemnity Reserves

The company has elected to change its accounting policy for reporting reserves for current and expected workers' compensation life table indemnity claims to a discounted basis. These reserves are discounted at 5% for voluntary business and 3.5% for involuntary business, with mortality assumptions that reflect current company and industry experience. Management believes that this change more appropriately reflects the economic value of its obligations and improves the matching of revenues and expenses (i.e., investment earnings from underlying assets are matched with the accretion of the liability as those amounts occur over time).

The company implemented discounting of reserves for workers' compensation life table indemnity claims retroactive to January 1, 1993, and reported a cumulative effect benefit of $250.0 million ($2.25 per common share), net of taxes of $134.7 million, in the 1993 Consolidated Statement of Income. The current year effect of the change for the year ended December 31, 1993 was an increase to results from continuing operations before extraordinary item and cumulative effect adjustments of $78.0 million ($.70 per common share), net of taxes of $42.0 million.

Accounting for Retrospectively Rated Reinsurance Contracts

During 1993, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus on a recommended method of accounting for retrospectively rated reinsurance contracts. The company changed its method of accounting for such contracts to conform to the consensus. Accordingly, the company reported a cumulative effect adjustment, retroactive to January 1, 1993, to recognize an asset for the amounts due from reinsurers related to the experience through January 1, 1993 under retrospectively rated reinsurance contracts.
These contracts provided for amounts to be returned to the company based on favorable cumulative loss experience. The company reported a cumulative effect benefit related to the change in accounting for retrospectively rated reinsurance contracts of $26.3 million ($.24 per common share), net of taxes of $8.6 million, in the 1993 Consolidated Statement of Income. The effect of the change for 1993 was an increase to results from continuing operations before extraordinary item and cumulative effect adjustments of $3.3 million ($.03 per common share), net of taxes of $1.8 million. Pro forma amounts presented on the Consolidated Statements of Income exclude adjustments to results from discontinued operations for the effects of this change because the company sold and no longer controls the discontinued business.

Accounting for Income Taxes

FAS No. 109, Accounting for Income Taxes, requires a change from the deferred method of accounting for income taxes to the asset and liability method of accounting for income taxes. Under FAS No. 109, deferred tax assets and liabilities are established at the balance sheet date in amounts that are expected to be recoverable or payable when the differences in the tax basis and financial reporting basis of assets and liabilities ("temporary differences") reverse.

The company adopted FAS No. 109 in 1992, retroactive to January 1, 1992. A cumulative effect benefit for continuing operations of $272.5 million ($2.48 per common share) related to adoption of this standard is reflected in the 1992 Consolidated Statement of Income.

Postretirement Benefits Other Than Pensions

FAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires that employers accrue the cost and recognize the liability for providing non-pension benefits to retired employees. The company implemented FAS No. 106 in 1992, retroactive to January 1, 1992 on the immediate recognition basis. A cumulative effect charge to continuing operations of $385.0 million ($3.50 per common share), net of taxes of $198.3 million, related to adoption of this standard is reflected in the 1992 Consolidated Statement of Income.

Accounting for Foreclosed Assets

In 1992, the company adopted the American Institute of Certified Public Accountants' Statement of Position 92-3 ("SOP"), Accounting for Foreclosed Assets, effective as of January 1, 1992. This statement requires the fair value of assets acquired through foreclosure to be established as the cost basis at the time of foreclosure. Subsequent to foreclosure, properties held for sale are to be carried at the lower of cost or fair value less selling costs. Adjustments to the carrying value, as a result of changes in fair value subsequent to foreclosure, are to be recorded in a valuation reserve. The company had previously recorded the changes to the lower of cost or fair value less selling costs as write-downs. Adoption of the SOP had no impact on 1992 net income.

Future Application of Accounting Standards

Accounting by Creditors for Impairment of a Loan

In May 1993, the Financial Accounting Standards Board ("FASB") issued FAS No. 114, Accounting by Creditors for Impairment of a Loan. This statement requires that loans be impaired when it is probable that a creditor will be unable to collect all amounts (i.e., principal and interest) contractually due, and the impairment be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. The statement also allows impairments to be measured based on the loan's market price or the fair value of the collateral if the loan is collateral dependent. This statement will be effective for 1995 financial statements, although early adoption is permissible. The company has not yet determined the timing or impact of adoption of this statement.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, money market instruments and other debt issues with a maturity of ninety days or less when purchased. The carrying amounts reported in the Consolidated Balance Sheets approximate fair value of these instruments.

Investments

The company classifies investments in debt securities (bonds, redeemable preferred stocks and mortgage-backed securities) in three categories: held for investment, available for sale and trading.

Debt securities which the company had the positive intent and ability to hold to maturity were classified as held for investment on the Consolidated Balance Sheets at December 31, 1993 and 1992, and were carried at amortized cost, net of valuation reserves.

On the Consolidated Balance Sheet at December 31, 1993, debt securities which might be sold prior to maturity were classified as available for sale and carried at fair value. Unrealized gains and losses related to available for sale investments, after deducting amounts allocable to experience rated contractholders, discontinued products and related taxes, were reflected in shareholders' equity. Debt securities which the company had the ability to hold to maturity, but which might be sold prior to maturity were classified as available for sale on the Consolidated Balance Sheet at December 31, 1992 and carried at the lower of aggregate cost or fair value (which was cost at December 31, 1992). Due to the adoption of FAS No. 115 at December 31, 1993, certain reclassifications were made between debt securities classified as held for investment, available for sale and trading. Such reclassifications were considered non-cash transactions and were therefore not reflected in the 1993 Consolidated Statement of Cash Flows.

Debt securities which were held with the objective of trading to generate profits on short-term differences in price ("trading securities") were carried at fair value on the Consolidated Balance Sheet at December 31, 1993. As a result of implementing FAS No. 115 on December 31, 1993, the net unrealized loss of $.7 million related to the trading portfolio was reflected as a cumulative effect adjustment in the 1993 Consolidated Statement of Income. Future changes in fair value will be reflected in net realized capital gains in the Consolidated Statement of Income. Debt and equity securities which were traded with the objective of maximizing investment returns or were expected to be sold before maturity were classified as trading securities and carried at fair value on the Consolidated Balance Sheet at December 31, 1992, with the change in fair value reflected in shareholders' equity.

At December 31, 1993, equity securities were classified as available for sale and carried at fair value. Unrealized gains and losses related to such securities, after deducting amounts allocable to experience rated contractholders and net of related taxes, were reflected in shareholders' equity.

Investments (continued)

Fair values for debt and equity securities are based on quoted market prices or dealer quotations. Where a quoted market price is not available, fair value is measured utilizing quoted market prices for similar securities or by using discounted cash flow methods. Cost for mortgage-backed securities is adjusted for unamortized premiums and discounts, which are amortized using the interest method over the estimated remaining term of the securities, adjusted for anticipated prepayments.

Purchases and sales of debt and equity securities are recorded on the trade date. Purchases and sales of mortgage loans are recorded on the closing date. Redeemable preferred stocks are expected to be retired as a result of regular sinking fund payments by the issuer.

Mortgage loans and policy loans are carried at unpaid principal balances, net of valuation reserves, and are generally secured. Investment real estate, which the company has the intent to hold for the production of income, is carried at depreciated cost plus capital additions, net of valuation reserves for other than temporary declines in fair value. Properties held for sale (primarily acquired through foreclosure) are carried at the lower of depreciated cost (fair value at foreclosure plus capital additions less accumulated depreciation) or fair value less selling cost. Adjustments to the carrying value of properties held for sale are recorded in a valuation reserve when the fair value less selling cost is below depreciated cost. The accumulated depreciation for real estate was $166.9 million and $151.5 million at December 31, 1993 and 1992, respectively.

Short-term investments, consisting primarily of money market instruments and other debt issues purchased with an original maturity of over 90 days to one year, were considered available for sale at December 31, 1993 and were carried at fair value which approximated amortized cost. Short-term investments were carried at amortized cost which approximated fair value on the Consolidated Balance Sheet at December 31, 1992.

The company utilizes futures and forward contracts and swap agreements in order to manage investment returns and to align maturities, interest rates, currency rates and funds availability with its obligations. Futures contracts are carried at fair value. Realized and unrealized gains and losses on futures contracts which qualify as hedges are deferred and recognized as an adjustment to the hedged asset or liability, and amortized over the life of the related asset or liability as an adjustment to the yield. Realized and unrealized gains and losses on futures contracts which do not qualify as hedges are reflected in the Consolidated Statements of Income. The difference between amounts paid and received on swap agreements entered into to reduce the impact of changes in interest rates and currency exchange rates is reflected in the Consolidated Statements of Income.

Realized and unrealized gains and losses from contracts hedging foreign translation exposures are reflected, net of tax, in shareholders' equity. Realized and unrealized gains and losses from contracts hedging foreign transaction exposures are reflected in the Consolidated
Statements of Income.

Investments (continued)

Significant non-cash investing and financing activities include acquisition of real estate through foreclosures of mortgage loans amounting to $295 million in 1993, $306 million in 1992 and $528 million in 1991. In 1992, the company completed an equal exchange of pooled multi-family mortgages for mortgage-backed securities from the Federal National Mortgage Association ("FNMA") totaling $325 million. In 1991, the company also exchanged a pool of residential mortgages carried at $318 million for $343 million of mortgage-backed securities from FNMA. No gains were recorded on these exchanges.

Fair Value of Financial Instruments

Fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument. Please refer to the previous investment section of this note and Note 5 for fair value disclosures relative to short-term investments and debt and equity securities, respectively.

Mortgage loans are carried at unpaid principal balances, net of valuation reserves. Fair value is estimated by discounting expected mortgage loan cash flows at market rates which reflect the rates at which similar loans would be made to similar borrowers. The rates reflect management's assessment of the credit quality and the remaining duration of the loans. The fair value estimate of mortgage loans of lower credit quality, including problem and restructured loans, is based on the estimated fair value of the underlying collateral. The fair value of the mortgage loan balances at December 31, 1993 and 1992 was estimated to be $14.9 billion and $18.1 billion, respectively.

The fair value of investment contract liabilities with a fixed maturity included in policyholders' funds left with the company is estimated using discounted cash flow calculations based on interest rates currently being offered by the company for similar contracts. The carrying value of these liabilities was $13.7 billion and $14.6 billion at December 31, 1993 and 1992, respectively, and fair value was estimated to be $15.0 billion and $15.8 billion, respectively. Investment contract liabilities included in policyholders' funds left with the company that do not have a fixed maturity allow for withdrawal upon request. The fair value of these contracts is estimated as the amount payable to the contractholder upon demand. However, the company has the right under such contracts to delay payment of withdrawals which may ultimately result in paying an amount different than that determined to be payable upon demand. The carrying value of these liabilities without fixed maturities was $12.2 billion and $11.5 billion at December 31, 1993 and 1992, respectively, and fair value was estimated to be $12.2 billion and $11.4 billion, respectively.

Fair Value of Financial Instruments (continued)

The estimated fair value of the company's long-term debt is based on quoted market prices for the same or similar issued debt or on the current rates estimated to be available to the company for debt of similar terms and remaining maturities. The fair value of the company's long-term debt at December 31, 1993 and 1992 was estimated to be $1,202.7 million and $977.1 million, respectively.

In evaluating the company's management of interest rate and liquidity risk, the fair values of all assets and liabilities should be taken into consideration.

Deferred Policy Acquisition Costs

Certain costs of acquiring insurance business have been deferred. These costs, all of which vary with and are primarily related to the production of new business, consist principally of commissions, certain expenses of underwriting and issuing contracts, and certain agency expenses. For fixed ordinary life and annuity contracts, such costs are amortized over expected premium-paying periods. For universal life and certain annuity contracts, such costs are amortized in proportion to estimated gross profits and adjusted to reflect actual gross profits. These costs are amortized over 20 years for annuity and pension contracts, and over the contract period for universal life type contracts. For all other lines of business, acquisition costs are amortized over the life of the insurance contract.

Deferred policy acquisition costs would be written off to the extent that it is determined that future policy premiums and investment income or gross profits would not be adequate to cover related losses and expenses.

Other Assets

Property and equipment are reported at depreciated cost using the straight-line method based upon the estimated useful lives of the assets. The carrying value of property and equipment at December 31, 1993 and 1992 was $697.3 million and $698.6 million, respectively, and was net of accumulated depreciation of $833.1 million and $730.6 million, respectively.

Goodwill, which represents the excess of cost over the fair value of net assets of acquired subsidiaries and affiliates, is amortized on a straight-line basis over periods not exceeding 40 years. Total unamortized goodwill, which is included in other assets, was $178.6 million and $173.8 million at December 31, 1993 and 1992, respectively.

Separate Accounts

Separate Accounts assets and liabilities generally represent funds maintained in accounts to meet specific investment objectives of contractholders who bear the investment risk, subject to minimum guaranteed rates for certain contractholders. Investment income and investment gains and losses accrue directly to such contractholders.
The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the company. The assets and liabilities are carried at market value. Deposits, net investment income and realized and unrealized capital gains and losses on Separate Accounts assets are not reflected in the Consolidated Statements of Income. Management fees charged to contractholders are included in fees and other income.

Insurance Reserve Liabilities

Reserves for unpaid property-casualty claims and claim expenses include provisions for payments to be made on reported losses, and losses incurred but not reported and for associated settlement expenses. Beginning in 1993, workers' compensation life table indemnity reserves were discounted at 5% for voluntary business and 3.5% for involuntary business, with mortality assumptions which reflected current company and industry experience. Workers' compensation life table indemnity reserves totaled $1.2 billion at December 31, 1993.

Future policy benefits include reserves for universal life, limited payment and traditional life insurance contracts. Reserves for universal life contracts are equal to cumulative premiums less charges plus credited interest thereon. Reserves for limited payment and traditional life insurance contracts are computed on the basis of assumed investment yield, mortality, morbidity and expenses, including a margin for adverse deviation, which generally vary by plan, year of issue and policy duration. Reserve interest rates range from 2.25% to 11.25%. Investment yield is based on the company's experience. Mortality, morbidity and withdrawal rate assumptions are based on the experience of the company and are periodically reviewed against both industry standards and experience. Policyholders' funds left with the company include reserves for pension and annuity investment contracts. Reserves on such contracts are equal to cumulative deposits less charges plus credited interest thereon (rates range from 2.91% to 17.95%) net of adjustments for investment experience that the company is entitled to reflect in future credited interest. Reserves on contracts subject to experience rating reflect the rights of contractholders, plan participants and the company.

Revenue Recognition

Property-casualty premiums are generally recognized as revenue on a pro rata basis over the policy term. Certain policies allow the company to charge additional premiums as a result of recognizing additional claim and expense costs under the policies. Such premiums are recognized when the related losses are provided.

For universal life and certain annuity contracts, charges assessed against policyholders' funds for the cost of insurance, surrender charges, actuarial margin and other fees are recorded as revenue in fees and other income. Other amounts received for these contracts are reflected as deposits and are not recorded as revenue. Life insurance premiums, other than premiums for universal life and certain annuity contracts, are recorded as premium revenue when due. Related policy benefits are recorded in relation to the associated premiums or gross profit so that profits are recognized over the expected lives of the contracts.

Group Health and Life premiums are generally recorded as premium revenue in the month due. Some group contracts allow for premiums to be adjusted to reflect emerging experience. Fees for contracts providing claim processing service only are recorded as revenue in fees and other income.

Federal and Foreign Income Taxes

The company is taxed at regular corporate rates after adjusting income reported for financial statement purposes for certain items. Aetna Life and Casualty Company files a consolidated federal income tax return.
The Internal Revenue Code limits the amount of non-life insurance company losses that may offset life insurance company taxable income. Foreign subsidiaries and U.S. subsidiaries operating outside of the United States are taxed under applicable foreign statutes. Deferred income tax benefits result from changes during the year in cumulative temporary differences between the tax basis and book basis of assets and liabilities.

Earnings Per Share

Earnings per common share are computed using net income divided by the weighted average number of common shares outstanding. There is not a significant difference between primary and fully diluted earnings per share.

2. Discontinued Products

In January 1994, the company announced its decision to discontinue the sale of its fully guaranteed large case pension products, which include guaranteed investment contracts ("GICs") and single-premium annuities ("SPAs") sold to large case pension customers. As a result of this decision, the company recognized an after-tax loss on discontinuance of products of $825 million which is reflected in the 1993 Consolidated Statement of Income. Assets and liabilities of discontinued products included in the Consolidated Balance Sheet at December 31, 1993 were as follows:

                                         Guaranteed     Single-
                                         Investment     Premium
(Millions)                               Contracts      Annuities       Total
_________________________________________________________________________________


Debt securities available for sale       $  4,690.9     $  3,578.1     $  8,269.0
Mortgage loans                              3,468.2        1,950.9        5,419.1
Real estate                                   534.5              -          534.5
Short-term and other investments              399.7           72.8          472.5
                                         ________________________________________
  Total investments                         9,093.3        5,601.8       14,695.1
Deferred income taxes                         253.7           26.2          279.9
Receivable from continuing business           390.0          435.0          825.0
Other                                           7.6            1.3            8.9
                                         ________________________________________
   Total Assets                          $  9,744.6     $  6,064.3     $ 15,808.9
_________________________________________________________________________________
_________________________________________________________________________________

Future policy benefits                   $        -     $  5,079.1     $  5,079.1
Policyholders' funds left with
 the company                                8,976.6              -        8,976.6
Reserve for future losses on
 discontinued products                        600.0          670.0        1,270.0
Other                                         168.0          315.2          483.2
_________________________________________________________________________________
   Total Liabilities                     $  9,744.6     $  6,064.3     $ 15,808.9
_________________________________________________________________________________
_________________________________________________________________________________

Net unrealized capital gains on available for sale debt securities of discontinued products are included in other liabilities of discontinued products and are not reflected in consolidated shareholders' equity.
The reserve for future losses on GICs is included in policyholders' funds left with the company and the reserve for future losses on SPAs is included in future policy benefits in the 1993 Consolidated Balance Sheet.

The losses on discontinuance of $390.0 million for GICs and $435.0 million for SPAs represent the present value of the difference between
(a) the expected cash flows from the assets supporting discontinued products, and (b) the cash flows expected to be required to meet the obligations of the outstanding contracts. Calculation of the losses on discontinuance required projection of both the amount and the timing of cash flows over approximately the next 30 years, including consideration of, among other things, asset defaults and prepayments, changes in real estate values, participant withdrawal and mortality rates, and cost of asset management and customer service. The amounts of cash flows on the assets of the discontinued products projected to occur in each period are risk-adjusted such that the present value (at the risk-free rate at December 31, 1993, consistent with the duration of the liabilities) of those cash flows approximates the current fair value of the assets.

The average contractual yields guaranteed on the contracts relating to the discontinued products exceed the historical and expected future yields on assets supporting the products. The resulting anticipated negative cash flows will be funded from the cash flows of the company's continuing business.

An $825.0 million receivable for these negative cash flows (which accrues interest at the rates used to measure the loss for the two products) is included in the discontinued products' assets at December 31, 1993. This receivable is fully offset by a payable from the company's continuing business. These amounts are eliminated in consolidation and are therefore not reflected on the 1993 Consolidated Balance Sheet.

Pursuant to a segmentation plan approved in 1983 by the New York
Insurance Department, the combined assets supporting discontinued products were segregated coincident with the receipt of premiums and deposits on the discontinued products. Assets of the discontinued products were distinguished, physically, operationally and for financial reporting purposes, from the remaining assets of the company.

Management believes the timing and amount of cash flows with respect to the discontinued products have been estimated with reasonable accuracy, and the financial statements reflect management's best estimate of the most likely cash flows that will occur. However, future periods may include a charge or benefit equal to the present value of the differences, if any, between future projected cash flows and current estimates.

3.  Sales of Subsidiaries

On June 30, 1993, the company completed the sale of its U.K. life and investment management operations. The company realized an after-tax capital loss of $12.0 million on the sale as well as $37.4 million of tax benefits from cumulative operating losses of the subsidiary not previously available for tax benefits.

On September 30, 1992, the company completed the sale of American Re-Insurance Company ("Am Re"), formerly a wholly owned subsidiary.
The company realized a gain on the sale of Am Re in the third quarter of 1992 of $38.1 million (after adjusting for the net cumulative effect adjustments related to accounting changes of $48.9 million, and the 1992 decrease to earnings related to such accounting changes of $9.0 million). No taxes were incurred on this transaction. As part of the sale, the company received 70,000 shares of American Re Corporation's (the new holding company) Junior Cumulative Redeemable Exchangeable Preferred Stock all of which were redeemed in the first quarter of 1993. The company realized an after-tax gain of $27.0 million on the redemption.

The operating results of Reinsurance and Related Services, provided through Am Re, were presented as a discontinued operation through the sale date of September 30, 1992. Results for the nine months ended September 30, 1992, and for the year ended December 31, 1991 were:

(Millions)                               1992          1991
_______________________________________________________________

Total revenue                            $  846.4      $1,153.1
                                         ______________________

Income before taxes                      $  120.9      $  173.5
Income taxes                                 34.1          34.7
                                         ______________________
Income from discontinued operations      $   86.8      $  138.8
_______________________________________________________________

As of May 16, 1991, the company completed the sale of its 43% interest in La Estrella S.A. de Seguros, a Spanish insurance company, to Banco Hispano Americano. The company realized a net capital gain of $32.6 million (after-tax) on the sale.

4.  Severance and Facilities Charge

The 1993 and 1992 results reflect after-tax severance and facilities charges of $200.0 million ($308.0 million pretax) and $95.7 million ($145.0 million pretax), respectively.

Please see Note 14 for the effect of these charges on the company's segments.

5.  Investments



Debt securities at December 31, 1993 were as follows:

                                         Amortized       Gross         Gross
                                         Cost, Net of    Unrealized    Unrealized    Fair
(Millions)                               Reserves        Gains         Losses        Value
______________________________________________________________________________________________
Held for Investment:
______________________________________________________________________________________________


  U.S. Treasury securities and
   obligations of U.S. government
   agencies and corporations             $    20.7       $     .9      $       -     $    21.6
  Obligations of states and
   political subdivisions                    398.7            5.9            6.7         397.9
  Utilities                                  277.9           20.4              -         298.3
  Financial                                  355.2           27.8              -         383.0
  Transportation/Capital Goods               255.1           21.2             .8         275.5
  Other corporate securities                 792.9           67.6            2.8         857.7
  Mortgage-backed securities                  10.6             .1              -          10.7
  Foreign governments                        318.7            7.2              -         325.9
  Other                                      128.0            7.5            1.9         133.6
                                         _____________________________________________________
    Total Held for Investment            $ 2,557.8       $  158.6      $    12.2     $ 2,704.2
______________________________________________________________________________________________

Available for Sale:
______________________________________________________________________________________________

  U.S. Treasury securities and
   obligations of U.S. government
   agencies and corporations             $ 7,943.1       $  200.5      $    57.6     $ 8,086.0
  Obligations of states and
   political subdivisions                  2,016.7           80.0            2.6       2,094.1
  Utilities                                3,013.2          207.4           31.1       3,189.5
  Financial                                4,919.0          200.1           16.7       5,102.4
  Transportation/Capital Goods             1,745.0          239.0           15.1       1,968.9
  Other corporate securities               4,862.9          377.4           48.6       5,191.7
  Mortgage-backed securities               9,655.5          686.5           17.1      10,324.9
  Foreign governments                      2,651.9          130.9            9.9       2,772.9
  Other                                      126.3           12.5             .3         138.5
                                         _____________________________________________________
    Total Available for Sale             $36,933.6      $ 2,134.3      $   199.0     $38,868.9
______________________________________________________________________________________________
    Available for sale
      securities of discontinued
        products (included above)        $ 7,659.4      $   695.1      $    85.5     $ 8,269.0
______________________________________________________________________________________________


Net unrealized appreciation of $1,935.3 million on available for sale debt securities includes $717.4 million related to experience rated contractholders and $609.6 million related to discontinued products, which is not reflected in shareholders' equity.



Debt securities at December 31, 1992 were as follows:

                                         Amortized      Gross          Gross
                                         Cost, Net of   Unrealized     Unrealized     Fair
(Millions)                               Reserves       Gains          Losses         Value
_______________________________________________________________________________________________
Held for Investment:
_______________________________________________________________________________________________


  U.S. Treasury securities and
   obligations of U.S. government
   agencies and corporations             $     6.1      $      .6      $       -      $     6.7
  Obligations of states and
   political subdivisions                    395.2            2.1           12.4          384.9
  Utilities                                  494.5           30.6             .2          524.9
  Financial                                  564.4           24.8             .8          588.4
  Transportation/Capital Goods               432.8           31.5              -          464.3
  Other corporate securities               1,064.8           73.0            4.6        1,133.2
  Mortgage-backed securities                  24.6             .5             .4           24.7
                                         ______________________________________________________
    Total Held for Investment            $ 2,982.4      $   163.1      $    18.4      $ 3,127.1
_______________________________________________________________________________________________

Available for Sale:
_______________________________________________________________________________________________

  U.S. Treasury securities and
   obligations of U.S. government
   agencies and corporations             $   899.1      $    39.4      $      .6     $    937.9
  Obligations of states and
   political subdivisions                  1,295.4           40.3           19.3        1,316.4
  Utilities                                2,066.7          175.9            9.6        2,233.0
  Financial                                2,185.0          117.8           13.7        2,289.1
  Transportation/Capital Goods             1,508.6          163.3           16.4        1,655.5
  Other corporate securities               4,061.8          369.6           54.7        4,376.7
  Mortgage-backed securities              11,335.8          774.5           74.8       12,035.5
  Other                                      788.0           16.1           13.2          790.9
                                         ______________________________________________________
    Total Bonds                          $24,140.4      $ 1,696.9      $   202.3     $ 25,635.0
  Redeemable Preferred Stock                 192.1           39.5            4.2          227.4
                                         ______________________________________________________
    Total Available for Sale             $24,332.5      $ 1,736.4      $   206.5     $ 25,862.4
_______________________________________________________________________________________________

The carrying and fair value of debt securities held for investment and available for sale as of December 31, 1993 are shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be restructured, called or prepaid.

                                              Amortized
                                              Cost, Net            Fair
(Millions)                                    of Reserves          Value
____________________________________________________________________________
Held For Investment:
____________________________________________________________________________

Due to mature:
  One year or less                            $   440.3            $   447.3
  After one year through five years             1,494.5              1,598.9
  After five years through ten years              323.0                346.1
  After ten years                                 289.4                301.2
  Mortgage-backed securities                       10.6                 10.7
                                              ______________________________
    Total Held for Investment                 $ 2,557.8            $ 2,704.2

____________________________________________________________________________
Available For Sale:
____________________________________________________________________________

Due to mature:
  One year or less                            $   847.7            $   862.2
  After one year through five years             9,262.8              9,521.0
  After five years through ten years            8,568.1              8,868.0
  After ten years                               8,599.5              9,292.8
  Mortgage-backed securities                    9,655.5             10,324.9
                                              ______________________________
    Total Available for Sale                  $36,933.6            $38,868.9
____________________________________________________________________________

Investments in equity securities were as follows:


                                                          Gross         Gross
                                                          Unrealized    Unrealized   Fair
(Millions)                                  Cost          Gains         Losses       Value
______________________________________________________________________________________________
1993
______________________________________________________________________________________________


Equity securities available for sale        $ 1,238.1     $   455.2     $   34.4     $ 1,658.9
______________________________________________________________________________________________
______________________________________________________________________________________________
1992
______________________________________________________________________________________________

Equity securities                           $ 1,168.9     $   366.3     $   39.7     $ 1,495.5
______________________________________________________________________________________________

There were no equity securities of discontinued products at December 31, 1993.


Real Estate holdings at December 31 were as follows:



(Millions)                                   1993            1992
_______________________________________________________________________

Properties held for sale                     $  1,122.2      $  1,129.6
Investment real estate                            461.3           535.5
                                             __________________________
                                                1,583.5         1,665.1
Valuation reserve                                 267.7            68.8
                                             __________________________
  Net carrying value                         $  1,315.8      $  1,596.3
_______________________________________________________________________
  Net carrying value of real estate of
   discontinued products (included above)    $    534.5      $        -
_______________________________________________________________________

Total real estate write-downs included in the net carrying value of the company's real estate holdings on the Consolidated Balance Sheets at December 31, 1993 and 1992 were $501.8 million (including $218.5 million attributable to assets of discontinued products) and $494.8 million, respectively.


Impairment reserves at December 31 were as follows:



(Millions)                                      1993          1992
_______________________________________________________________________


Debt securities                                 $   102.8     $   105.2
Equity securities                                    10.6          12.5
Mortgage loans                                    1,308.3       1,065.6
Real estate                                         267.7          68.8
Other                                                 6.0           6.0
                                                _______________________
  Total impairment reserves                     $ 1,695.4     $ 1,258.1
_______________________________________________________________________
  Impairment reserves of
    discontinued products (included above)      $   764.8     $       -
_______________________________________________________________________

The carrying values of investments that were non-income producing for the twelve months preceding the balance sheet date were as follows:

(Millions)                             1993          1992
____________________________________________________________
Debt securities                        $  76.9      $  110.9
Equity securities                         14.9           9.1
Mortgage loans                           342.1         291.1
Real estate                              188.0         245.6
                                       _____________________
  Total non-income producing assets    $ 621.9      $  656.7
____________________________________________________________
  Non-income producing assets of
   discontinued products
   (included above)                    $ 248.0      $      -
____________________________________________________________


6.  Capital Gains and Losses on Investment Operations

Realized capital gains or losses are the difference between the carrying value and sale proceeds of specific investments sold.

Net realized capital losses allocable to experience rated contractholders of $180.1 million, $59.7 million and $156.7 million for the years ended December 31, 1993, 1992 and 1991 were deducted from net realized capital gains (losses) as reflected on the Consolidated Statements of Income and an offsetting amount is reflected on the Consolidated Balance Sheets in policyholders' funds left with the company. Provision for impairments which are other than temporary and changes in the fair value of real estate subsequent to foreclosure (prior to 1992, real estate write-downs) are included in net realized capital gains or losses. Unrealized capital gains and losses on available for sale investments, after deducting amounts allocable to experience rated contractholders and discontinued products, and net of related taxes, are reflected in shareholders' equity.

Net realized capital gains (losses) on investments were as follows:

(Millions)                                     1993          1992          1991
__________________________________________________________________________________
Debt securities                                $   606.3     $  315.1      $  98.4
Equity securities                                   91.3        184.2         74.2
Mortgage loans                                    (435.7)      (358.5)      (452.0)
Real estate                                       (151.5)       (43.9)       (53.3)
Sales of subsidiaries                              (18.2)           -         54.1
Other                                               (2.4)        18.0         (3.5)
                                               ___________________________________
Pretax realized capital gains (losses)         $    89.8     $  114.9      $(282.1)
__________________________________________________________________________________
After-tax realized capital gains (losses)      $    59.0     $   78.6      $(187.4)
__________________________________________________________________________________

Proceeds from sales of investments in debt securities held for investment and available for sale during 1993, 1992 and 1991 were $6,300.9 million, $3,862.1 million and $4,751.9 million, respectively. Gross gains of $250.6 million, $262.3 million and $138.2 million and gross losses of $30.1 million, $7.0 million and $67.9 million were realized on those sales.

Changes in unrealized capital gains (losses), excluding changes in unrealized capital gains (losses) related to experience rated contractholders and discontinued products, for the periods were as follows:

(Millions)                                   1993          1992          1991
_________________________________________________________________________________

Equity securities                            $   94.2      $  127.6      $  154.9
Debt trading securities                        (134.8)         66.4          53.7
Debt securities available for sale              608.3             -             -
Other                                            14.6         (51.8)        (25.3)
                                             ____________________________________
                                                582.3         142.2         183.3
Deferred federal income taxes                   193.7          48.5          67.1
                                             ____________________________________
Net changes in unrealized capital gains
 (losses)                                    $  388.6      $   93.7      $  116.2
_________________________________________________________________________________

Changes in unrealized capital gains (losses) for the periods exclude pretax changes in debt securities carried at amortized cost and at lower of amortized cost or fair value. The unrecorded appreciation for debt securities carried at amortized cost is the difference between estimated market and carrying values, and amounted to approximately $.1 billion, $1.7 billion, and $2.4 billion at December 31, 1993, 1992 and 1991, respectively. Such unrecorded appreciation includes amounts allocable to experience rated contractholders. The change in unrecorded appreciation for 1993 was $(1.6) billion. This decrease resulted from changes in carrying values and reclassifications of certain debt securities related to the adoption of FAS No. 115. The change in unrecorded appreciation was $(.7) billion and $1.8 billion in 1992 and 1991, respectively.

Shareholders' equity included the following unrealized capital gains (losses)(net of amounts allocable to experience rated contractholders and amounts related to discontinued products) at December 31:



(Millions)                             1993          1992          1991
___________________________________________________________________________

Equity securities:
  Gross unrealized capital gains       $  455.2      $  366.3      $  278.8
  Gross unrealized capital losses         (34.4)        (39.7)        (79.8)
                                       ____________________________________
                                          420.8         326.6         199.0
Debt trading securities:
  Gross unrealized capital gains              -         172.0          69.2
  Gross unrealized capital losses             -         (37.2)          (.8)
                                       ____________________________________
                                              -         134.8          68.4
Debt securities available for sale:
  Gross unrealized capital gains          671.1             -             -
  Gross unrealized capital losses         (62.8)            -             -
                                       ____________________________________
                                          608.3             -             -
Foreign exchange and other, net           (56.7)        (71.3)        (19.5)
Deferred federal income taxes             324.2         130.5          82.0
                                       ____________________________________
Net unrealized capital gains           $  648.2      $  259.6      $  165.9
___________________________________________________________________________

7.  Net Investment Income

Net investment income includes amounts allocable to experience rated contractholders of $927 million, $1.1 billion and $1.2 billion for the years ended December 31, 1993, 1992 and 1991, respectively. Interest credited to contractholders is included in current and future benefits.

Sources of net investment income were as follows:



(Millions)                             1993           1992           1991
______________________________________________________________________________

Debt securities                        $ 3,003.4      $ 2,948.8      $ 2,984.9
Equity securities                           55.8           56.5           42.1
Short-term investments                      55.3           76.9          106.6
Mortgage loans                           1,586.8        1,885.5        2,185.0
Real estate                                378.5          335.7          212.4
Policy loans                                29.9           26.7           24.7
Other                                      160.2           52.7          113.8
Cash equivalents                            76.7          134.6          195.8
                                       _______________________________________
Gross investment income                  5,346.6        5,517.4        5,865.3
Less investment expenses                   427.6          448.4          350.8
                                       _______________________________________
  Net investment income                $ 4,919.0      $ 5,069.0      $ 5,514.5
______________________________________________________________________________


8.  Dividend Restrictions and Shareholders' Equity

The amount of dividends that may be paid to shareholders in 1994 without prior approval by the Insurance Commissioner of the State of Connecticut is $433.7 million. Dividend payments by the domestic insurance subsidiaries to Aetna Life and Casualty Company are subject to similar restrictions in Connecticut and other states, and are limited in 1994 to approximately $630.0 million in the aggregate. During 1993, these subsidiaries paid dividends totaling $302.1 million to Aetna Life and Casualty Company.

The following statement reconciles statutory net income to net income determined in conformity with generally accepted accounting principles ("GAAP").

(Millions)                                             1993           1992           1991
______________________________________________________________________________________________
Statutory net income:
   Life companies                                     $    87.7       $   123.8      $   436.1
   Casualty-property companies                           (125.1)          688.0          278.3
   Consolidating eliminations                              (3.3)            5.9          (30.5)
                                                      ________________________________________
     Subtotal                                             (40.7)          817.7          683.9

Reserve for future losses on discontinued products       (825.0)              -              -
Realized capital gains (losses)                          (171.6)         (879.5)        (267.1)
Adjustments to insurance reserve liabilities              344.5           159.5          (13.8)
Deferred federal income taxes                              43.7           135.2          141.7
Cumulative effect of accounting changes                   227.1          (112.5)             -
Deferred policy acquisition costs                         160.7            80.3           43.5
Severance and facilities charge                           (99.5)          (53.5)          84.3
Postretirement benefits other than pensions               (23.8)          (39.0)             -
Other, net                                                 18.7           (52.2)        (167.3)
                                                      ________________________________________

Net income (loss)                                     $  (365.9)      $    56.0      $   505.2
______________________________________________________________________________________________




The following statement reconciles statutory shareholders' equity with shareholders' equity determined in conformity with GAAP.

(Millions)                                            1993           1992
_____________________________________________________________________________
Statutory shareholders' equity:
   Life companies                                     $ 2,332.8      $ 2,780.9
   Casualty-property companies                          4,336.8        4,513.3
   Consolidating eliminations                          (2,323.9)      (2,781.6)
                                                      ________________________

     Subtotal                                           4,345.7        4,512.6

Reserve for future losses on discontinued products       (825.0)             -
Deferred policy acquisition costs                       1,867.0        1,706.0
Market value adjustments                                 (888.5)      (1,030.2)
Adjustment to insurance reserve liabilities               795.1          454.5
Deferred federal income taxes                             729.9          754.2
Guaranteed contracts investment reserve                   600.0          450.0
Postretirement benefits other than pensions              (648.3)        (424.0)
Investment reserves                                     1,106.1          738.4
Non-admitted assets                                       211.4          211.3
Severance and facilities charge                          (219.2)         (53.5)
Excess goodwill                                            16.8           13.4
Other, net                                                (47.9)         (94.4)
                                                      ________________________

Shareholders' equity                                  $ 7,043.1      $ 7,238.3
_____________________________________________________________________________

9.  Debt

(Millions)                                       1993          1992
________________________________________________________________________
Long-term debt:
 Domestic:
  Eurodollar Notes, 9 1/2% due 1995              $  100.4      $  100.6
  Notes, 8 5/8% due 1998                             99.8          99.7
  Notes, 6 3/8% due 2003                            198.7             -
  Debentures, 8 1/8% due 2007                           -         200.0
  Debentures, 6 3/4% due 2013                       198.3             -
  Eurodollar Notes, 7 3/4% due 2016                  63.5         200.1
  Debentures, 8% due 2017                           198.6         198.2
  Mortgage Notes and Other Notes, 3%-11 1/2%
   due in varying amounts to 2018                    56.7          96.0
  Debentures, 7 1/4% due 2023                       198.3             -
 International:
  Mortgage Notes, 6 1/2%-11 7/8% due in
   varying amounts to 2006                           45.7          61.0
                                                 ______________________
    Total                                        $1,160.0      $  955.6
________________________________________________________________________

At December 31, 1993 $35.7 million of short-term borrowings were outstanding. Total unused committed bank lines available to the company at December 31, 1993 amounted to $820.0 million, including an $800.0 million long-term credit commitment established with a group of worldwide banks. This $800.0 million commitment expires in July 1994. Various interest rate options are available under this facility and any borrowings mature in July 1997. The company pays quarterly commitment and facility fees totaling approximately one-tenth of one percent per annum. The terms of the commitment agreement require that the company maintain net worth of at least $5.0 billion. The $800.0 million credit facility also supports the company's commercial paper borrowing program.

During 1993, the company issued $200 million of 6 3/8% Notes due in 2003, $200 million of 6 3/4% Debentures due in 2013 and $200 million of 7 1/4% Debentures due in 2023. The proceeds were primarily used to repay commercial paper borrowings, a significant portion of which was incurred in connection with the retirement of debt discussed below. The remaining proceeds were used for general corporate purposes. A total of $550 million of securities remains available for sale under two effective shelf registration statements.

During 1993, the company redeemed $200 million principal amount of its 8 1/8% Debentures whose scheduled maturity was 2007. The company recognized an after-tax extraordinary loss on the debenture redemption of $4.7 million (after taxes of $2.4 million). Additionally, $137 million of the company's 7 3/4% Eurodollar Notes due 2016 were redeemed at par at the option of the holders thereof during 1993.

The 8% Debentures due 2017 are subject to various redemption options beginning on January 15, 1997.

Aggregate maturities of long-term debt and sinking fund requirements for 1994 through 1998 are $32.2 million, $103.8 million, $10.9 million, $12.9 million and $129.7 million, respectively, and $870.5 million thereafter.

Total interest expense was $77.4 million, $87.1 million and $106.7 million in 1993, 1992 and 1991, respectively. The company paid interest of $74.1 million, $94.9 million and $113.0 million in 1993, 1992 and 1991, respectively.

10.  Federal and Foreign Income Taxes

As discussed in Note 1, the company adopted FAS No. 109 as of January 1, 1992, resulting in a cumulative effect benefit for continuing operations of $272.5 million.

In August 1993, the Omnibus Budget Reconciliation Act of 1993 (OBRA) was enacted which resulted in an increase in the federal corporate tax rate from 34% to 35% retroactive to January 1, 1993. The enactment of OBRA resulted in an increase of $27.4 million in the company's deferred tax asset. Future net income of the company will be adversely impacted by the increased tax rate.

The Technical and Miscellaneous Revenue Act of 1988 included Section 847 which permits the designation of special estimated tax payments. The effect of Section 847 is to permit the recognition of deferred tax benefits associated with certain property-casualty losses. The 1991 provision for income taxes included $99.8 million of such benefits. There were no such benefits included in the 1992 and 1993 provisions.

Included in the 1991 provision for income taxes is a benefit of $50.0 million resulting from a fourth quarter 1991 reversal of previously established tax reserves based on a favorable court decision. This benefit affected the Health and Life Insurance and Services segment only.

Income tax expense (benefits) attributable to income (loss) from continuing operations consists of:



(Millions)                             1993           1992           1991
_____________________________________________________________________________


Current taxes (benefits):
  Income - federal taxes               $   47.3       $  (18.1)      $   83.9
  Income - foreign taxes                    8.8           11.6           14.9
  Realized capital gains (losses)          18.6           74.4          (16.3)
                                       ______________________________________
                                           74.7           67.9           82.5
Deferred taxes (benefits):
  Income - federal taxes                 (617.7)        (147.4)        (131.8)
  Income - foreign taxes                   (1.3)           1.5            4.8
  Realized capital gains (losses)          12.2          (38.1)         (78.4)
                                       ______________________________________
                                         (606.8)        (184.0)        (205.4)
                                       ______________________________________
Total                                  $ (532.1)      $ (116.1)      $ (122.9)
_____________________________________________________________________________


Income tax expense (benefits)on income (loss) from continuing operations was different from the amount computed by applying the federal income tax rate to income (loss) before income tax expense (benefit) for the following reasons:


(Millions)                                  1993            1992            1991
_______________________________________________________________________________________

Income (Loss) from U.S. operations          $(1,211.9)      $  (151.4)      $   123.3
Income (Loss) from non-U.S. operations           64.5            30.0           120.2
                                            _________________________________________
  Income (Loss) before taxes                 (1,147.4)         (121.4)          243.5
Tax rate                                           35%             34%             34%
                                            _________________________________________
Application of the tax rate                    (401.7)          (41.3)           82.8
Tax effect of:
  Tax-exempt interest                           (54.9)          (68.6)          (88.9)
  Fresh start adjustments                           -               -           (59.6)
  Foreign operations                            (46.9)           12.7             7.4
  Excludable dividends                          (20.5)          (12.8)          (12.1)
  Tax rate change on deferred assets
   and liabilities                              (24.0)              -               -
  Tax reserve reversal                              -               -           (50.0)
  Goodwill                                        6.8             3.5             1.7
  Other, net                                      9.1            (9.6)           (4.2)
                                            _________________________________________
Income tax benefits on income (loss)        $  (532.1)      $  (116.1)      $  (122.9)
_______________________________________________________________________________________


The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities under FAS No. 109 at December 31 are presented below:

(Millions)                             1993           1992
_______________________________________________________________
Deferred tax assets:
  Insurance reserves                   $ 1,013.2      $ 1,105.4
  Reserve for loss on
   discontinued products                   445.0              -
  Reserve for severance and
   facilities expenses                     108.0           20.7
  Impairment reserves                      274.0          286.9
  Other postretirement benefits            235.6          218.6
  Net operating loss carryforward          129.9           52.7
  Other                                     52.1           51.7
                                       ________________________
Total gross assets                       2,257.8        1,736.0
                                       ________________________
Less valuation allowance                    47.3           52.7
                                       ________________________
Assets net of valuation                  2,210.5        1,683.3
_______________________________________________________________

Deferred tax liabilities:
  Deferred policy acquisition costs        519.7          468.6
  Net unrealized capital gains             331.3          135.8
  Market discount                           72.8           80.8
  Other                                      3.8           25.0
                                       ________________________
Total gross liabilities                    927.6          710.2
                                       ________________________
Net deferred tax asset                 $ 1,282.9      $   973.1
_______________________________________________________________

The valuation allowance relates to future tax benefits on foreign net operating loss carryforwards of $47.3 million and $52.7 million for 1993 and 1992, respectively, the realization of which is uncertain.

Management believes that it is more likely than not that the company will realize the benefit of the net deferred tax asset. While there are no assurances that this benefit will be realized, the company expects sufficient taxable income in the future (requires $3.6 billion of future taxable income) based on its historical record (average of approximately $200.0 million from continuing operations over the past three years excluding nonrecurring charges) and expected annual taxable savings related to staff and expense reductions. The company has more than 15 years to generate sufficient taxable income to cover the reversal of its temporary differences due to the long-term reversal pattern of these differences. Additionally, the company has significant tax planning strategies including, but not limited to, the conversion of tax-exempt income to taxable income (approximately $160.0 million of potential additional annual taxable income based on 1993 holdings) and the presence of unrealized gains in the company's investments held for investment of $146.4 million as of December 31, 1993. The deferred tax asset includes $82.6 million related to the company's expected utilization of its current U.S. net operating loss carryforward of $236.0 million which expires in 2008.

The company generally has not recognized any deferred tax liabilities attributable to the undistributed earnings of its controlled foreign corporations because the company does not expect repatriation. Such amounts are not material.

For the year ended December 31, 1991, deferred income tax expense resulted from timing differences between the recognition of income and expense for income tax and financial reporting purposes. The significant components of deferred tax expense (benefit) attributable to income from continuing operations were as follows:



(Millions)                             1991
______________________________________________


Life reserve adjustments               $   6.5
Deferred policy acquisition costs          8.9
Property-casualty underwriting
  adjustments                           (162.3)
Investment income and expenses            22.3
Realized capital losses                  (78.4)
Reorganization charge                     27.9
Benefit plans                             (2.0)
Other, net                               (28.3)
______________________________________________
Total                                  $(205.4)
______________________________________________

The "Policyholders' Surplus Account," which arose under prior tax law, is generally that portion of a life insurance company's statutory income that has not been subject to taxation. As of December 31, 1983, no further additions could be made to the Policyholders' Surplus Account for tax return purposes under the Deficit Reduction Act of 1984. The balance in such account was approximately $857.2 million at December 31, 1993. This amount would be taxed only under certain conditions. No income taxes have been provided on this amount since management believes the conditions under which such taxes would become payable are remote.

The Internal Revenue Service (the "Service") has completed examination of the consolidated federal income tax returns of Aetna Life and Casualty and Affiliated Companies through 1986. Discussions are being held with the Service with respect to proposed adjustments. However, management believes there are adequate defenses against, or sufficient reserves to provide for, such adjustments. The Service has commenced its examination for the years 1987 through 1990.

The company made net federal income tax payments for continuing operations of $101.6 million, $55.3 million and $229.9 million in 1993, 1992 and 1991, respectively.

11.  Common Stock

At December 31, 1993 and 1992, 3,802,256 common shares were reserved for issuance under the dividend reinvestment plan, 6,702,878 and 8,728,574 common shares were reserved for the stock option plans and 946,675 common shares were reserved for other benefit plans, respectively.

In 1993 and 1992, the company did not acquire any shares of its common stock. In 1991, the company acquired 76,800 shares of its common stock at an average price of $38.04 per share.

On October 27, 1989, the Board of Directors of Aetna Life and Casualty Company adopted a Share Purchase Rights Plan. Pursuant to the Plan, a dividend of one share purchase right (a "Right") was made payable for each share of Aetna Life and Casualty Common Capital Stock ("Common Stock") outstanding on November 7, 1989, and one Right will attach to each share of Common Stock subsequently issued, prior to the time at which the Rights become exercisable, expire or are redeemed.

The Rights trade with the Common Stock until they become exercisable. The Rights become exercisable 10 days after: (i) a public announcement that a person or group ("person") has acquired 20% or more of the outstanding shares of Common Stock or, 10% or more of the outstanding shares of Common Stock if such person is declared by the Board of Directors to be an "adverse person" ("triggering acquisition"); or (ii) a person commences a tender offer which, upon consummation, could result in such person owning 30% or more of the Common Stock; or (iii), in either event, such later date as the Board of Directors may determine.

Upon becoming exercisable, each Right will entitle the holder thereof (the "Holder") to purchase one one-hundredth of a share of Aetna Life and Casualty Company's Class B Voting Preferred Stock, Series A (a "Fractional Preferred Share") at a price of $200 (the "Exercise Price"). Each Fractional Preferred Share has dividend, voting and liquidation rights designed to make it approximately equal in value to one share of Common Stock. Under certain circumstances, including a triggering acquisition, each Right (other than Rights that were or are owned by the acquirer) thereafter will entitle the Holder to purchase Common Stock worth twice the Exercise Price. Under certain circumstances, including the acquisition of Aetna Life and Casualty Company in a merger (following a triggering acquisition), each Right thereafter will entitle the Holder to purchase equity securities of the acquirer at a 50% discount.

Under certain circumstances, Aetna Life and Casualty Company may redeem all of the Rights at a price of $.01 per Right. The Rights will expire on November 7, 1999, unless earlier redeemed. The Rights have no dilutive effect on earnings per share until exercised. Aetna Life and Casualty Company has authorized 2,500,000 Preferred Shares for issuance upon exercise of the Rights.

12.  Participating Policyholders' Interests

Under participating life insurance contracts issued by the company, the policyholder is entitled to share in the earnings of such contracts. This business is accounted for in the company's Consolidated Financial Statements on a statutory basis since any adjustments to policy acquisition costs and reserves on this business would have no effect on the company's net income or shareholders' equity. Premiums and assets allocable to the participating policyholders were as follows:

(Millions)              1993        1992        1991
_______________________________________________________
Premiums                $  52.4     $  54.0     $  55.6
_______________________________________________________

Assets                  $ 704.8     $ 686.1     $ 706.2
_______________________________________________________


13.  Benefit Plans

Pension Plans - The company has non-contributory defined benefit pension plans covering substantially all employees and certain agents. The plans provide pension benefits based on years of service and average annual compensation (measured over sixty consecutive months of highest earnings in a 120-month period). Contributions are determined by using the Entry Age Normal Cost Method and, for qualified plans subject to ERISA requirements, are limited to the amounts that are currently deductible for tax reporting purposes.

Components of the net periodic pension income (cost) were as follows:

(Millions)                              1993         1992        1991
________________________________________________________________________
Return on plan assets                   $ 178.7      $  78.9     $ 391.0
Service cost - benefits earned
 during the period                        (82.2)       (82.3)      (73.2)
Interest cost on projected
 benefit obligation                      (169.3)      (153.1)     (136.8)
Net amortization and deferral              31.3        160.5      (204.7)
________________________________________________________________________

Net periodic pension income (cost)      $ (41.5)     $   4.0     $ (23.7)
________________________________________________________________________

As a result of restructuring activities, a curtailment gain of approximately $28 million is reflected in net periodic pension cost for the year ended December 31, 1992. Actions related to the 1993 severance and facilities charge did not result in a curtailment gain or loss.

The measurement dates used to determine the funded status of the plans for which assets exceeded accumulated benefits were September 30, 1993 and December 31, 1992. The change in measurement date had no effect on 1993 expense and had an immaterial impact on 1993 funded status. The funded status of plans for which assets exceeded accumulated benefits was as follows:

(Millions)                             1993             1992
_________________________________________________________________
Actuarial present value of vested
 benefit obligation                    $ 1,868.8        $ 1,607.6
_________________________________________________________________
Actuarial present value of
 accumulated benefit obligation        $ 1,898.9        $ 1,644.5
_________________________________________________________________
Plan assets at fair value              $ 2,259.0        $ 2,144.7
Actuarial present value of
 projected benefit obligation            2,221.7          1,931.7
                                       __________________________
Plan assets in excess of projected
 benefit obligation                         37.3            213.0
Unrecognized net (gain) loss                98.5            (51.2)
Unrecognized service cost - prior
 period                                     (7.7)            15.7
Unrecognized net asset at date of
 adoption of FAS No. 87                    (87.9)          (116.8)
                                       __________________________

Prepaid pension cost                   $    40.2        $    60.7
_________________________________________________________________

At 1993 and 1992, non-funded plans had projected benefit obligations of $163.8 million and $119.7 million, respectively. The accumulated benefit obligations at 1993 and 1992 related to these plans was $127.6 million and $100.5 million, respectively, and the related accrued pension cost was $89.7 million and $76.6 million, respectively.

The weighted average discount rate was 7.5% for 1993 and 8.0% for 1992 and 1991. A 9.0% expected long-term rate of return on plan assets was used for each of 1993, 1992 and 1991. The rate of increase in future compensation was 4.5% for 1993 and 5.0% for 1992 and 1991. The future annual cost-of-living adjustment was 3.0% for 1993, 1992 and 1991.

All of the assets are held in trust and administered under an Immediate Participation Guarantee Contract issued by Aetna Life Insurance Company. Assets are held in both the general account of Aetna Life Insurance Company and in various separate accounts.

Postretirement Benefits - In addition to providing pension benefits, the company currently provides certain health care and life insurance benefits for retired employees. A comprehensive medical and dental plan is offered to all full-time employees retiring at age 50 with 15 years of service or at age 65 with 10 years of service. Retirees are required to contribute to the plans based on their years of service with the company.

In January 1994, the company announced the modification of its postretirement benefit plan to cap the portion of the cost paid by the company relating to medical and dental benefits for individuals retiring after March 1, 1994. This change is expected to produce reductions in the net periodic postretirement benefit cost and in the accumulated postretirement benefit obligation.

The impact of adopting FAS No. 106 in 1992 was a cumulative effect charge of $385.0 million (after-tax) for continuing operations.
Adoption of FAS No. 106 does not affect the company's cash flows.

Components of the net periodic postretirement benefit cost were as follows:

(Millions)                        1993            1992
_________________________________________________________
Service cost - benefits earned
 during the period                $ (19.0)        $ (28.8)
Interest cost                       (42.9)          (50.9)
Net amortization                     11.7               -
Return on plan assets                 3.1             2.9
                                  _______________________
Net periodic postretirement
 benefit cost                     $ (47.1)        $ (76.8)
_________________________________________________________

Prior to the adoption of FAS No. 106, the cost of postretirement benefits was charged to operations as payments were made. The pretax cost of postretirement health care and life insurance benefits for 1991 was $16.1 million.

The measurement dates used to determine the funded status of the postretirement benefit plans were September 30, 1993 and December 31, 1992. The change in measurement date had no effect on 1993 expense and had an immaterial impact on 1993 funded status. The funded status of the plans was as follows:

(Millions)                                  1993        1992
______________________________________________________________
Actuarial present value of accumulated
  postretirement benefit obligation:
   Retirees                                 $234.6      $271.3
   Fully eligible active employees           102.7       143.4
   Active employees not eligible to
    retire                                   229.8       268.4
                                            __________________
Total                                        567.1       683.1
Plan assets at fair value                     45.8        45.0
                                            __________________
Accumulated postretirement benefit
 obligation in excess of plan assets         521.3       638.1
Unrecognized net gain                        139.2           -
                                            __________________

Accrued postretirement benefit cost         $660.5      $638.1
______________________________________________________________

The weighted average discount rates were 7.5% and 8.0% for 1993 and 1992, respectively. The health care cost trend rate for the 1993 valuation decreased gradually from 12.5% for 1994 to 5.5% by the year 2005. For the 1992 valuation, the rates decreased gradually from 14.0% for 1993 to 6.0% by the year 2005. Increasing the health care cost trend rate by one percentage point would increase the accumulated postretirement benefit obligation at 1993 by $92.5 million (pretax) and would increase the net periodic postretirement benefit cost for 1993 by $11.3 million (pretax).

It is the company's practice to fund amounts for postretirement life insurance benefits to the extent the contribution is deductible for federal income taxes. The plan assets are held in trust and administered by Aetna Life Insurance Company. The assets are in the general account of Aetna Life Insurance Company, and the expected rate of return on the plan assets was 7% for 1993 and 1992.

Incentive Savings Plan - Substantially all employees are eligible to participate in a savings plan under which designated contributions, which may be invested in common stock of Aetna Life and Casualty Company or certain other investments, are matched, up to 5% of compensation, by the company. Pretax charges to operations for the incentive savings plan were $58.9 million, $58.8 million and $55.2 million for 1993, 1992 and 1991, respectively. The Plan trustee held 5,996,806 shares, 6,925,145 shares and 6,747,151 shares of Aetna Life and Casualty Company's common stock for Plan participants at the end of 1993, 1992 and 1991, respectively.

Stock Option Plans - Executive and middle management employees may be granted options to purchase common stock of Aetna Life and Casualty Company at the market price on the date of grant or, in connection with certain business combinations, may be granted options to purchase common stock on different terms. Certain options contain stock appreciation rights permitting the employee to exercise those rights and receive the excess of current market price over the option price in cash and/or stock.

Transactions under the stock option plans are summarized below:


                                                           Range of
                                       Number              Option Prices
                                       of Shares           Per Share
________________________________________________________________________

Outstanding at December 31, 1990       4,801,477           $29.50-$61.50
       Granted                           831,625           $37.75-$48.25
       Exercised                         (29,997)          $29.50-$46.50
       Canceled or expired               (73,764)          $29.50-$61.50
________________________________________________________________________
Outstanding at December 31, 1991       5,529,341           $29.50-$61.50
       Granted                           912,675           $40.75-$45.63
       Exercised                        (228,942)          $29.50-$46.50
       Canceled or expired              (423,425)          $29.50-$61.50
________________________________________________________________________
Outstanding at December 31, 1992       5,789,649           $29.50-$61.50
       Granted                         1,034,560           $46.75-$55.00
       Exercised                      (2,025,696)          $29.50-$61.50
       Canceled or expired              (188,990)          $29.50-$61.50
________________________________________________________________________
Outstanding at December 31, 1993       4,609,523           $29.50-$61.50
________________________________________________________________________
Range of expiration dates              6/94 - 6/2003
________________________________________________________________________
Options exercisable at
  December 31, 1993                    3,614,903
________________________________________________________________________
Common shares available for grant
       at December 31, 1993            2,093,355
________________________________________________________________________


14.  Segment Information (1)(2)(3)(4)(5)(6)(7)

Summarized financial information for the company's principal operations was as follows:



(Millions)                                1993          1992          1991
_______________________________________________________________________________

Revenue:
  Health and Life Insurance and
    Services                              $ 6,477.3     $ 6,303.2     $ 6,116.4
  Financial Services                        3,492.8       3,545.1       3,710.1
  Commercial Property-Casualty
    Insurance and Services                  4,138.3       4,271.5       4,600.7
  Personal Property-Casualty                1,674.0       2,080.9       2,668.7
  International                             1,335.3       1,296.5         946.6
                                          _____________________________________
     Total revenue                        $17,117.7     $17,497.2     $18,042.5
_______________________________________________________________________________

Income (Loss) from continuing
  operations before income taxes,
    extraordinary item and cumulative
      effect adjustments:
  Health and Life Insurance and
    Services                              $   449.7     $   420.6     $   495.3
  Financial Services                       (1,276.1)        (61.7)       (276.4)
  Commercial Property-Casualty
    Insurance and Services                   (264.2)       (430.0)         52.8
  Personal Property-Casualty                  (24.5)        (72.4)        (90.5)
  International                               (32.3)         22.1          62.3
                                          _____________________________________
  Total income (loss) from continuing
    operations before income taxes,
      extraordinary item and
        cumulative effect adjustments     $(1,147.4)    $  (121.4)    $   243.5
_______________________________________________________________________________

Net income (loss):
  Health and Life Insurance and
    Services                              $   288.1     $   280.6     $   386.0
  Financial Services                         (808.8)        (17.2)       (156.9)
  Commercial Property-Casualty
    Insurance and Services                   (115.9)       (245.4)        139.5
  Personal Property-Casualty                   (3.3)        (36.2)        (28.6)
  International                                24.6          12.9          26.4
                                          _____________________________________
  Income (loss) from continuing
    operations before extraordinary
    item and cumulative effect
    adjustments                              (615.3)         (5.3)        366.4
  Discontinued operations, net of tax          27.0         173.8         138.8
                                          _____________________________________
  Income (loss) before extraordinary
    item and cumulative effect
    adjustments                              (588.3)        168.5         505.2
  Extraordinary loss on
    debenture redemption                       (4.7)            -             -
  Cumulative effect adjustments               227.1        (112.5)            -
                                          _____________________________________
Net income (loss)                         $  (365.9)    $    56.0     $   505.2
_______________________________________________________________________________




(Millions)                                  1993           1992
_____________________________________________________________________

Assets:
  Health and Life Insurance and Services    $  8,803.2     $  8,379.2
  Financial Services                          64.263.0       58,324.1
  Commercial Property-Casualty Insurance
    and Services                              17,737.1       18,177.1
  Personal Property-Casualty                   4,013.6        4,742.0
  International                                5,219.8        4,897.2
                                            _________________________
    Total assets                            $100,036.7     $ 94,519.6
_____________________________________________________________________


(1) The 1993 results from continuing operations before extraordinary item and cumulative effect adjustments include an after-tax loss on the discontinuance of fully guaranteed large case pension products of $825.0 million ($1,270.0 million pretax).  This loss affected the
    Financial Services segment only.

(2) Assets at December 31, 1993 include $15.0 billion of assets attributable to discontinued
    products.  Discontinued products are included in the Financial Services segment.

(3) The 1993 results from continuing operations before extraordinary item and cumulative effect adjustments were increased by $78.0 million ($120.0 million pretax) related to the current year impact of discounting certain workers' compensation life table indemnity reserves.
    This benefit affected the Commercial Property-Casualty segment only.

(4) The 1993 results from continuing operations before extraordinary item and cumulative effect adjustments include a net benefit of $21.8 million related to a change in the federal
    corporate tax rate from 34% to 35%.   Of the $21.8 million benefit, $2.9 million reduced
    Health and Life Insurance and Services results, $.6 million reduced Financial Services results, $21.8 million increased Commercial Property-Casualty results, $2.9 million increased
    Personal Property-Casualty results, and $.6 million increased International results.

(5) The 1993 and 1992 results reflect after-tax severance and facilities charges of $200.0 million ($308.0 million pretax) and $95.7 million ($145.0 million pretax), respectively.  Of the total 1993 charge, $57.5 million ($88.5 million pretax) was allocated to Health and Life
    Insurance and Services, $33.9 million ($52.2 million pretax) to Financial Services, $69.9 million ($107.6 million pretax) to Commercial Property-Casualty, $30.7 million ($47.4 million pretax) to Personal Property-Casualty and $8.0 million ($12.3 million pretax) to
    International.  Of the total 1992 charge, $35.7 million ($54.1 million pretax) was allocated to Health and Life Insurance and Services, $3.7 million ($5.6 million pretax) to Financial
    Services, $25.6 million ($38.8 million pretax) to Commercial Property-Casualty, $30.3 million
    ($46.0 million pretax) to Personal Property-Casualty and $.4 million ($.5 million pretax) to
    International.

(6) The 1992 results from continuing operations before extraordinary item and cumulative effect adjustments were reduced by $39.0 million ($59.2 million pretax), related to the current year impact of adopting FAS No. 106.  Of the total 1992 after-tax impact for continuing operations, $18.8 million ($28.4 million pretax) was attributable to Health and Life
    Insurance and Services, $2.7 million ($4.2 million pretax) to Financial Services, $11.5 million ($17.5 million pretax) to Commercial Property-Casualty, $5.5 million ($8.2 million pretax) to Personal Property-Casualty, and $.5 million ($.9 million pretax) to International.

(7) The 1991 results from continuing operations before extraordinary item and cumulative effect adjustments included a "fresh start" benefit of $59.6 million.  Of the total 1991 "fresh start" benefit for continuing operations, $48.9 million was attributable to Commercial
    Property-Casualty and $10.7 million to Personal Property-Casualty.  There were no "fresh start" benefits in 1992 and 1993.


15.  Reinsurance

The company utilizes reinsurance agreements to reduce its exposure to large losses in all aspects of its insurance business. Reinsurance permits recovery of a portion of losses from reinsurers, although it does not discharge the primary liability of the company as direct insurer of the risks reinsured. The company evaluates the financial strength of potential reinsurers and continually monitors the financial condition of present reinsurers.

Prepaid reinsurance premiums were $.3 billion at December 31, 1993 and 1992, respectively. A summary of earned premiums for the years ended December 31 follows:

Earned Premiums:


                                                      Ceded to       Assumed
                                       Direct         Other          from Other     Net
(Millions)                             Amount         Companies      Companies      Amount
______________________________________________________________________________________________
1993
______________________________________________________________________________________________


Life insurance                         $  1,966.1     $     78.0     $     63.9     $  1,952.0
Accident and health insurance             3,885.2           47.5           28.0        3,865.7
Property-casualty insurance               5,577.8        1,312.8          492.2        4,757.2
                                       _______________________________________________________
  Total earned premiums                $ 11,429.1     $  1,438.3     $    584.1     $ 10,574.9
______________________________________________________________________________________________
1992
______________________________________________________________________________________________

Life insurance                         $  2,044.4     $    144.2     $     52.6     $  1,952.8
Accident and health insurance             3,708.5           53.6           25.1        3,680.0
Property-casualty insurance               6,153.4        1,530.4          538.1        5,161.1
                                       _______________________________________________________
  Total earned premiums                $ 11,906.3     $  1,728.2     $    615.8     $ 10,793.9
______________________________________________________________________________________________
1991
______________________________________________________________________________________________

Life insurance                         $  1,926.1     $    188.3     $     44.6     $  1,782.4
Accident and health insurance             3,615.1           49.2           21.3        3,587.2
Property-casualty insurance               6,963.5        1,546.6          658.1        6,075.0
                                       _______________________________________________________
  Total earned premiums                $ 12,504.7     $  1,784.1     $    724.0     $ 11,444.6
______________________________________________________________________________________________

There is not a material difference in premiums on a written versus an earned basis.

Ceded current and future benefits were $1.3 billion, $1.7 billion and $1.3 billion for the years ended December 31, 1993, 1992 and 1991, respectively.

A property-casualty subsidiary of the company acts as a servicing carrier for several involuntary pools. This business is ceded completely to the pools, and the company has no direct underwriting risk associated with it. Reinsurance recoverables for this business were approximately $1.9 billion, $2.0 billion and $2.2 billion in 1993, 1992 and 1991, respectively. The company also participates as a member in a number of the involuntary pools, and as a result assumes its share of premiums and losses associated with these pools.

16.  Commitments and Contingent Liabilities

Off-Balance-Sheet Financial Instruments

The company utilizes financial instruments with off-balance-sheet risk in the normal course of business in order to manage investment returns and to align maturities, interest rates, currency rates and funds availability with its obligations. Financial instruments used for such purposes include futures and forward contracts, and swap agreements. In order to meet the financing needs of its customers, the company also is a party to financial guarantees and commitments to accept deposits, extend credit and fund partnerships. All of these instruments involve, to varying degrees, elements of market risk in excess of the amount recognized in the Consolidated Balance Sheets. Market risk is the possibility that future changes in market prices may make a financial instrument less valuable. The amount of market risk related to forward contracts to sell investments, interest rate and currency rate swaps, and commitments to accept deposits is not material. Unless otherwise noted, the company does not require collateral or other security to support the financial instruments discussed below.

Foreign Exchange Forward Contracts

Foreign exchange forward contracts are agreements to exchange fixed amounts of two different currencies at a specified future date and at a specified price. The company enters into foreign exchange forward contracts primarily as a hedge against foreign currency fluctuations. Risk results from fluctuations in translation rates and the possibility of non-performance by counterparties which could result in an unhedged position. At December 31, 1993 and 1992, the company had contracts to sell $875.4 million and $619.3 million and contracts to buy $26.9 million and $14.8 million of various foreign currencies. The contract amounts of these instruments reflect the company's extent of involvement in this particular type of financial instrument and do not represent the company's risk of loss. The fair value of the foreign exchange forward contacts at December 31, 1993 approximated the cost to the company of acquiring such contracts.

Futures and Forward Contracts

Futures and forward contracts represent commitments to either purchase or sell securities or money market instruments at a specified future date and at a specified price or yield. The inability of counterparties to perform under the terms of the contracts may result in a higher replacement cost. Also, there is potential for change in the value of the securities underlying the futures or forward contracts. At December 31, 1993 and 1992, the company had futures contracts to purchase $141.2 million and $641.9 million of U.S. Treasury securities. At December 31, 1993, the company had forward contracts to purchase investments of $273.6 million. At December 31, 1992 the company had no significant forward contracts. The contract amounts of these instruments reflect the company's extent of involvement in this particular type of financial instrument and do not represent the company's risk of loss. The fair value of the futures and forward contracts at December 31, 1993 approximated the cost to the company of acquiring such contracts.

Commitments

Commitments to extend credit are legally binding agreements to lend moneys at a specified interest rate and within a specified time period. Risk arises from the potential inability of counterparties to perform under the terms of the contracts and from interest rate fluctuations. The company's exposure to credit risk is minimized by the existence of conditions within the commitment agreements which release the company from its obligations in the event of a material adverse change in the counterparty's financial condition. At December 31, 1993 and 1992, the company had $130.2 million and $69.5 million, respectively, in commitments to fund partnerships and $64.0 million and $8.7 million, respectively, in commitments to fund commercial mortgage loans.

Financial Guarantees

The company no longer writes municipal bond insurance and such business previously written by the company was reinsured with another company. It is not practicable to estimate the fair value of the business that has been ceded.

The Aetna Casualty and Surety Company, a subsidiary of Aetna Life and Casualty Company, also was a writer of financial guarantees on obligations secured by real estate, corporate debt obligations, and of municipal and non-municipal tax-exempt entities through December 31, 1987, and ceased writing such guarantees as of January 1, 1988. The aggregate net par value of financial guarantees outstanding at December 31, 1993 and 1992 was $930.3 million and $1.1 billion, respectively. Future run-off of financial guarantees as of December 31, 1993 is estimated to be $89.6 million for 1994, $233.0 million for 1995, $30.4 million for 1996, $171.4 million for 1997, $281.4 million for 1998 and $124.5 million thereafter. It was not practicable to estimate a fair value for the company's financial guarantees because the company no longer writes such guarantees, there is no quoted market price for such contracts, and it is not practicable to reliably estimate the timing and amount of all future cash flows due to the unique nature of each of these contracts.

Total reserves for the financial guarantee business, which include reserves for defaults, probable losses not yet identified, and unearned premiums, were $80.2 million and $74.6 million at December 31, 1993 and 1992, respectively. Premium income received from such guarantees is recognized pro rata over the contract coverage period.

Reinsurance Agreement

In connection with the sale of Am Re (see Note 3), Am Re and the company entered into a reinsurance agreement which provides that to the extent Am Re incurred losses in 1991 and prior that are still outstanding at January 1, 1992 in excess of $2.7 billion (or $362 million in excess of Am Re's reserves as of December 31, 1991, adjusted for certain reinsurance transactions), the company has an 80% participation in payments on those losses up to a maximum payment by the company of $500 million. The company does not expect to, and has not yet been required to make any payments under this agreement.

Concentrations of Credit Risk

Disclosure of concentrations of credit risk for bonds and mortgage loans is incorporated herein by reference to Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 33 through 42. There were no material concentrations of off-balance-sheet financial instruments at December 31, 1993.

Leases

The company has entered into operating leases for office space and certain computer, word processing and other equipment. Rental expenses for these items were $267.4 million, $312.0 million and $305.1 million for 1993, 1992 and 1991, respectively. Future net minimum payments under non-cancelable leases as of December 31, 1993 are estimated to be $197.5 million for 1994, $167.3 million for 1995, $136.0 million for 1996, $106.0 million for 1997, $78.5 million for 1998 and $732.6 million thereafter.

Included in these future payments are $113.5 million and $410.4 million, attributable to the next five and subsequent ten years, respectively, of a subordinated master lease for office space. The company, as the major sublessee, is obligated to pay $67.8 million for its own space during the next six years.

Regulatory Environment

In March 1992, the California Insurance Commissioner ("Commissioner") issued a notice of hearing to the company requiring that it show cause why it should not be ordered to pay refunds with interest pursuant to Proposition 103. Proposition 103 is a voter initiative adopted in November 1988 which requires, among other things, certain premium rollbacks or refunds by insurance companies. The Commissioner alleged that the company's refund obligation was $110 million, plus 10% interest from May 1989 (or $51 million as of December 31, 1993).

On January 13, 1994, the company entered into a stipulation with the California Department of Insurance ("Department") under which the company agreed to make refunds of $31 million, including interest, with respect to certain California policies issued or renewed between November 8, 1988 and November 7, 1989. The Department has agreed that this refund, when finalized, shall constitute the company's complete and entire rollback and refund obligation. Given applicable reserves, the agreement with the Department will not materially affect the company's earned premium revenue or net income.

Asbestos and Environmental-Related Claims

Reserving for asbestos and environmental-related claims is subject to significant uncertainties. Because of these significant uncertainties and the likelihood that they will not be resolved in the near future, management is unable to make a reasonable estimate as to the ultimate amount of losses for all asbestos and environmental-related claims and related litigation expenses and is unable to determine whether the adverse effect of such losses will be material to the company's future results, liquidity and/or capital resources. Reserves for asbestos and environmental liabilities are evaluated by management regularly, and, subject to the significant uncertainties mentioned above, adjustments are made to such reserves as developing loss patterns and other information appear to warrant.

Litigation

Beginning in 1988, the attorneys general of 20 states each filed separate antitrust suits against The Aetna Casualty and Surety Company ("Aetna") and over 30 other insurers, reinsurers, trade associations and brokers. The suits are on behalf of the states themselves and, in most cases, alleged classes of their political subdivisions. Additionally, 20 class actions were filed in various courts on behalf of private plaintiffs. The attorneys general suits and the private plaintiff actions all were consolidated for pretrial proceedings in the United States District Court for the Northern District of California ("U.S. District Court").

All of the suits allege that the defendants violated various federal or state antitrust laws (or laws related to business trade practices) by, among other things, conspiring to restrict the terms and coverages of commercial general liability insurance and also reinsurance. The state suits seek civil penalties, unspecified damages and extensive injunctive relief. The private suits seek unspecified treble damages and broad injunctive relief.

In September 1989, the U.S. District Court entered an order granting the motions of the defendants (including Aetna), dismissing with prejudice all federal antitrust claims in all of the complaints before it. The U.S. District Court declined to exercise jurisdiction over the state claims in the attorneys general complaints.

Litigation (continued)

After unsuccessfully attempting to have the federal claims reinstated before the U.S. District Court, the 20 states and most of the private plaintiffs then appealed the U.S. District Court's decision dismissing the federal claims to the United States Court of Appeals for the Ninth Circuit ("Court of Appeals"). In June 1991, the Court of Appeals reversed the U.S. District Court's decision dismissing the federal antitrust claims and remanded those claims to the U.S. District Court for trial. The defendants subsequently filed a motion for rehearing; in October 1991, the Court of Appeals denied this motion. In January 1992, Aetna and several other defendants filed a petition for certiorari with the Supreme Court of the United States ("Supreme Court"), seeking review of the Court of Appeals' decision. On October 5, 1992, the Supreme Court granted the defendants' petition.

On June 28, 1993, the Supreme Court issued its decision returning the suit to the Court of Appeals for further proceedings consistent with the standards articulated by the Supreme Court. The Supreme Court held unanimously that Aetna and the other defendant insurers did not forfeit their otherwise available McCarran-Ferguson Act immunity when they acted with reinsurers to produce acceptable policy terms. The Supreme Court also held that Aetna and the other defendant insurers could lose their immunity under the "boycott" exception to the McCarran exemption only if the plaintiffs could prove that the defendant insurers attempted to coerce acceptance of insurance policy terms by means of refusals to deal in separate and unrelated transactions. On October 7, 1993, the Court of Appeals remanded the case to the U.S. District Court for further proceedings. In an upcoming status conference, the court will set a case management plan outlining future conduct of the litigation.

Aetna is continuously involved in numerous other lawsuits arising, for the most part, in the ordinary course of its business operations either as a liability insurer defending third-party claims brought against its insureds or as an insurer defending coverage claims brought against itself, including lawsuits related to issues of policy coverage and judicial interpretation. One such area of coverage litigation involves legal liability for asbestos and environmental-related claims. These lawsuits and other factors make reserving for asbestos and environmental-related claims subject to significant uncertainties.

While the ultimate outcome of the litigation described herein cannot be determined at this time, management does not believe it likely that such litigation, net of reserves established therefor and giving effect to reinsurance, will result in judgments for amounts material to the financial condition of the company, although it may affect results of operations in future periods. Litigation related to asbestos and environmental claims is subject to significant uncertainties; therefore management is unable to determine whether the effects on operations in future periods will be material.

Independent Auditors' Report

The Shareholders and Board of Directors
Aetna Life and Casualty Company:

We have audited the consolidated balance sheets of Aetna Life and Casualty Company and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of Aetna Life and Casualty Company and Subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 1993 the company changed its methods of accounting for certain investments in debt and equity securities, reinsurance of short-duration and long-duration contracts, postemployment benefits, workers' compensation life table indemnity reserves and retrospectively rated reinsurance contracts. In 1992, the company changed its methods of accounting for income taxes and postretirement benefits other than pensions.



KPMG PEAT MARWICK


Hartford, Connecticut
February 8, 1994

Quarterly Data (Unaudited)

(Millions, except per share data)                First         Second        Third         Fourth
_____________________________________________________________________________________________________
1993 (1)(2)(3)(4)(5)(6)(7)(8)
_____________________________________________________________________________________________________
Total revenue                                    $  4,294.1    $  4,326.5    $  4,302.9    $  4,194.2
_____________________________________________________________________________________________________
Income (Loss) from continuing operations
 before income taxes, extraordinary item
 and cumulative effect adjustments               $    191.3    $    151.1    $    285.2    $ (1,775.0)
Federal and foreign income taxes (benefits)            52.0            .3          59.6        (644.0)
                                                 ____________________________________________________
Income (Loss) from continuing operations
 before extraordinary item and cumulative
 effect adjustments                                   139.3         150.8         225.6      (1,131.0)
Discontinued operations, net of tax                    27.0             -             -             -
                                                 ____________________________________________________
Income (Loss) before extraordinary item
 and cumulative effect adjustments                    166.3         150.8         225.6      (1,131.0)
Extraordinary loss on debenture redemption                -          (4.7)            -             -
Cumulative effect adjustments                         227.8             -             -           (.7)
                                                 ____________________________________________________
Net income (loss)                                $    394.1    $    146.1    $    225.6    $ (1,131.7)
_____________________________________________________________________________________________________
Proforma amounts assuming the discounting of
 workers' compensation life table indemnity
 reserves is applied retroactively:
Income (Loss) from continuing operations         $    139.3    $    150.8    $    225.6    $ (1,131.0)
Net income (loss)                                $    144.1    $    146.1    $    225.6    $ (1,131.7)
_____________________________________________________________________________________________________
Proforma amounts assuming the accounting
 for retrospectively rated reinsurance
 contracts is applied retroactively:
Income (loss) from continuing operations         $    139.3    $    150.8    $    225.6    $ (1,131.0)
Net income (loss)                                $    367.8    $    146.1    $    225.6    $ (1,131.7)
_____________________________________________________________________________________________________
Per Share Results:
Income (Loss) from continuing operations
 before extraordinary item and cumulative
 effect adjustments                              $     1.26    $     1.36    $     2.03    $   (10.09)
Discontinued operations, net of tax                     .25             -             -             -
                                                 ____________________________________________________
Income (Loss) before extraordinary item
 and cumulative effect adjustments                     1.51          1.36          2.03        (10.09)
Extraordinary loss on debenture redemption                -          (.04)            -             -
Cumulative effect adjustments                          2.06             -             -          (.01)
                                                 ____________________________________________________
Net income (loss)                                $     3.57    $     1.32    $     2.03    $   (10.10)
_____________________________________________________________________________________________________
Proforma amounts assuming the discounting of
 workers' compensation life table indemnity
 reserves is applied retroactively:
Income (Loss) from continuing operations         $     1.26    $     1.36    $     2.03    $   (10.09)
Net income (loss)                                $     1.31    $     1.32    $     2.03    $   (10.10)
_____________________________________________________________________________________________________
Proforma amounts assuming the accounting
 for retrospectively rated reinsurance
 contracts is applied retroactively:
Income (loss) from continuing operations         $     1.26    $     1.36    $     2.03    $   (10.09)
Net income (loss)                                $     3.33    $     1.32    $     2.03    $   (10.10)
_____________________________________________________________________________________________________
Common Stock Data:
Dividends Declared                               $      .69    $      .69    $      .69    $      .69
Common Stock Prices, High                             53.00         55.75         60.00         65.88
Common Stock Prices, Low                              44.00         48.63         54.25         58.63
_____________________________________________________________________________________________________

The sum of quarterly earnings per share amounts does not necessarily equal the full year's amount, since they are calculated independently.
Common stock prices are as reported on the NYSE-Composite Tape.
See Notes to Financial Statements.
(1) The 1993 net loss includes net capital losses from additions to reserves for mortgage loans and real estate and real estate write-downs, after taxes and after gains and losses allocated to experience rated pension contractholders, of $70.3 million, $94.8 million, $79.2 million and $173.3 million for the first, second, third and fourth quarters of 1993, respectively.
(2) First quarter 1993 net income includes a charge of $48.5 million related to the cumulative effect of adopting FAS No. 112, Employers' Accounting for Postemployment Benefits.
(3) First quarter 1993 net income includes a benefit of $26.3 million related to the cumulative effect of the change in accounting for retrospectively rated reinsurance contracts.
(4) Third quarter 1993 results from continuing operations before extraordinary item and cumulative effect adjustments include a net benefit of $21.8 million related to a change in the federal corporate tax rate from 34% to 35%.
(5) First quarter 1993 net income includes a benefit of $250.0 million related to the cumulative effect of adopting discounting of workers' compensation life table indemnity reserves.  The current year impact of this change was an increase to after-tax results of $78.0 million in the fourth quarter of 1993. The current year impact did not have an effect on results for the first three quarters of 1993.  Fourth quarter 1993 results include an after-tax charge of $259.0 million for reserve additions for certain workers' compensation exposures.
(6) The 1993 fourth quarter results reflect a loss of $825.0 million ($1.3 billion pretax) on the discontinuance of fully guaranteed large case pension products.
(7) Fourth quarter 1993 results reflect an after-tax severance and facilities charge of $200.0 million
    ($308.0 million pretax).
(8) Fourth quarter 1993 net loss includes a charge of $.7 million related to the cumulative effect of adopting FAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.

(Millions, except per share data)                First         Second        Third         Fourth
____________________________________________________________________________________________________
1992 (1)(2)(3)(4)(5)
____________________________________________________________________________________________________
Total revenue                                    $ 4,516.7     $ 4,273.3     $ 4,409.2     $ 4.298.0
____________________________________________________________________________________________________
Income (Loss) from continuing operations
 before income taxes and cumulative effect
 adjustments                                     $   201.3     $  (141.1)    $   136.1     $  (317.7)
Federal and foreign income taxes (benefits)           46.9         (68.0)         30.8        (125.8)
                                                 ___________________________________________________
Income (Loss) from continuing operations
 before cumulative effect adjustments                154.4         (73.1)        105.3        (191.9)
Discontinued operations, net of tax                   76.8          27.9          69.1             -
                                                 ___________________________________________________
Income (Loss) before cumulative effect
 adjustments                                         231.2         (45.2)        174.4        (191.9)
Cumulative effect adjustments                       (112.5)            -             -             -
                                                 ___________________________________________________
Net income (loss)                                $   118.7     $   (45.2)    $   174.4     $  (191.9)
____________________________________________________________________________________________________
Proforma amounts assuming the discounting of
 workers' compensation life table indemnity
 reserves is applied retroactively:
Income (Loss) from continuing operations         $   149.0     $   (62.3)    $   103.7     $  (193.8)
Net income (loss)                                $   113.3     $   (34.4)    $   172.8     $  (193.8)
____________________________________________________________________________________________________
Proforma amounts assuming the accounting
 for retrospectively rated reinsurance
 contracts is applied retroactively:
Income (Loss) from continuing operations         $   156.5     $   (64.6)    $    69.8     $  (188.4)
Net income (loss)                                $   120.8     $   (36.7)    $   138.9     $  (188.4)
____________________________________________________________________________________________________
Per Share Results:
Income (Loss) from continuing operations
 before cumulative effect adjustments            $    1.40     $    (.66)    $     .95     $   (1.74)
Discontinued operations, net of tax                    .69           .25           .64             -
                                                 ___________________________________________________
Income (Loss) before cumulative effect
 adjustments                                          2.09          (.41)         1.59         (1.74)
Cumulative effect adjustments                        (1.02)            -             -             -
                                                 ___________________________________________________
Net income (loss)                                $    1.07     $    (.41)    $    1.59     $   (1.74)
____________________________________________________________________________________________________
Proforma amounts assuming the discounting of
 workers' compensation life table indemnity
 reserves is applied retroactively:
Income (Loss) from continuing operations         $    1.35     $    (.56)    $     .94     $   (1.76)
Net income (loss)                                $    1.03     $    (.31)    $    1.57     $   (1.76)
____________________________________________________________________________________________________
Proforma amounts assuming the accounting
 for retrospectively rated reinsurance
 contracts is applied retroactively:
Income (loss) from continuing operations         $    1.43     $    (.59)    $     .62     $   (1.71)
Net income (loss)                                $    1.10     $    (.34)    $    1.26     $   (1.71)
____________________________________________________________________________________________________
Common Stock Data:
Dividends Declared                               $     .69     $     .69     $     .69     $     .69
Common Stock Prices, High                            46.63         44.00         44.63         48.63
Common Stock Prices, Low                             41.13         39.38         38.00         41.38
____________________________________________________________________________________________________

Earnings per share calculations are based on results of stand-alone quarters.

Common stock prices are as reported on the NYSE-Composite Tape.

See Notes to Financial Statements.

(1) The 1992 net income includes net capital losses from additions to reserves for mortgage loans and real estate and real estate write-downs, after taxes and after gains and losses allocated to experience rated pension contractholders, of $41.4 million, $104.9 million, $52.4 million and $81.5 million for the first, second, third and fourth quarters of 1992, respectively.
(2) First quarter 1992 net income includes a charge of $385.0 million and a benefit of $272.5 million related to the cumulative effects of adopting FAS No. 106, Employers' Accounting for
    Postretirement Benefits Other Than Pensions, and FAS No. 109, Accounting for Income Taxes,
    respectively.  The results from continuing operations before cumulative effect adjustments for the quarters of 1992 have been restated to reflect the current year impact of adopting
    FAS No. 106 and FAS No. 109.  The impact of adopting FAS No. 106 was a reduction to after-tax results of $9.9 million, $10.0 million, $9.6 million and $9.5 million for the first, second, third and fourth quarters of 1992, respectively.  The impact of adopting FAS No. 109 was a decrease to results of $12.0 million, $12.1 million, $11.8 million and $11.9 million, for the first, second, third and fourth quarters of 1992, respectively.
(3) Fourth quarter 1992 results include an after-tax charge of $180.0 million for reserve additions for certain asbestos and environmental exposures.
(4) Third quarter 1992 results reflect $65.4 million of after-tax losses related to Hurricane Andrew.
    Of this amount, $53.4 million was attributable to continuing operations and $12.0 million to discontinued operations.
(5) Second quarter 1992 results reflect an after-tax reorganization charge of $95.7 million
    ($145.0 million pretax) related primarily to severance and benefit costs of expense and staff reduction actions.

Appendix to Exhibit 13

The following information, which is presented in tabular form in this exhibit, is presented in the form of pie charts in the printed 1993 annual report to shareholders of Aetna Life and Casualty Company:



Page No. in this Exhibit      Description
________________________      ______________________________________________________


           32                 Invested Assets of Life Companies
           32                 Invested Assets of Property-Casualty Companies
           33                 Bond Quality Ratings
           33                 Bond Investments by Market Sector
           40                 Problem Mortgage Loans by Property Type
           40                 Geographic Distribution of Problem Mortgage Loans
           40                 Restructured Mortgage Loans by Property Type
           40                 Geographic Distribution of Restructured Mortgage Loans
           42                 Property Held for Sale by Property Type
           42                 Geographic Distribution of Property Held for Sale
