Form 10-K, Exhibit 13
period 1994-12-31
AETNA LIFE & CASUALTY CO
filed 1995-03-17
CIK 2648

Selected Financial Data (1)


(Millions, except per share data)          1994        1993        1992        1991        1990
                                           ____        ____        ____        ____        ____
Revenue:
 Premiums:
  Aetna Health Plans                       $  5,611.5  $  4,700.6  $  4,586.7  $  4,467.3  $  4,190.1
  Large Case Pensions                           234.4       185.9       204.2       292.4       597.0
  Aetna Life Insurance & Annuity                168.3       125.7       111.9       174.5       272.9
  Property-Casualty                           4,390.8     4,653.2     5,076.3     6,010.4     6,447.2
  International                                 887.1       909.5       814.8       500.0       415.9
                                           __________________________________________________________
Total premiums                               11,292.1    10,574.9    10,793.9    11,444.6    11,923.1
_____________________________________________________________________________________________________
Net Investment Income, Fees and Other
 Income, and Net Realized Capital Gains
 and Losses:
  Aetna Health Plans                          1,527.6     1,405.4     1,345.4     1,124.2     1,086.8
  Large Case Pensions                         2,120.8     2,380.1     2,547.1     2,730.6     3,069.9
  Aetna Life Insurance & Annuity              1,235.9     1,232.7     1,129.9     1,041.3       973.2
  Property-Casualty                             948.1     1,247.7     1,437.2     1,323.3     1,389.9
  International                                 409.9       369.8       387.6       390.2       257.0
  Corporate: Other                               (9.7)       (6.9)      (42.7)      (11.7)        (.7)
  Federated Investors                               -           -           -           -           -
                                           __________________________________________________________
   Total net investment income, fees
    and other income, and net realized
    capital gains and losses                  6,232.6     6,628.8     6,804.5     6,597.9     6,776.1
_____________________________________________________________________________________________________
     Total Revenue                         $ 17,524.7  $ 17,203.7  $ 17,598.4  $ 18,042.5  $ 18,699.2
_____________________________________________________________________________________________________
_____________________________________________________________________________________________________
Income (Loss) from Continuing Operations
 before Extraordinary Item and
 Cumulative Effect Adjustments:
  Aetna Health Plans                       $    341.7  $    272.2  $    274.3  $    382.6  $    288.3
  Large Case Pensions                            54.4      (822.3)      (17.3)     (167.0)        1.1
  Aetna Life Insurance & Annuity                159.1       111.4        99.0       115.8        85.5
  Property-Casualty                              58.1       (13.0)     (106.3)      225.3       355.6
  International                                  71.2        55.0        25.1        38.2       (48.2)
  Corporate:  Interest                          (60.5)      (44.7)      (50.9)      (65.0)      (73.8)
              Other                            (156.5)     (173.9)     (229.2)     (163.5)     (127.9)
  Federated Investors                               -           -           -           -           -
_____________________________________________________________________________________________________
Income (Loss) from Continuing
 Operations before Extraordinary Item and
 Cumulative Effect Adjustments                  467.5      (615.3)       (5.3)      366.4       480.6
_____________________________________________________________________________________________________
Income from Discontinued Operations                 -        27.0       173.8       138.8       133.5
_____________________________________________________________________________________________________
Cumulative Effect Adjustments                       -       227.1      (112.5)          -           -
_____________________________________________________________________________________________________
Net Income (Loss)                          $    467.5  $   (365.9) $     56.0  $    505.2  $    614.1
_____________________________________________________________________________________________________
Net Realized Capital Gains (Losses),
 Net of Tax (included above)                    (42.6)       59.0        78.6      (187.4)      (79.2)
_____________________________________________________________________________________________________
Total Assets (2)                             94,172.5   100,036.7    94,519.6    91,987.6    89,300.7
_____________________________________________________________________________________________________
Total Long-Term Debt                          1,114.7     1,160.0       955.6     1,019.6     1,010.3
_____________________________________________________________________________________________________
Minority Interest in Preferred Securities
 of Subsidiary                                  275.0           -           -           -           -
_____________________________________________________________________________________________________
Redeemable Preferred Stock,
 Net of Treasury Shares                             -           -           -           -           -
_____________________________________________________________________________________________________
Shareholders' Equity                          5,503.0     7,043.1     7,238.3     7,384.5     7,072.4
_____________________________________________________________________________________________________
_____________________________________________________________________________________________________
Per Common Share Data:
Income (Loss) from Continuing Operations
 before Extraordinary Item and
 Cumulative Effect Adjustments             $     4.14  $    (5.54) $     (.05) $     3.33  $     4.32
Income (Loss) from Discontinued
 Operations                                         -         .24        1.58        1.26        1.20
Cumulative Effect Adjustments for
 Continuing Operations                              -        2.05       (1.02)          -           -
Net Income (Loss)                                4.14       (3.29)        .51        4.59        5.52
Dividends Declared                               2.76        2.76        2.76        2.76        2.76
Shareholders' Equity                            48.85       62.77       65.64       67.09       64.23
Market Price at Year End                        47.13       60.38       46.50       44.00       39.00
_____________________________________________________________________________________________________


See Notes to Financial Statements and Management's Discussion and Analysis for significant events affecting the comparability of current year results with 1993 and 1992 results.

(1) In 1994, the company changed its external reporting segments to better align the segments with the way the businesses are managed. Prior periods have been restated to reflect the change.

(2) Total assets at December 31, 1994 and 1993 include $12.4 billion and $15.2 billion, respectively, of assets attributable to discontinued fully guaranteed large case pension products.


Selected Financial Data (1)


(Millions, except per share data)          1989       1988       1987       1986       1985       1984
                                           ____       ____       ____       ____       ____       ____
Revenue:
 Premiums:
  Aetna Health Plans                       $ 3,730.7  $ 2,770.1  $ 2,562.8  $ 2,893.5  $ 2,556.0  $ 2,708.4
  Large Case Pensions                        1,303.8      855.3    1,767.5    1,130.2      410.9      182.2
  Aetna Life Insurance & Annuity               302.0      286.7      270.0      253.1      242.3      269.3
  Property-Casualty                          6,785.6    6,782.6    6,444.9    5,801.3    4,679.6    4,013.7
  International                                310.5      389.1      421.8      343.1      372.7      387.6
                                            _______________________________________________________________
Total premiums                              12,432.6   11,083.8   11,467.0   10,421.2    8,261.5    7,561.2
___________________________________________________________________________________________________________
Net Investment Income, Fees and Other
 Income, and Net Realized Capital Gains
  and Losses:
  Aetna Health Plans                           920.8      703.9      564.4      663.2      660.1      549.5
  Large Case Pensions                        3,162.5    3,083.7    2,884.7    2,917.9    2,709.3    2,300.9
  Aetna Life Insurance & Annuity               865.5      715.0      631.7      593.4      475.6      400.0
  Property-Casualty                          1,349.3    1,076.5    1,047.7      903.6      739.5      585.1
  International                                258.8      244.7      277.2      200.5      133.1      153.7
  Corporate: Other                             (17.1)      17.6       15.4      (79.3)     (13.7)     (30.5)
  Federated Investors                          240.3      193.5      209.2      180.6      149.3      109.1
                                           ________________________________________________________________
   Total net investment income, fees
    and other income, and net realized
    capital gains and losses                 6,780.1    6,034.9    5,630.3    5,379.9    4,853.2    4,067.8
___________________________________________________________________________________________________________
     Total Revenue                         $19,212.7  $17,118.7  $17,097.3  $15,801.1  $13,114.7  $11,629.0
___________________________________________________________________________________________________________
___________________________________________________________________________________________________________
Income (Loss) from Continuing Operations
 before Extraordinary Item and Cumulative
 Effect Adjustments:
  Aetna Health Plans                       $   254.8  $   152.4  $   182.1  $   277.6  $   289.5  $   233.9
  Large Case Pensions                          107.0      125.1       83.8      185.9      144.2       94.8
  Aetna Life Insurance & Annuity                67.7       82.6       61.7      112.6       72.8      101.1
  Property-Casualty                            258.7      344.0      500.4      295.7      121.8      (38.3)
  International                                (14.1)     (18.0)      28.5       39.1      (32.7)      15.9
  Corporate:  Interest                         (68.9)     (62.5)     (51.2)     (39.4)     (53.2)     (42.5)
              Other                           (146.4)    (120.8)    (127.7)    (198.8)    (117.9)    (145.4)
  Federated Investors                           54.0       54.6       58.3       49.4       38.7       23.3
___________________________________________________________________________________________________________
Income from Continuing Operations
 before Extraordinary Item and
 Cumulative Effect Adjustments                 512.8      557.4      735.9      722.1      463.2      242.8
___________________________________________________________________________________________________________
Income (Loss) from Discontinued
 Operations                                    126.6      142.1      130.9      138.3     (101.9)    (130.2)
___________________________________________________________________________________________________________
Cumulative Effect Adjustments                      -          -          -          -          -          -
___________________________________________________________________________________________________________
Net Income (Loss)                          $   676.4  $   713.3  $   915.3  $ 1,015.6  $   365.3  $   112.6
___________________________________________________________________________________________________________
Net Realized Capital Gains (Losses),
 Net of Tax  (included above)                  111.7       32.0        4.0       97.6       59.5      (36.0)
___________________________________________________________________________________________________________
Total Assets                                87,099.0   81,344.6   75,724.1   69,360.1   60,096.0   52,604.3
___________________________________________________________________________________________________________
Total Long-Term Debt                         1,037.7    1,093.8      930.9      654.4      527.9      484.2
___________________________________________________________________________________________________________
Minority Interest in Preferred Securities
 of Subsidiary                                     -          -          -          -          -          -
___________________________________________________________________________________________________________
Redeemable Preferred Stock,
 Net of Treasury Shares                            -      118.6      177.1      200.0       75.0          -
___________________________________________________________________________________________________________
Shareholders' Equity                         6,936.7    6,453.8    6,015.7    5,633.4    4,745.9    4,112.3
___________________________________________________________________________________________________________
___________________________________________________________________________________________________________
Per Common Share Data:
Income (Loss) from Continuing Operations
 before Extraordinary Item and
 Cumulative Effect Adjustments             $    4.56  $    4.87  $    6.33  $    6.25  $    4.14  $    2.20
Income (Loss) from Discontinued
 Operations                                     1.13       1.26       1.15       1.24       (.95)     (1.31)
Cumulative Effect Adjustments for
 Continuing Operations	                            -          -          -          -          -          -
Net Income (Loss)                               6.02       6.25       7.91       8.87       3.23        .89
Dividends Declared                              2.76       2.76       2.76       2.64       2.64       2.64
Shareholders' Equity                           61.94      57.50      52.95      48.58      41.19      39.14
Market Price at Year End                       56.50      47.25      45.25      56.38      53.50      36.50
___________________________________________________________________________________________________________


See Notes to Financial Statements.

(1) In 1994, the company changed its external reporting segments to better align the segments with the way the businesses are managed. Prior periods have been restated to reflect the change.


Management's Discussion and Analysis of Financial
Condition and Results of Operations.*

Consolidated Results of Operations:  Operating Summary


(Millions, except per share data)                1994           1993           1992
_________________________________________________________________________________________

Premiums......................................   $ 11,292.1     $   10,574.9   $ 10,793.9
Net investment income.........................      4,463.5          4,919.0      5,069.0
Fees and other income........................       1,823.9          1,620.0      1,620.6
Net realized capital gains (losses)...........        (54.8)            89.8        114.9
                                                 ________________________________________
    Total revenue.............................     17,524.7         17,203.7     17,598.4
                                                 ________________________________________

Current and future benefits...................     12,397.1         12,391.9     12,848.9
Operating expenses............................      3,719.3          3,644.8      3,925.7
Amortization of deferred policy
    acquisition costs.........................        750.0            736.4        800.2
Loss on discontinuance of products............            -          1,270.0            -
Severance and facilities charge...............            -            308.0        145.0
                                                 ________________________________________
    Total benefits and expenses...............     16,866.4         18,351.1     17,719.8
                                                 ________________________________________
Income (Loss) from continuing operations
    before income taxes, extraordinary item
    and cumulative effect adjustments.........        658.3         (1,147.4)      (121.4)
Income taxes (benefits).......................        190.8           (532.1)      (116.1)
                                                 ________________________________________
Income (Loss) from continuing operations
    before extraordinary item and cumulative
    effect adjustments........................        467.5           (615.3)        (5.3)
Discontinued operations, net of tax...........            -             27.0        173.8
                                                 ________________________________________

Income (Loss) before extraordinary item and
    cumulative effect adjustments.............        467.5           (588.3)       168.5
Extraordinary loss on debenture redemption....            -             (4.7)           -
Cumulative effect adjustments.................            -            227.1       (112.5)
                                                 ________________________________________

Net income (loss)                                $    467.5     $     (365.9)  $     56.0
_________________________________________________________________________________________
                                                 ________________________________________
Net realized capital gains (losses),
     net of tax (included above)                 $    (42.6)    $       59.0   $     78.6
_________________________________________________________________________________________
                                                 ________________________________________
Per common share data:
    Income (Loss) from continuing operations
       before extraordinary item and
       cumulative effect adjustments..........   $     4.14     $      (5.54)  $     (.05)
    Income from discontinued operations,
       net of tax.............................            -              .24         1.58
    Extraordinary loss on debenture redemption            -             (.04)           -
    Cumulative effect adjustments.............            -             2.05        (1.02)
                                                 ________________________________________
       Net income (loss)......................   $     4.14     $      (3.29)  $      .51
                                                 ________________________________________
                                                 ________________________________________
    Dividends declared........................   $     2.76     $       2.76   $     2.76
                                                 ________________________________________
                                                 ________________________________________
    Shareholders' equity                         $    48.85     $      62.77   $    65.64
_________________________________________________________________________________________
                                                 ________________________________________

Sources of earnings:
  Aetna Health Plans..........................   $    341.7     $      272.2   $    274.3
  Large Case Pensions.........................         54.4           (822.3)       (17.3)
  Aetna Life Insurance & Annuity..............        159.1            111.4         99.0
  Property-Casualty...........................         58.1            (13.0)      (106.3)
  International...............................         71.2             55.0         25.1
  Corporate:  Interest........................        (60.5)           (44.7)       (50.9)
              Other...........................       (156.5)          (173.9)      (229.2)
                                                 ________________________________________
    Total from continuing operations..........        467.5           (615.3)        (5.3)
  Discontinued operations.....................            -             27.0        173.8
  Extraordinary loss on debenture redemption..            -             (4.7)           -
  Cumulative effect adjustments...............            -            227.1       (112.5)
                                                 ________________________________________

  Net income (loss)...........................   $    467.5     $     (365.9)  $     56.0
                                                 ________________________________________
                                                 ________________________________________


* This Management's Discussion and Analysis is as of February 7, 1995.


Overview

Aetna's 1994 net income was $468 million, compared with a net loss of $366 million and net income of $56 million in 1993 and 1992, respectively. The 1993 net loss included income from discontinued operations of $27 million (compared with $174 million in 1992) and a net benefit of $227 million for cumulative effect adjustments for accounting changes (compared with a net charge of $113 million for such adjustments in 1992). (Please see "Cumulative Effect Adjustments" on page 6.)

Aetna's reportable segments have been changed to better reflect the way the businesses are managed, and prior years' results have been restated to conform to the new segments. The new reportable segments are Aetna Health Plans, Large Case Pensions, Aetna Life Insurance & Annuity, Property-Casualty, International and Corporate.

Adjusted Earnings

For purposes of the discussions which follow, adjusted earnings represent income (loss) before cumulative effect adjustments excluding after-tax net realized capital gains (losses) in 1994, 1993 and 1992, the 1993 and 1992 after-tax severance and facilities charges and the 1993 after-tax loss on discontinuance of products. Adjusted earnings by segment were as follows:

(Millions)                                       1994        1993        1992
________________________________________________________________________________
Aetna Health Plans                               $ 355.3     $ 332.4     $ 324.3
Large Case Pensions                                 71.4        47.4        44.0
Aetna Life Insurance & Annuity                     162.9       125.3       100.1
Property-Casualty                                   59.5       (18.4)     (199.0)
International                                       69.1        73.7        17.9
Corporate                                         (208.1)     (209.7)     (275.5)


Summary Segment Results

The following summary of segment results is based upon adjusted earnings.

Aetna Health Plans:

Results improved in 1994, reflecting improved earnings in the group insurance and health care businesses. Within the health care businesses, managed care volume grew, consistent with the increased costs associated with the continued expansion of managed care.

Large Case Pensions:

Results in 1994 reflected the net benefits from the absence of losses from discontinued fully guaranteed products.

Aetna Life Insurance & Annuity:

Results improved in 1994, principally reflecting a decrease in operating expenses and strong sales growth.

Property-Casualty:

Results in 1994 reflected $114 million of indemnity-related environmental reserve additions, partially offset by a $66 million reduction in loss and loss adjustment reserves for prior accident years in the personal auto business. Catastrophe losses were $190 million in 1994 compared with $85 million in 1993. Results in 1994 also reflected lower net investment income and lower operating expenses.

International:

Results in 1994 reflected earnings from the company's increased investment in a Mexican insurance operation and continued improvement in the Pacific Rim operations. Earnings in 1993 included a $37 million tax benefit from prior year operating losses related to the sale of the U.K. life and investment management operations.

Corporate:

Results in 1994 reflected higher interest expense resulting from the issuance by a subsidiary of 9 1/2% cumulative monthly income preferred securities in November 1994, as well as certain other long-term debt issued by the company in late 1993, which was offset by lower corporate staff area expenses associated with previous restructurings. 1993 results also reflected lower corporate staff area expenses associated with previous restructurings.

Results of Continuing Operations

Income from continuing operations (before extraordinary item and cumulative effect adjustments) was $468 million in 1994, compared with losses of $615 million and $5 million in 1993 and 1992, respectively. The following factors complicate the comparison of results:

  Results for the year ended December 31, 1994 included after-tax catastrophe losses of $190 million related primarily to the Los Angeles earthquake and the severe winter weather occurring in early 1994. After-tax catastrophe losses for the years ended December 31, 1993 and 1992 were $85 million and $118 million, respectively. Catastrophe losses in 1992 were primarily due to Hurricane Andrew and Winter Storm Beth.

  Results in 1994 reflected net losses of $114 million (after-tax and net of reinsurance) for prior year reserve development on indemnity-related environmental liability claims, in the Property-Casualty segment, partially offset by a benefit of $66 million on personal auto claims. Results in 1993 included an addition to workers' compensation reserves for prior accident years of $259 million (after-tax and after discounting). Reserve additions in 1992 for prior accident years included a charge for asbestos and environmental liability claims of $293 million. (Please see "Property-Casualty" on pages 26 through 39.)

  Results in 1993 included an after-tax charge for anticipated future losses on discontinuance of the fully guaranteed large case pension products of $825 million and losses on discontinued products of $90 million ($53 million excluding net realized capital losses). Results of discontinued products for the year ended December 31, 1994 were charged against the reserve for anticipated future losses and did not impact the net income of the company. (Please see pages 19 through 22 for a discussion of discontinued products.)

  Results in 1993 and 1992 included after-tax severance and facilities charges of $200 million and $96 million, respectively. (Please see "Severance and Facilities Charges" on page 9.)

  Results in 1994 included net realized capital losses of $43 million compared with net realized capital gains of $59 million and $79 million in 1993 and 1992, respectively. (Please see
  "Net Realized Capital Gains and Losses" on page 7.)

Results of Discontinued Operations

Discontinued operations reflect the results of the company's former wholly owned subsidiary, American Re-Insurance Company
("Am Re"), which was sold effective September 30, 1992.   Income
from discontinued operations was $27 million in 1993 and $174 million in 1992. The 1993 income resulted from the redemption of preferred stock received in connection with the sale.

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
_______________________________________________________________________
                                                  _____________________


There were no cumulative effect adjustments reflected in 1994 net income. (Please see Notes 1, 5, 10 and 14 of Notes to Financial
Statements.)

Net Realized Capital Gains and Losses

Net realized after-tax capital gains (losses) included in the results of continuing operations, allocable to experience rated pension contractholders, and supporting discontinued products were as follows:

(Millions)                                       1994        1993        1992
________________________________________________________________________________
Net realized capital gains from sales            $  25.5     $ 486.5     $ 355.8

Net realized capital losses from additions to
  reserves for mortgage loans and real estate      (66.4)     (417.6)     (280.2)

Net realized capital gains (losses) from
  write-downs of debt and equity securities         (1.7)       (9.9)        3.0
                                                 _______     _______     _______
Net realized capital gains (losses) from
  continuing operations                          $ (42.6)    $  59.0     $  78.6
                                                 _______     _______     _______
                                                 _______     _______     _______

Net realized capital losses allocable to
  experience rated pension contractholders
  (excluded above)                               $(126.8)    $(117.1)    $ (39.4)
                                                 _______     _______     _______
                                                 _______     _______     _______

Net realized capital losses on assets
  supporting discontinued products
  (excluded above)                               $(135.8)*   $    **     $     **
                                                 _______     _______     ________
                                                 _______     _______     ________

* The 1994 net realized capital losses of $135.8 million on assets supporting discontinued products were charged to the reserve for future losses on discontinued products. (Please see "Large Case Pensions - Discontinued Products" on page 19.)

** Net realized capital losses of $37.4 million and $59.0 million, respectively for 1993 and 1992 on assets supporting discontinued products are included in the $59.0 million and $78.6 million of capital gains, respectively, shown above.


Net realized capital gains from sales included a $12 million loss in 1993 on the sale of the U.K. life and investment management operations and a $50 million gain in 1992 from the sale of a portion of the company's equity interest in MBIA Inc.

Adverse conditions in commercial real estate markets have negatively impacted earnings in each of the last three years. The impact in 1994 reflects improvement in certain segments of the commercial real estate markets. The company has reduced the mortgage loan and equity real estate portfolios, after reserves and write-downs, by $10.8 billion since the end of 1990, bringing mortgage loans and real estate as a percentage of general account invested assets (net of impairment reserves) from 40% at December 31, 1990 to 25% at December 31, 1994.

Income Taxes

At December 31, 1994, $749 million of net unrealized capital losses primarily on available for sale debt and equity securities were reflected in shareholders' equity without deferred tax benefits. For federal income tax purposes, capital losses are deductible only against capital gains in the year of sale or during the carryback and carryforward periods (three and five years, respectively). Due to the expected full utilization of capital gains in the carryback period and the uncertainty of future capital gains, a valuation allowance of $262 million related to such net unrealized capital losses has been reflected in shareholders' equity. In addition, $609 million of unrealized capital losses related to experience rated contracts are not reflected in shareholders' equity since such losses, if realized, will be charged to contractholders. However, the potential loss of tax benefits on such losses is the risk of the company and therefore would adversely affect the company rather than the contractholder. Accordingly, an additional valuation allowance of $213 million has been reflected in shareholders' equity as of December 31, 1994. Any reversals of the valuation allowance are contingent upon the recognition of future capital gains in the company's federal income tax return or a change in circumstances which causes the recognition of the benefits to become more likely than not. Non-recognition of the deferred tax benefits on net unrealized losses described above had no impact on net income for 1994, but has the potential to adversely affect future results if such losses are realized. Potential losses of tax benefits related to net unrealized losses on assets supporting the discontinued products are not expected to adversely affect the company's future results.

Management believes that it is more likely than not that the company will realize the benefit of the net deferred tax asset of $1.3 billion. (Please see Note 10 of Notes to Financial
Statements.)

Per Common Share

Income from continuing operations per common share before extraordinary item and cumulative effect adjustments was $4.14 in 1994 compared with a loss from continuing operations per common share in each of 1993 and 1992 of $5.54 and $.05, respectively. Net income per common share in 1994 was $4.14 compared with a net loss per common share in 1993 of $3.29 and net income per common share in 1992 of $.51. Return on shareholders' equity was 7.5% in 1994 compared with (5.1)% in 1993 and .8% in 1992. The weighted average number of common shares outstanding was 112.8 million in 1994, 111.1 million in 1993 and 110.1 million in 1992.
Shareholders' equity was $48.85 per common share at the end of 1994, down from $62.77 at the end of 1993 and $65.64 at the end of 1992. The decline in 1994 equity per common share primarily reflects unrealized depreciation on debt securities.

Revenue

Total revenue, excluding net realized capital gains and losses, increased 3% in 1994, primarily as a result of increased premiums, partially offset by a decrease in net investment income. Premium income increased 7%, primarily reflecting an increase in premiums in the Aetna Health Plans segment resulting from growth in covered members, modest price increases and a movement toward higher revenue products. Partially offsetting this increase was a decrease in premiums in the Property-Casualty segment due to continued reduction in personal auto and workers' compensation exposures, a decrease in commercial auto exposures and generally stricter underwriting in commercial lines. Net investment income decreased 9% in 1994, reflecting a decline in invested assets and lower investment yields.

Severance and Facilities Charges

In late 1993, management decided upon a plan under which it would take additional restructuring actions as part of its strategic and financial assessment of the company's businesses. As a result, the company recorded a $200 million after-tax ($308 million pretax) severance and facilities charge to fourth quarter 1993 earnings. The planned actions include the elimination of approximately 4,000 positions. As a result of the elimination of these positions, the company determined that it would have excess office space. Accordingly, the severance and facilities charge also included costs related to vacating excess leased office space and costs related to vacating and selling an owned property in Hartford, Connecticut.

During 1994, the company charged costs of $224 million related to the cost-reduction actions to the severance and facilities reserve established in 1993. Of the approximately 4,000 positions expected to be eliminated, approximately 3,300 had been eliminated by December 31, 1994 and the related severance benefits charged against the reserve. The remaining headcount reductions are expected to be completed by the first half of 1995. The annualized after-tax savings of approximately $200 million related to these and other cost reduction actions are expected in 1995. The total annual estimated savings of approximately $200 million are expected to benefit individual segments in 1995 as follows:


(Millions)
Aetna Health Plans.....................  $  56
Large Case Pensions....................      6
Aetna Life Insurance & Annuity.........      8
Property-Casualty......................    120
International..........................      3
Corporate..............................      7
                                         _____
  Total estimated savings..............  $ 200
                                         _____
                                         _____


In addition to the above, the company also recorded an after-tax charge of $96 million ($145 million pretax) to second quarter 1992 earnings. Among the steps taken to reduce costs was the elimination of approximately 4,800 positions in the latter half of 1992 and through 1993. By year-end 1993, all expected actions under the 1992 restructuring had been completed, and after-tax savings of $100 million ($130 million annualized) had been achieved.

While 1994 earnings reflected the full benefit of the 1992 restructuring and slightly over half the benefits associated with the 1993 cost reduction actions, total operating expenses for 1994 increased due to other factors, reflecting growth in premiums and increased investments related to the company's health care operations.

(Please see Note 4 of Notes to Financial Statements for further discussions related to severance and facilities charges.)

Strategic Outlook

The company continues to review its Property-Casualty and other businesses and assess their potential for contribution to the company's long-term strategic and financial objectives.

Aetna Health Plans

Operating Summary (Millions)               1994        1993        1992
____________________________________________________________________________
Premiums                                   $ 5,611.5   $ 4,700.6   $ 4,586.7
Net investment income                          351.6       376.3       388.2
Fees and other income                        1,197.2     1,039.5       992.6
Net realized capital losses                    (21.2)      (10.4)      (35.4)
                                           _________________________________
    Total revenue                            7,139.1     6,106.0     5,932.1
                                           _________________________________
Current and future benefits                  4,755.1     3,989.3     3,793.1
Operating expenses                           1,845.9     1,622.0     1,686.8
Severance and facilities charge                    -        79.8        40.2
                                           _________________________________
Income before taxes                            538.1       414.9       412.0
Income taxes                                   196.4       142.7       137.7
                                           _________________________________
Income before cumulative
  effect adjustments                       $   341.7   $   272.2   $   274.3
____________________________________________________________________________
                                           _________________________________
Net realized capital losses, net of tax
  (included above)                         $   (13.6)  $    (8.3)  $   (23.3)
____________________________________________________________________________
                                           _________________________________
Self-funded benefit payments
  administered for customers other
  than Medicare                            $12,226.6   $12,339.8   $12,730.4
____________________________________________________________________________
                                           _________________________________
Benefit payments administered
  for Medicare                             $13,260.1   $11,356.0   $10,140.2
____________________________________________________________________________
                                           _________________________________


The Aetna Health Plans ("AHP") segment includes three business units: (1) health care, (2) specialty health, and (3) group insurance. Products and services for these businesses are marketed primarily to employers for the benefit of employees and their dependents. Plans may be insured, in whole or in part, or benefits may be entirely funded by the customer ("self-funded"). Insured plans generally involve the assumption of all or a portion of health care cost and utilization risk by the company. Self-funded plans do not involve the assumption of significant risk by the company and thus typically generate lower, but more consistent, earnings than comparable insured plans. Revenue produced by AHP is reflected in "premiums" if substantial risk is assumed by the company and in "fees and other income" if risk is assumed by the customer.

The health care business unit provides managed care and traditional indemnity health care plans. These plans are administered on both an insured and a self-funded basis.

The specialty health business unit provides behavioral health, pharmacy, dental and occupational managed care plans. These plans are primarily administered on a self-funded basis.

The group insurance business unit provides life insurance, disability income and long-term care insurance plans. These plans are primarily administered on an insured basis.

AHP's adjusted earnings (after-tax) follow:

(Millions)                                       1994        1993        1992
________________________________________________________________________________
Income before cumulative effect adjustments      $ 341.7     $ 272.2     $ 274.3

Less:
    Net realized capital losses                    (13.6)       (8.3)      (23.3)

    Severance and facilities charge                    -       (51.9)      (26.7)
                                                 _______     _______     _______

Adjusted earnings                                $ 355.3     $ 332.4     $ 324.3
                                                 _______     _______     _______
                                                 _______     _______     _______

AHP's adjusted earnings increased $23 million in 1994, following an $8 million increase in 1993. 1994 adjusted earnings reflected improved earnings in the group insurance and health care businesses. The improvement in group insurance was primarily driven by a reduction in operating expenses and favorable claim experience. Within the health care businesses, earnings improved from an increase in premiums and fees, along with favorable medical claim experience on several contracts, offset in part by an increase in operating expenses. The growth in operating expenses is primarily attributable to migration toward more resource-intensive managed care business, to investments in managed care-related systems and to investments in the development of primary care physician practices. Adjusted earnings in 1993 benefited from a reduction in operating expenses.

Premiums and fees and other income increased 19% in 1994 and 3% in 1993, primarily resulting from growth in covered members, modest price increases and a movement toward higher revenue products, such as point-of-service (POS) and health maintenance organizations (HMOs).

The company offers a broad spectrum of traditional indemnity and managed care products. The latter include preferred provider ("PPO") arrangements, which offer enhanced coverage benefits for services received from participating providers; POS plans, which typically combine strong HMO-style medical management with an option to seek health care outside of the provider network; and HMOs, which arrange for non-emergency services exclusively through the HMO's network of providers. The company's health care network physicians and hospitals have traditionally been independent contractors. In 1993, the company began to develop and manage primary care physician practices as a means of increasing network access and overall product integration. As of year-end 1994, the company owned and managed 21 physician practices in six cities.

The number of members covered at December 31 were approximately:

(Millions)                     1994 (1)  1993 (2)      1992
___________________________________________________________
Managed Health Care
  PPO                           4.0       3.5           2.1
  POS                           1.5        .5            .1
  HMO                           1.5       1.4           1.3
                               ____________________________
Total Managed Health Care       7.0       5.4           3.5
                               ____________________________

Traditional Health Plans (3)    8.6       9.6           9.5

Total Covered Members          15.6      15.0          13.0


(1) Managed health care reflects a net addition of approximately .5 million members in 1994 attributable to a contract with the Civilian Health and
    Military Program of the Uniformed Services ("Champus") which covers medical care for military retirees and dependents in California and Hawaii.  This contract is subject to periodic renewal and is currently under review with Champus.

(2) During 1993, the company implemented a more comprehensive membership reporting system.  This change in membership counting resulted in a .8 million increase in traditional health plan membership and a 1.0 million increase in
    PPO membership as of December 31, 1993.  HMO and POS membership was not affected by the change.  1992 membership has not been restated for this change.

(3) Includes members of traditional health plans and those who have elected AHP dental plans but who have not currently elected an AHP medical plan.


Enrollment in AHP's managed health care products increased 30% during 1994, from 5.4 million members to 7.0 million members as of December 31, including growth of 1.0 million members in POS products. Although aggregate enrollment growth in HMO products was 8% in 1994 and 3% in 1993, enrollment in HMOs in which the company is a majority owner grew by 121,000 members or 15% in 1994 and 93,000 members or 13% in 1993. Aggregate enrollment growth in HMO products was partially offset by the divestiture of HMOs in which the company was less than a majority owner and by declining membership in plans where the company has only a management relationship.

At December 31, 1994, AHP's specialty health business served approximately 14 million people for behavioral health, 5 million people for managed pharmacy and 8 million people for dental benefits. Many of these members overlap those identified within the AHP covered members table on page 12 due to such products being typically sold in combination with a health care product.

At December 31, 1994, AHP's group insurance business covered nearly 6 million lives related to group life insurance and over 2 million lives associated with disability insurance.

In addition, AHP is the largest commercial administrator of Medicare benefits, processing claims for over 6,900 hospitals, skilled nursing facilities and home health agencies, and for physicians in nine states.

Outlook

Management expects that AHP should continue to be a source of substantial earnings to the company, subject to the considerations discussed below. The outlook for AHP is heavily dependent upon its ability to effectively manage health care costs for customers. AHP attempts to achieve this through a combination of negotiated contracts with health care providers, development and implementation of guidelines for appropriate utilization of health care resources and by working with health care providers to review treatment patterns in order to improve consistency and quality. Beginning in 1993, the company, in an effort to further contain health care costs and to improve quality and access, initiated a program to acquire or develop ownership or management interests in primary care physician practices. Operating losses (after-tax) associated with this program, which include both current operations and development costs, were $15 million and $3 million in 1994 and 1993, respectively. AHP expects to invest substantial amounts in acquisition or development of physician practices and in other programs which the company believes will improve its ability to control health care costs and enhance quality. The continued market shift from traditional health plans toward managed care programs will require continued attention and investment by AHP in managed care if it is to maintain or increase the level of earnings in the business. Management expects that AHP's results in the near term will be lower than in 1994 due to increased investments in managed care.

Legislative proposals to change the health insurance system have been prominent at both the state and national levels. AHP has actively supported proposals designed to enhance managed care and to expand access to health care coverage through private sector competition. State legislative action is expected to intensify in 1995. Although anti-managed care legislation is expected to be proposed broadly in the states, to date such legislation has been enacted in only a few states and, where enacted, has been limited in scope. Management is not able to predict the outcome of the various state and federal initiatives, or the effect any such legislation, if adopted, would have on the company.

Large Case Pensions

Operating Summary (Millions)               1994         1993         1992
_______________________________________________________________________________
Premiums                                   $    234.4   $    185.9   $    204.2
Net investment income                         2,017.4      2,327.7      2,560.4
Fees and other income                           128.4         95.3         76.8
Net realized capital losses                     (25.0)       (42.9)       (90.1)
                                           ____________________________________
    Total revenue                             2,355.2      2,566.0      2,751.3
                                           ____________________________________
Current and future benefits                   2,175.9      2,428.1      2,697.7
Operating expenses                               98.2        120.2        104.6
Loss on discontinuance of products                  -      1,270.0            -
Severance and facilities charge                     -         21.9          3.1
                                           ____________________________________
Income (Loss) before taxes                       81.1     (1,274.2)       (54.1)
Income taxes (benefits)                          26.7       (451.9)       (36.8)
                                           ____________________________________
Income (Loss) before cumulative effect
  adjustments                              $     54.4  $    (822.3)  $    (17.3)
_______________________________________________________________________________
                                           ____________________________________
Net realized capital losses,
  net of tax (included above)              $    (17.0) $     (30.5)  $    (59.2)
Net loss attributable to discontinued
  products, net of tax                     $        *  $     (915.4)  $   (131.0)
_______________________________________________________________________________
                                           ____________________________________
Deposits not included
  in premiums above: (1)
    Fully guaranteed                       $    212.3   $    797.7   $    870.3
    Experience rated                            630.8        677.4        790.6
    Non-guaranteed                            1,278.4      1,732.1      1,892.2
                                           ____________________________________
      Total                                $  2,121.5   $  3,207.2   $  3,553.1
_______________________________________________________________________________
                                           ____________________________________
Assets under management: (2)
    Fully guaranteed                       $ 11,905.3   $ 14,695.1   $ 15,008.0
    Experience rated                         15,944.9     17,020.6     17,021.7
    Non-guaranteed                           18,491.9     21,050.2     21,354.1
                                           ____________________________________
      Total                                $ 46,342.1   $ 52,765.9   $ 53,383.8
_______________________________________________________________________________
                                           ____________________________________

(1) Under FAS No. 97, certain deposits are not included in premiums or revenue.

(2) Under FAS No. 115, included above are net unrealized gains (losses) of approximately $(540.0) million and $750.0 million at December 31, 1994 and 1993, respectively.

* Results of discontinued products in 1994 (loss of $172.1 million) were charged against the reserve for anticipated future losses and did not impact net income of the segment. (Please see "Discontinued Products" on page 19.)


Business units in Large Case Pensions manage a variety of retirement and other savings products (including pension and annuity products) and offer investment management and advisory services to non-pension customers. Large case pension products are offered primarily by Aetna Life Insurance Company and certain of its registered investment advisor affiliates, and generally are tailored for defined benefit and defined contribution pension plans that qualify under Internal Revenue Code ("IRC") Section 401 for tax-preferred treatment. Contracts provide fully guaranteed, partially guaranteed (experience rated) and non-guaranteed investment options. As discussed below, fully guaranteed large case pension products are no longer offered by the company. (Please see "Discontinued Products" on page 19.)

Large Case Pensions' adjusted earnings (after-tax) follow:

(Millions)                                       1994        1993        1992
________________________________________________________________________________
Income (Loss) before cumulative effect
  adjustments                                    $  54.4     $(822.3)    $ (17.3)

Less:
    Net realized capital losses                    (17.0)      (30.5)      (59.2)

    Severance and facilities charge                    -       (14.2)       (2.1)

    Loss on discontinuance of products                 -      (825.0)          -
                                                 _______     _______     _______

Adjusted earnings                                $  71.4     $  47.4     $  44.0
                                                 _______     _______     _______
                                                 _______     _______     _______



Large Case Pensions' adjusted earnings increased $24 million in 1994, following a $3 million increase in 1993. The 1994 increase in adjusted earnings reflects net benefits from the absence of losses from discontinued fully guaranteed products. At December 31, 1993, the company discontinued the fully guaranteed products, took a charge for anticipated future losses and established a reserve that management believes is adequate to absorb such future losses as they are recognized. Accordingly, the results of discontinued products for 1994 (i.e., a loss of $172 million, after-tax and including net realized capital losses) were charged against the reserve and did not impact adjusted earnings of the segment. Adjusted earnings of the segment include investment income on the assets available to fund the expected cash flow shortfall in discontinued products and is substantially offset in 1994 by the interest cost ($31 million, after-tax), related to the payable to discontinued products established to fund such shortfall. 1994 adjusted earnings were adversely affected by continued declines in the level of assets under management.

Experience rated large case pension products require the customer to assume investment (including realized capital gains and losses) and other risks subject, among other things, to certain minimum guarantees. The effect of realized gains and losses does not impact the company's results.

Experience rated products are supported by either general account or separate account assets. Those supported by general account assets have declined in recent years, principally due to concerns about the company's mortgage loan and real estate portfolios, declines in the company's ratings and declining consumer confidence in the life insurance industry. Experience rated products supported by separate accounts have increased modestly to $3.3 billion at December 31, 1994 from $2.9 billion at December 31, 1993.

General account assets supporting experience rated products may be subject to participant and/or contractholder withdrawal. At December 31, 1994, approximately $3.0 billion of such contracts allowed for unscheduled contractholder withdrawals, subject to timing restrictions and market value adjustments intended to reflect the estimated value of the assets supporting the contract at the time of withdrawal. The extent to which market value adjustments on individual contractholder withdrawals actually reflect such estimated value is dependent upon, among other factors, the difference between assumed and actual experience on assets supporting experience rated contracts. Unscheduled contractholder withdrawals have declined in recent years, due in part to the 1992 conversion offer described below.

Further, at December 31, 1994, approximately $4.5 billion of the experience rated pension contracts supported by general account assets could be withdrawn (including transfers to other plan investment options) at the direction of plan participants without market value adjustment. Participant withdrawals are generally subject to significant tax and plan constraints. Participant withdrawal activity has declined in recent years.

Experience rated contractholder and participant withdrawals and transfers were as follows (excluding contractholder transfers to other company products) for the years ended December 31:

(Millions)                                         1994        1993        1992
___________________________________________________________________________________
Scheduled contract maturities
  and benefit payments (1)                         $1,000.1    $1,049.8    $  999.5
Contractholder withdrawals other than scheduled
  contract maturities and benefit payments            590.6       893.2     1,129.7
Participant withdrawals                               183.6       222.5       396.8

(1) Includes payments made upon contract maturity and other amounts distributed in accordance with contract schedules.


During 1992, the company offered to holders of certain classes of experience rated contracts the opportunity to modify such contracts ("conversion offer"). The conversion offer provided, with respect to pre-1993 deposits, that the company would increase minimum guaranteed credited rates in return for contractholders relinquishing the right to make lump-sum withdrawals and accepting defined payout schedules. Such contract conversions reduced the company's exposure to significant fluctuations in unscheduled withdrawals, but also have reduced the company's capacity to pass through future investment losses, should they emerge, to contractholders.

Non-guaranteed large case products provide for full assumption by the customer of investment results. Assets ($18.5 billion at December 31, 1994) supporting non-guaranteed products are held in the company's various separate accounts or by unaffiliated trustees and are managed by the company for a fee. Separate account investment income and realized capital gains and losses are allocated to such customers' contracts and are not reflected in the company's consolidated results of operations. Withdrawals are based on the actual market value of the assets in the separate account.

Outlook

The company's ability to retain and grow its continuing large case pension business is affected by consumer confidence in both the company and the life insurance industry. Consumer confidence may be influenced by such factors as reduced insurance company ratings (please see "Liquidity and Capital Resources" on page 61) and perceived financial difficulties in the industry. Management believes that a continuation of the substantial competitive pressures in the large case pension market is likely to cause assets under management to continue to decline further, particularly if further ratings downgrades or other developments reduce consumer confidence.

The impact of capital losses from the company's mortgage loan portfolio is expected to be less significant in the future because such losses related to the fully guaranteed products have been reflected in the loss on discontinuance of these products. The company will continue to incur interest expense on the payable related to its discontinued products until the assets supporting such amounts payable are transferred to the discontinued products' portfolios.

Although the company is seeing some improvement in certain segments of the commercial real estate market, capital losses on experience rated pension business may increase in the future if the company's capacity to pass through future investment losses to experience rated contractholders is reduced. Changes in customer withdrawal activity, future losses on investments, including mortgage loans and experience rated contract modifications, and significant increases in interest rates, if any, could further reduce the company's capacity to pass through future investment losses to contractholders (or investment losses currently considered allocable to contractholders) either as a result of triggering minimum guarantee provisions or through exercise of management judgment, thereby adversely affecting the company's future results.

Earnings are expected to decline as assets under management decline. Management expects to be able to redeploy capital to other businesses.

Discontinued Products

In January 1994, the company announced its decision to discontinue the sale of its fully guaranteed large case pension products. As a result of this decision, the company recognized an after-tax loss on discontinuance of products of $825 million in 1993 and established a reserve of $1,270 million at December 31, 1993 for anticipated future losses expected on the run off of these products. The 1993 loss on discontinuance was composed of $390 million for guaranteed investment contracts ("GICs") and $435 million for single-premium annuities ("SPAs").

Management believes the reserve for anticipated losses at December 31, 1994 is adequate to provide for future losses associated with the guaranteed product liabilities. Losses on discontinued products for 1994, as shown below, were charged to the reserve and did not affect the company's results of operations. Future losses (including capital losses) for each product will be charged to the respective reserve at the time such losses are realized.

Results of discontinued products for years ended December 31 were as follows:


(Millions)                                                 1994                   1993         1992
________________________________________________________________________________________________________
                                             GICs        SPAs        Total        Total        Total
                                             ____        ____        _____        _____        _________

Negative interest margin (1).............    $  (86.1)   $    (.7)   $  (86.8)    $   (87.9)   $   (82.8)
Net realized capital losses..............       (97.6)      (38.2)     (135.8)        (37.4)       (59.0)
Interest earned on receivable from
  continuing operations..................        12.6        18.3        30.9             -            -
Non-recurring gains on futures contracts.           -           -           -          18.8            -
Other, net...............................         6.5        13.1        19.6          16.1         10.8
                                             ________    ________     _______     _________    _________

Results of discontinued products,
  after-tax..............................    $ (164.6)   $   (7.5)   $ (172.1)    $   (90.4)   $  (131.0)
                                             ________    ________     _______     _________    _________
                                             ________    ________     _______     _________    _________

Results of discontinued products, pretax.    $ (254.4)   $  (18.6)   $ (273.0)    $  (137.8)   $  (210.5)
                                             ________    ________     _______     _________    _________
                                             ________    ________     _______     _________    _________


(1) Represents the amount by which interest credited to holders of fully guaranteed large case pension contracts exceeds interest earned on invested assets supporting such contracts.


The activity in the reserve for anticipated future losses on discontinued products for the year ended December 31, 1994 was as follows (pretax):


(Millions)                         GICs        SPAs        Total
___________________________________________________________________

Reserve at December 31, 1993.....  $  600.0    $  670.0    $1,270.0
Loss on discontinued products....    (254.4)      (18.6)     (273.0)
                                   ________    ________    ________
Reserve at December 31, 1994.....  $  345.6    $  651.4    $  997.0
                                   ________    ________    ________
                                   ________    ________    ________



The 1994 loss on discontinued products which was charged against the reserve included $98 million and $38 million (after-tax) of net realized capital losses on GICs and SPAs, respectively, which included losses from the sale of bonds of $35 million and $16 million, respectively. As a result of selling bonds and realizing losses and reinvesting the proceeds at higher interest rates or settling GIC liabilities at favorable pricing, the anticipated future losses associated with the negative interest margin are expected to be reduced in the future.

At December 31, 1994 and 1993, estimated future after-tax capital losses of $127 million and $190 million ($196 million and $292 million, pretax), respectively, attributable to mortgage loans and real estate supporting GICs, and $47 million and $70 million ($73 million and $108 million, pretax), respectively, attributable to mortgage loans and real estate supporting SPAs were expected to be charged to the reserve for future losses.

Discontinued fully guaranteed products provide guarantees on investment return, maturity values, and if applicable, benefit payments. The interest credited on these contracts at December 31, 1994 ranged from 2.9% to 17.7% with an average rate of 8.9% (compared with an average rate of 9.5% at December 31, 1993). As of December 31, 1994 and 1993, none of these contracts allowed for contractholder withdrawal, except in extraordinary circumstances.

The reserve for anticipated future losses on discontinued products was established based on the present value of the difference between (a) the expected cash flows from the assets supporting discontinued products, and (b) the cash flows expected to be required to meet the obligations of the outstanding contracts as of December 31, 1993. Calculation of the loss required projection of both the amount and the timing of cash flows over approximately the next 30 years, including consideration of, among other things, future investment results, participant withdrawal and mortality rates, and cost of asset management and customer service. The cash flows on the assets of the discontinued products projected to occur in each period were risk-adjusted such that the present value (at the risk-free rate at December 31, 1993, consistent with the duration of the liabilities) of those cash flows approximated the current fair value of the assets. Projections of future investment results took into account both industry and company data and were based on recent performance of mortgage loan and real estate assets, projections regarding certain levels of future defaults and prepayments, and assumptions regarding future real estate market conditions, which assumptions management believes reasonable. To the extent that actual future losses differ from anticipated future losses, the company's results of operations would be affected. Such differences may occur because the calculation of anticipated future losses reflects a number of estimates, including estimates relating to the expected future performance of invested assets supporting discontinued products.

At the time of discontinuance, a receivable from continuing products was established for each discontinued product equivalent to the net present value of the anticipated cash flow shortfalls. The receivables will be funded from invested assets supporting Large Case Pensions and accrue interest at the discount rates used to calculate the loss on discontinuance until the receivable is funded. The offsetting payable established in continuing products will similarly accrue interest, generally offsetting the investment income on the assets available to fund the shortfalls. At December 31, 1994, the receivables from continuing operations were $409 million and $463 million for GICs and SPAs, respectively, and no funding had taken place.

Distributions on GICs and SPAs for the years ended December 31 were as follows:

(Millions)                                     1994                  1993      1992
_______________________________________________________________________________________
                                   GICs       SPAs       Total       Total     Total
                                   ____       ____       _____       ______    ________
Scheduled contract maturities,
 GIC settlements and benefit
 payments (1)....................  $2,340.3   $  531.6   $2,871.9    $2,672.2  $3,711.5

Participant directed withdrawals.     198.5          -      198.5       232.2     453.1

(1) Includes payments made upon contract maturity, early settlement of GIC liabilities and other amounts distributed in accordance with contract schedules.


Cash required to meet the above payments was provided by earnings on, sales of, and scheduled payments on, invested assets.

At December 31, 1994, contractholder liabilities were $7.2 billion and $5.0 billion for GICs and SPAs, respectively. Scheduled maturities, future benefit payments, and other expected payments of GICs and SPAs, including future interest, were as follows (in millions):

                              GICs            SPAs
                              ________        ________
                  1995        $1,994.9        $  527.0
                  1996         2,212.5           520.4
                  1997         1,387.5           513.8
                  1998         1,152.9           507.9
                  1999           950.5           502.6
             2000-2004         1,236.4         2,428.2
             2005-2009            18.7         2,238.6
             2010-2014             6.4         1,947.9
             2015-2019             3.6         1,578.9
            Thereafter             1.1         2,916.4


Invested assets (net of impairment reserves) supporting discontinued products and the related impairment reserves were as follows at December 31:

                                            1994                             1993
                                   ______________________           ______________________
                                   Carrying    Impairment           Carrying    Impairment
(Millions)                         Value       Reserves             Value       Reserves
______________________________________________________________________________________________

Debt securities                    $ 6,155.0    $       -           $ 8,269.0   $         -
Mortgage loans                       4,294.9        372.1             5,419.1         647.2
Real estate                            730.0        376.0 (1)           534.5         298.3 (1)
Short-term and other
 invested assets                       725.4            -               472.5             -
                                   ___________________________________________________________
  Total                            $11,905.3    $   748.1           $14,695.1   $     945.5
______________________________________________________________________________________________
                                   ___________________________________________________________

(1) Includes real estate write-downs in addition to impairment reserves.



Debt securities attributable to discontinued products at December
31, 1994 and 1993 had an average quality rating of A+ and AA-, respectively.

Please see "General Account Investments" on pages 43 through 57 for additional discussion of investments supporting discontinued products.

Aetna Life Insurance & Annuity

Operating Summary (Millions)               1994         1993         1992
_______________________________________________________________________________
Premiums                                   $    168.3   $    125.7   $    111.9
Net investment income                           958.7        962.4        884.3
Fees and other income                           282.8        257.5        243.5
Net realized capital gains (losses)              (5.6)        12.8          2.1
                                           ____________________________________
    Total revenue                             1,404.2      1,358.4      1,241.8
                                           ____________________________________
Current and future benefits                     914.4        870.9        821.3
Operating expenses                              217.7        244.9        234.5
Amortization of deferred policy
  acquisition costs                              37.1         38.5         32.7
Severance and facilities charge                     -         30.8          6.2
                                           ____________________________________
Income before taxes                             235.0        173.3        147.1
Income taxes                                     75.9         61.9         48.1
                                           ____________________________________
Income before cumulative effect
  adjustments                              $    159.1   $    111.4   $     99.0
_______________________________________________________________________________
                                           ____________________________________
Net realized capital gains (losses),
  net of tax (included above)              $     (3.8)  $      6.1   $      2.8
_______________________________________________________________________________
                                           ____________________________________
Deposits not included
  in premiums above:(1)
      Annuities:
        Fully guaranteed                   $    323.0   $    194.9   $     40.6
        Experience rated                        853.6        970.5        791.4
        Non-guaranteed                        1,884.7      1,363.5        844.8
                                           ____________________________________
          Total annuities                     3,061.3      2,528.9      1,676.8
      Individual Life                           314.4        268.7        260.5
                                           ____________________________________
            Total deposits                 $  3,375.7   $  2,797.6   $  1,937.3
_______________________________________________________________________________
_______________________________________________________________________________
Assets under management:
    Fully guaranteed                       $  1,973.8   $  1,836.2   $  1,690.9
    Experience rated                          9,201.2      9,241.5      7,416.3
    Non-guaranteed                            8,223.2      7,111.0      5,894.5
                                           ____________________________________
      Total                                $ 19,398.2   $ 18,188.7   $ 15,001.7
_______________________________________________________________________________
                                           ____________________________________

(1) Under FAS No. 97, certain deposits are not included in premiums or revenue.


Business units in the Aetna Life Insurance & Annuity segment ("ALIAC") market a variety of life insurance, retirement and other savings and investment products (including individual and group annuities), financial and administrative services and mutual funds to individuals, pension plans, small businesses, and employer-sponsored groups. These products include contracts that qualify under IRC Sections 401, 403, 408 and 457, and individual non-qualified annuity contracts, and are written primarily by Aetna Life Insurance and Annuity Company. The annuity and life insurance contracts include fully guaranteed, experience rated and non-guaranteed investment options. The non-guaranteed investment options offered under these contracts are separate accounts that invest in Aetna and unaffiliated mutual funds. Aetna retail mutual funds also are available to individual and institutional investors outside of the ALIAC retirement products.

ALIAC's adjusted earnings (after-tax) follow:

(Millions)                                       1994        1993        1992
________________________________________________________________________________
Income before cumulative effect adjustments      $ 159.1     $ 111.4     $  99.0

Less:
    Net realized capital gains (losses)             (3.8)        6.1         2.8

    Severance and facilities charge                    -       (20.0)       (3.9)
                                                 _______     _______     _______

Adjusted earnings                                $ 162.9     $ 125.3     $ 100.1
                                                 _______     _______     _______
                                                 _______     _______     _______


ALIAC's adjusted earnings increased $38 million in 1994, following a $25 million increase in 1993. The improvement in 1994 adjusted earnings principally reflected a decrease in operating expenses reflecting savings associated with prior year restructurings, primarily related to ALIAC's financial and administrative service and life insurance businesses. The 1994 improvement also reflected an increase in fees assessed against policyholders, primarily due to an increase in the volume of business in force for certain universal life and annuity contracts. Adjusted earnings in 1993 improved primarily due to increased investment income from growth in certain annuity and universal life contracts partially offset by lower investment yields on newly invested assets. The 1993 increase also reflected an increase in fee income within the annuity contracts.

Premiums relate to term life, whole life and annuity products containing life contingencies. Premiums increased by $43 million in 1994 and by $14 million in 1993. Such increases resulted primarily from increases in structured settlement annuity sales.

Deposits relate to annuity contracts not involving life contingencies and universal life contracts. Deposits increased by $578 million in 1994 reflecting the $215 million acquisition of a block of primarily individual annuity business and strong universal life sales. The increase in deposits in 1993 primarily reflected growth in the annuity business.

Assets under management at December 31, 1994 included $2.0 billion in fully guaranteed investment options, $9.2 billion in experience rated investment options, and $8.2 billion in non-guaranteed investment options. ALIAC's contracts typically impose surrender fees which decline over the duration of the contract. Assets held under experience rated general account options have transfer and withdrawal limitations. Withdrawals from the fully guaranteed and experience rated investment options include an adjustment intended to reflect the estimated fair value of the assets supporting the contract at the time of withdrawal. Approximately 90% and 91% of assets under management at December 31, 1994 and 1993, respectively, allowed for contractholder withdrawal, 54% and 53% of which, respectively, are subject to market value adjustments or deferred surrender charges at December 31, 1994.

Outlook

ALIAC's annuity, pension and universal life sales through traditional channels (primarily career agents, managing general agents, regional brokers, consultants, and third party administrators) are expected to continue to be strong in 1995. ALIAC intends to increase its focus on the sale of non-qualified products through non-traditional distribution channels (banks and broker/dealers). ALIAC is also exploring attaining growth through additional acquisitions of blocks of business. Management expects that ALIAC should continue to be a material source of earnings to the company.

Property-Casualty


Operating Summary (Millions)                     1994         1993         1992
_____________________________________________________________________________________
Premiums                                         $  4,390.8   $  4,653.2   $  5,076.3
Net investment income                                 832.1        952.4      1,016.5
Fees and other income                                 115.6        144.3        207.3
Net realized capital gains                               .4        151.0        213.4
                                                 ____________________________________
  Total revenue                                     5,338.9      5,900.9      6,513.5
                                                 ____________________________________
Current and future benefits                         3,746.8      4,214.7      4,772.2
Operating expenses                                    914.1      1,025.4      1,206.9
Amortization of deferred policy
  acquisition costs                                   647.2        646.2        725.9
Severance and facilities charge                           -        147.3         75.4
                                                 ____________________________________
Income (Loss) before taxes                             30.8       (132.7)      (266.9)
Income tax benefits(1)                                (27.3)      (119.7)      (160.6)
                                                 ____________________________________
Income (Loss) before cumulative
  effect adjustments                             $     58.1   $    (13.0)  $   (106.3)
_____________________________________________________________________________________
                                                 ____________________________________
Cumulative effect adjustment for the change in
  accounting for workers' compensation reserves  $        -   $    250.0   $        -
_____________________________________________________________________________________
                                                 ____________________________________
Net realized capital gains (losses), net of tax
  (included above)                               $     (1.4)  $    101.0   $    142.4
_____________________________________________________________________________________
                                                 ____________________________________
Catastrophe losses, net of tax
  (included above)                               $    189.6   $     85.0   $    118.2
_____________________________________________________________________________________
                                                 ____________________________________
Statutory combined loss and expense ratio             123.3%       125.2%       126.1%
_____________________________________________________________________________________
                                                 ____________________________________
Statutory combined loss and expense ratio,
  adjusted for accounting change (2)                  123.3%       116.4%       126.1%
_____________________________________________________________________________________
                                                 ____________________________________
GAAP combined loss and expense ratio (3)              117.7%       122.5%       126.4%
_____________________________________________________________________________________
                                                 ____________________________________
GAAP combined loss and expense ratio,
  adjusted for accounting change (2)                  117.7%       113.6%       126.4%
_____________________________________________________________________________________
                                                 ____________________________________

(1) Income tax benefits resulted from pretax losses in 1993 and 1992 and tax-exempt interest income in 1994, 1993 and 1992.

(2) The 1993 combined loss and expense ratios have been adjusted for the cumulative effect benefit of discounting of workers' compensation life table indemnity reserves ($250.0 million, after-tax).

(3) The difference between the statutory and GAAP combined loss and expense ratios of 1994 primarily reflects the establishment of a reserve for statutory purposes for severance and facilities charges and for the settlement of Proposition 103, which were both previously reserved for on a GAAP basis.


The business units in the Property-Casualty segment provide most types of commercial and personal property-casualty insurance, bonds, and insurance-related services for businesses, government units and associations and individuals.

Property-Casualty's adjusted earnings (after-tax) follow:

(Millions)                                       1994        1993        1992
________________________________________________________________________________
Income (Loss) before cumulative effect
  adjustments                                    $  58.1     $ (13.0)   $ (106.3)

Less:
    Net realized capital gains (losses)             (1.4)      101.0       142.4

    Severance and facilities charge                    -       (95.6)      (49.7)
                                                 _______     _______     _______

Adjusted earnings                                $  59.5     $ (18.4)    $(199.0)
                                                 _______     _______     _______
                                                 _______     _______     _______


Property-Casualty's adjusted earnings increased $78 million in 1994, following a $181 million increase in 1993. The following significant factors impact the comparison of adjusted earnings:

  Adjusted earnings included after-tax catastrophe losses of $190 million, $85 million and $118 million in 1994, 1993 and 1992, respectively, (net of reinsurance of $138 million, $28 million and $329 million, respectively). Such losses contributed 6.4 points to the combined ratio in 1994, compared with 2.8 points and 3.5 points for 1993 and 1992, respectively. Catastrophe losses in 1994 included $161 million ($453 million pretax and before reinsurance) from the Los Angeles earthquake and the severe winter weather in early 1994. Catastrophe losses in 1992 included $85 million ($574 million pretax and before reinsurance) from Hurricane Andrew and Winter Storm Beth.

  Adjusted earnings in 1994 reflected losses of $114 million (after-tax and net of reinsurance) related to indemnity-related environmental prior year reserve development. Partially offsetting this prior year reserve development in commercial lines in 1994 were after-tax reductions of $66 million in prior year loss reserves related to the personal auto business. 1993 adjusted earnings included an increase of $259 million (after-tax and after discounting) in workers' compensation reserves for prior accident years. Adjusted earnings in 1993 were also adversely affected by after-tax additions to loss and loss expense reserves for prior accident years of $29 million from the company's U.K. reinsurance operation, arising principally on discontinued lines and non-U.S. property exposures. 1992 adjusted earnings included an after-tax charge of $293 million related to increases in environmental and asbestos-related reserves, which was partially offset by favorable loss trends in the personal lines of business. (Please see "Property-Casualty Reserves" on page 28.)

  Adjusted earnings in 1993 reflected a net tax benefit of $25 million related to revaluing the deferred tax asset as a result of the increase in federal income tax rates.

  Adjusted earnings in 1992 included an after-tax charge of $30 million related to an Olympia & York financial guarantee.

In addition, 1994 adjusted earnings benefited from a reduction in operating expenses, primarily due to management's continuing efforts to lower costs and exiting unprofitable markets. Adjusted earnings in 1993 reflected a reduction in operating expenses, improved underwriting in commercial lines and benefits from reduced exposure in unprofitable personal auto markets. Partially offsetting the improvements in 1994 and 1993 adjusted earnings was lower net investment income primarily due to lower investment yields.

Property-Casualty earned premiums decreased approximately 6% in 1994 and 8% in 1993. Continued reduction in personal auto and workers' compensation exposures (though at a lesser rate than in 1993), a decrease in commercial auto exposures, generally stricter underwriting in commercial lines, and the current competitive marketplace contributed to the decreases. During 1994, the company continued to review its exposure in, and capital committed to, the personal auto and homeowners and workers' compensation insurance markets to limit exposure in states that do not offer the potential to achieve an acceptable return.

Personal auto and homeowners policies in force at December 31 were:

(Millions)                      1994        1993        1992
____________________________________________________________
Auto                             .6          .7          .8
Homeowners                      1.5         1.5         1.6


Property-Casualty Reserves

(Millions)                            1994        1993        1992
______________________________________________________________________
Loss and Loss Expense Reserves:
  Commercial Property-Casualty        $ 14,133    $ 13,500    $ 13,405
  Personal Property-Casualty             2,011       2,348       2,575
                                      ________________________________
    Total (1)                         $ 16,144    $ 15,848    $ 15,980
______________________________________________________________________
                                      ________________________________

(1) Loss and loss expense reserves are shown without reduction for reinsurance recoverable in all three years and deductible amounts recoverable from policyholders in 1994. Reinsurance recoverables and deductible amounts recoverable from policyholders were $4.6 billion and $352 million, respectively, at December 31, 1994. Reinsurance recoverables were $4.4 billion and $4.2 billion at December 31, 1993 and 1992, respectively.


Loss and loss expense reserves represent the estimated liability for the ultimate cost, to the extent reasonably estimable, of claims (including claim adjustment expenses) that have been reported but not settled and claims that have been incurred but not yet reported ("IBNR"). The length of time between occurrence and settlement of a claim varies depending on the coverage and type of claim involved. Estimates become more difficult to make (and are, therefore, more subject to change) as such length of time increases. Actual claim costs are dependent upon a number of complex factors including social and economic trends and changes in doctrines of legal liability and damage awards.

Because the size of the reserves is substantial relative to shareholders' equity and earnings, reserves are continually monitored and adjusted using a variety of actuarial and statistical techniques as more current information becomes available.

Additions to Reserves for Prior Accident Years

The table below shows the changes in loss estimates (net of reinsurance) related to prior accident years, most of which were for losses and related expenses for workers' compensation claims, environmental liability risks, and asbestos and other product liability risks. Additions (reductions) to reserves for prior accident years reduce (increase) net income for the period in which the adjustment is made.

                                      Commercial  Personal
(Millions)                            Lines       Lines       Total
_______________________________________________________________________
1994
  Pretax                              $  348      $  (96)     $  252
  After-tax                              226         (62)        164
1993 (1)
  Pretax                                  79         (19)         60
  After-tax                               51         (12)         39
1992
  Pretax                                 465           1         466
  After-tax                              307           1         308

(1) Reserve additions in 1993 are net of the $250 million effect of discounting workers' compensation life table indemnity reserves.


Environmental and Asbestos-Related Claims

Reserving for environmental and asbestos-related claims is subject to significant uncertainties (discussed below). Because of these significant uncertainties, management is currently unable to make a reasonable estimate as to the ultimate amount of losses or a reasonable range of losses for all environmental and asbestos-related claims and related litigation expenses. However, reserves for these liabilities are evaluated by management regularly, and, subject to the significant uncertainties discussed below, adjustments have been and are expected to be made to such reserves as developing loss patterns and other information appear to warrant.

The company's reinsurance arrangements have been designed to provide a significant amount of protection for all types of casualty losses which may arise, including losses which may arise from environmental and asbestos-related claims. It is not possible at this time to determine whether reinsurance coverage for these claims will be exhausted prior to disposing of or otherwise settling all such claims, primarily because the ultimate amount of payments that the company may make for all of these claims and related litigation expenses is currently unknown. The company has taken reinsurance recoveries into account in its reserve calculations for known claims, and for unreported asbestos bodily injury claims where, in many cases, the company reserves for policy limits. The company believes that the reinsurance recoveries taken into account in its reserve calculations are probable of recovery; however, there can be no assurances that reinsurance for these types of claims will not become subject to coverage disputes with reinsurers, or that all reinsurers will have the ability to pay the company for such claims.

Environmental-Related Claims

The company has been a major writer of commercial insurance policies which are the types of policies alleged to cover hazardous waste cleanup costs. Management is currently unable to make a reasonable estimate as to the ultimate amount or a reasonable range of its environmental-related liability. However, in 1994, the company was able to begin estimating indemnity-related liability on certain environmental claims and increased reserves significantly. The company is continuing to gather and analyze developing legal and factual information on known environmental-related claims and continues to reassess its reserving techniques in order to determine whether it can reasonably estimate its liability for additional claims. As part of this ongoing process, the company is aware of developing databases and methodologies which may be useful in estimating environmental liabilities, and the company is in the process of reviewing its methodologies and reviewing additional data obtained from an outside actuarial firm in an effort to improve the company's ability to estimate all or a further portion of its environmental-related liability. The review underway is expected to be completed in the second or third quarter of this year. In addition to this review, as claims in litigation mature and approach the trial stage, the company obtains information that may allow it to estimate exposure on certain of the claims involved in the litigation and policyholders may seek to settle their claims with the company. Also, the outcome of coverage litigation involving the company or other insurers may assist in the determination of additional amounts that might be paid in the future for similar claims. The estimation of reserves for reported environmental claims is likely to change as additional information emerges and reserving techniques continue to develop. The company is expected to be affected adversely by losses for environmental claims and related litigation and such effect could be material.

The company and the insurance industry are litigating issues, described further below, that will ultimately determine, in many cases, whether and to what extent insurance coverage exists for environmental pollution claims. Once courts rule definitively on the various legal issues, many cases will still present complicated factual questions affecting coverage that will need to be resolved. The company is involved in certain coverage dispute cases where insureds have presented the company with particularly large claims for coverage, based on the number of sites alleged to be covered, the nature of the business conducted and the alleged scope of coverage. One case involving such an insured may begin trial in early to mid-1995 with respect to a portion of the sites alleged to be subject to coverage.

The company generally disputes that there is insurance coverage for environmental claims and is vigorously litigating coverage and related issues. As such, the company is continuously involved in lawsuits regarding policy coverage and judicial interpretation of legal liability for environmental pollution claims. Environmental claims are complex and subject to significant uncertainties in addition to the vagaries of and risks inherent in major litigation generally. First, the underlying liabilities of the claimants are difficult to estimate. At any given waste site, the amount of remediation cost that may be allocated to a potentially responsible party ("PRP") depends on a wide variety of factors, including volumetric contribution, relative toxicity, number of years active at the site, extent of impairment to the environment and ability of others to pay. A PRP may have no liability, may share responsibility with others or may bear the cost alone. Second, there are significant uncertainties for the company and the insurance industry relating to whether insurance policies will be found to cover such PRP liabilities. For example, courts have reached inconsistent conclusions regarding such scope of coverage issues as: whether insurance coverage exists at all; what policies provide the coverage; whether an insurer has a duty to defend; whether an insured's environmental losses are caused by one or more "occurrences" for purposes of determining applicable policy limits; how pollution exclusions in policies should be applied; and whether cleanup costs are payable as "damages."

The company establishes reserves for indemnity-related liabilities (and related loss adjustment expenses, including legal fees relating to its duty, if any, to defend a policyholder) for particular known environmental claims when it believes it has sufficient information to reasonably estimate its liability. The company also has established a bulk reserve for legal fees expected to be paid over the next several years related to coverage disputes with policyholders. At this time, however, because of the significant uncertainties discussed above, the company does not establish reserves for unknown environmental claims, for known claims where the estimated ultimate liability is not reasonably estimable or for adverse development of currently held reserves.

The table below reflects activity in the reserve for environmental liability claims (pretax and before reinsurance) for the years ended December 31:


Environmental Liability Claims (Millions)       1994        1993        1992
_______________________________________________________________________________
Beginning reserve                               $ 233.3     $ 237.8     $  73.4
Reserve additions for incurred losses (1)         289.5        37.2       212.8
Payments for claims and claim
  adjustment expense (2,3)                         86.7        41.7        48.4
                                                _______________________________
Ending reserve (4)                              $ 436.1     $ 233.3     $ 237.8
_______________________________________________________________________________
                                                _______________________________

(1) Before reduction for reinsurance of $59 million in 1994, $(3) million in 1993 and $11 million in 1992.

(2) Before reduction for reinsurance of $4 million in 1994, $2 million in 1993 and $4 million in 1992.

(3) Includes legal fees paid of $52 million in 1994, $31 million in 1993 and $35 million in 1992.

(4) Before reduction for reinsurance of $58 million in 1994, $3 million in 1993 and $7 million in 1992.


At December 31, 1994 and 1993, approximately $299 million and $94 million, respectively, of the reserve for environmental liability claims represented estimated indemnity-related liabilities (including loss adjustment expenses). The remainder represented a bulk reserve for legal fees. In 1994, the company added $290 million pretax and before reinsurance ($231 million pretax and after reinsurance) to reserves for environmental liability claims primarily for indemnity-related liabilities. The indemnity-related liabilities recorded principally relate to certain of the known claim sites involved in coverage dispute litigation between the company and some of its policyholders (including certain of the sites relating to policyholders, which appear to present the largest risk of liability to the company) and to settlements with certain policyholders during the period. In 1992, the company added $202 million (pretax) to reserves for environmental liability claims primarily establishing the bulk reserve for legal fees.

The company actively manages its environmental claims through a special environmental claim unit. The number of environmental-related liability claims the company had as of December 31 (and policyholders involved in those claims), were as follows:

                        1994 (1)        1993 (1)        1992 (1)
                        ________        ________        ________
Beginning balance        3,860           2,913           2,424
New claims               1,765           1,903           1,127
Closed claims            1,038             956             638
                        ______          ______          ______
Ending balance (2)       4,587           3,860           2,913
                        ______          ______          ______
                        ______          ______          ______

Policyholders            1,146           1,132           1,000
                        ______          ______          ______
                        ______          ______          ______


(1) For purposes of this table, "claims" are calculated separately for each of the categories described in (2) below and are calculated on a "per policyholder, per site" basis. The "claims" numbers reflect cases where policyholders have notified the company of a claim under primary insurance policies. In addition, policyholders have placed the company on notice of possible claims that may potentially involve excess general liability policies. The company generally does not consider these notifications open "claims" (and the claims numbers above do not include these notifications) because under these policies
     (i) the company does not have a duty to defend the policyholder and
     (ii) the policyholders must first exhaust their primary insurance coverage for such claims before they can look to the company for coverage.

(2) Of the claims open at December 31, 1994, 1993 and 1992, approximately 87%, 87% and 91%, respectively, represented environmental pollution-related cleanup cases (including Superfund claims) against policyholders, and approximately 13%, 13% and 9%, respectively, represented environmental pollution-related third-party bodily injury and property damage claims against policyholders. Of the claims open at December 31, 1994, 1993 and 1992, approximately 53%, 48% and 34%, respectively, were involved in coverage disputes between the company and its policyholders that had reached the litigation stage.


Management believes that year-over-year there is not a meaningful correlation between the number of outstanding environmental claims and either the indemnity or loss expense portions of the environmental liability. Because the company has generally disputed that there is insurance coverage for environmental claims, and because of significant uncertainties, the company generally is not able to reasonably estimate the amount of indemnity loss, if any, for a claim until well after the claim is reported. In addition, loss expenses do not increase proportionately with the number of outstanding claims primarily because of the company's management of legal costs and because a number of new claims involve additional sites relating to pre-existing policyholder coverage disputes which should not proportionately increase legal fees. Legal costs may vary in particular years, however, due to other factors, such as the timing of stages of certain large litigation.

Congress was scheduled to reauthorize the Superfund law in 1994, but adjourned without doing so. There continues to be substantial dissatisfaction among insurance and business groups and others with the current law, particularly with respect to the law's cleanup requirements and liability provisions, and there is general recognition that major reforms are needed. However, Superfund reform would not directly affect the numerous environmental liability claims against the company resulting from state and other federal environmental cleanup programs. At this time, it is too early to determine whether the law will be reauthorized and reformed in 1995-1996, what the substance of the enacted legislation will be, or what the effect of any such reforms will be on the company.

Asbestos Bodily Injury Claims

Numerous liability claims for bodily injury have been asserted against major producers of asbestos and asbestos products, some of which are insureds of the company. In order to control transaction costs and provide efficient claim handling, the Center for Claims Resolution ("CCR") was formed in 1988 to handle asbestos-related bodily injury claims on behalf of its member producers. The company participates in CCR by virtue of its insurance contracts with certain CCR members and is assessed a fee by CCR for its claim-handling services. The company also provides insurance coverage to producers that are not CCR members.

A large number of asbestos bodily injury actions that were pending in pretrial stages in various courts have been consolidated and transferred to single federal or state courts. In 1992, CCR members agreed to settle approximately 8,000 asbestos bodily injury cases which had been consolidated in state court in Maryland. In January 1993, CCR announced a global proposal involving plaintiffs, attorneys, producers and insurers to settle asbestos bodily injury claims over the next 10 years. The proposed settlement is subject to, among other things, court approval and acceptance by a minimum number of plaintiffs, and no assurance can be given that all such claims will be settled, or settled on the terms proposed. To date, the CCR proposed settlement has not received final approval by the courts.

Over the last few years, asbestos bodily injury claims also have been filed by plaintiffs against entities that installed or produced products that contained asbestos. Additionally, some policyholders have attempted to recharacterize asbestos bodily injury product liability claims in an effort to avoid applicable policy coverage limits. The company is currently involved in binding arbitration with one such major producer that had exhausted applicable policy limits on asbestos products claims and is awaiting the arbitrator's decision, which is appealable to a panel of arbitrators. There is inadequate history from which the company can estimate the ultimate liability it may have with respect to these types of claims.

The table below reflects activity in the reserve for asbestos bodily injury claims (pretax and before reinsurance) for the years ended December 31:


Asbestos Bodily Injury Claims (Millions)         1994        1993        1992
________________________________________________________________________________
Beginning reserve                                $ 248.1     $ 294.9     $  47.5
Reserve additions for incurred losses (1)          117.3        95.2       334.4
Payments for claims and claim
  adjustment expense (2,3)                          69.5       142.0        87.0
                                                 _______________________________
Ending reserve (4)                               $ 295.9     $ 248.1     $ 294.9
________________________________________________________________________________
                                                 _______________________________

(1) Before reduction for reinsurance of $82 million in 1994, $20 million in 1993 and $115 million in 1992.

(2) Before reduction for reinsurance of $65 million in 1994, $27 million in 1993 and $51 million in 1992.

(3) Includes legal fees paid of $30 million in 1994, $56 million in 1993 and $25 million in 1992.

(4) Before reduction for reinsurance of $62 million in 1994, $45 million in 1993 and $52 million in 1992.


At December 31, 1994 and 1993, approximately 33% and 43%, respectively, of reserves (pretax and before reinsurance) represented legal fees. In 1993, payments increased, primarily reflecting increased settlements of asbestos bodily injury claims, including settlements of certain large claims for which reserves had previously been established. In 1992, the company added $334 million (pretax and before reinsurance) to reserves for asbestos bodily injury claims. Of this increase, $152 million (pretax and before reinsurance) was added primarily because of the CCR developments described above. These reserves are equal to the remaining coverage limits for many of the company's largest insureds, plus an estimate of the associated future costs of litigation.

The company's indemnity payments per claim with respect to all asbestos bodily injury claims have varied over time and from case to case, due primarily to wide variations in insureds, policy terms, types of claims, injury and the results of claim settling mechanisms (such as CCR). Management cannot predict whether indemnity payments per claim will increase, decrease or remain the same.

The number of asbestos bodily injury claims the company had as of December 31 (and policyholders involved in those claims), were as follows:

                        1994 (1)     1993 (1)     1992 (1)
                        ____         ____         ____
Beginning balance       1,283        1,864        2,330
New claims                271          248          172
Closed claims             277          829          638
                        _____        _____        _____
Ending balance (2)      1,277        1,283        1,864
                        _____        _____        _____
                        _____        _____        _____

Policyholders             318          287          239
                        _____        _____        _____
                        _____        _____        _____

(1) The "claims" numbers above reflect cases where policyholders have notified the company of a claim under primary insurance policies. In addition, they reflect cases where policyholders have placed the company on notice of possible claims that may potentially involve excess general liability policies in those instances where the company believes its excess policies are likely to be accessed.

(2) Certain of the company's claims represent a claim by an individual claimant and others represent a claim on behalf of multiple claimants. At December 31, 1994, 1993 and 1992, approximately 84%, 83% and 52%, respectively, represent claims which have multiple claimants.


Management believes that there is not a high correlation between the number of outstanding asbestos claims and the recorded reserves for such claims. The new claims generally relate to policyholders having a small number of claims individually. The closed claims in 1993 and 1992 reflect the increased activity related to a small number of large policyholders pertaining to the CCR settlement.

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

The table below reflects activity in the reserve (a significant portion of which represents legal fees) for asbestos property damage claims (pretax and before reinsurance) for the years ended
December 31:


Asbestos Property Damage Claims (Millions)     1994        1993        1992
______________________________________________________________________________
Beginning reserve                              $  28.7     $  31.3     $  21.1
Reserve additions for incurred losses (1)          6.2        16.9        28.6
Payments for claims and claim
  adjustment expense (2)                           5.0        19.5        18.4
                                               _______________________________
Ending reserve (3)                             $  29.9     $  28.7     $  31.3
______________________________________________________________________________
                                               _______________________________

(1) Before reduction for reinsurance of $3 million in each of 1994 and 1993 and $6 million in 1992.

(2) Before reduction for reinsurance of $3 million in 1994 and $2 million in 1992. There were no such reinsurance recoveries in 1993.

(3) Before reduction for reinsurance of $7 million in each of 1994 and 1993 and $3 million in 1992.



In the limited number of asbestos property damage cases where payments have been made by the company, indemnity payments per claim have varied over time and from case to case primarily because of variations in insurance policies and policy limits, the type of asbestos product installed and relevant state law. Management cannot predict whether such indemnity payments per claim will increase, decrease or remain the same.

The number of asbestos property damage claims the company had as of December 31 (and policyholders involved on those claims), were as follows:

                        1994      1993      1992
                        ____      ____      ____
Beginning balance       336       308       479
New claims               53        53        51
Closed claims           114        25       222
                        ___       ___       ___
Ending balance (1)      275       336       308
                        ___       ___       ___
                        ___       ___       ___

Policyholders            48        43        24
                        ___       ___       ___
                        ___       ___       ___


(1) Certain of the company's claims represent claims related to individual properties and others represent claims related to multiple properties. At December 31, 1994, 1993 and 1992, approximately 44%, 32% and 30%, respectively, represent claims which relate to multiple properties.


While the total number of open asbestos property damage claims increased from December 31, 1992 to December 31, 1993, the reserve balance for such claims decreased by $3 million. Reserve additions for the period reflect the company's belief that new claims arising during the period were primarily small or incidental claims, many of which were closed in 1994.

Workers' Compensation Claims

The company added $574 million (pretax, before discount) to prior accident year loss reserves in 1993 for workers' compensation claims. Of this addition, approximately $250 million related to reserves for workers' compensation life table indemnity claims. The increase of $574 million resulted from a study of the company's workers' compensation reserves which supported adjustment of workers' compensation reserve balances to reflect
(i) a 60-year tail (compared to the 40-year tail previously utilized) and (ii) a judgment that, because of application of costly medical technologies sooner after injury and medical advancements in the early treatment of injuries, recent claims would benefit from a slowing in the growth of medical costs from that being experienced by the company on older claims. Concurrent with this addition to workers' compensation reserves, the company implemented a change in accounting to discount reserves for workers' compensation life table indemnity claims in order to more accurately reflect the economic value of the company's obligations and improve the matching of revenues and expenses. Further, such discounting was consistent with industry practice. This discounting resulted in a reduction as of December 31, 1993 of $634 million (pretax) to loss reserves for workers' compensation claims. (Please see Note 1 of Notes to Financial Statements.)

Estimating workers' compensation reserves is particularly difficult (and, therefore, more subject to change than many other types of property-casualty claims), largely because of the length of the "tail" associated with workers' compensation claims. Workers' compensation claim costs are dependent on a number of complex factors including social and economic trends and changes in doctrines of legal liability and damage awards.

Other

Policyholders of the company also seek insurance coverage from the company for other long-term exposure claims against them, including claims relating to silicone-based personal products, lead paint and other allegedly toxic or harmful substances. Evaluating and reserving for these types of exposures is complex and subject to many uncertainties including those stemming from coverage issues, long latency periods and changing laws.

The company has noted evidence of adverse loss developments in its commercial general liability line of business. The company believes that such developments largely are attributable to the unusual frequency and size of claims in this line of business. The company also believes that the unusual frequency and size of construction defect claims brought against contractor policyholders (observed by the company in 1994) and the increasing size of other types of claims brought against contractor policyholders (observed by the company to be continuing in 1994) are contributing to these loss developments. The company believes that it is reasonably possible that these adverse loss developments will continue, and if so they would adversely affect the company's future results although the company is currently unable to estimate the extent to which results would be affected. Management has and continues to review the factors contributing to these developments (by, for example, segregating and examining data on an individual policyholder basis) and to adjust its reserves as more current data becomes available.

Outlook

Significant actions have been taken, especially in the commercial lines, to improve basic underwriting and claim-handling fundamentals in order to improve profitability. Continued focus on stricter underwriting programs, geographic specific strategies, and increased service and value-added business, which address the requirements of customers with more complicated insurance needs, is expected to improve the earnings outlook in commercial lines. However, except in isolated markets and lines of business, expectations in recent years among market analysts that prices would significantly increase in the commercial lines of business have proven incorrect. Should existing market conditions continue, earnings will continue to be under pressure.

In personal lines, recent actions have improved personal auto underwriting profitability. However, increasingly competitive market conditions will put pressure on further improvement. Management will continue to evaluate personal auto market conditions in each state and maintain or increase the company's presence in those states that offer acceptable returns and reduce its presence in those states where the company is unable to earn acceptable returns. Management will continue to seek to obtain personal lines rate increases where appropriate and will continue to challenge regulatory or legislative initiatives that deny the company an opportunity to earn a satisfactory return.

The company has undertaken a number of actions in the past few years to improve its expense position. It will continue to seek to further reduce the costs associated with acquiring, processing and servicing business. The benefits of reduced expenses, driven by a 17% staff reduction in 1994, should be fully reflected in 1995 earnings. However, the competitive marketplace and stricter underwriting programs may depress premium levels in the shorter term, in which case improvement in the company's expense ratios would take longer to achieve.

The company is taking a number of steps intended to moderate the volatility of property-casualty earnings, including transferring more risk through restructured and expanded reinsurance programs. Additionally, exposure to catastrophes is being reduced through restricting business writings in certain geographic areas, to the extent that the company can legally do so, and increasing deductibles. These actions may somewhat reduce premium levels.

The company is aggressively managing its asbestos and environmental liabilities. The company is expected to be affected adversely in 1995 by losses for environmental and asbestos claims and related litigation expenses, and such effect could be material to the company's future results, liquidity and/or capital resources.

International

Operating Summary (Millions)                1994        1993        1992
____________________________________________________________________________
Premiums                                    $  887.1    $  909.5    $  814.8
Net investment income                          308.4       311.6       278.5
Fees and other income                           97.0        83.4       100.4
Net realized capital gains (losses)              4.5       (25.2)        8.7
                                            ________________________________
  Total revenue                              1,297.0     1,279.3     1,202.4
Current and future benefits                    782.7       860.1       732.3
Operating expenses                             349.8       354.3       385.6
Amortization of deferred policy
  acquisition costs                             65.7        51.7        41.6
Severance and facilities charge                    -        11.0           -
                                            ________________________________
Income before taxes                             98.8         2.2        42.9
Income taxes (benefits)                         27.6       (52.8)       17.8
                                            ________________________________
Income before cumulative
  effect adjustments                        $   71.2    $   55.0     $  25.1
____________________________________________________________________________
                                            ________________________________
Net realized capital gains (losses),
  net of tax (included above)               $    2.1    $  (11.6)    $   7.2
____________________________________________________________________________
                                            ________________________________


The International segment, through subsidiaries and joint venture operations, sells primarily life insurance and financial services products in non-U.S. markets including Canada, Mexico, Taiwan, Chile, Malaysia, Hong Kong, New Zealand, Peru, Argentina and Korea. As part of the company's decision to realign its segments (please see "Overview" on page 4), the United Kingdom reinsurance operations, previously included within International, are now reflected in the Property-Casualty segment.

International's adjusted earnings (after-tax) follow:

(Millions)                                       1994        1993        1992
________________________________________________________________________________
Income before cumulative effect adjustments      $  71.2     $  55.0     $  25.1

Less:
    Net realized capital gains (losses)              2.1       (11.6)        7.2

    Severance and facilities charge                    -        (7.1)          -
                                                 _______     _______     _______

Adjusted earnings                                $  69.1     $  73.7     $  17.9
                                                 _______     _______     _______
                                                 _______     _______     _______



International's adjusted earnings decreased $5 million in 1994, following a $56 million increase in 1993. Results in 1994 and 1993 reflected earnings from the company's increased investment in a Mexican insurance operation and continued improvement in Pacific Rim operations and earnings. 1993 adjusted earnings included a $37 million tax benefit from prior year operating losses related to the sale of the U.K. life and investment management operations.

During 1994, the company changed its accounting for an affiliate from the consolidated basis of accounting to the equity basis of accounting. Prior to the change, the company recognized revenue of $98 million, $173 million and $134 million for 1994, 1993 and 1992, respectively, and benefits and expenses of $105 million, $190 million and $148 million for 1994, 1993 and 1992, respectively. This change did not impact results of the segment in 1994.

Premiums in 1994 were 2% lower than in 1993, following a 12% increase in 1993 premiums as compared with 1992. Excluding the change in accounting for an affiliate discussed above, premiums increased 5% and 8% in 1994 and 1993, respectively, primarily due to increases in the volume of business sold in the Pacific Rim and South American markets.

Outlook

International's strategy is to invest resources in areas outside the U.S. that have the potential for attractive returns, with emphasis on the emerging insurance and financial services markets. These markets have added risks such as nationalization, expropriation, foreign currency fluctuations and the potential for restrictive capital regulations.

Approximately 25% of International's adjusted earnings are derived from the company's Mexican affiliate. The devaluation of the Mexican peso which occurred primarily in the fourth quarter of 1994 resulted in the recording of a $39 million unrealized loss (after-tax) on the consolidated balance sheet of the company related to the company's investment in its Mexican affiliate. The company's currency risk with respect to the Mexican peso cannot be hedged due to the fact that there is no active market for currency forward contracts. As a result, the Mexican affiliate's contribution to earnings could be negatively impacted.

Despite these risks, management believes that its operations are sufficiently maturing and, therefore, expects International to be a meaningful contributor to overall corporate results.

Corporate


Operating Summary (Millions, after-tax)     1994         1993         1992
________________________________________________________________________________

Interest expense                            $     60.5   $     44.7   $     50.9
Other expense                               $    156.5   $    173.9   $    229.2



The Corporate segment includes interest expense and other corporate net expenses which are not directly related to the company's business segments. "Other expense" includes operating expenses such as corporate staff areas, advertising and contributions, and net investment income.

The 1994 increase in interest expense of $16 million resulted from the issuance by a subsidiary of 9 1/2% cumulative monthly income preferred securities in November 1994, as well as certain other long-term debt by the company in late 1993. Other expense for 1993 and 1992 included after-tax severance and facilities charges of $11 million and $13 million, respectively. Other expense also included an after-tax realized capital loss of $9 million in 1994, and after-tax realized capital gains of $2 million and $9 million in 1993 and in 1992, respectively. Excluding the 1993 and 1992 severance and facilities charges and realized capital gains and losses in all three years, the decrease in other expenses in 1994 and 1993 resulted from a reduction of corporate staff area expenses associated with previous restructurings.

General Account Investments

Investment-related amounts disclosed in the following investment section relate to the total portfolio (including assets supporting discontinued products and experience rated products). (Please see "Large Case Pensions" on page 19 for a discussion of discontinued products.)

                                                        December 31,
                                                  ________________________
(Millions)                                        1994          1993
__________________________________________________________________________
Invested Assets:
  Life Companies:
    Fully Guaranteed                              $ 14,486.3    $ 16,933.1
    Experience Rated                                16,670.9      18,824.1
    Other                                            8,216.6       7,445.5
  Property-Casualty Companies                       14,919.5      18,253.1
                                                  ________________________
    Total General Account Assets,
      net of impairment reserves                  $ 54,293.3    $ 61,455.8
__________________________________________________________________________
                                                  ________________________
Net investment income                             $  4,463.5    $  4,919.0
__________________________________________________________________________
                                                  ________________________


At December 31, 1994 and 1993, the company's invested assets were comprised of the following, net of impairment reserves:

(Millions)                                        1994          1993
__________________________________________________________________________
Debt securities:
  Held for investment, at amortized
    cost (fair value $1,991.2 and $2,704.2)       $  2,000.8    $  2,557.8
  Available for sale, at fair value
    (amortized cost $36,984.2 and $36,933.6)        35,110.7      38,868.9
  Trading securities, at fair value
    (1993 amortized cost, $119.0)                          -         117.8
Equity securities, at fair value
    (cost $1,326.9 and $1,238.1)                     1,655.6       1,658.9
Short-term investments                                 450.4         669.9
Mortgage loans                                      11,843.6      14,839.2
Real estate                                          1,545.7       1,315.8
Policy loans                                           533.8         490.7
Other                                                1,152.7         936.8
__________________________________________________________________________
    Total invested assets                         $ 54,293.3    $ 61,455.8
__________________________________________________________________________
                                                  ________________________


The company's investment objective is to fund policyholder and certain corporate liabilities in a manner which enhances shareholder and contractholder value, subject to appropriate risk constraints. It is the company's intention that this investment objective be met by a mix of investments which matches the characteristics of the liabilities they support; diversifies the types of investment risks in its portfolios by interest rate, liquidity, credit and equity price risk; and achieves asset diversification by investment type, industry, issuer and geographic location. The company regularly projects duration and cash flow characteristics of its liabilities and makes appropriate adjustments in the portfolios of assets which support the liabilities.

Interest rate risk is managed within a tight duration band, and credit risk is managed by maintaining high average bond ratings and diversified sector exposure. In pursuing its investment and risk management objectives, the company utilizes assets whose market value is at least partially determined by, among other things, levels of or changes in domestic and/or foreign interest rates (short term or long term), exchange rates, prepayment rates, equity markets or credit ratings/spreads. (Please see "Use of Derivatives and Other Investments" on page 56.)

Using financial modeling and other techniques, the company regularly evaluates the appropriateness of the investments relative to the company's management-approved investment guidelines and the business objectives of the portfolios (including evaluating the interest rate, liquidity, credit and equity price risk resulting from derivative and other portfolio activities). During 1994, the company operated within such investment guidelines by maintaining a mix of investments that diversifies its assets and matches the characteristics of the liabilities which they support.

The decline in invested assets from December 31, 1993 to December 31, 1994 related principally to debt securities and mortgage loans. The decrease in debt securities of $4.4 billion was due principally to changes in market values of such securities. Interest rates rose during 1994, causing a decrease in the value of debt securities and resulting in a change from unrealized capital gains on such securities of $1.9 billion at December 31, 1993 to unrealized capital losses of $1.9 billion at December 31, 1994. Of such unrealized capital losses at December 31, 1994, $195 million and $607 million related to assets supporting discontinued products and experience rated pension contractholders, respectively. The decrease in mortgage loans of $3.0 billion principally reflected prepayments, payments at maturity on mortgage loans, the company's foreclosure of $515 million of mortgage loans (net of write-offs) and $193 million of in-substance foreclosures (net of write-offs).

The risks associated with investments supporting experience rated pension and annuity products are assumed by those customers subject to, among other things, certain minimum guarantees. The anticipated future losses associated with investments supporting discontinued products were provided for in the loss on discontinuance of products established at December 31, 1993.

Debt Securities

As of December 31, 1994 and 1993, the company's investments in debt securities represented 68% of total general account invested assets and were as follows:

(Millions)                                 1994               1993
_______________________________________________________________________
Supporting discontinued products           $ 6,155.0          $ 8,269.0
Supporting experience rated products        11,770.5           11,763.8
Supporting remaining products               19,186.0           21,511.7
                                       ________________________________
   Total                                   $37,111.5          $41,544.5
                                       ________________________________
                                       ________________________________


At December 31, 1994 and 1993, 5% and 6%, respectively, of the fixed income investments included in Aetna's debt securities portfolio were carried at amortized cost. At year-end 1994, the estimated market value of investments carried at amortized cost was approximately $10 million less than their carrying value. Of the difference between market and carrying value, an unrealized capital gain of less than $1 million is related to debt securities supporting experience rated contracts.

It is management's objective that the portfolio of debt securities be of high quality and be well-diversified by market sector. The debt securities in the company's portfolio are generally rated by external rating agencies, and, if not externally rated, are rated by the company on a basis believed to be similar to that used by the rating agencies. The average quality rating of the company's portfolio of debt securities was AA at December 31, 1994 and 1993.

Debt Securities Quality Ratings           Debt Securities Investments by Market Sector
12/31/94                                  12/31/94
_______________________________           ____________________________________________
AAA            48.3%
AA             10.5%                     Corporate                     28.1%
A              21.8%                     Treasuries/Agencies           23.3%
BBB            14.4%                     Mortgage-Backed Securities    18.1%
BB & Below      5.0%                     Financial                     14.9%
                                         Public Utilities               7.2%
                                         Other Loan Backed              4.4%
                                         Municipals                     4.0%


Included in the company's total debt security balances at December 31, 1994 and 1993 were the following categories of debt securities:

(Millions)                                                   December 31, 1994
_____________________________________________________________________________________________________
                                       "Below Investment        Problem Debt        Potential Problem
                                       Grade" Securities        Securities          Debt Securities
                                       _________________        ____________        _________________
Total                                  $1,873.0                 $  146.4            $  170.0
                                       ________                 ________            ________
                                       ________                 ________            ________
Percentage of total:
  Supporting discontinued products         27.8%                    35.6%               27.9%
  Supporting experience rated products     25.8                     14.3                29.6
  Supporting remaining products            46.4                     50.1                42.5
                                       ________                 ________            ________
                                          100.0%                   100.0%              100.0%
                                       ________                 ________            ________
                                       ________                 ________            ________


                                                             December 31, 1993
                                       ______________________________________________________________
                                       "Below Investment        Problem Debt        Potential Problem
                                       Grade" Securities        Securities          Debt Securities
                                       _________________        ____________        _________________
Total                                  $1,951.1                 $  196.1            $  191.0
                                       ________                 ________            ________
                                       ________                 ________            ________
Percentage of total:
  Supporting discontinued products         31.5%                    36.0%               30.5%
  Supporting experience rated products     23.0                     13.6                34.1
  Supporting remaining products            45.5                     50.4                35.4
                                       ________                 ________            ________
                                          100.0%                   100.0%              100.0%
                                       ________                 ________            ________
                                       ________                 ________            ________


"Below investment grade" securities (which include "problem debt securities" and "potential problem debt securities" described below) are defined to be securities that carry a rating below BBB- /Baa3. Such debt securities have been written down for other than temporary declines in value. At year-end 1994 and 1993, $1.1 billion and $1.2 billion, respectively, of the below investment grade debt securities were investments that were investment grade when purchased, but have since deteriorated in quality.

Management defines "problem debt securities" to be securities for which payment is in default, securities of issuers which are currently in bankruptcy or in out-of-court reorganizations, or securities of issuers for which bankruptcy or reorganization within six months is considered likely.

"Potential problem debt securities" are currently performing debt securities for which neither payment default nor debt restructuring is anticipated within six months, but whose issuers are experiencing significant financial difficulties. Identifying such potential problem debt securities requires significant judgment as to likely future market conditions and developments specific to individual debt securities.

The company does not accrue interest on problem debt securities when management believes the likelihood of collection of interest is doubtful. Lost investment income on problem debt securities for the years ended December 31 was as follows:

(Millions)                               1994        1993       1992
______________________________________________________________________
Allocable to discontinued products       $  3.4      $  3.5     $  7.2
Allocable to experience rated products      1.0          .5        5.7
Allocable to remaining products             5.8         1.6        7.6



Collateralized Mortgage Obligations

At December 31, 1994 and 1993, the carrying value (fair value) of collateralized mortgage obligations ("CMOs") was $3.4 billion and $6.3 billion, respectively. The $2.9 billion decline in CMOs from December 31, 1993 to December 31, 1994 was related primarily to sales and principal repayments. CMO sales of $1.6 billion resulted in net realized capital gains (pretax) of $35 million of which $23 million was allocated to experience rated contracts.
The company's CMO exposure was reduced as a result of changes in their risk and return characteristics and to better diversify the risk profile of the company's assets. The principal risks inherent in holding CMOs are prepayment and extension risks related to dramatic decreases and increases in interest rates whereby the value of the CMOs would be subject to variability on the repayment of principal from the underlying mortgages earlier or later than originally anticipated.

At December 31, 1994 and 1993, approximately 82% and 91%, respectively, of the company's CMO holdings consisted of sequential and planned amortization class ("PAC") bonds that are subject to less prepayment and extension risk than other CMO instruments. At December 31, 1994 and 1993, approximately 74% and 77%, respectively, of the company's CMO holdings were collateralized by residential mortgage loans, on which the timely payment of principal and interest is backed by specified government agencies (e.g., GNMA, FNMA, FHLMC). At December 31, 1994 and 1993, 3% of the company's CMO holdings consisted of interest-only strips ("IOs") or principal-only strips ("POs").
IOs receive payments of interest and POs receive payments of principal on the underlying pool of residential mortgages. The company has mitigated the risks associated with holding IOs and POs by holding positions in both types of instruments such that exposure from significant changes in interest rates is reduced. Z-tranches, which amounted to approximately 8% and 5% of the company's CMO holdings at December 31, 1994 and 1993, respectively, receive principal payments from the underlying mortgage pool only after all other priority classes have been retired.

If due to declining interest rates, principal was to be repaid earlier than originally anticipated, the company could be affected by a decrease in investment income due to the reinvestment of these funds at a lower interest rate. Such prepayments may also result in a duration mismatch between assets and liabilities, which could be corrected as cash from prepayments could be reinvested at an appropriate duration to adjust the mismatch.

Conversely, if due to increasing interest rates, principal was to be repaid slower than originally anticipated, the company could be affected by a decrease in cash flow, which reduces the ability to reinvest expected principal repayments at higher interest rates. Such slower payments may also result in a duration mismatch between assets and liabilities, which could be corrected as available cash flow could be reinvested at an appropriate duration to adjust the mismatch.

Mortgage Loans

During 1994, the mortgage loan portfolio was reduced 20% to $11.8 billion, net of impairment reserves. At December 31, 1994 and 1993, the company's mortgage loan investments net of impairment reserves, supported the following types of business:

(Millions)                                 1994               1993
______________________________________________________________________
Supporting discontinued products           $ 4,294.9         $ 5,419.1
Supporting experience rated products         3,652.1           4,732.7
Supporting remaining products                3,896.6           4,687.4
                                           ___________________________
   Total                                   $11,843.6         $14,839.2
                                           ___________________________
                                           ___________________________


During 1994, the company continued to manage its mortgage loan portfolio to reduce the balance in absolute terms and relative to invested assets, and to reduce its overall risk. Since 1990 when the company ceased actively investing new money in mortgage loans, the focus has been on reducing the mortgage loan portfolio in an effort to maximize the return to the company. Mortgage loans, net of impairment reserves, now represent 22% of total general account invested assets, down from 38% in 1990. During this period, the principal balance of the mortgage portfolio was reduced by 46%. The $3.0 billion decrease since December 31, 1993 reflects the effect of repayments of maturing loans, loan prepayments, discounted loan payoffs, amortization and foreclosures (actual and in-substance). At December 31, 1994 and 1993, approximately 91% and 90%, respectively, of the outstanding principal balance of the portfolio consisted of commercial loans with balloon maturity features. (See "Liquidity and Capital Resources" on page 59.)

At December 31, 1994 and 1993, the company's mortgage loan balances, net of specific impairment reserves, by property type and geographic region were as follows:


December 31, 1994
                                                 Hotel/               Mixed
(Millions)         Office    Retail    Apartment Motel     Industrial Use       Other    Total
__________________________________________________________________________________________________

South Atlantic     $   827.4 $   545.8 $   264.7 $   672.4 $   236.1  $  203.9  $   41.4 $ 2,791.7
Middle Atlantic      1,140.4     519.7     218.0     124.0      69.9     118.7       9.4   2,200.1
New England            758.2     282.7      64.2     120.9      44.6     209.9      32.7   1,513.2
South Central          346.2     286.4     166.5      65.6      50.1         -      28.2     943.0
North Central          617.2     276.1     132.3     168.3      29.8      47.6      46.3   1,317.6
Pacific and
  Mountain           1,170.9     565.1     250.3     143.0     443.1      76.6      84.2   2,733.2
Other                   95.8     149.1     131.3      21.0      59.8       3.4     234.4     694.8
__________________________________________________________________________________________________
   Total           $ 4,956.1 $ 2,624.9 $ 1,227.3 $ 1,315.2 $   933.4 $   660.1  $  476.6 $12,193.6
__________________________________________________________________________________________________
Less general portfolio loss reserve                                                          350.0
__________________________________________________________________________________________________
   Adjusted total, net of reserves                                                       $11,843.6
__________________________________________________________________________________________________



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
__________________________________________________________________________________________________



The company has a comprehensive process for managing mortgage loans which includes an ongoing risk assessment to evaluate key attributes of the mortgage investment, specifically, debt service coverage, cash flow sustainability, property condition, loan to value, market/economic trends, deal structure, borrower strength and ability to refinance. Action plans are established with the objective of reducing potential risk and maximizing the return on the investment. In addition, a collateral valuation is performed on a regular basis for mortgage loans with a balance greater than $5 million (approximately 86% of the principal balance of the portfolio), to help determine whether adjustments to impairment reserves are warranted.

Problem, restructured and potential problem loans were reduced by 50% to $2.3 billion at December 31, 1994. During the year, the company implemented a troubled debt restructuring program. The primary objective of this program is to restructure eligible loans in a manner which creates a market rate transaction which will perform in accordance with its restructured terms. The program is applied to those loans which have sound property and borrower fundamentals but suffer from excess debt. An important feature of these loans is that in exchange for principal forgiveness on a portion of the loan, the company typically retains the right to participate in property appreciation to the extent market conditions improve in the future.

In those situations where the property fundamentals do not support a restructuring of the loan, the company generally acquires the collateral through foreclosure. Loans with a principal balance of $764 million and collateral with a fair market value of $515 million were foreclosed upon in 1994. Additional loans with a principal balance of $422 million were in the process of foreclosure at year end. In certain cases, the company has taken substantive possession of the property supporting its loan, coupled with the borrower surrendering its interest in the future economic benefits in the property. Where this has occurred, the loans are considered in-substance foreclosures, written down to their fair market value less selling costs and classified as real estate held for sale. At December 31, 1994, there were $193 million of in-substance foreclosures (net of write-offs of $136 million).

Included in the company's total mortgage loan balances at December 31 were the following categories of mortgage loans:

(Millions)                                                     December 31, 1994
________________________________________________________________________________________________________
                                                           Restructured      Potential
                                       Problem Loans       Loans             Problem Loans      Total
                                       _____________       ____________      _____________      _____
Total                                  $  673.1            $  706.1          $  918.7           $2,297.9
                                       ________            ________          ________           ________
                                       ________            ________          ________           ________
Percentage of total:
  Supporting discontinued products         36.9%               39.1%             48.8%
  Supporting experience rated products     30.8                31.1              25.5
  Supporting remaining products            32.3                29.8              25.7
                                       ________            ________          ________
                                          100.0%              100.0%            100.0%
                                       ________            ________          ________
                                       ________            ________          ________
Impairment reserves                                                                             $  784.1
                                                                                                ________
                                                                                                ________
Impairment reserves as
 a percentage of total                                                                              34.1%
                                                                                                ________
                                                                                                ________



                                                               December 31, 1993
                                       _________________________________________________________________
                                                           Restructured      Potential
                                       Problem Loans       Loans             Problem Loans      Total
                                       _____________       ____________      _____________      _____
Total                                  $1,116.0            $1,858.8          $1,575.6           $4,550.4
                                       ________            ________          ________           ________
                                       ________            ________          ________           ________
Percentage of total:
  Supporting discontinued products         36.8%               51.5%             33.2%
  Supporting experience rated products     34.7                25.9              38.2
  Supporting remaining products            28.5                22.6              28.6
                                       ________            ________          ________
                                          100.0%              100.0%            100.0%
                                       ________            ________          ________
                                       ________            ________          ________
Impairment reserves                                                                             $1,308.3
                                                                                                ________
                                                                                                ________
Impairment reserves as
 a percentage of total                                                                              28.8%
                                                                                                ________
                                                                                                ________


"Problem loans" are defined to be loans with payments over 60 days past due, loans on properties in the process of foreclosure, loans on properties involved in bankruptcy proceedings and loans on properties subject to redemption. Loans on properties in the process of foreclosure increased to $422 million at December 31, 1994 from $399 million at December 31, 1993.


Problem, Potential Problem and            Geographic Distribution of Problem,
Restructured Mortgage Loans by            Potential Problem and Restructured
Property Type                             Mortgage Loans
12/31/94                                  12/31/94
__________________________________        ___________________________________

Office             56.4%                  Pacific and Mountain  23.7%
Retail             13.7%                  New England           19.7%
Hotel/Motel         8.0%                  North Central         18.5%
Mixed Use           6.9%                  South Atlantic        16.7%
Industrial          5.8%                  Middle Atlantic       13.0%
Apartment           5.7%                  South Central          6.2%
Other               3.5%                  Non-U.S.               2.2%



"Restructured loans" are loans whose original contract terms have been modified to grant concessions to the borrower and are currently performing pursuant to such modified terms.
Restructured mortgage loans at December 31, 1994 and 1993 yielded cash returns of approximately 6%.

Restructured loans that have a market rate of interest at the time of the restructure (which represents the interest rate the company would charge for a new loan with comparable risk) and demonstrate sustainable performance (as generally evidenced by six months of pre- or post-restructuring payment performance in accordance with the restructured terms) may be returned to performing status. Candidates for such treatment are re-underwritten and must meet specific guidelines which are intended to provide reasonable assurance that the loan will perform in accordance with its contract terms. These guidelines require (i) adequate debt service coverage throughout the term of the loan, (ii) appropriate loan-to-value ratios based upon collateral value at the time of restructuring and projected at maturity of the loan, and (iii) reasonable protection against capital expenditure risk associated with lease rollovers. In addition, such restructured loans are designed to enhance the company's security position in the collateral, maximize borrower commitment to the property, and in many cases, ensure the company's participation in any appreciation of the property as market conditions improve.

Prior to restructuring, such loans are generally classified and accounted for as problem loans. However, in certain cases, loans may be classified as potential problem and restructured loans if they are performing pursuant to their existing loan terms at the time. Upon closing of the restructure, any uncollectible portion of the loan is written off against the impairment reserve and the remaining recorded investment in the loan is classified as restructured until it is returned to performing status.

During 1994, loans which had been restructured, with a carrying value of $474 million (net of write-offs of $216 million) and with an average current yield of 9% were classified as performing. The amount of the write-off approximated the reserves related to these loans; therefore, there was no material effect on the Consolidated Statement of Income in 1994. Of the aforementioned loans, $136 million (net of write-offs of $58 million) supported experience rated pension contracts and $185 million (net of write-offs of $96 million) supported discontinued products. In addition, of the $474 million of restructured loans, approximately 91% had equity participation features. No such restructures and transfers to performing status occurred prior to 1994.

"Potential problem loans" are currently performing loans which management believes are likely to become classified as problem or restructured loans in the next 12 months or so. Such loans are identified through the portfolio review process on the basis of known information about the ability of borrowers to comply with present loan terms. Identifying such potential problem and restructured loans requires significant judgment as to likely future market conditions, developments specific to individual properties and borrowers, and the timing of potential defaults. Provision for losses that management believes are likely to arise from such potential problem and restructured loans, excluding those potential problem and restructured loans supporting experience rated pension contracts, is included in the general reserve.

The company does not accrue interest on problem loans or restructured loans when management believes the collection of interest is unlikely. The amount of pretax investment income required by the original terms of such problem and restructured loans outstanding at December 31 and the portion thereof actually recorded as income for the years ended December 31 were as follows:

(Millions)                             1994       1993       1992
____________________________________________________________________
Income which would have been
 recorded under original terms
 of loans                              $ 149.2    $ 299.1    $ 312.6

Income recorded                           72.6      149.9      168.1
                                       _______    _______    _______

Lost investment income                 $  76.6    $ 149.2    $ 144.5
                                       _______    _______    _______
                                       _______    _______    _______

Lost investment income allocated to
 investments supporting discontinued
 products (included above)             $  28.8    $  73.8    $  76.7
                                       _______    _______    _______
                                       _______    _______    _______

Lost investment income allocated to
 investments supporting experience
 rated pension contracts
 (included above)                      $  22.5    $  41.7    $  40.2
                                       _______    _______    _______
                                       _______    _______    _______

Lost investment income allocated to
 investments supporting remaining
 products (included above)             $  25.3    $  33.7    $  27.6
                                       _______    _______    _______
                                       _______    _______    _______


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

(Millions)                                  1994                             1993
________________________________________________________________________________________________
                                Specific   General               Specific   General
                                Reserves   Reserve    Total      Reserves   Reserve    Total
                                ______________________________   _______________________________
Allocable to discontinued
 products (1)                   $  144.7   $  227.4   $  372.1   $  406.0   $  241.2   $   647.2
Allocable to experience
 rated products                    156.1          *      156.1      268.5          *       268.5
Allocable to remaining products    133.3      122.6      255.9      233.8      158.8       392.6
                                ________________________________________________________________
   Total                        $  434.1   $  350.0   $  784.1   $  908.3   $  400.0   $ 1,308.3
                                ________________________________________________________________
                                ________________________________________________________________

(1) Please see " Large Case Pensions" on pages 19 and 20 for a discussion of anticipated future capital losses on assets supporting discontinued products.

*   The general reserve at December 31, 1994 and 1993 excluded reserves of $208.5 million and $217.0 million, respectively, related to experience rated pension contracts.  Had such reserves been included, total reserves would have been $992.6 million and
    $1,525.3 million at December 31, 1994 and 1993, respectively.


For the years ended December 31, after-tax mortgage loan impairment expense was as follows:

(Millions)                             1994        1993        1992
_____________________________________________________________________
Allocable to discontinued products     $ 68.8 (1)  $152.6      $142.6
Allocable to experience
 rated products (2)                      59.8       114.7        76.0
Allocable to remaining products          67.2       145.4        98.9

(1) Impairment expense allocable to discontinued products for the year ended December 31, 1994 was charged against the reserve for future losses and did not affect the company's results of operations.

(2) Impairment expense allocable to experience rated products does not affect the company's results of operations.


The decrease in mortgage impairment expense in 1994 is largely attributable to improvement in certain segments of the commercial real estate markets, and the reduction in potential problem loans. (Please see "Outlook" on page 57.)

Real Estate

At December 31, 1994 and 1993, the company's equity real estate balances, net of write-downs and reserves, were as follows:

(Millions)                                                   December 31, 1994
________________________________________________________________________________________________
                                       Investment               Properties          Total Equity
                                       Real Estate              Held for Sale       Real Estate
                                       ___________              _____________       ____________
Total                                  $  382.3                 $1,163.4 (1)        $1,545.7
                                       ________                 ________            ________
                                       ________                 ________            ________
Percentage of total:
  Supporting discontinued products         23.8%                    54.9%
  Supporting experience rated products      8.3                     21.6
  Supporting remaining products            67.9                     23.5
                                       ________                 ________
                                          100.0%                   100.0%
                                       ________                 ________
                                       ________                 ________



                                                             December 31, 1993
                                       _________________________________________________________
                                       Investment               Properties          Total Equity
                                       Real Estate              Held for Sale       Real Estate
                                       ___________              _____________       ____________
Total                                  $  434.9                 $  880.9            $1,315.8
                                       ________                 ________            ________
                                       ________                 ________            ________
Percentage of total:
  Supporting discontinued products         22.6%                    49.5%
  Supporting experience rated products      8.4                     27.7
  Supporting remaining products            69.0                     22.8
                                       ________                 ________
                                          100.0%                   100.0%
                                       ________                 ________
                                       ________                 ________

(1) Includes $193.4 million of in-substance foreclosures.  (Please see "Mortgage Loans"
    on page 50 for discussion of in-substance foreclosures.)


Equity Real Estate                        Geographic Distribution of
by Property Type                          Equity Real Estate
12/31/94                                  12/31/94
________________________                  ___________________________
Office             52.5%                  South Atlantic        29.8%
Retail             18.4%                  Pacific and Mountain  20.8%
Hotel/Motel         9.4%                  North Central         12.3%
Apartment           7.1%                  South Central         10.3%
Industrial          4.6%                  New England           10.2%
Land                4.3%                  Non-U.S.               8.5%
Mixed Use           2.1%                  Middle Atlantic        8.1%
Other               1.6%


All real estate acquired through foreclosure, including in-substance foreclosures, is classified as held for sale. These properties were carried at 60% and 52% of the company's cash investment (unpaid mortgage balance plus capital additions) at December 31, 1994 and 1993, respectively.

Although all foreclosed real estate is classified as held for sale and carried at the lower of cost or currently estimated fair value less estimated selling costs, the company is managing its foreclosed real estate with the objective of maximizing the total return on the properties. To achieve this objective, management intends to hold certain foreclosed real estate having an aggregate value of approximately $500 million at December 31, 1994 for up to four years. Management believes these properties present opportunities to generate total returns, both in current cash flow and expected increases in value, over their anticipated holding period that are attractive compared to the expected total returns from alternative investments possessing similar risk characteristics.

Investment real estate, which is generally carried at depreciated cost, is written down to fair value to reflect other than temporary declines in market value. The fair value of assets acquired through foreclosure is established as the cost basis at the time of foreclosure. Subsequent to acquisition, properties classified as held for sale are carried at the lower of cost or fair value less estimated selling costs. Adjustments to the carrying value of properties held for sale resulting from changes in fair value, are recorded in a valuation reserve. Property valuations are reviewed regularly by investment management. Capital additions and asset improvements increase the cost basis of the asset while depreciation reduces the cost basis.

Total real estate write-downs and valuation reserves on properties included in the company's equity real estate balances at December
31 were as follows:


(Millions)                             1994          1993
_____________________________________________________________

Allocable to discontinued products     $  376.0      $  298.3
Allocable to experience rated products    179.6         228.3
Allocable to remaining products           206.6         242.9
                                       ________      ________
   Total                               $  762.2      $  769.5
                                       ________      ________
                                       ________      ________


For the years ended December 31, total after-tax net realized capital losses from real estate write-downs and changes in the valuation reserves were as follows:


(Millions)                             1994        1993        1992
_____________________________________________________________________

Allocable to discontinued products     $ 12.8 (1)  $ 55.1      $ 22.8
Allocable to experience
 rated products (2)                       2.9        51.5        15.4
Allocable to remaining products           (.8)       64.5        15.9


(1) Write-downs and impairment expense allocable to discontinued products for the year ended December 31, 1994 was charged against the reserve for future losses and did not affect the company's results of operations.

(2) Write-downs and impairment expense allocable to experience rated products do not affect the company's results of operations.



Use of Derivatives and Other Investments

The company's hedging activity has been limited and has principally consisted of using futures, forward contracts and interest rate swaps to hedge interest rate risk and currency risk. These instruments subject the company to varying degrees of market and credit risk. Market risk is the risk that future changes in market prices may decrease the market value of one or all of these financial instruments. Credit risk arises from the potential inability of counterparties to perform under the terms of the contracts. Management does not believe that the current level of hedging activity will have a material effect on the company's liquidity or results of operations. (Please see Note 18 of Notes to Financial Statements for a discussion of the company's hedging activities.)

The company also had investments in certain debt instruments with derivative characteristics, including those where market value is at least partially determined by, among other things, levels of or changes in domestic and/or foreign interest rates (short term or long term), exchange rates, prepayment rates, equity markets or credit ratings/spreads. The amortized cost and fair value of these securities, included in the $37.1 billion debt securities portfolio, as of December 31, 1994 was as follows:

                                                     Amortized      Fair
(Millions)                                           Cost           Value
_____________________________________________________________________________
Collateralized mortgage obligations:............     $ 3,562.7      $ 3,369.5
  Interest-only strips (included above).........          21.1           38.7
  Principal-only strips (included above)........          56.0           61.3
Treasury and agency strips:
  Principal.....................................       1,144.0          977.6
  Interest......................................         104.2           90.2
Structured notes (1)............................          45.0           36.6
Warrants to purchase debt securities (2)........           9.4            3.9
Mandatorily convertible preferred stock.........          12.1           11.6

(1) Includes instruments whose fair value is based on (and potentially magnified, positively or negatively, by) changes in LIBOR or the U.S. Dollar/Japanese Yen exchange rates.

(2) Represents the right to purchase specific debt securities and is accounted for as a hedge. Upon exercise, the cost of the warrants will be added to the basis of the debt securities purchased and amortized over their lives.


Outlook

Management intends that general account investments in new mortgage loans for the foreseeable future will be restricted largely to extending and refinancing existing mortgages as they mature. (Please see "Liquidity and Capital Resources" on page 59.) The company has reduced the mortgage loan and equity real estate portfolios, after reserves and write-downs, by $10.8 billion since the end of 1990, bringing mortgage loans and real estate as a percentage of general account invested assets from 40% in 1990 to 25% at December 31, 1994. It is management's objective over the next several years, real estate and capital market conditions permitting, to continue to reduce the size and the risk of the mortgage loan and real estate portfolios relative to total invested general account assets. Although extensions and refinancings of existing mortgage loans may delay achieving this objective, management intends to pursue plans to reduce risk, maximize returns and reduce portfolio levels by pursuing payoffs at maturity, loan restructurings and sales of foreclosed real estate.

Management is seeing improvement in certain segments of the commercial real estate market. While additional losses may emerge in the company's mortgage loan and real estate portfolios, and may increase to the extent recovery in this market is delayed, management believes that the improvement in this market will favorably impact real estate values.

The reserve for discontinued products reflects all anticipated future losses on discontinued products, including capital losses relating to the $5.0 billion of mortgage loans and real estate supporting such products. Therefore, additional losses on the portion of the portfolio supporting discontinued products are not expected to impact the company's results of operations, although there can be no assurances that such losses will not be greater than anticipated and thus materially impact such results. (Please see "Discontinued Products" on page 19.)

Liquidity and Capital Resources


(Millions)                     1994         1993         1992
___________________________________________________________________

Consolidated Assets            $ 94,172.5   $100,036.7   $ 94,519.6
___________________________________________________________________
                               ____________________________________

Shareholders' Equity           $  5,503.0   $  7,043.1   $  7,238.3
___________________________________________________________________
                               ____________________________________

Cash and Cash Equivalents
and Short-Term Investments     $  3,404.0   $  2,227.7   $  3,925.8
___________________________________________________________________
                               ____________________________________

Minority Interest in Preferred
Securities of Subsidiary       $    275.0   $        -   $        -
___________________________________________________________________
                               ____________________________________

Long-Term Debt                 $  1,114.7   $  1,160.0   $    955.6
___________________________________________________________________
                               ____________________________________

Average Short-Term Debt        $    219.8   $    215.6   $    273.1
___________________________________________________________________
                               ____________________________________

Interest Expense               $     98.6   $     77.4   $     87.1
___________________________________________________________________
                               ____________________________________


Liquidity needs of the company's businesses have generally been met by cash provided by premiums, deposits, asset maturities and income received on investments. Cash provided from these sources is used primarily for claim and benefit payments, fund withdrawals and operating expenses.

Please see "Large Case Pensions" on pages 15 through 18 for a discussion of the liquidity requirements specific to the large case pension business. The following discussion addresses the sources of liquidity available to meet the needs of all of the company's businesses.

Bonds, redeemable preferred stocks and mortgage loans have durations that were selected to approximate the durations of the liabilities they support. The duration of these investments is monitored, and investment purchases and sales are executed with the objective of having adequate funds available to satisfy the company's maturing liabilities.

As the company's investment strategy focuses on matching asset and liability durations, and not specific cash flows, and additionally, since these duration assessments are dependent on numerous cash flow assumptions, asset sales may be required, from time to time, to satisfy liability obligations and/or rebalance asset portfolios. The investment portfolios are closely monitored to assess asset and liability matching in order to rebalance the portfolios as conditions warrant.

The company's invested assets at December 31, 1994 totaled $54.3 billion and consisted primarily of debt securities ($37.1
billion), mortgage loan and real estate investments ($13.4 billion), short-term investments ($.5 billion) and equity securities ($1.7 billion). (Please see "General Account
Investments" on page 43.) The company also held substantial cash and cash equivalents at December 31, 1994. (Please see "Factors
Affecting Cash Flow" on page 61.)

Given the high quality of the debt securities portfolio, management expects the vast majority of the company's investments in debt securities to be repaid in accordance with contractual terms. At December 31, 1994, the scheduled principal repayments of investments in debt securities company-wide (excluding mortgage-backed securities of $6.7 billion) are $1.8 billion in 1995, $12.2 billion in the years 1996 through 2000, and $16.4 billion in the aggregate in the years after 2000. Mortgage-backed securities included in the debt securities portfolio are generally collateralized by residential mortgage loans on which the timely payment of principal and interest is backed by specified government agencies. (Please see "Debt Securities" on page 45.) Such mortgage-backed securities, treasuries and public bonds in the portfolio are highly marketable and thus can be used to enhance cash flow before maturity.

Substantially all of the commercial mortgage loan portfolio consists of loans with balloon maturity features. (Please see "Mortgage Loans" on page 48.) As a result of adverse conditions in real estate markets and tight lending practices by banks and other financial institutions over the past several years, the company has extended the maturity of, and adjusted interest rates to current market on, certain maturing mortgage loans where the borrower was unable to obtain financing elsewhere. Of the $2.0 billion of mortgage loans scheduled to mature during 1994, $1.2 billion was not paid as scheduled, a substantial portion of which supported large case pension liabilities. Of the loans not paid as scheduled, $386 million were extended at interest rates at least equal to current market (average rate of 9% over an average extension period of 5 years), $773 million were under forbearance (continuing to make payments under original loan terms) or under discussion with borrowers at December 31, 1994 and $37 million were foreclosed upon. Of the $773 million of loans under forbearance or under discussion with borrowers, $164 million were classified as problem or restructured loans at December 31, 1994. The decision to extend a loan involves an evaluation of many factors including, among others, property cash flow and collateral value, as well as an evaluation of alternative courses of action, such as foreclosure.

Despite various indications that liquidity is returning to certain real estate markets, the company expects it will continue to extend or refinance certain maturing loans in the portfolio. However, the aggregate of normal principal amortization payments on traditional loans, payments at maturity on loans that paid off on schedule and prepayments (in whole or in part) on other loans, produced substantial cash flow in 1994. Prepayments on mortgage loans were $1.1 billion in 1994.

At December 31, 1994, scheduled mortgage loan principal repayments were as follows (in millions):

                  1995          $1,765.1
                  1996           1,555.5
                  1997           1,507.7
                  1998             994.7
                  1999           1,607.3
            Thereafter           5,197.4


Consolidated Cash Flows


(Millions)                           1994         1993          1992
___________________________________________________________________________

Net cash provided by (used for)
   operating activities              $    254.1   $ (1,187.2)   $    (578.1)
___________________________________________________________________________
                                     ______________________________________

Net cash provided by
   investing activities              $  2,758.7   $    796.7    $   2,203.0
___________________________________________________________________________
                                     ______________________________________

Net cash used for
   financing activities              $ (1,613.0)  $   (455.2)   $  (2,110.5)
___________________________________________________________________________
                                     ______________________________________

Cash and cash equivalents            $  2,953.6   $  1,557.8    $   2,415.0
___________________________________________________________________________
                                     ______________________________________



The company's cash flow requirements for 1994 were met by funds provided from operations, from the maturity and sale of investments and from financing activities. As detailed in the Consolidated Statements of Cash Flows, during 1994 net cash of $254 million was provided by operating activities. Net cash of $1,187 million used for operating activities during 1993 included $2,089 million used for net purchases of debt trading securities.

Net cash provided by investing activities was $2,759 million in 1994 and included $2,710 million from net sales, as well as maturities and repayments of, mortgage loans and real estate. Net cash provided by investing activities of $797 million in 1993 included a decrease of $674 million in short-term investments.
Net cash provided by investing activities of $2,203 million in 1992 included proceeds of $1,326 million from the sale of American Re-Insurance Company ("Am Re") and an increase of $693 million in short-term investments.

Net cash used for financing activities includes cash generated by sales of investment contracts which was lower in 1994, 1993 and 1992 than cash paid for maturing investment contracts and other withdrawals. Since 1987, the company has paid annual dividends to shareholders of $2.76 per share, or approximately $300 million annually. (Please see "Debt and Short-Term Borrowing" on page 62.)

Factors Affecting Cash Flow

Cash flow may be influenced by general economic conditions, including general interest rate levels, investment returns, competition for business, and the perceived financial strength of the company. In recent years, financial strength has taken on added significance because of questions about insurers' asset quality and the well-publicized insolvencies of certain insurers. Adverse changes in, among other factors, claims paying ratings, general economic conditions, or overall customer confidence have the effect of decreasing new sales and deposits and increasing withdrawals and surrenders. Additionally, lower debt and commercial paper ratings may adversely affect the availability and cost of certain external funding sources.

During 1994, ratings of Aetna Life and Casualty Company and certain of its subsidiaries were lowered by certain of the rating agencies. Aetna's ratings at February 8, 1994 and at February 7,
1995 follow:

                                                    Rating Agencies
                             ____________________________________________________________
                                                             Moody's Investors   Standard
                             A.M. Best      Duff & Phelps        Service         & Poor's
                             ____________________________________________________________
Aetna Life and Casualty Company
  (senior debt)
    February 8, 1994              *         AA-                  A1              AA-
    February 7, 1995              *         A+ ***               A2              A+ ***

Aetna Life and Casualty Company
  (commercial paper)
    February 8, 1994              *         Duff 1+              P-1             A-1+
    February 7, 1995              *         Duff 1               P-1             A-1 ***

Aetna Life Insurance Company
  (claims paying)
    February 8, 1994              A         AA                   Aa3             A+
    February 7, 1995              A         AA ****              Aa3             A+ ***

The Aetna Casualty and Surety Company
  (claims paying)
    February 8, 1994              A         AA                   Aa2             AA-
    February 7, 1995              A-        AA- ***              A1              A+ ***

Aetna Casualty and Surety Company of America
  (claims paying)
    February 8, 1994              **        **                   **              **
    February 7, 1995              A         **                   **              **

Aetna Life Insurance and Annuity Company
  (claims paying)
    February 8, 1994              A++       AAA                  Aa2             AAA
    February 7, 1995              A++       AA+ ***              Aa2             AA ***


*    Not rated by the agency.
**   Not rated on a separate company basis.
*** Placed on credit watch or rating watch-down subsequent to February 7, 1995. **** On rating watch-down.


Parent Company Cash Flow

Cash flow needs at the parent company level include primarily shareholder dividends and debt service. The parent company also may fund growth or meet capital needs of the company's businesses with cash and/or other assets. Such parent company cash flow needs historically have been met, in large part, through a combination of borrowings and dividends from operating subsidiaries. As a matter of course, the company monitors existing and alternative financing sources to support the parent company's capital and liquidity needs including, but not limited to, debt issuance, preferred stock issuance, intercompany borrowings and pledging or selling of assets. Efforts to simultaneously grow certain of the company's businesses to their full potential and meet capital requirements of other businesses may require significant future capital.

The company has significant short-term liquidity supporting its businesses. At year-end 1994, cash and cash equivalents were $3.0 billion and short-term securities were $.5 billion. Should significant cash flow reductions occur in any of the company's businesses, for any combination of the reasons discussed above, the company has several alternatives for meeting its cash requirements. These include, among other things, selling or pledging public and private bond investments or other assets, borrowing among affiliates and using external borrowing or other capital-raising capacity.

The company has substantial external borrowing capacity. In July 1994, the company entered into two committed bank lines of $500 million each with a group of worldwide banks. One $500 million facility terminates in July 1995 and the other $500 million facility terminates in July 1999. The company intends to obtain an extension of the facility that terminates in July 1995. The facilities replaced the company's $800 million revolving credit facility which expired in July 1994. (Please see Note 9 of Notes to Financial Statements.)

Minority Interest in Preferred Securities of Subsidiary

On November 22, 1994, Aetna Capital L.L.C. ("ACLLC"), a subsidiary of the company, issued $275 million (11,000,000 shares) of 9 1/2% cumulative monthly income preferred securities. ACLLC loaned the proceeds from the preferred stock issuance to the company. The company used the proceeds of the loan for general corporate purposes. (Please see Note 11 of Notes to Financial Statements.)

Debt and Short-Term Borrowing

Long-term debt at December 31, 1994 was $1.1 billion, of which $63 million was attributable to the company's international subsidiaries. During 1993, the company redeemed $200 million principal amount of its 8 1/8% Debentures whose scheduled maturity was 2007. The company recognized an after-tax extraordinary loss of $5 million on the early redemption. Additionally, $137 million of the company's 7 3/4% Eurodollar Notes due 2016 were redeemed at par at the option of the holders thereof during 1993.

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

Pursuant to shelf registration statements declared effective by the Securities and Exchange Commission, the company may offer and sell up to an additional $550 million of various types of securities, and ACLLC may offer and sell up to an additional $225 million of preferred securities.

Short-term borrowing through commercial paper and other markets is used to fund interim cash requirements. Funding interim cash requirements with short-term borrowing allows funds that support the insurance lines to remain invested at higher rates, thus benefiting the company's earnings.

Treasury Stock

In 1994, 1993 and 1992, the company did not acquire any shares of its common stock.

Sales of Subsidiaries

On June 30, 1993, the company completed the sale of its U.K. life and investment management operations. The company realized an after-tax capital loss of $12 million on the sale, as well as $37 million of tax benefits from cumulative operating losses of the subsidiary not previously tax benefited.

On September 30, 1992, the company completed the sale of Am Re, formerly a wholly owned subsidiary. The company realized a gain on the sale in 1992 of $38 million. No taxes were incurred on this transaction. As part of the sale, the company received 70,000 shares of American Re Corporation's (the new holding company) Preferred Stock, which were redeemed in the first quarter of 1993 resulting in an after-tax gain of $27 million.

Dividend Restrictions

Because Aetna Life and Casualty Company is a Connecticut insurance company, the amount of dividends that it may pay to shareholders in 1995 without prior approval by the Insurance Commissioner of the State of Connecticut is $399 million. Dividend payments by the domestic insurance subsidiaries to Aetna Life and Casualty Company are subject to similar restrictions in Connecticut and other states, and are limited in 1995 to approximately $608 million in the aggregate.

Regulatory Environment

Solvency Regulation

In recent years, state insurance regulators have been considering changes in statutory accounting practices and other initiatives to strengthen solvency regulation. The National Association of Insurance Commissioners ("NAIC") has adopted risk-based capital ("RBC") standards for both life and property-casualty insurers. The RBC formula is a regulatory tool designed to identify weakly capitalized companies by comparing the adjusted surplus to the required surplus, which reflects the risk profile of the company (RBC ratio). Within certain ratio ranges, regulators have increasing authority to take action as the RBC ratio decreases. There are four levels of regulatory action ranging from requiring insurers to submit a comprehensive plan (an RBC plan) to the state insurance commissioner to when the state insurance commissioner places the insurer under regulatory control. The RBC ratio for each of the company's primary insurance subsidiaries as measured at December 31, 1994 was significantly above the levels which would require regulatory action. Rating agencies also use their own risk-based capital standards as part of determining a company's rating.

Among other things, risk-based capital standards can have the effect that as a company's liabilities increase, additional capital (determined by a formula) may be required if a company wants to maintain risk-based capital at its previous level for regulatory and rating agency purposes. As a result, significant future increases in liabilities (including reserves) of the company or its insurance subsidiaries may require significant future capital additions.

The NAIC also is considering several other solvency related regulations including risk-based capital standards for HMOs and the development of a model investment law and amendments to the model insurance holding company law which would limit types and amounts of investments by insurance companies. In addition, in recent years there has been growing interest among certain members of Congress concerning possible federal roles in the regulation of the insurance industry. Because these other initiatives are in a preliminary stage, management cannot assess the potential impact of their adoption on the company.

Federal Employee Benefit Regulation

The company provides a variety of products and services to employee benefit plans that are covered by the Employee Retirement Income Security Act of 1974 ("ERISA").

In December 1993, in a case involving an employee benefit plan and an insurance company, the United States Supreme Court ruled that assets in the insurance company's general account that were attributable to the non-guaranteed portion of a group pension contract issued to the plan were "plan assets" for purposes of ERISA and that the insurance company was an ERISA fiduciary with respect to those assets. In reaching its decision, the Court declined to follow a 1975 Department of Labor ("DOL") interpretive bulletin that had suggested that insurance company general account assets were not plan assets.

The company and other insurers are seeking clarification from the DOL of the effects, if any, of the decision on their businesses.
Management is not currently able to predict how the decision will ultimately affect its businesses.

New Accounting Pronouncements

Accounting by Creditors for Impairment of a Loan

The Financial Accounting Standards Board (FASB)issued FAS No. 114, Accounting by Creditors for Impairment of a Loan, in 1993. This statement requires that loans be impaired when it is probable that a creditor will be unable to collect all amounts (i.e., principal and interest) contractually due, and the impairment be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. The statement also allows impairments to be measured based on the loan's market price or the fair value of the collateral if the loan is collateral dependent. In October 1994, the FASB issued FAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, which amends FAS No. 114 to allow a creditor to use existing methods for recognizing income on impaired loans. The company will adopt these standards effective January 1, 1995 and there is not expected to be a material impact on net income.

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

The company engages KPMG Peat Marwick LLP as independent auditors to audit its financial statements and express their opinion thereon. Their audits include reviews and tests of the company's internal controls to the extent they believe necessary to determine and conduct the audit procedures that support their opinion. Members of that firm also have the right of full access to each member of management in conducting their audits. The report of KPMG Peat Marwick LLP appears on page 113.

Aetna's Board of Directors has an Audit Committee composed solely of independent directors. The committee meets periodically with management, the internal auditors and KPMG Peat Marwick LLP to oversee and monitor the work of each and to inquire of each as to their assessment of the performance of the others in their work relating to the company's financial statements. Both the independent and internal auditors have, at all times, the right of full access to the Audit Committee, without management present, to discuss any matter they believe should be brought to the attention of the committee.

Consolidated Statements of Income

For the years ended December 31,


(Millions, except per share data)                 1994              1993              1992
________________________________________________________________________________________________
Revenue:

Premiums                                          $ 11,292.1        $ 10,574.9        $ 10,793.9
Net investment income                                4,463.5           4,919.0           5,069.0
Fees and other income                                1,823.9           1,620.0           1,620.6
Net realized capital gains (losses)                    (54.8)             89.8             114.9
                                                  ______________________________________________

Total revenue                                       17,524.7          17,203.7          17,598.4
________________________________________________________________________________________________

Benefits and Expenses:

Current and future benefits                         12,397.1          12,391.9          12,848.9
Operating expenses                                   3,719.3           3,644.8           3,925.7
Amortization of deferred policy
 acquisition costs                                     750.0             736.4             800.2
Loss on discontinuance of products                         -           1,270.0                 -
Severance and facilities charge                            -             308.0             145.0
                                                  ______________________________________________

Total benefits and expenses                         16,866.4          18,351.1          17,719.8
________________________________________________________________________________________________

Income (Loss) from continuing operations
 before income taxes, extraordinary item
 and cumulative effect adjustments                     658.3          (1,147.4)           (121.4)

Income taxes (benefits)                                190.8            (532.1)           (116.1)
                                                  ______________________________________________

Income (Loss) from continuing operations
 before extraordinary item and
 cumulative effect adjustments                         467.5            (615.3)             (5.3)
Discontinued operations, net of tax:
  Income from operations                                   -                 -              86.8
  Gain on sale                                             -              27.0              38.1
  Cumulative effect adjustments                            -                 -              48.9
                                                  ______________________________________________

Income (Loss) before extraordinary item
 and cumulative effect adjustments                     467.5            (588.3)            168.5
Extraordinary loss on debenture redemption,
 net of tax                                                -              (4.7)                -
Cumulative effect adjustments, net of tax                  -             227.1            (112.5)
                                                  ______________________________________________

Net income (loss)                                 $    467.5         $  (365.9)       $     56.0
                                                  ______________________________________________
                                                  ______________________________________________

Pro forma amounts assuming the discounting
 of workers' compensation life table
 indemnity reserves is applied retroactively:
  Income (Loss) from continuing operations        $    467.5         $  (615.3)       $     (3.4)
                                                  ______________________________________________
                                                  ______________________________________________
  Net income (loss)                               $    467.5         $  (615.9)       $     57.9
                                                  ______________________________________________
                                                  ______________________________________________

Pro forma amounts assuming the accounting for
 retrospectively rated reinsurance contracts
 is applied retroactively:
  Income (Loss) from continuing operations        $    467.5         $  (615.3)       $    (26.7)
                                                  ______________________________________________
                                                  ______________________________________________
  Net income (loss)                               $    467.5         $  (392.2)       $     34.6
________________________________________________________________________________________________
                                                  ______________________________________________


See Notes to Financial Statements.


For the years ended December 31,


(Millions, except per share data)                 1994            1993            1992
_____________________________________________________________________________________________

Results Per Common Share:

Income (Loss) from continuing operations
 before extraordinary item and
 cumulative effect adjustments                    $       4.14    $     (5.54)    $      (.05)
Discontinued operations, net of tax:
  Income from operations                                     -              -             .79
  Gain on sale                                               -            .24             .35
  Cumulative effect adjustments                              -              -             .44
                                                  ___________________________________________

Income (Loss) before extraordinary item
 and cumulative effect adjustments                        4.14          (5.30)           1.53
Extraordinary loss on debenture redemption,
 net of tax                                                  -           (.04)              -
Cumulative effect adjustments, net of tax                    -           2.05           (1.02)
                                                  ___________________________________________

Net income (loss)                                 $       4.14    $     (3.29)    $       .51
                                                  ___________________________________________
                                                  ___________________________________________

Pro forma amounts assuming the discounting
 of workers' compensation life table
 indemnity reserves is applied retroactively:
  Income (Loss) from continuing operations        $       4.14    $     (5.54)    $      (.03)
                                                  ___________________________________________
                                                  ___________________________________________
  Net income (loss)                               $       4.14    $     (5.55)    $       .53
                                                  ___________________________________________
                                                  ___________________________________________

Pro forma amounts assuming the accounting
 for retrospectively rated reinsurance
 contracts is applied retroactively:
  Income (Loss) from continuing operations        $       4.14    $     (5.54)    $      (.25)
                                                  ___________________________________________
                                                  ___________________________________________
  Net income (loss)                               $       4.14    $     (3.53)    $       .31
_____________________________________________________________________________________________
                                                  ___________________________________________

Weighted average common shares outstanding         112,848,653    111,062,954     110,101,861
_____________________________________________________________________________________________


See Notes to Financial Statements.


Consolidated Balance Sheets

As of December 31,


(Millions, except share data)                         1994             1993
__________________________________________________________________________________
Assets:
Investments:
 Debt securities:
    Held for investment, at amortized cost
      (fair value $1,991.2 and $2,704.2)              $  2,000.8       $   2,557.8
    Available for sale, at fair value
      (amortized cost $36,984.2 and $36,933.6)          35,110.7          38,868.9
    Trading securities, at fair value
      (1993 amortized cost, $119.0)                            -             117.8
 Equity securities, at fair value (cost $1,326.9
  and $1,238.1)                                          1,655.6           1,658.9
 Short-term investments                                    450.4             669.9
 Mortgage loans                                         11,843.6          14,839.2
 Real estate                                             1,545.7           1,315.8
 Policy loans                                              533.8             490.7
 Other                                                   1,152.7             936.8
                                                      ____________________________
Total investments                                       54,293.3          61,455.8
__________________________________________________________________________________

 Cash and cash equivalents                               2,953.6           1,557.8
 Reinsurance recoverables and receivables                5,011.0           4,840.7
 Accrued investment income                                 777.2             782.6
 Premiums due and other receivables                      1,722.9           1,664.9
 Federal and foreign income taxes:
  Current                                                   18.3             124.0
  Deferred                                               1,266.7           1,282.9
 Deferred policy acquisition costs                       2,014.7           1,867.0
 Other assets                                            1,992.2           1,756.3
 Separate Accounts assets                               24,122.6          24,704.7
                                                      ____________________________
Total assets                                          $ 94,172.5       $ 100,036.7
__________________________________________________________________________________
__________________________________________________________________________________

Liabilities:
 Future policy benefits                               $ 17,979.2       $  17,597.6
 Unpaid claims and claim expenses                       17,478.3          17,112.2
 Unearned premiums                                       1,604.9           1,502.2
 Policyholders' funds left with the company             23,223.1          27,592.2
                                                      ____________________________
Total insurance liabilities                             60,285.5          63,804.2

 Dividends payable to shareholders                          77.7              77.4
 Short-term debt                                            23.9              35.7
 Long-term debt                                          1,114.7           1,160.0
 Other liabilities                                       2,718.6           3,162.1
 Participating policyholders'
  interests                                                170.5             172.5
 Separate Accounts liabilities                          24,003.6          24,581.7
                                                      ____________________________
Total liabilities                                       88,394.5          92,993.6
__________________________________________________________________________________

Minority interest in preferred securities
  of subsidiary                                            275.0                 -
__________________________________________________________________________________

Commitments and Contingent Liabilities
 (Notes 17, 18 and 19)

Shareholders' Equity:
 Class A Voting Preferred Stock (no par value;
  10,000,000 shares authorized; no shares
  issued or outstanding)                                       -                 -
 Class B Voting Preferred Stock (no par value;
  15,000,000 shares authorized; no shares
  issued or outstanding)                                       -                 -
 Class C Non-Voting Preferred Stock (no par value;
  15,000,000 shares authorized; no shares
  issued or outstanding)                                       -                 -
 Common Capital Stock (no par value; 250,000,000
  shares authorized; 114,939,275 issued, and
  112,657,758 and 112,200,567 outstanding)               1,419.2           1,422.0
 Net unrealized capital gains (losses)                  (1,071.5)            648.2
 Retained earnings                                       5,259.6           5,103.3
 Treasury stock, at cost (2,281,517 and
  2,738,708 shares)                                       (104.3)           (130.4)
                                                      ____________________________
Total shareholders' equity                               5,503.0           7,043.1
__________________________________________________________________________________

Total liabilities, minority interest and
  shareholders' equity                                $ 94,172.5       $ 100,036.7
__________________________________________________________________________________
__________________________________________________________________________________

Shareholders' equity per common share                 $    48.85       $     62.77
__________________________________________________________________________________
__________________________________________________________________________________

See Notes to Financial Statements.

Consolidated Statements of Shareholders' Equity


                                                                 Net
                                                                 Unrealized
Three Years Ended December 31, 1994                   Common     Capital        Retained     Treasury
(Millions, except share data)            Total        Stock      Gains (Losses) Earnings     Stock
______________________________________________________________________________________________________


Balances at December 31, 1991            $ 7,384.5    $ 1,420.1  $   165.9      $ 6,026.0    $  (227.5)
______________________________________________________________________________________________________

Net income                                    56.0                                   56.0
Net change in unrealized capital
 gains and losses                             93.7                    93.7
Common stock issued for benefit plans
 (205,848 shares)                             10.6                                                10.6
Loss on issuance of treasury stock            (2.4)        (2.4)
Common stock dividends declared             (304.1)                                (304.1)
                                         _____________________________________________________________

Balances at December 31, 1992              7,238.3      1,417.7      259.6        5,777.9       (216.9)
______________________________________________________________________________________________________

Net loss                                    (365.9)                                (365.9)
Net change in unrealized capital
 gains and losses                            388.6                   388.6
Common stock issued for benefit plans
 (1,930,085 shares)                           86.5                                                86.5
Gain on issuance of treasury stock             4.3          4.3
Common stock dividends declared             (308.7)                                (308.7)
                                         _____________________________________________________________

Balances at December 31, 1993              7,043.1      1,422.0      648.2        5,103.3       (130.4)
______________________________________________________________________________________________________

Net income                                   467.5                                  467.5
Net change in unrealized capital
 gains and losses                         (1,719.7)               (1,719.7)
Common stock issued for benefit plans
 (457,191 shares)                             26.1                                                26.1
Loss on issuance of treasury stock            (2.8)        (2.8)
Common stock dividends declared             (311.2)                                (311.2)
                                         _____________________________________________________________

Balances at December 31, 1994            $ 5,503.0    $ 1,419.2  $(1,071.5)     $ 5,259.6    $  (104.3)
______________________________________________________________________________________________________
______________________________________________________________________________________________________


See Notes to Financial Statements.


Consolidated Statements of Cash Flows

For the years ended December 31,


(Millions)                                                 1994            1993            1992
_____________________________________________________________________________________________________
Cash Flows from Operating Activities:
 Net income (loss)                                         $    467.5      $   (365.9)     $     56.0
 Adjustments to reconcile net income (loss) to
  net cash provided by (used for)
  operating activities:
   Cumulative effect adjustments                                    -          (227.1)          112.5
   Extraordinary loss on debenture
    redemption                                                      -             4.7               -
   Discontinued operations                                          -               -          (135.7)
   (Increase) decrease in accrued
    investment income                                             (.6)          (17.9)           51.4
   (Increase) decrease in premiums due and other
    receivables                                                 (86.0)            1.3           765.4
   Increase in reinsurance recoverables
    and receivables                                            (155.2)         (225.8)       (4,619.3)
   Increase in deferred policy acquisition costs               (187.7)         (169.2)          (71.4)
   Depreciation and amortization                                190.1           199.4           205.6
   Increase (decrease) in federal and foreign income taxes      124.8          (387.7)         (128.0)
   Net decrease (increase) in other assets and
    other liabilities                                          (506.6)          860.7          (256.7)
   Increase in other insurance liabilities                      459.5         1,634.1         4,871.5
   Net sales (purchases) of debt trading securities              52.3        (2,089.1)       (1,222.6)
   Gain on sale of subsidiaries                                     -           (15.0)          (38.1)
   Net realized capital (gains) losses                           54.8          (101.8)         (114.9)
   Amortization of net investment discounts                     (91.4)         (153.1)         (150.1)
   Other, net                                                   (67.4)         (134.8)           96.3
                                                           __________________________________________
    Net cash provided by (used for)
     operating activities                                       254.1        (1,187.2)         (578.1)
                                                           __________________________________________
Cash Flows from Investing Activities:
 Proceeds from sales of:
  Debt securities available for sale                         19,011.9               -               -
  Debt securities held for investment                             5.6               -               -
  Debt securities, prior to adoption of FAS No. 115                 -         6,300.9         3,862.1
  Equity securities                                             675.9           929.9           836.7
  Mortgage loans                                                195.2           211.9            82.6
  Real estate                                                   612.9           479.4           244.5
  Short-term investments                                     59,375.3        65,500.1        94,739.4
 Investment maturities and repayments of:
  Debt securities available for sale                          3,424.6               -               -
  Debt securities held for investment                           853.4               -               -
  Debt securities, prior to adoption of FAS No. 115                 -         5,804.6         6,089.9
  Mortgage loans                                              2,218.9         2,488.7         1,893.6
 Cost of investment purchases in:
  Debt securities available for sale                        (22,437.3)              -               -
  Debt securities held for investment                          (350.3)              -               -
  Debt securities, prior to adoption of FAS No. 115                 -       (13,936.0)       (9,637.3)
  Equity securities                                            (774.1)       (1,025.4)         (879.8)
  Mortgage loans                                               (257.6)         (239.1)         (417.3)
  Real estate                                                   (59.1)          (91.4)         (103.5)
  Short-term investments                                    (59,222.1)      (64,825.7)      (95,432.4)
 Proceeds from disposal of subsidiaries                             -            93.1         1,325.5
 Increase in property and equipment                            (135.3)         (148.4)         (198.9)
 Other, net                                                    (379.2)         (745.9)         (202.1)
                                                           __________________________________________
  Net cash provided by investing activities                   2,758.7           796.7         2,203.0
                                                           __________________________________________
Cash Flows from Financing Activities:
 Deposits and interest credited for
  investment contracts                                        3,063.7         3,909.5         4,134.6
 Withdrawals of investment contracts                         (4,609.1)       (4,358.3)       (5,903.9)
 Issuance of long-term debt                                      62.5           689.6             8.2
 Repayment of long-term debt                                   (104.1)         (489.8)          (73.2)
 Issuance of preferred securities by
  subsidiary                                                    275.0             -                 -
 Stock issued under benefit plans                                23.3            90.8             8.2
 Net (decrease) increase in short-term debt                     (13.1)           11.7            19.7
 Dividends paid to shareholders                                (311.2)         (308.7)         (304.1)
                                                           __________________________________________
Net cash used for
 financing activities                                        (1,613.0)         (455.2)       (2,110.5)
_____________________________________________________________________________________________________
Effect of exchange rate changes on cash
 and cash equivalents                                            (4.0)          (11.5)          (18.9)
_____________________________________________________________________________________________________
Net increase (decrease) in cash
 and cash equivalents                                         1,395.8          (857.2)         (504.5)
Cash and cash equivalents, beginning of year                  1,557.8         2,415.0         2,919.5
                                                           __________________________________________
Cash and cash equivalents, end of year                     $  2,953.6      $  1,557.8      $  2,415.0
_____________________________________________________________________________________________________
_____________________________________________________________________________________________________

See Notes to Financial Statements.


Notes to Financial Statements

1.  Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include Aetna Life and Casualty Company and its majority-owned subsidiaries (collectively, the "company"). Less than majority-owned entities in which the company has at least a 20% interest are reported on the equity basis. These consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Certain reclassifications have been made to 1993 and 1992 financial information to conform to 1994 presentation.

Accounting Changes

Offsetting of Amounts Related to Certain Contracts

Under certain insurance contracts with deductible features, the company is obligated to pay the claimant for the full amount of a claim. The company is subsequently reimbursed from the policyholder for the deductible. Prior to 1994, unpaid claim reserves were reported net of such deductibles. In 1994, the company implemented Financial Accounting Standards Board ("FASB") Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts, which requires that unpaid claims under certain insurance contracts be reported on a gross basis. Deductible amounts recoverable from policyholders of $352 million are included in other assets at December 31, 1994, as a result of implementing FASB Interpretation No. 39. The Consolidated Balance Sheet as of December 31, 1993 has not been restated for this change.

Accounting for Certain Investments in Debt and Equity Securities

On December 31, 1993, the company adopted Financial Accounting Standard ("FAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires the classification of debt securities into three categories and equity securities into two categories. (Please refer to Note 5.)

Initial adoption of this standard in 1993 resulted in (i) a cumulative effect charge of $.7 million ($.01 per common share), net of taxes of $.4 million, which is reflected in the 1993 Consolidated Statement of Income, and (ii) a net increase of $313.5 million, net of taxes of $168.8 million, to net unrealized capital gains in shareholders' equity as of December 31, 1993. These amounts exclude gains and losses allocable to discontinued products and experienced rated contractholders. Adoption of FAS No. 115 did not have a material effect on deferred policy acquisition costs.

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

Discounting of Workers' Compensation Life Table Indemnity Reserves

In 1993, the company elected to change its accounting policy for reporting reserves for current and expected workers' compensation life table indemnity claims to a discounted basis. These reserves are discounted at 5% for voluntary business and 3.5% for involuntary business, with mortality assumptions that reflect current company and industry experience. Management believes that this change better reflects the economic value of its obligations and improves the matching of revenues and expenses (i.e., investment earnings from underlying assets are matched with the accretion of the liability as those amounts occur over time). Additionally, it is consistent with the practice of the company's principal competitors and is permitted by state regulatory authorities. The company implemented discounting of reserves for workers' compensation life table indemnity claims retroactive to January 1, 1993, and reported a cumulative effect benefit of $250.0 million ($2.25 per common share), net of taxes of $134.7 million, in the 1993 Consolidated Statement of Income. The effect of the change for the year ended December 31, 1993 was an increase to results from continuing operations before extraordinary item and cumulative effect adjustments of $78.0 million ($.70 per common share), net of taxes of $42.0 million.

Accounting for Retrospectively Rated Reinsurance Contracts

In 1993, the company changed its method of accounting for retrospectively rated reinsurance contracts to conform to the consensus reached by the Emerging Issues Task Force of the FASB. Accordingly, the company reported a cumulative effect adjustment, retroactive to January 1, 1993, to recognize an asset for the amounts due from reinsurers related to the experience through January 1, 1993 under retrospectively rated reinsurance contracts. These contracts provided for amounts to be returned to the company based on favorable cumulative loss experience. The company reported a cumulative effect benefit related to the change in accounting for retrospectively rated reinsurance contracts of $26.3 million ($.24 per common share), net of taxes of $8.6 million, in the 1993 Consolidated Statement of Income. The effect of the change for the year ended December 31, 1993 was an increase to results from continuing operations before extraordinary item and cumulative effect adjustments of $3.3 million ($.03 per common share), net of taxes of $1.8 million. Pro forma amounts presented on the Consolidated Statements of Income exclude adjustments to results from discontinued operations for the effects of this change because the company sold and no longer controls the discontinued business.

Accounting for Income Taxes

The company adopted FAS No. 109, Accounting for Income Taxes, in 1992, retroactive to January 1, 1992. A cumulative effect benefit for continuing operations of $272.5 million ($2.48 per common share) related to adoption of this standard is reflected in the 1992 Consolidated Statement of Income.

Postretirement Benefits Other Than Pensions

FAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, required that employers accrue the cost and recognize the liability for providing non-pension benefits to retired employees. The company implemented FAS No. 106 in 1992, retroactive to January 1, 1992 on the immediate recognition basis. A cumulative effect charge to continuing operations of $385.0 million ($3.50 per common share), net of taxes of $198.3 million, related to adoption of this standard is reflected in the 1992 Consolidated Statement of Income.

Future Application of Accounting Standards

Accounting by Creditors for Impairment of a Loan

The FASB issued FAS No. 114, Accounting by Creditors for Impairment of a Loan, in 1993. This statement requires that loans be impaired when it is probable that a creditor will be unable to collect all amounts (i.e., principal and interest) contractually due, and the impairment be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. The statement also allows impairments to be measured based on the loan's market price or the fair value of the collateral if the loan is collateral dependent. In October 1994, the FASB issued FAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, which amends FAS No. 114 to allow a creditor to use existing methods for recognizing income on impaired loans. The company will adopt these standards effective January 1, 1995 and there is not expected to be a material impact on net income.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, money market instruments and other debt issues with a maturity of 90 days or less when purchased.

Investments

The company classifies investments in debt securities (including redeemable preferred stocks) in three categories: held for investment, available for sale and trading.

Debt securities which the company has the positive intent and ability to hold to maturity are classified as held for investment and are carried at amortized cost, net of write-downs for other than temporary declines in value.

Debt securities which might be sold prior to maturity are classified as available for sale and carried at fair value. Available for sale debt securities are written down (as realized losses) for other than temporary declines in value. Unrealized gains and losses related to available for sale investments, after deducting amounts allocable to experience rated contractholders, discontinued products and related taxes, are reflected in shareholders' equity.

Investments (Continued)

Debt securities which are held with the objective of trading to generate profits on short-term differences in price ("trading securities") are carried at fair value. Subsequent to adoption of FAS No. 115, changes in fair value related to the trading portfolio, after deducting amounts allocable to experience rated contractholders and discontinued products, are reflected in net realized capital gains in the Consolidated Statements of Income.

Equity securities are classified as available for sale and carried at fair value. Equity securities are written down (as realized losses) for other than temporary declines in value. Unrealized gains and losses related to such securities, after deducting amounts allocable to experience rated contractholders and net of related taxes, are reflected in shareholders' equity.

Fair values for debt and equity securities are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, fair values are measured utilizing quoted market prices for similar securities or by using discounted cash flow methods. Cost for mortgage-backed securities is adjusted for unamortized premiums and discounts, which are amortized using the interest method over the estimated remaining term of the securities, adjusted for anticipated prepayments.

Purchases and sales of debt and equity securities are recorded on the trade date. Purchases and sales of mortgage loans are recorded on the closing date.

Mortgage loans and policy loans are carried at unpaid principal balances, net of valuation reserves, and are generally secured. Valuation reserves for mortgage loans are established based on the fair value of the collateral for impairments considered probable of having been incurred, including those that management believes are likely to arise from the overall portfolio. Investment real estate, which the company has the intent to hold for the production of income, is carried at depreciated cost plus capital additions, net of write-downs for other than temporary declines in fair value. Properties held for sale (primarily acquired through foreclosure) are carried at the lower of depreciated cost (fair value at foreclosure plus capital additions less accumulated depreciation) or fair value less estimated selling costs. Adjustments to the carrying value of properties held for sale are recorded in a valuation reserve when the fair value less estimated selling costs is below depreciated cost. The accumulated depreciation for real estate was $121.5 million and $166.9 million at December 31, 1994 and 1993, respectively.

Short-term investments, consisting primarily of money market instruments and other debt issues purchased with a maturity of 91 days to one year, are considered available for sale and are carried at fair value, which approximates amortized cost.

Investments (Continued)

The company utilizes foreign exchange forward contracts, futures and forward contracts, and swap agreements in order to manage investment returns and to align maturities, interest rates, currency rates and funds availability with its obligations. (Please refer to Note 18.) Realized and unrealized gains and losses from forward contracts hedging foreign translation exposures are reflected, net of tax, in shareholders' equity. Realized and unrealized gains and losses from forward contracts hedging foreign transaction exposures are reflected in the Consolidated Statements of Income.

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

Deferred Policy Acquisition Costs

Certain costs of acquiring insurance business are deferred. These costs, all of which vary with and are primarily related to the production of new business, consist principally of commissions, certain expenses of underwriting and issuing contracts, and certain agency expenses. For fixed ordinary life and annuity contracts, such costs are amortized over expected premium-paying periods. For universal life and certain annuity and pension contracts, such costs are amortized in proportion to estimated gross profits and adjusted to reflect actual gross profits. These costs are amortized over 20 years for annuity and pension contracts, and over the contract period for universal life type contracts. For all other lines of business, acquisition costs are amortized over the life of the insurance contract.

Deferred policy acquisition costs would be written off to the extent that it is determined that future policy premiums and investment income or gross profits would not be adequate to cover related losses and expenses.

Other Assets

Property and equipment are reported at depreciated cost using the straight-line method based upon the estimated useful lives of the assets. The carrying value of property and equipment at December 31, 1994 and 1993 was $668.1 million and $697.3 million, respectively, and was net of accumulated depreciation of $859.9 million and $833.1 million, respectively.

Goodwill, which represents the excess of cost over the fair value of net assets of acquired subsidiaries and affiliates, is amortized on a straight-line basis over periods not exceeding 40 years. Total unamortized goodwill, which is included in other assets, was $148.8 million and $178.6 million at December 31, 1994 and 1993, respectively.

Separate Accounts

Separate Accounts assets and liabilities generally represent funds maintained in accounts to meet specific investment objectives of contractholders who bear the investment risk, subject to minimum guaranteed rates for certain contractholders. Investment income and investment gains and losses generally accrue directly to such contractholders. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the company. The assets and liabilities are carried at market value. Deposits, net investment income and realized and unrealized capital gains and losses on Separate Accounts assets are not reflected in the Consolidated Statements of Income. Management fees charged to contractholders are included in fees and other income.

Insurance Liabilities

Liabilities for unpaid property-casualty claims and claim expenses include, to the extent reasonably estimable, provisions for payments to be made on reported losses, and losses incurred but not reported and for associated claim adjustment expenses. (Please refer to Note 17.) Workers' compensation life table indemnity reserves are discounted at 5% for voluntary business and 3.5% for involuntary business, with mortality assumptions which reflect current company and industry experience. Workers' compensation life table indemnity reserves totaled $768 million and $926 million at December 31, 1994 and 1993, respectively, which were 22% and 26% of the company's total workers' compensation reserves for unpaid claims and claim adjustment expenses at December 31, 1994 and 1993, respectively.

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

Insurance Liabilities (Continued)

Reserve interest rates range from 2.25% to 10.50%. Investment yield is based on the company's experience. Mortality, morbidity and withdrawal rate assumptions are based on the experience of the company and are periodically reviewed against both industry standards and experience. Policyholders' funds left with the company include reserves for pension and annuity investment contracts. Reserves on such contracts are equal to cumulative deposits less charges plus credited interest thereon (rates range from 2.91% to 17.74%) net of adjustments for investment experience that the company is entitled to reflect in future credited interest. Reserves on contracts subject to experience rating reflect the rights of contractholders, plan participants and the company.

Revenue Recognition

Property-casualty premiums are generally recognized as revenue on a pro rata basis over the policy term. Certain policies allow the company to charge additional premiums as a result of recognizing additional claim and expense costs under the policies. Such premiums are recognized when the related losses are provided.

For universal life and certain annuity contracts, charges assessed against policyholders' funds for the cost of insurance, surrender charges, actuarial margin and other fees are recorded as revenue in fees and other income in the Consolidated Statements of Income. Other amounts received for these contracts are reflected as deposits and are not recorded as revenue. Life insurance premiums, other than premiums for universal life and certain annuity contracts, are recorded as premium revenue when due. Related policy benefits are recorded in relation to the associated premiums or gross profit so that profits are recognized over the expected lives of the contracts.

Group health and life premiums are generally recorded as premium revenue over the term of the coverage. Some group contracts allow for premiums to be adjusted to reflect emerging experience. Such premiums are recognized as the related experience emerges. Fees for contracts providing claim processing service only are recorded over the period the service is provided and are reflected in fees and other income.

Federal and Foreign Income Taxes

The company is taxed at regular corporate rates after adjusting income reported for financial statement purposes for certain items. Aetna Life and Casualty Company files a consolidated federal income tax return. The Internal Revenue Code limits the amount of non-life insurance company losses that may offset life insurance company taxable income. Foreign subsidiaries and U.S. subsidiaries operating outside of the United States are taxed under applicable foreign statutes. Deferred income tax benefits result from changes during the year in cumulative temporary differences between the tax basis and book basis of assets and liabilities and non-life net operating losses.

Earnings Per Share

Earnings per common share are computed using net income divided by the weighted average number of common shares outstanding, including common share equivalents. There is not a significant difference between primary and fully diluted earnings per share.

2. Discontinued Products

As of December 31, 1993, the company discontinued its fully guaranteed large case pension products, which include guaranteed investment contracts ("GICs") and single-premium annuities ("SPAs"). As a result, the company recognized an after-tax loss on discontinuance of products of $825 million which is reflected in the 1993 Consolidated Statement of Income and a related reserve of $1,270 million at December 31, 1993. Losses on discontinued products for the year ended December 31, 1994 were charged to the reserve and did not affect the company's results of operations.

Results of discontinued products included in the Consolidated
Statement of Income for the year ended December 31, 1994, were as follows:

                                        Guaranteed     Single-                   Charged to
                                        Investment     Premium                   Reserve for
(Millions)                              Contracts      Annuities      Total      Future Losses     Net*
____________________________________________________________________________________________________________


Premiums                                $      -       $   57.3       $   57.3   $      -          $    57.3
Net investment income                      633.1          433.0        1,066.1          -            1,066.1
Net realized capital losses               (150.2)         (58.8)        (209.0)     209.0                  -
Interest earned on receivable from
 continuing business                        19.4           28.1           47.5          -               47.5
Other income                                14.9           16.2           31.1          -               31.1
                                        ____________________________________________________________________
  Total revenue                            517.2          475.8          993.0      209.0            1,202.0
                                        ____________________________________________________________________

Current and future benefits                765.5          491.4        1,256.9      (64.0)           1,192.9
Operating expenses                           6.1            3.0            9.1          -                9.1
                                        ____________________________________________________________________
  Total benefits and expenses              771.6          494.4        1,266.0      (64.0)           1,202.0
                                        ____________________________________________________________________

Results of discontinued products        $ (254.4)      $  (18.6)      $ (273.0)  $  273.0          $       -
____________________________________________________________________________________________________________
____________________________________________________________________________________________________________


* Amounts are reflected in the 1994 Consolidated Statement of Income, except for interest of
 $47.5 million earned on the receivable from continuing business which is eliminated in consolidation.



Deposits of $212.3 million were received during 1994 under pre-existing GIC contracts. In accordance with FAS No. 97, such deposits are not included in premiums or revenue.

Assets and liabilities of discontinued products included in the Consolidated Balance Sheet at December 31, 1994 and 1993 were as follows:

                                     December 31, 1994                        December 31, 1993
                             ____________________________________________________________________________
                             Guaranteed    Single-                   Guaranteed   Single-
                             Investment    Premium                   Investment   Premium
(Millions)                   Contracts     Annuities     Total       Contracts    Annuities    Total
_________________________________________________________________________________________________________


Debt securities
 available for sale          $ 2,978.5     $ 3,176.5     $ 6,155.0   $ 4,690.9    $ 3,578.1    $ 8,269.0
Mortgage loans                 2,749.6       1,545.3       4,294.9     3,468.2      1,950.9      5,419.1
Real estate                      555.0         175.0         730.0       534.5            -        534.5
Short-term and other
 investments                     587.4         138.0         725.4       399.7         72.8        472.5
                             ___________________________________________________________________________
  Total investments            6,870.5       5,034.8      11,905.3     9,093.3      5,601.8     14,695.1
Current and deferred
 income taxes                    218.8         115.4         334.2       309.2        184.6        493.8
Receivable from continuing
 business                        409.4         463.1         872.5       390.0        435.0        825.0
Other                             90.7          92.9         183.6         7.6          1.3          8.9
                             ___________________________________________________________________________
   Total Assets              $ 7,589.4     $ 5,706.2     $13,295.6   $ 9,800.1    $ 6,222.7    $16,022.8
_________________________________________________________________________________________________________
_________________________________________________________________________________________________________

Future policy benefits       $       -     $ 5,032.6     $ 5,032.6   $       -    $ 5,079.1    $ 5,079.1
Policyholders' funds left
 with the company              7,224.4             -       7,224.4     8,976.6            -      8,976.6
Reserve for future losses
 on discontinued products        345.6         651.4         997.0       600.0        670.0      1,270.0
Other                             19.4          22.2          41.6       223.5        473.6        697.1
_________________________________________________________________________________________________________
   Total Liabilities         $ 7,589.4     $ 5,706.2     $13,295.6   $ 9,800.1    $ 6,222.7    $16,022.8
_________________________________________________________________________________________________________
_________________________________________________________________________________________________________



Net unrealized capital losses in 1994 and gains in 1993 on available for sale debt securities are included above in other assets and other liabilities, respectively, and are not reflected in consolidated shareholders' equity. The reserve for anticipated future losses on GICs is included in policyholders' funds left with the company, and the reserve for anticipated future losses on SPAs is included in future policy benefits on the Consolidated Balance Sheets.

The reserve for anticipated future losses on discontinued products represents the present value of the difference between (a) the expected cash flows from the assets supporting discontinued products, and (b) the cash flows expected to be required to meet the obligations of the outstanding contracts. Calculation of the reserve for anticipated future losses on discontinued products required projection of both the amount and the timing of cash flows over approximately the next 30 years, including consideration of, among other things, future investment results, participant withdrawal and mortality rates, and cost of asset management and customer service. The amounts of cash flows on the assets of the discontinued products projected to occur in each period are risk-adjusted such that the present value (at the risk-free rate at December 31, 1993, consistent with the duration of the liabilities) of those cash flows approximates the current fair value of the assets. Projections of future investment results took into account both industry and company data and were based on performance of mortgage loan and real estate assets, projections regarding certain levels of future defaults and prepayments, and assumptions regarding future real estate market conditions, which assumptions management believes are reasonable. Management continues to believe that the reserve for anticipated future losses will be adequate to provide for the future losses associated with the runoff of the liabilities.

At December 31, 1994 and 1993, estimated future after-tax realized capital losses of approximately $127 million and $190 million ($196 million and $292 million, pretax), respectively, attributable to mortgage loans and real estate supporting GICs, and $47 million and $70 million ($73 million and $108 million, pretax), respectively, attributable to mortgage loans and real estate supporting SPAs were expected to be charged to the reserve for anticipated future losses. Included in the $150 million and $59 million of net realized capital losses (pretax) on GICs and SPAs, respectively, for the year ended December 31, 1994, are losses from the sales of bonds of $54 million and $24 million, respectively. As a result of selling bonds and realizing losses, the anticipated future losses associated with negative interest margins is expected to be reduced in the future.

The activity in the reserve for anticipated future losses on discontinued products for the year ended December 31, 1994 was as follows:

                                        Guaranteed    Single-
                                        Investment    Premium
(Millions)                              Contracts     Annuities      Total
_____________________________________________________________________________


Reserve at December 31, 1993            $  600.0      $  670.0       $1,270.0
Loss on discontinued products              254.4          18.6          273.0
                                        _____________________________________
Reserve at December 31, 1994            $  345.6      $  651.4       $  997.0
_____________________________________________________________________________
_____________________________________________________________________________



The average contractual yields guaranteed on the contracts relating to the discontinued products exceed the average historical and expected future yields on assets supporting the products. The resulting anticipated negative cash flows will be funded from the cash flows of the company's continuing business. There was no funding from the company's continuing business in 1994.

Receivables of $872.5 million and $825.0 million to fund these negative cash flows (which accrue interest at the rates used to measure the loss for the two products) are included in the discontinued products' assets at December 31, 1994 and 1993, respectively. These receivables are fully offset by payables from the company's continuing business. These amounts are eliminated in the Consolidated Balance Sheets.

The activity in the receivable from continuing business for the year ended December 31, 1994 was as follows:

                                        Guaranteed    Single-
                                        Investment    Premium
(Millions)                              Contracts     Annuities    Total
___________________________________________________________________________


Balance at December 31, 1993            $  390.0      $  435.0     $  825.0
Interest earned                             19.4          28.1         47.5
                                        ___________________________________
Balance at December 31, 1994            $  409.4      $  463.1     $  872.5
___________________________________________________________________________
___________________________________________________________________________



Pursuant to a segmentation plan approved in 1983 by the New York Insurance Department, the combined assets supporting discontinued products were segregated coincident with the receipt of premiums and deposits on the discontinued products. Assets of the discontinued products were distinguished physically, operationally and for financial reporting purposes, from the remaining assets of the company.

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

3.  Sales of Subsidiaries

On June 30, 1993, the company completed the sale of its U.K. life and investment management operations. The company realized an after-tax capital loss of $12.0 million on the sale as well as $37.4 million of tax benefits from cumulative operating losses of the subsidiary not previously tax benefited.

On September 30, 1992, the company completed the sale of American Re-Insurance Company ("Am Re"), formerly a wholly owned subsidiary. The company realized a gain on the sale of Am Re in 1992 of $38.1 million. No taxes were incurred on this transaction. As part of the sale, the company received 70,000 shares of American Re Corporation's (the new holding company) Preferred Stock which were redeemed in 1993 resulting in an after-tax gain of $27.0 million.

The operating results of Am Re were presented as a discontinued operation through the sale date of September 30, 1992. Results for the nine months ended September 30 were:

(Millions)                                   1992
_____________________________________________________

Total revenue                                $  846.4
                                             ________

Income before taxes                          $  120.9
Income taxes                                     34.1
                                             ________
Income from discontinued operations          $   86.8
_____________________________________________________



4.  Severance and Facilities Charge

The company recorded a $200 million after-tax ($308 million pretax) severance and facilities charge in the fourth quarter of 1993. The planned actions included the elimination of approximately 4,000 positions. As a result of the planned elimination of these positions, the company determined that it would have excess office space. Accordingly, the severance and facilities charge also included costs related to vacating the excess leased office space, and costs related to abandoning and preparing for sale an owned property in Hartford, Connecticut. The 1993 severance and facilities charge included the following (pretax):

                                                   Facility and    Vacated
                                        Severance  Asset Write-    Leased
(Millions)                              Related    Off Related     Property     Other          Total
                                        _________  ____________    ________     _______        _______


Aetna Health Plans..................... $  44.4    $  20.4         $  11.8      $   3.2        $  79.8
Large Case Pensions....................    11.5        8.4             1.0          1.0           21.9
Aetna Life Insurance & Annuity.........    10.9        5.1             1.4         13.4 (1)       30.8
Property-Casualty......................    96.8       24.2            20.7          5.6          147.3
International..........................     4.6        2.9             2.0          1.5           11.0
Corporate:  Other......................    12.2        5.0               -            -           17.2
                                        _______    _______         _______      _______        _______
Total Company (3)...................... $ 180.4    $  66.0 (2)     $  36.9      $  24.7        $ 308.0
                                        _______    _______         _______      _______        _______
                                        _______    _______         _______      _______        _______


(1) Includes a charge of $13.0 million related to the cessation of a business providing administrative services to defined contribution pension plans.  The charge includes broker buyout, direct losses on runoff of the existing contracts and other related costs.

(2) Facility and asset write-off related charges include the write-down to net realizable value
    (based on an internally prepared appraisal) of a company property that will be abandoned.
    The charge does not include operating costs expected to be incurred prior to the date of abandonment of the property. Facility and asset write-off related charges also include costs to retire computer equipment used by employees whose positions were, or are expected to be, eliminated and other related costs.

(3) Facility and asset write-off related charges are non-cash costs.  All other items shown above required, or will require, cash outlays.


During 1994, the company charged costs of $224.1 million (pretax) to the 1993 severance and facilities reserve related to the cost reduction actions as follows:

                                                   Facility and    Vacated
                                        Severance  Asset Write-    Leased
(Millions)                              Related    Off Related     Property     Other          Total
                                        _________  ____________    ________     _______        _______
Severance and facilities reserve at
  December 31, 1993.................... $ 180.4    $  66.0         $  36.9      $  24.7        $ 308.0
Charges against reserve................   153.0       12.1            35.7         23.3          224.1
                                        _______    _______         _______      _______        _______
Severance and facilities reserve at
  December 31, 1994.................... $  27.4    $  53.9         $   1.2      $   1.4        $  83.9
                                        _______    _______         _______      _______        _______
                                        _______    _______         _______      _______        _______



Vacating the leased office space was substantially completed by December 31, 1994. The remaining lease payments (net of expected subrentals) on such vacated facilities are payable over approximately the next six years. Of the approximately 4,000 positions expected to be eliminated, approximately 3,300 had been eliminated by December 31, 1994. The remaining headcount reductions and other actions planned for under the restructuring actions are expected to be completed during the first half of 1995.

In 1992, the company also undertook actions to reduce costs which resulted in an after-tax restructuring charge of $95.7 million ($145.0 million pretax) to 1992 earnings. Among the actions to reduce costs was the elimination of approximately 4,800 positions in the latter half of 1992 and through 1993. The 1992 severance and facilities charge included the following (pretax):

                                                    Vacated      Pension
                                        Severance   Leased       Curtailment
(Millions)                              Related     Property     Gain           Total
                                        _________   ________     ___________    _______
Aetna Health Plans..................... $  50.1     $     -      $  (9.9)       $  40.2
Large Case Pensions....................     4.2           -         (1.1)           3.1
Aetna Life Insurance & Annuity.........     7.8           -         (1.6)           6.2
Property-Casualty......................    69.3        20.9        (14.8)          75.4
International..........................      .1           -          (.1)             -
Corporate: Other.......................    20.1           -            -           20.1
                                        _______     _______      _______        _______
Total Company (1)...................... $ 151.6     $  20.9      $ (27.5)       $ 145.0
                                        _______     _______      _______        _______
                                        _______     _______      _______        _______


(1) The pension curtailment gain is a non-cash item. All other items shown above required cash outlays.



By year-end 1993, all expected actions under the 1992 restructuring had been completed.

5.  Investments


Debt securities at December 31, 1994 were as follows:

                                                        Gross          Gross
                                         Amortized      Unrealized     Unrealized    Fair
(Millions)                               Cost           Gains          Losses        Value
_______________________________________________________________________________________________
Held for Investment:


  U.S. Treasury securities and
   obligations of U.S. government
   agencies and corporations             $      6.5     $      .5      $       -     $      7.0
  Obligations of states and
   political subdivisions                     275.3           1.5            9.6          267.2
  Utilities                                   136.0            .1            1.6          134.5
  Financial                                   224.1           2.1            1.6          224.6
  Transportation/Capital Goods                221.5           3.8            1.7          223.6
  Other corporate securities                   99.6            .9             .6           99.9
  Mortgage-backed securities                   10.5             -             .6            9.9
  Other loan-backed securities                 15.0             -             .6           14.4
  Foreign governments                         623.4           1.4             .4          624.4
  Other                                       388.9           4.3            7.5          385.7
                                         ______________________________________________________
    Total Held for Investment            $  2,000.8     $    14.6      $    24.2     $  1,991.2
_______________________________________________________________________________________________
                                         ______________________________________________________

Available for Sale:

  U.S. Treasury securities and
   obligations of U.S. government
   agencies and corporations             $  8,343.9     $    13.6      $   630.3     $  7,727.2
  Obligations of states and
   political subdivisions                   1,401.1          11.2           53.9        1,358.4
  Utilities                                 2,604.4          52.1          136.3        2,520.2
  Financial                                 5,155.8          28.7          256.2        4,928.3
  Transportation/Capital Goods              2,714.2          61.1          114.7        2,660.6
  Other corporate securities                3,039.8          28.8          170.2        2,898.4
  Mortgage-backed securities                7,013.5         123.1          425.3        6,711.3
  Other loan-backed securities              1,691.2            .2           56.5        1,634.9
  Foreign governments                       2,820.6          13.2          268.3        2,565.5
  Other                                     2,199.7          26.9          120.7        2,105.9
                                         ______________________________________________________
    Total Available for Sale             $ 36,984.2     $   358.9      $ 2,232.4     $ 35,110.7
_______________________________________________________________________________________________
                                         ______________________________________________________

 Available for sale securities of
   discontinued products
   (included above)                      $  6,349.8     $   137.9      $   332.7     $  6,155.0
_______________________________________________________________________________________________
                                         ______________________________________________________



Debt securities at December 31, 1993 were as follows:

                                                         Gross         Gross
                                         Amortized       Unrealized    Unrealized    Fair
(Millions)                               Cost            Gains         Losses        Value
______________________________________________________________________________________________
Held for Investment:


  U.S. Treasury securities and
   obligations of U.S. government
   agencies and corporations             $    20.7       $     .9      $       -     $    21.6
  Obligations of states and
   political subdivisions                    398.7            5.9            6.7         397.9
  Utilities                                  277.9           20.4              -         298.3
  Financial                                  355.2           27.8              -         383.0
  Transportation/Capital Goods               255.1           21.2             .8         275.5
  Other corporate securities                 792.9           67.6            2.8         857.7
  Mortgage-backed securities                  10.6             .1              -          10.7
  Foreign governments                        318.7            7.2              -         325.9
  Other                                      128.0            7.5            1.9         133.6
                                         _____________________________________________________
    Total Held for Investment            $ 2,557.8       $  158.6      $    12.2     $ 2,704.2
______________________________________________________________________________________________
                                         _____________________________________________________

Available for Sale:

  U.S. Treasury securities and
   obligations of U.S. government
   agencies and corporations             $ 7,943.1       $  200.5      $    57.6     $ 8,086.0
  Obligations of states and
   political subdivisions                  2,016.7           80.0            2.6       2,094.1
  Utilities                                3,013.2          207.4           31.1       3,189.5
  Financial                                4,893.1          200.1           16.7       5,076.5
  Transportation/Capital Goods             1,745.0          239.0           15.1       1,968.9
  Other corporate securities               4,862.9          377.4           48.6       5,191.7
  Mortgage-backed securities               9,632.3          686.3           16.9      10,301.7
  Other loan-backed securities                49.1             .2             .2          49.1
  Foreign governments                      2,651.9          130.9            9.9       2,772.9
  Other                                      126.3           12.5             .3         138.5
                                         _____________________________________________________
    Total Available for Sale             $36,933.6      $ 2,134.3      $   199.0     $38,868.9
______________________________________________________________________________________________
                                        ______________________________________________________
 Available for sale securities of
   discounted products
   (included above)                      $ 7,659.4      $   695.1      $    85.5     $ 8,269.0
______________________________________________________________________________________________
                                         _____________________________________________________



At December 31, 1994 and 1993, net unrealized appreciation (depreciation) of $(1,873.5) million and $1,935.3 million, respectively, on available for sale debt securities included $(607.3) million and $717.4 million, respectively, related to experience rated contractholders and $(194.8) million and $609.6 million, respectively, related to discontinued products, which were not reflected in shareholders' equity.

The carrying and fair value of debt securities held for investment and available for sale are shown below by contractual maturity.
Actual maturities may differ from contractual maturities because securities may be restructured, called or prepaid.


1994                                        Amortized      Fair
(Millions)                                  Cost           Value
____________________________________________________________________
Held for Investment:

Due to mature:
  One year or less                          $   166.3      $   167.0
  After one year through five years           1,456.1        1,453.8
  After five years through ten years            172.1          169.9
  After ten years                               180.8          176.2
  Mortgage-backed securities                     10.5            9.9
  Other loan-backed securities                   15.0           14.4
____________________________________________________________________

    Total Held for Investment               $ 2,000.8      $ 1,991.2
____________________________________________________________________
                                            ________________________

Available for Sale:

Due to mature:
  One year or less                          $ 1,707.4      $ 1,677.1
  After one year through five years          10,405.3        9,951.1
  After five years through ten years          7,482.2        7,071.4
  After ten years                             8,684.6        8,064.9
  Mortgage-backed securities                  7,013.5        6,711.3
  Other loan-backed securities                1,691.2        1,634.9
____________________________________________________________________
    Total Available for Sale                $36,984.2      $35,110.7
____________________________________________________________________
                                            ________________________



Investments in available for sale equity securities were as follows:

                                           Gross         Gross
                                           Unrealized    Unrealized    Fair
(Millions)                   Cost          Gains         Losses        Value
________________________________________________________________________________

1994
________________________________________________________________________________
Equity securities            $ 1,326.9     $   399.5     $    70.8     $ 1,655.6
________________________________________________________________________________

1993
________________________________________________________________________________
Equity securities            $ 1,238.1     $   455.2     $    34.4     $ 1,658.9
________________________________________________________________________________



Real Estate holdings at December 31 were as follows:


(Millions)                                    1994         1993
____________________________________________________________________


Properties held for sale                      $ 1,297.1    $ 1,122.2
Investment real estate                            394.3        461.3
                                              ______________________
                                                1,691.4      1,583.5
Valuation reserve                                 145.7        267.7
                                              ______________________
  Net carrying value                          $ 1,545.7    $ 1,315.8
____________________________________________________________________
                                              ______________________
  Net carrying value of real estate of
   discontinued products (included above)     $   730.0    $   534.5
____________________________________________________________________
                                              ______________________


Total real estate write-downs included in the net carrying value of the company's real estate holdings on the Consolidated Balance Sheets at December 31, 1994 and 1993 were $616.5 million and $501.8 million, respectively, (including $315.8 million and $218.5 million, respectively, attributable to assets of discontinued products).

Impairment reserves at December 31 were as follows:


(Millions)                                    1994         1993
____________________________________________________________________


Mortgage loans                                $   784.1    $ 1,308.3
Real estate                                       145.7        267.7
Other                                               6.0          6.0
                                              ______________________
  Total impairment reserves                   $   935.8    $ 1,582.0
____________________________________________________________________
                                              ______________________
  Impairment reserves of
    discontinued products (included above)    $   432.3    $   727.0
____________________________________________________________________
                                              ______________________



The carrying values of investments that were non-income producing for the twelve months preceding the balance sheet date were as follows:


(Millions)                                    1994         1993
____________________________________________________________________
Debt securities                               $     7.9    $    76.9
Equity securities                                  20.3         14.9
Mortgage loans                                     80.1        342.1
Real estate                                       159.8        188.0
                                              ______________________
  Total non-income producing assets               268.1    $   621.9
____________________________________________________________________
                                              ______________________
  Non-income producing assets of
   discontinued products
   (included above)                           $    68.0    $   248.0
____________________________________________________________________
                                              ______________________



Significant non-cash investing and financing activities include acquisition of real estate through foreclosures (including in-substance foreclosures in 1994) of mortgage loans amounting to $708 million in 1994, $295 million in 1993 and $306 million in 1992. In 1992, the company completed an equal exchange of pooled multi-family mortgages for mortgage-backed securities from the Federal National Mortgage Association ("FNMA") totaling $325 million. No gain was recorded on this exchange.

Disclosure of concentrations of credit risk for bonds and mortgage loans is incorporated herein by reference to Management's
Discussion and Analysis of Financial Condition and Results of
Operations on pages 44 through 53.

6.  Capital Gains and Losses on Investment Operations

Realized capital gains or losses are the difference between the carrying value and sale proceeds of specific investments sold. Provisions for impairments and changes in the fair value of real estate subsequent to foreclosure are also included in net realized capital gains or losses. Unrealized capital gains and losses on available for sale investments, after deducting amounts allocable to experience rated contractholders and discontinued products, and net of related taxes, are reflected in shareholders' equity.

Net realized capital losses allocable to experience rated contractholders of $195.0 million, $180.1 million and $59.7 million for the years ended December 31, 1994, 1993 and 1992, respectively, were deducted from net realized capital gains (losses) as reflected on the Consolidated Statements of Income, and an offsetting amount is reflected on the Consolidated Balance Sheets in policyholders' funds left with the company.

Net realized capital gains (losses) on investments were as follows:


(Millions)                                    1994         1993         1992
________________________________________________________________________________
Debt securities                               $ (32.6)     $ 606.3      $  315.1
Equity securities                                31.5         91.3         184.2
Mortgage loans                                  (91.8)      (435.7)       (358.5)
Real estate                                      42.2       (151.5)        (43.9)
Sales of subsidiaries                            16.9        (18.2)            -
Other                                           (21.0)        (2.4)         18.0
                                              __________________________________
  Pretax realized capital gains (losses)      $ (54.8)     $  89.8      $  114.9
________________________________________________________________________________
                                              __________________________________
  After-tax realized capital gains (losses)   $ (42.6)     $  59.0      $   78.6
________________________________________________________________________________



Proceeds from sales of investments in debt securities available for sale during 1994 were $19.0 billion. Gross gains of $128.8 million and gross losses of $158.7 million were realized on those sales.

Proceeds from sales of investments in debt securities held for investment and available for sale during 1993 and 1992 were $6,300.9 million and $3,862.1 million, respectively. Gross gains of $250.6 million and $262.3 million, and gross losses of $30.1 million and $7.0 million, were realized on those sales.

Shareholders' equity included changes in unrealized capital gains
(losses), excluding changes in unrealized capital gains (losses) related to experience rated contractholders and discontinued products, for the periods as follows:


(Millions)                                    1994           1993           1992
______________________________________________________________________________________
Equity securities                             $    (90.7)    $     94.2     $    127.6
Debt trading securities                                -         (134.8)          66.4
Debt securities available for sale              (1,679.7)         608.3              -
Foreign exchange and other, net                   (119.4)          14.6          (51.8)
                                              ________________________________________
                                                (1,889.8)         582.3          142.2
Increase (Decrease) in deferred federal
 income taxes                                     (170.1)         193.7           48.5
                                              ________________________________________
  Net changes in unrealized capital gains
   (losses)                                   $ (1,719.7)    $    388.6     $     93.7
______________________________________________________________________________________
                                              ________________________________________


Changes in unrealized capital gains (losses) for the periods exclude pretax changes in debt securities carried at amortized cost and at lower of amortized cost or fair value. The unrecorded appreciation (depreciation) for debt securities carried at amortized cost is the difference between estimated market and carrying values, and amounted to approximately $(9.6) million, $146.4 million and $1.7 billion at December 31, 1994, 1993 and 1992, respectively. Such unrecorded appreciation (depreciation) includes amounts allocable to experience rated contractholders. The change in unrecorded appreciation and depreciation was $(156.0) million, $(1,528.2) million and $(719.3) million in 1994,
1993 and 1992, respectively.

Shareholders' equity included the following unrealized capital gains (losses), which are net of amounts allocable to experience rated contractholders and amounts related to discontinued products, at December 31:


(Millions)                                    1994         1993         1992
_________________________________________________________________________________
Equity securities:
  Gross unrealized capital gains              $   398.2    $   455.2    $   366.3
  Gross unrealized capital losses                 (68.1)       (34.4)       (39.7)
                                              ___________________________________
                                                  330.1        420.8        326.6
Debt trading securities:
  Gross unrealized capital gains                      -            -        172.0
  Gross unrealized capital losses                     -            -        (37.2)
                                              ___________________________________
                                                      -            -        134.8
Debt securities available for sale:
  Gross unrealized capital gains                   89.0        671.1            -
  Gross unrealized capital losses              (1,160.4)       (62.8)           -
                                              ___________________________________
                                               (1,071.4)       608.3            -
Foreign exchange and other, net                  (176.1)       (56.7)       (71.3)
Deferred federal income taxes                     154.1        324.2        130.5
                                              ___________________________________
  Net unrealized capital gains (losses)       $(1,071.5)   $   648.2    $   259.6
_________________________________________________________________________________
                                              ___________________________________



At December 31, 1994, $749 million of net unrealized capital losses primarily on available for sale debt and equity securities were reflected in shareholders' equity without deferred tax benefits. (Please refer to Note 10 for discussion of the tax treatment for unrealized capital losses on available for sale debt and equity securities.)

7.  Net Investment Income

Net investment income includes amounts allocable to experience rated contractholders of $1.4 billion, $1.6 billion and $1.7 billion for the years ended December 31, 1994, 1993 and 1992, respectively. Interest credited to contractholders is included in current and future benefits.

Sources of net investment income were as follows:


(Millions)                                  1994           1993           1992
___________________________________________________________________________________


Debt securities                             $ 2,882.1      $ 3,003.4      $ 2,948.8
Equity securities                                56.9           55.8           56.5
Short-term investments                           14.0           55.3           76.9
Mortgage loans                                1,301.2        1,586.8        1,885.5
Real estate                                     361.2          378.5          335.7
Policy loans                                     28.0           29.9           26.7
Other                                            96.3          160.2           52.7
Cash equivalents                                135.1           76.7          134.6
                                            _______________________________________
Gross investment income                       4,874.8        5,346.6        5,517.4
Less investment expenses                        411.3          427.6          448.4
                                            _______________________________________
  Net investment income                     $ 4,463.5      $ 4,919.0      $ 5,069.0
___________________________________________________________________________________
                                            _______________________________________



8.  Dividend Restrictions and Shareholders' Equity

The amount of dividends that may be paid to shareholders in 1995 without prior approval by the Insurance Commissioner of the State of Connecticut is $398.9 million. Dividend payments by the domestic insurance subsidiaries of Aetna Life and Casualty Company are subject to similar restrictions in Connecticut and other states, and are limited in 1995 to approximately $607.7 million in the aggregate. During 1994, these subsidiaries paid no dividends to Aetna Life and Casualty Company.

The amounts of statutory net income (loss) for the years ended and shareholders' equity as of December 31, were as follows:

(Millions)                                  1994           1993           1992
___________________________________________________________________________________
Statutory net income:
 Life companies                             $  (147.2)     $    87.7      $   123.8
 Property-casualty companies                   (242.5)        (125.1)         688.0
 Consolidating eliminations                       (.1)          (3.3)           5.9
                                            _______________________________________
    Total                                   $  (389.8)     $   (40.7)     $   817.7
___________________________________________________________________________________
                                            _______________________________________
Statutory shareholders' equity:
 Life companies                             $ 2,492.4      $ 2,332.8
 Property-casualty companies                  3,988.9        4,336.8
 Consolidating eliminations                  (2,484.8)      (2,323.9)
                                            ________________________
    Total                                   $ 3,996.5      $ 4,345.7
____________________________________________________________________
                                            ________________________



As of December 31, 1994, the company does not utilize any statutory accounting practices which are not prescribed by insurance regulators that, individually or in the aggregate, materially affect statutory shareholders' equity.

9.  Debt


(Millions)                                            1994         1993
____________________________________________________________________________
Long-term debt:
 Domestic:
  Eurodollar Notes, 9 1/2% due 1995                   $   100.2    $   100.4
  Notes, 8 5/8% due 1998                                   99.8         99.8
  Notes, 6 3/8% due 2003                                  198.9        198.7
  Debentures, 6 3/4% due 2013                             198.4        198.3
  Eurodollar Notes, 7 3/4% due 2016                        63.5         63.5
  Debentures, 8% due 2017                                 199.1        198.6
  Mortgage Notes and Other Notes, 3%-11 1/2%
   due in varying amounts to 2018                          41.4         56.7
  Debentures, 7 1/4% due 2023                             198.3        198.3
 International:
  Mortgage Notes, 6 1/2%-11 7/8% due in
   varying amounts to 2006                                 15.1         45.7
                                                      ______________________
    Total                                             $ 1,114.7    $ 1,160.0
____________________________________________________________________________
                                                      ______________________



At December 31, 1994, $23.9 million of short-term borrowings were outstanding. Total unused committed bank lines available to the company at December 31, 1994 amounted to $1,020 million, including credit facilities aggregating $1.0 billion with a group of worldwide banks. One $500 million facility terminates in July 1995 and the other $500 million facility terminates in July 1999. Various interest rate options are available under each facility and any borrowings mature on the expiration date of the applicable credit commitment. The company pays facility fees ranging from .08% to .375% per annum under the short-term credit agreement and from .1% to .5% per annum under the medium-term credit agreement, depending upon the company's long-term senior unsecured debt rating. The commitments require the company to maintain shareholders' equity, excluding net unrealized capital gains and losses, of at least $5 billion. These facilities also support the company's commercial paper borrowing program.

During 1993, the company issued $200 million of 6 3/8% Notes due in 2003, $200 million of 6 3/4% Debentures due in 2013 and $200 million of 7 1/4% Debentures due in 2023. The proceeds were primarily used to repay commercial paper borrowings, a significant portion of which was incurred in connection with the retirement of debt discussed below. The remaining proceeds were used for general corporate purposes. Pursuant to shelf registration statements declared effective by the Securities and Exchange Commission ("SEC"), the company may offer and sell up to an additional $550 million of various types of securities. (Please refer to Note 11.)

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

Aggregate maturities of long-term debt and sinking fund requirements for 1995 through 1999 are $102.3 million, $10.9 million, $.2 million, $129.4 million and $1.3 million, respectively, and $870.6 million thereafter.

Total interest expense was $98.6 million, $77.4 million and $87.1 million in 1994, 1993 and 1992, respectively. The company paid interest of $98.7 million, $74.1 million and $94.9 million in 1994, 1993 and 1992, respectively.

10.  Federal and Foreign Income Taxes

As discussed in Note 1, the company adopted FAS No. 109 as of January 1, 1992, resulting in a cumulative effect benefit for continuing operations of $272.5 million.

In August 1993, the Omnibus Budget Reconciliation Act of 1993 ("OBRA") was enacted which resulted in an increase in the federal corporate tax rate from 34% to 35% retroactive to January 1, 1993. The enactment of OBRA resulted in an increase of $27.4 million in the company's deferred tax asset at December 31, 1993.

Income tax expense (benefits) attributable to income (loss) from continuing operations consists of:


(Millions)                                  1994           1993           1992
___________________________________________________________________________________

Current taxes (benefits):
  Income - federal taxes                    $   274.2      $    47.3      $   (18.1)
  Income - foreign taxes                          8.6            8.8           11.6
  Realized capital gains (losses)              (340.0)          18.6           74.4
                                            _______________________________________
                                                (57.2)          74.7           67.9
Deferred taxes (benefits):
  Income - federal taxes                        (81.4)        (617.7)        (147.4)
  Income - foreign taxes                          1.5           (1.3)           1.5
  Realized capital gains (losses)               327.9           12.2          (38.1)
                                            _______________________________________
                                                248.0         (606.8)        (184.0)
                                            _______________________________________
Total                                       $   190.8      $  (532.1)     $  (116.1)
___________________________________________________________________________________
                                            _______________________________________


Income tax expense (benefits)on income (loss) from continuing operations was different from the amount computed by applying the federal income tax rate to income (loss) before income tax expense (benefits) for the following reasons:


(Millions)                                   1994          1993           1992
___________________________________________________________________________________

Income (Loss) from U.S. operations           $   533.0     $(1,211.9)     $  (151.4)
Income from non-U.S. operations                  125.3          64.5           30.0
                                             ______________________________________
  Income (Loss) before taxes                     658.3      (1,147.4)        (121.4)
Tax rate                                            35%           35%            34%
                                             ______________________________________
Application of the tax rate                      230.4        (401.7)         (41.3)
Tax effect of:
  Tax-exempt interest                            (36.7)        (54.9)         (68.6)
  Foreign operations                              (1.7)        (46.9)          12.7
  Excludable dividends                           (15.5)        (20.5)         (12.8)
  Tax rate change on deferred assets
   and liabilities                                   -         (24.0)             -
  Goodwill                                         8.6           6.8            3.5
  Other, net                                       5.7           9.1           (9.6)
                                             ______________________________________
Income taxes (benefits) on income (loss)     $   190.8     $  (532.1)     $  (116.1)
___________________________________________________________________________________
                                             ______________________________________



The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities under FAS No. 109 at December 31 are presented below:


(Millions)                                    1994         1993
____________________________________________________________________
Deferred tax assets:
  Insurance reserves                          $ 1,142.1    $ 1,013.2
  Reserve for loss on
   discontinued products                          344.1        445.0
  Reserve for severance and
   facilities expenses                             57.6        108.0
  Impairment reserves                             113.2        274.0
  Other postretirement benefits                   230.6        235.6
  Net unrealized capital losses                   601.6            -
  Net operating loss carryforward                 225.0        152.8
  Other                                             7.7         52.1
                                              ______________________
Total gross assets                              2,721.9      2,280.7
Less valuation allowance                          546.6         70.2
                                              ______________________
Assets net of valuation                         2,175.3      2,210.5

Deferred tax liabilities:
  Deferred policy acquisition costs               557.0        519.7
  Unrealized losses allocable to
   experience rated contracts                     213.0            -
  Net unrealized capital gains                        -        331.3
  Market discount                                  91.0         72.8
  Other                                            47.6          3.8
                                              ______________________
Total gross liabilities                           908.6        927.6
                                              ______________________
  Net deferred tax asset                      $ 1,266.7    $ 1,282.9
____________________________________________________________________
                                              ______________________



The 1994 valuation allowance relates to future tax benefits of $22.9 million on purchased domestic net operating loss carryforwards, $48.5 million on foreign net operating loss carryforwards, and of $475.2 million on unrealized capital losses, the realization of which are uncertain. The 1993 valuation allowance relates to future tax benefits of $47.3 million on foreign net operating loss carryforwards and $22.9 million on purchased domestic net operating loss carryforwards.

Net unrealized capital gains and losses are presented in shareholders' equity net of deferred taxes. At December 31, 1994, $749 million of net unrealized capital losses primarily on available for sale debt and equity securities were reflected in shareholders' equity without deferred tax benefits. For federal income tax purposes, capital losses are deductible only against capital gains in the year of sale or during the carryback and carryforward periods (three and five years, respectively). Due to the expected full utilization of capital gains in the carryback period and the uncertainty of future capital gains, a valuation allowance of $262 million related to the net unrealized capital losses has been reflected in shareholders' equity. In addition, $609 million of net unrealized capital losses related to experience rated contracts are not reflected in shareholders' equity since such losses, if realized, will be charged to contractholders. However, the potential loss of tax benefits on such losses is the risk of the company and therefore would adversely affect the company rather than the contractholder. Accordingly, an additional valuation allowance of $213 million has been reflected in shareholders' equity as of December 31, 1994. Any reversals of the valuation allowance are contingent upon the recognition of future capital gains in the company's federal income tax return or a change in circumstances which causes the recognition of the benefits to become more likely than not. Non-recognition of the deferred tax benefits on net unrealized losses described above had no impact on net income for 1994, but has the potential to adversely affect future results if such losses are realized. Potential losses of tax benefits related to net unrealized losses on assets supporting the discontinued products are not expected to adversely affect the company's future results.

Management believes that it is more likely than not that the company will realize the benefit of the net deferred tax asset of $1,266.7 million. The company's election of special estimated tax payments in years 1989 through 1993 assures realizability of a substantial portion of deferred tax assets arising from the discounting of property-casualty reserves. The company has more than 15 years to generate sufficient taxable income to cover the reversal of its temporary differences due to the long-term reversal patterns of these differences. Because of the company's long-term history of taxable income, which is projected to continue, and the availability of significant tax planning strategies, such as converting tax-exempt bonds to taxable bonds, the company expects sufficient taxable income in the future to realize the net deferred tax asset.

The net deferred tax asset includes $153.6 million related to the company's expected utilization of its current U.S. net operating loss carryforward of $438.9 million, $161.2 million of which expires in the year 2008 and $277.7 million of which expires in the year 2009.

The company generally has not recognized any deferred tax liabilities attributable to the undistributed earnings of its controlled foreign corporations because the company does not expect repatriation. Such amounts are not material.

The "Policyholders' Surplus Account," which arose under prior tax law, is generally that portion of a life insurance company's statutory income that has not been subject to taxation. As of December 31, 1983, no further additions could be made to the Policyholders' Surplus Account for tax return purposes under the Deficit Reduction Act of 1984. The balance in such account was $857.2 million at December 31, 1994. This amount would be taxed only under certain conditions. No income taxes have been provided on this amount since management believes the conditions under which such taxes would become payable are remote.

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

The company received net federal income tax refunds for continuing operations of $74.1 million in 1994 and made net federal income tax payments of $101.6 million and $55.3 million in 1993 and 1992, respectively.

11.  Minority Interest in Preferred Securities of Subsidiary

On November 22, 1994, Aetna Capital L.L.C. ("ACLLC"), a wholly owned subsidiary of the company, issued $275 million (11,000,000 shares) of 9 1/2% Cumulative Monthly Income Preferred Securities, Series A, on which payments are guaranteed to a certain extent by the company on a subordinated basis. The securities are redeemable, at the option of ACLLC with the company's consent, in whole or in part, from time to time, on or after November 30, 1999, or at any time under certain limited circumstances related to tax events, at a redemption price of $25 per security plus accumulated and unpaid dividends to the redemption date. The securities are scheduled to become due and payable on November 22, 2024. The maturity date may be changed under certain circumstances.

ACLLC has loaned the proceeds from the preferred stock issuance and the common capital contributions to the company. In return, the company issued approximately $348 million principal amount of 9 1/2% subordinated debentures to ACLLC due November 22, 2024.
Interest on these debentures is payable monthly, and under certain circumstances, principal may be due prior to or later than the original maturity date. This loan is eliminated in the 1994 Consolidated Balance Sheet.

ACLLC may offer and sell up to an additional $225 million of preferred securities under a shelf registration statement declared effective by the SEC.

12.  Common Stock

At December 31, 1994 and 1993, 3,802,256 common shares were reserved for issuance under the dividend reinvestment plan, 13,036,958 and 6,702,878 common shares were reserved for the stock option plans, and 946,675 common shares were reserved for other benefit plans, respectively.

In 1994 and 1993, the company did not acquire any shares of its common stock.

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

13.  Participating Policyholders' Interests

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


(Millions)                                  1994         1993         1992
______________________________________________________________________________


Premiums                                    $   52.0     $   52.4     $   54.0
______________________________________________________________________________

Assets                                      $  700.8     $  704.8     $  686.1
______________________________________________________________________________


14.  Benefit Plans

Pension Plans - The company has non-contributory defined benefit pension plans covering substantially all employees and certain agents. The plans provide pension benefits based on years of service and average annual compensation (measured over 60 consecutive months of highest earnings in a 120-month period). Contributions are determined by using the Entry Age Normal Cost Method and, for qualified plans subject to ERISA requirements, are limited to the amounts that are currently deductible for tax reporting purposes.

Components of the net periodic pension income (cost) were as follows:


(Millions)                                    1994         1993         1992
________________________________________________________________________________
Return on plan assets                         $    8.2     $  178.7     $   78.9
Service cost - benefits earned
 during the period                               (92.7)       (82.2)       (82.3)
Interest cost on projected
 benefit obligation                             (175.2)      (169.3)      (153.1)
Net amortization and deferral                    202.3         31.3        160.5
________________________________________________________________________________

Net periodic pension income (cost)            $  (57.4)    $  (41.5)    $    4.0
________________________________________________________________________________



As a result of restructuring activities, a curtailment gain of approximately $27.5 million is reflected in net periodic pension cost for the year ended December 31, 1992. Actions related to the 1993 severance and facilities charge did not result in a curtailment gain or loss.

The measurement dates used to determine the funded status of the plans were September 30, 1994 and 1993. The funded status of plans for which assets exceeded accumulated benefits was as follows:


(Millions)                                    1994         1993
____________________________________________________________________
Actuarial present value of vested
 benefit obligation                           $ 1,930.3    $ 1,868.8

____________________________________________________________________
Actuarial present value of
 accumulated benefit obligation               $ 1,952.1    $ 1,898.9

____________________________________________________________________
Plan assets at fair value                     $ 2,176.4    $ 2,259.0
Actuarial present value of
 projected benefit obligation                   2,333.3      2,221.7
                                              ______________________
Plan assets in excess of (less than)
 projected benefit obligation                    (156.9)        37.3
Unrecognized net loss                             216.7         98.5
Unrecognized service cost - prior
 period                                             9.1         (7.7)
Unrecognized net asset at date of
 adoption of FAS No. 87                           (58.2)       (87.9)
                                              ______________________

Prepaid pension cost                          $    10.7    $    40.2
____________________________________________________________________



At 1994 and 1993, non-funded plans had projected benefit obligations of $130.1 million and $163.8 million, respectively. The accumulated benefit obligations at 1994 and 1993 related to these plans were $105.3 million and $127.6 million, respectively, and the related accrued pension cost was $107.9 million and $89.7 million, respectively.

The weighted average discount rate was 8.0% for 1994, 7.5% for 1993 and 8.0% for 1992. The expected long-term rate of return on plan assets was 8.5% for 1994 and 9.0% for 1993 and 1992. The rate of increase in future compensation was 5.0% for 1994, 4.5% for 1993, and 5.0% for 1992. The future annual cost-of-living adjustment was 3.0% for 1994, 1993 and 1992.

All of the assets are held in trust and administered under an Immediate Participation Guarantee Contract issued by Aetna Life Insurance Company. Assets are held in the general account of Aetna Life Insurance Company and in various separate accounts.

Postretirement Benefits - In addition to providing pension benefits, the company currently provides certain health care and life insurance benefits for retired employees. A comprehensive medical and dental plan is offered to all full-time employees retiring at age 50 with 15 years of service or at age 65 with 10 years of service. Retirees are generally required to contribute to the plans based on their years of service with the company.

In January 1994, the company announced a modification of its postretirement benefit plan to cap the portion of the cost paid by the company relating to medical and dental benefits for individuals retiring after March 1, 1994. This modification resulted in a $30.7 million after-tax increase to earnings for the year ended December 31, 1994.

The impact of adopting FAS No. 106 in 1992 was a cumulative effect charge of $385.0 million (after-tax) for continuing operations.
Adoption of FAS No. 106 does not affect the company's cash flows.

Components of the net periodic postretirement benefit cost were as follows:

(Millions)                                    1994         1993         1992
______________________________________________________________________________
Service cost - benefits earned
 during the period                            $    (8.6)   $   (19.0)   $  (28.8)
Interest cost                                     (34.2)       (42.9)      (50.9)
Net amortization                                   31.2         11.7           -
Return on plan assets                               3.2          3.1         2.9
                                              __________________________________

Net periodic postretirement
 benefit cost                                 $    (8.4)   $   (47.1)   $   (76.8)
_________________________________________________________________________________
                                              ___________________________________



The measurement dates used to determine the funded status of the postretirement benefit plans were September 30, 1994 and 1993. The funded status of the plans was as follows:

(Millions)                                    1994         1993
____________________________________________________________________
Actuarial present value of accumulated
  postretirement benefit obligation:
   Retirees                                   $   285.2    $   234.6
   Fully eligible active employees                 64.3        102.7
   Active employees not eligible to
    retire                                         97.2        229.8
                                              ______________________
Total                                             446.7        567.1
Plan assets at fair value                          48.1         45.8
                                              ______________________
Accumulated postretirement benefit
 obligation in excess of plan assets              398.6        521.3
Unrecognized net gain                              43.9         75.5
Prior service cost                                204.3         63.7
____________________________________________________________________

Accrued postretirement benefit cost           $   646.8    $   660.5
____________________________________________________________________
                                              ______________________


The weighted average discount rates were 8.0% for 1994, 7.5% for 1993 and 8.0% for 1992. The health care cost trend rate for the 1994 valuation decreased gradually from 11.5% for 1995 to 5.5% by the year 2005. For the 1993 valuation, the rates decreased gradually from 12.5% for 1994 to 5.5% by the year 2005.
Increasing the health care cost trend rate by one percentage point would increase the accumulated postretirement benefit obligation at 1994 by $34.6 million and would increase the net periodic postretirement benefit cost for 1994 by $2.7 million (pretax).

It is the company's practice to fund amounts for postretirement life insurance benefits to the extent the contribution is deductible for federal income taxes. The plan assets are held in trust and administered by Aetna Life Insurance Company. The assets are in the general account of Aetna Life Insurance Company, and the expected rate of return on the plan assets was 7% for 1994, 1993 and 1992.

Incentive Savings Plan - Substantially all employees are eligible to participate in a savings plan under which designated contributions, which may be invested in common stock of Aetna Life and Casualty Company or certain other investments, are matched, up to 5% of compensation, by the company. Pretax charges to operations for the incentive savings plan were $59.9 million, $58.9 million and $58.8 million for 1994, 1993 and 1992, respectively. The Plan trustee held 6,380,355 shares, 5,996,806 shares and 6,925,145 shares of Aetna Life and Casualty Company's common stock for Plan participants at the end of 1994, 1993 and 1992, respectively.

1994 Stock Incentive Plan - The company's 1994 stock incentive plan (approved by shareholder vote on April 29, 1994) replaced the 1984 stock option plan. No new options will be granted under the 1984 plan, however, options currently outstanding will continue to be in effect. The 1994 plan provides for stock options (see (1) Stock Option Plans), and deferred contingent common stock or cash awards (see (2)Incentive Units) to certain key employees. The maximum number of shares of common stock issuable under the Stock Option Plans and Incentive Units is 8 million, of which options and units to receive 1,502,900 shares were granted during 1994. The total amount charged to operations for the 1994 Stock Incentive Plan, which was determined from factors relating to various performance measures, was $19.2 million, after-tax, for the year ended December 31, 1994.

(1) Stock Option Plans - Executive and middle management employees may be granted options to purchase common stock of the company at the market price on the date of grant. Certain options granted prior to 1992 contain stock appreciation rights permitting the employee to exercise those rights and receive the excess of fair market value at the date of exercise over the grant date fair market value in cash and/or stock.

Stock option transactions under the 1994 Stock Incentive Plan and the 1984 Stock Option Plan are summarized below:

                                                            Range of
                                         Number        Option Prices
                                      of Shares            Per Share
____________________________________________________________________
Outstanding at December 31, 1991         5,529,341     $29.50-$61.50
       Granted                             912,675     $40.75-$45.63
       Exercised                          (228,942)    $29.50-$46.50
       Canceled or expired                (423,425)    $29.50-$61.50
____________________________________________________________________
Outstanding at December 31, 1992         5,789,649     $29.50-$61.50
       Granted                           1,034,560     $46.75-$55.00
       Exercised                        (2,025,696)    $29.50-$61.50
       Canceled or expired                (188,990)    $29.50-$61.50
____________________________________________________________________
Outstanding at December 31, 1993         4,609,523     $29.50-$61.50
       Granted                           1,140,100     $46.50-$55.25
       Exercised                          (464,790)    $29.50-$61.50
       Canceled or expired                (211,875)    $29.50-$61.50
____________________________________________________________________
Outstanding at December 31, 1994         5,072,958     $41.50-$61.50
____________________________________________________________________
Range of expiration dates             6/95-10/2004
____________________________________________________________________
Options exercisable at
  December 31, 1994                      3,967,608
____________________________________________________________________


(2) Incentive Units - Executive and middle management employees may be granted incentive units under the 1994 Stock Incentive Plan, which are rights to receive common stock or cash at the end of a vesting period (currently 1996) conditioned upon the employee's continued employment during that period and achievement of company performance goals. The incentive unit holders are not entitled to dividends during the vesting period.

Incentive unit transactions related to the 1994 Stock Incentive
Plan under which holders may be entitled to receive common stock, are summarized below:

                                            Number
                                         of Shares
__________________________________________________
Granted                                  362,800
Canceled or expired                      (17,000)
                                         _______
 Outstanding at December 31, 1994        345,800
                                         _______
                                         _______


15.  Segment Information (1)(2)(3)(4)(5)(6)

Summarized financial information for the company's principal operations was as follows:


(Millions)                                       1994      1993         1992
_________________________________________________________________________________
Revenue:
  Aetna Health Plans                          $ 7,139.1    $ 6,106.0    $ 5,932.1
  Large Case Pensions                           2,355.2      2,566.0      2,751.3
  Aetna Life Insurance & Annuity                1,404.2      1,358.4      1,241.8
  Property-Casualty                             5,338.9      5,900.9      6,513.5
  International                                 1,297.0      1,279.3      1,202.4
  Corporate: Other                                 (9.7)        (6.9)       (42.7)
                                              ___________________________________
     Total revenue                            $17,524.7    $17,203.7    $17,598.4
_________________________________________________________________________________
                                              ___________________________________

Income (Loss) from continuing
 operations before income taxes,
 extraordinary item and cumulative
 effect adjustments:
  Aetna Health Plans                          $   538.1    $   414.9    $   412.0
  Large Case Pensions                              81.1     (1,274.2)       (54.1)
  Aetna Life Insurance & Annuity                  235.0        173.3        147.1
  Property-Casualty                                30.8       (132.7)      (266.9)
  International                                    98.8          2.2         42.9
  Corporate:  Interest                            (94.8)       (69.3)       (82.3)
              Other                              (230.7)      (261.6)      (320.1)
                                              ___________________________________
  Total income (loss) from continuing
   operations before income taxes,
   extraordinary item and
   cumulative effect adjustments              $   658.3    $(1,147.4)   $  (121.4)
_________________________________________________________________________________
                                              ___________________________________

Net income (loss):
  Aetna Health Plans                          $   341.7    $   272.2    $   274.3
  Large Case Pensions                              54.4       (822.3)       (17.3)
  Aetna Life Insurance & Annuity                  159.1        111.4         99.0
  Property-Casualty                                58.1        (13.0)      (106.3)
  International                                    71.2         55.0         25.1
  Corporate:  Interest                            (60.5)       (44.7)       (50.9)
              Other                              (156.5)      (173.9)      (229.2)
                                             ____________________________________
Income (Loss) from continuing operations
 before extraordinary item and
 cumulative effect adjustments                    467.5       (615.3)        (5.3)
  Discontinued operations, net of tax                 -         27.0        173.8
                                              ___________________________________
  Income (Loss) before extraordinary
   item and cumulative effect
   adjustments                                    467.5       (588.3)       168.5
  Extraordinary loss on
   debenture redemption                               -         (4.7)           -
  Cumulative effect adjustments                       -        227.1       (112.5)
                                              ___________________________________
Net income (loss)                             $   467.5    $  (365.9)   $    56.0
_________________________________________________________________________________
                                              ___________________________________



(Millions)                                1994          1993
__________________________________________________________________
Assets:
  Aetna Health Plans                      $  6,184.7    $  5,767.5
  Large Case Pensions                       40,525.1      46,571.5
  Aetna Life Insurance & Annuity            21,318.2      20,508.8
  Property-Casualty                         21,593.8      22,361.5
  International                              4,532.9       4,801.9
  Corporate                                     17.8          25.5
                                          ________________________
Total assets                              $ 94,172.5    $100,036.7
__________________________________________________________________
                                          ________________________


(1) In 1994, the company changed its external reporting segments to better align the segments with the way the businesses are managed. Prior periods have been restated to reflect these changes.

(2) The 1993 results from continuing operations before extraordinary item and cumulative effect adjustments include an after-tax loss on the discontinuance of fully guaranteed large case pension products of $825.0 million ($1,270.0 million pretax). This loss affected the Large Case Pensions segment only.

(3) Assets at December 31, 1994 and 1993 include $12.4 billion and $15.2 billion, respectively, of assets attributable to discontinued products. Discontinued products are included in the Large Case Pensions segment.

(4) The 1993 results from continuing operations before extraordinary item and cumulative effect adjustments were increased by $78.0 million
    ($120.0 million pretax) related to the current year impact of discounting certain workers' compensation indemnity reserves. This benefit affected the Property-Casualty segment only.

(5) The 1993 results from continuing operations before extraordinary item and cumulative effect adjustments include a net benefit of $21.8 million related to a change in the federal corporate tax rate from 34% to 35%. Of the $21.8 million benefit, $2.9 million reduced Aetna Health Plans results, $1.8 million reduced Large Case Pensions results, $4.4 million reduced Aetna Life Insurance & Annuity results, $22.7 million increased Property-Casualty results, $.6 million increased International results and $7.6 million increased Corporate results.

(6) The 1993 and 1992 results reflect after-tax severance and facilities charges of $200.0 million ($308.0 million pretax) and $95.7 million ($145.0 million pretax), respectively. Of the total 1993 charge, $51.9 million ($79.8 million pretax) was allocated to Aetna Health
    Plans, $14.2 million ($21.9 million pretax) to Large Case Pensions,
    $20.0 million ($30.8 million pretax) to Aetna Life Insurance & Annuity, $95.6 million ($147.3 million pretax) to Property-Casualty, $7.1 million ($11.0 million pretax) to International, and $11.2 million ($17.2 million pretax) to Corporate. Of the total 1992 charge, $26.7 million ($40.2 million pretax) was allocated to Aetna Health Plans, $2.1 million
    ($3.1 million pretax) to Large Case Pensions, $3.9 million ($6.2 million pretax) to Aetna Life Insurance & Annuity, $49.7 million
    ($75.4 million pretax) to Property-Casualty and $13.3 million
    ($20.1 million pretax) to Corporate.



16.  Reinsurance

The company utilizes reinsurance agreements to reduce its exposure to large losses in all aspects of its insurance business. Reinsurance permits recovery of a portion of losses from reinsurers, although it does not discharge the primary liability of the company as direct insurer of the risks reinsured. The company evaluates the financial strength of potential reinsurers and continually monitors the financial condition of present reinsurers. Only those reinsurance recoverables deemed probable of recovery are reflected as assets on the company's Consolidated Balance Sheets.

Prepaid reinsurance premiums were $.3 billion for both the years ended December 31, 1994 and 1993. A summary of earned premiums for the years ended December 31 was as follows:


                                                       Ceded to       Assumed
                                        Direct         Other          from Other     Net
(Millions)                              Amount         Companies      Companies      Amount
_______________________________________________________________________________________________

1994
_______________________________________________________________________________________________

Life insurance                          $  2,082.9     $     64.6     $     37.8     $  2,056.1
Accident and health insurance              4,852.3           63.0           17.1        4,806.4
Property-casualty insurance                5,192.9        1,266.5          503.2        4,429.6
                                        _______________________________________________________
  Total earned premiums                 $ 12,128.1     $  1,394.1     $    558.1     $ 11,292.1
_______________________________________________________________________________________________
                                        _______________________________________________________

1993
_______________________________________________________________________________________________

Life insurance                          $  1,966.1     $     78.0     $     63.9     $  1,952.0
Accident and health insurance              3,885.2           47.5           28.0        3,865.7
Property-casualty insurance                5,577.8        1,312.8          492.2        4,757.2
                                        _______________________________________________________
  Total earned premiums                 $ 11,429.1     $  1,438.3     $    584.1     $ 10,574.9
_______________________________________________________________________________________________
                                        _______________________________________________________

1992
_______________________________________________________________________________________________

Life insurance                          $  2,044.4     $    144.2     $     52.6     $  1,952.8
Accident and health insurance              3,708.5           53.6           25.1        3,680.0
Property-casualty insurance                6,153.4        1,530.4          538.1        5,161.1
                                        _______________________________________________________
  Total earned premiums                 $ 11,906.3     $  1,728.2     $    615.8     $ 10,793.9
_______________________________________________________________________________________________
                                        _______________________________________________________



There is not a material difference in premiums on a written versus an earned basis.

Ceded current and future benefits were $1.3 billion for both the years ended December 31, 1994 and 1993 and $1.7 billion for the year ended December 31, 1992.

A property-casualty subsidiary of the company acts as a servicing carrier for several involuntary pools. This business is ceded completely to the pools, and the company has no direct underwriting risk associated with it. Reinsurance recoverables for this business were approximately $1.8 billion, $1.9 billion and $2.0 billion in 1994, 1993 and 1992, respectively. The company also participates as a member in a number of the involuntary pools, and as a result assumes its share of premiums and losses associated with these pools.

17.  Property-Casualty Reserves

The following represents changes in aggregate reserves for the property-casualty operations: (1)(2)

(Millions)                                              1994         1993         1992
__________________________________________________________________________________________
Gross unpaid claims and claim adjustment expenses
 at beginning of year                                   $ 15,848     $ 15,980     $ 15,408
  Less reinsurance recoverables                            4,410        4,233        4,001
                                                        __________________________________
Net unpaid claims and claim adjustment expenses
 at beginning of year                                     11,438       11,747       11,407
Incurred claims and claim adjustment expenses:
           Provision for insured events of the
            current year                                   3,631        3,724        4,407
           Increases in provision for insured
            events of prior years                            252           60 (3)      466
__________________________________________________________________________________________
Total incurred claims and claim adjustment expenses        3,883        3,784        4,873
__________________________________________________________________________________________
Payments:  Claims and claim adjustment expenses
            attributable to insured events of
            the current year                               1,375        1,204        1,560
           Claims and claim adjustment expenses
            attributable to insured events of
            prior years                                    2,783        2,889        2,973
__________________________________________________________________________________________
Total payments                                             4,158        4,093        4,533
__________________________________________________________________________________________
Net unpaid claims and claim adjustment expenses
 at end of the year                                       11,163       11,438       11,747
  Plus:  Reinsurance recoverables                          4,629        4,410        4,233
         Deductible amounts recoverable
          from policyholders                                 352            -            -
__________________________________________________________________________________________
Gross unpaid claims and claim adjustment expenses
 at end of the year                                     $ 16,144     $ 15,848     $ 15,980
__________________________________________________________________________________________
                                                        __________________________________

(1) Excludes accident and health and group life businesses, for which there was not a material impact on results for 1994, 1993 and 1992 from emerging claim experience on prior year events.

(2) Includes International.

(3) Includes increases in provision for insured events of prior years of $674 million, offset by the cumulative effect adjustment related to the change in accounting to report workers' compensation life table indemnity claims on a discounted basis of
    $(514) million and the current year effect of this change in accounting of $(100)
    million related to the provision for insured events of prior years.

Environmental and Asbestos-Related Claims

Reserving for environmental and asbestos-related claims is subject to significant uncertainties. Because of these significant uncertainties, management is currently unable to make a reasonable estimate as to the ultimate amount of losses or a reasonable range of losses for all environmental and asbestos-related claims and related litigation expenses. To the extent that such liabilities are not reasonably estimable, no reserve has been provided. However, reserves for these liabilities are evaluated by management regularly, and, subject to the significant uncertainties, adjustments have been and are expected to be made to such reserves as developing loss patterns and other information appear to warrant.

Environmental and asbestos-related loss and loss adjustment expense reserves, as reflected on the Consolidated Balance Sheets at December 31, were as follows (before reinsurance):




(Millions)                             1994            1993
_____________________________________________________________
Environmental Liability                $  436          $  234
Asbestos Bodily Injury                    296             248
Asbestos Property Damage                   30              29
                                       ______________________
  Total Environmental and
   Asbestos-Related Reserves           $  762          $  511
_____________________________________________________________
                                       ______________________


18.  Financial Instruments

Estimated Fair Value

The carrying values and estimated fair values of the company's financial instruments at December 31, 1994 and 1993 were as follows:

(Millions)                                      1994                      1993
_______________________________________________________________________________________
                                       Carrying     Fair         Carrying     Fair
                                       Value        Value        Value        Value
                                       ________     _____        ________     _____
Assets:
  Cash and cash equivalents            $ 2,953.6    $ 2,953.6    $ 1,557.8    $ 1,557.8
  Short-term investments                   450.4        450.4        669.9        669.9
  Debt securities                       37,111.5     37,101.9     41,544.5     41,690.9
  Equity securities                      1,655.6      1,655.6      1,658.9      1,658.9
  Mortgage loans                        11,843.6     11,525.9     14,839.2     14,940.6

Liabilities:
  Investment contract liabilities:
    With a fixed maturity              $11,562.3    $11,555.1    $13,738.0    $15,005.0
    Without a fixed maturity            11,250.6     10,927.9     12,188.0     12,224.0
  Short-term debt                           23.9         23.9         35.7         35.7
  Long-term debt                         1,114.7      1,009.4      1,160.0      1,202.7



Fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument. In evaluating the company's management of interest rate and liquidity risk, and currency exposures, the fair values of all assets and liabilities should be taken into consideration, not only those presented above.

The following valuation methods and assumptions were used by the company in estimating the fair value of the above financial instruments:

Short-term instruments: Fair values are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, the carrying amounts reported in the Consolidated Balance Sheets approximate fair value. Short-term instruments have a maturity date of one year or less and include cash and cash equivalents, short-term investments and short-term debt.

Debt and equity securities: Fair values are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, fair values are estimated by using quoted market prices for similar securities or discounted cash flow methods.

Mortgage loans: Fair values are estimated by discounting expected mortgage loan cash flows at market rates which reflect the rates at which similar loans would be made to similar borrowers. The rates reflect management's assessment of the credit quality and the remaining duration of the loans. The fair value estimates of mortgage loans of lower credit quality, including problem and restructured loans, are based on the estimated fair value of the underlying collateral.

Investment contract liabilities (included in policyholders' funds left with the company):
With a fixed maturity: Fair value is estimated by discounting cash flows at interest rates currently being offered by, or available to, the company for similar contracts.

Without a fixed maturity: Fair value is estimated as the amount payable to the contractholder upon demand. However, the company has the right under such contracts to delay payment of withdrawals which may ultimately result in paying an amount different than that determined to be payable on demand.

Long-term debt: Fair value is based on quoted market prices for the same or similar issued debt or, if no quoted market prices are available, on the current rates estimated to be available to the company for debt of similar terms and remaining maturities.

Off-Balance-Sheet Financial Instruments (including Derivative
Financial Instruments):

The notional amounts, carrying values and estimated fair values of the company's off-balance-sheet financial instruments at December
31, 1994 and 1993 were as follows:

                                                      Carrying
                                                       Value
                                        Notional       Asset           Fair
(Millions)                              Amount         (Liability)     Value
____________________________________________________________________________
1994
____________________________________________________________________________
Foreign exchange forward contracts
  - sell:
  Related to net investments in
   foreign affiliates                   $497.8         $ .9            $ 4.7
  Related to investments in
   non-dollar denominated assets         266.9           .3              1.6
Foreign exchange forward contracts
  - buy:
  Related to net investments in
   foreign affiliates                     48.5          2.0              4.8
  Related to investments in
   non-dollar denominated assets          40.9          (.3)              .2
Futures contracts                        122.5           .1               .1
Forward contracts to purchase
 investments                               5.6            -                -
Interest rate swaps:
  Unrecognized gains                     429.4            -             20.7
  Unrecognized losses                    386.4            -            (18.3)


                                                      Carrying
                                                      Value
                                       Notional       Asset          Fair
(Millions)                             Amount         (Liability)    Value
__________________________________________________________________________
1993
__________________________________________________________________________
Foreign exchange forward contracts
  - sell:
  Related to net investments in
   foreign affiliates                  $534.0         $ 4.2          $  1.6
  Related to investments in
   non-dollar denominated assets        442.9           5.1            (2.6)
Foreign exchange forward contracts
  - buy:
  Related to net investments in
   foreign affiliates                    99.9           3.6            5.0
  Related to investments in
   non-dollar denominated assets         27.9          (1.6)            (.3)
Futures contracts                       141.2            .1              .1
Forward contracts to purchase
 investments                            273.6             -            (1.4)
Interest rate swaps:
  Unrecognized gains                    386.4             -            18.3
  Unrecognized losses                   529.4             -           (29.7)



The notional amounts of these instruments do not represent the company's risk of loss. The fair value amounts of these instruments was estimated based on quoted market prices, dealer quotations or internal price estimates believed to be comparable to dealer quotations. These amounts reflect the estimated amounts that the company would have to pay or would receive if the contracts were terminated.

The company engages in hedging activities to manage foreign exchange and interest rate risk. Such hedging activities have principally consisted of using off-balance-sheet instruments including foreign exchange forward contracts, futures and forward
contracts, and interest rate swap agreements.   All of these
instruments involve, to varying degrees, elements of market risk and credit risk in excess of the amounts recognized in the Consolidated Balance Sheets. The company evaluates the risks associated with off-balance-sheet financial instruments in a manner similar to that used to evaluate the risks associated with on-balance-sheet financial instruments. (Please see General Account Investments - Use of Derivatives and Other Investments on pages 56 and 57 of the Management's Discussion and Analysis of Financial Condition and Results of Operations.) Market risk is the possibility that future changes in market prices may make a financial instrument less valuable. For off-balance-sheet financial instruments used for hedging, such market price changes are generally offset by the market price changes in the hedged instruments held by the company. Credit risk arises from the possibility that counterparties may fail to perform under the terms of the contract, which could result in an unhedged position. However, unlike on-balance-sheet financial instruments, where credit risk generally is represented by the notional or principal amount, the off-balance-sheet financial instruments' risk of credit loss generally is significantly less than the notional value of the instrument and is represented by the positive fair value of the instrument. The company generally does not require collateral or other security to support the financial instruments discussed below. However, the company controls its exposure to credit risk through credit approvals, credit limits and regular monitoring procedures. There were no material concentrations of off-balance-sheet financial instruments at December 31, 1994.

Foreign Exchange Forward Contracts:

Foreign exchange forward contracts are agreements to exchange fixed amounts of two different currencies at a specified future date and at a specified price. The company utilizes foreign exchange forward contracts to hedge its foreign currency exposure arising from certain investments in foreign affiliates (primarily Canada, Great Britain and Malaysia) and non-dollar denominated investment securities. The company generally utilizes foreign currency contracts with terms of up to three months.

At December 31, 1994, the company had unhedged foreign currency exposures of $238.1 million and $154.6 million related to net investments in foreign affiliates (primarily Taiwan, Mexico and Chile) and investments in non-dollar denominated assets, respectively, for which effective markets for hedging vehicles do not currently exist.

Futures and Forward Contracts:

Futures and forward contracts represent commitments to either purchase or sell securities or money market instruments at a specified future date and at a specified price or yield. Futures contracts trade on organized exchanges and, therefore, have minimal credit risk.

Interest Rate Swaps:

The company utilizes interest rate swaps to manage certain exposures related to changes in interest rates. This swap activity includes transactions which were entered into in prior years where the company acts as an intermediary for entities whose debt the company has guaranteed to allow them to convert variable rate debt to a fixed rate, with the company retaining no interest rate risk. (Please refer to Note 19.) Interest rate swap activity also includes exchanging variable rate asset returns for fixed rate returns.

19.  Commitments and Contingent Liabilities

Commitments

Commitments to extend credit are legally binding agreements to lend monies at a specified interest rate and within a specified time period. Risk arises from the potential inability of counterparties to perform under the terms of the contracts and from interest rate fluctuations. The company's exposure to credit risk is reduced by the existence of conditions within the commitment agreements which release the company from its obligations in the event of a material adverse change in the counterparty's financial condition. At December 31, 1994 and 1993, the company had $139.6 million and $130.2 million, respectively, in commitments to fund partnerships and $4.0 million and $64.0 million, respectively, in commitments to fund commercial mortgage loans.

Financial Guarantees

The company no longer writes municipal bond insurance and such business previously written by the company was reinsured with another company. It is not practicable to estimate the fair value of the business that has been ceded.

The Aetna Casualty and Surety Company, a subsidiary of Aetna Life and Casualty Company, also was a writer of financial guarantees on obligations secured by real estate, corporate debt obligations, and of municipal and non-municipal tax-exempt entities through December 31, 1987, and ceased writing such guarantees as of January 1, 1988. The aggregate net par value of financial guarantees outstanding at December 31, 1994 and 1993 was $728.3 million and $930.3 million, respectively. Future runoff of financial guarantees as of December 31, 1994 is estimated to be $205.1 million for 1995, $29.2 million for 1996, $136.5 million for 1997, $277.5 million for 1998, $5.1 million for 1999 and $74.9 million thereafter. It is not practicable to estimate a fair value for the company's financial guarantees because the company no longer writes such guarantees, there is no quoted market price for such contracts, and it is not practicable to reliably estimate the timing and amount of all future cash flows due to the unique nature of each of these contracts.

Total reserves for the financial guarantee business, which include reserves for defaults, probable losses not yet identified, and unearned premiums, were $47.7 million and $80.2 million at December 31, 1994 and 1993, respectively. Premium income received from such guarantees is recognized pro rata over the contract coverage period.

Reinsurance Agreement

In connection with the sale of Am Re (please see Note 3), Am Re and the company entered into a reinsurance agreement which provides that to the extent Am Re incurred losses in 1991 and prior that were still outstanding at January 1, 1992 in excess of $2.7 billion (or $362 million in excess of Am Re's reserves as of December 31, 1991, adjusted for certain reinsurance transactions), the company has an 80% participation in payments on those losses up to a maximum payment by the company of $500 million. The company has not yet been required to make any payments under this agreement, though it is reasonably possible that it may be required to do so in the future.

Leases

The company has entered into operating leases for office space and certain computer and other equipment. Rental expenses for these items were $250.1 million, $267.4 million and $312.0 million for 1994, 1993 and 1992, respectively. Future net minimum payments under non-cancelable leases as of December 31, 1994 are estimated to be $190.9 million for 1995, $161.7 million for 1996, $134.7 million for 1997, $103.4 million for 1998, $86.5 million for 1999 and $663.2 million thereafter.

Included in these future payments are $131.7 million and $369.4 million, attributable to the next five and subsequent nine years, respectively, of a subordinated master lease for office space. The company, as the major subleasee, is obligated to pay $53.9 million for its own space during the next five years.

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

In September 1989, the U.S. District Court dismissed with prejudice all federal antitrust claims in all of the complaints before it. The court declined to exercise jurisdiction over the state claims in the attorneys general complaints. The U.S. Court of Appeals for the Ninth Circuit subsequently reversed the District Court's dismissal of the federal antitrust claims and, after further proceedings, the U.S. Supreme Court agreed to review the Court of Appeals' decision.

Litigation (Continued)

In June 1993, the Supreme Court returned the suit to the Court of Appeals. The Supreme Court held unanimously that Aetna and the other defendant insurers did not forfeit their otherwise available McCarran-Ferguson Act immunity when they acted with reinsurers to produce acceptable policy terms. The Supreme Court also held that Aetna and the other defendant insurers could lose their immunity under the "boycott" exception to the McCarran exemption only if the plaintiffs could prove that the defendant insurers attempted to coerce acceptance of insurance policy terms by means of refusals to deal in separate and unrelated transactions. After further proceedings the District Court ordered the parties to undertake discovery on the remaining issues.

On October 5, 1994, all of the plaintiffs signed a letter evidencing a settlement in principle of the litigation with all the defendants, including Aetna. The agreement provides that the defendants will pay plaintiffs an aggregate of $36 million plus the costs of class notice (currently estimated at $2 million). Aetna's share of the settlement is not material. The settlement has received preliminary court approval, and notice of the settlement terms has been sent to class members. The settlement is subject to final court approval, and a hearing regarding such approval is scheduled to occur in the first half of 1995.

Aetna is continuously involved in numerous other lawsuits arising, for the most part, in the ordinary course of its business operations either as a liability insurer defending third-party claims brought against its insureds or as an insurer defending coverage claims brought against itself, including lawsuits related to issues of policy coverage and judicial interpretation. One such area of coverage litigation involves legal liability for environmental and asbestos-related claims. These lawsuits and other factors make reserving for these claims subject to significant uncertainties.

While the ultimate outcome of the litigation described herein cannot be determined at this time, such litigation (other than that related to environmental and asbestos-related claims, which is subject to significant uncertainties), net of reserves established therefor and giving effect to reinsurance probable of recovery, is not expected to result in judgments for amounts material to the financial condition of the company, although it may adversely affect results of operations in future periods. The company is expected to be affected adversely in the future by losses for environmental and asbestos-related claims and related litigation expenses and such effect could be material to the company's future results, liquidity and/or capital resources.

Independent Auditors' Report

The Shareholders and Board of Directors
Aetna Life and Casualty Company:

We have audited the consolidated balance sheets of Aetna Life and Casualty Company and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of Aetna Life and Casualty Company and Subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

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





/s/ KPMG Peat Marwick LLP
Hartford, Connecticut
February 7, 1995

Quarterly Data (Unaudited)


(Millions, except per share data)         First          Second         Third          Fourth
________________________________________________________________________________________________

1994 (1)(2)(3)
________________________________________________________________________________________________

Total revenue                             $ 4,313.6      $ 4,405.0      $ 4,385.1      $ 4,421.0
________________________________________________________________________________________________

Income from continuing
 operations before income taxes           $    56.4      $   188.2      $   177.9      $   235.8
Federal and foreign income taxes               10.7           55.8           48.5           75.8
                                          ______________________________________________________
  Net income                              $    45.7      $   132.4      $   129.4      $   160.0
________________________________________________________________________________________________
Per Share Results:
  Net income                              $     .40      $    1.17      $    1.15      $    1.42
________________________________________________________________________________________________
Common Stock Data:
Dividends Declared                        $     .69      $     .69      $     .69      $     .69
Common Stock Prices, High                     65.75          57.88          57.50          48.00
Common Stock Prices, Low                      53.13          50.00          45.13          43.25
________________________________________________________________________________________________


Earnings per share calculations are based on results of stand-alone quarters.

Common stock prices are as reported on the NYSE-Composite Tape.

See Notes to Financial Statements.

(1) The 1994 net income includes net capital losses from additions to reserves for mortgage loans and real estate and real estate write-downs, after taxes and after gains and losses allocated to experience rated pension contractholders, of $22.2 million, $19.8 million, $17.9 million and $6.5 million for the first, second, third and fourth quarters of 1994, respectively.

(2) First quarter 1994 net income includes catastrophe losses of $123.8 million, after-tax, related primarily to the Los Angeles earthquake and severe winter weather.

(3) Second quarter 1994 net income includes prior year reserve additions of $82.4 million, after-tax, primarily related to environmental indemnity claims, offset by
    $53.5 million after-tax of prior year reserve releases in the personal auto business.


(Millions, except per share data)           First         Second        Third         Fourth
________________________________________________________________________________________________
1993 (1)(2)(3)(4)(5)
________________________________________________________________________________________________
Total revenue                               $  4,319.9    $  4,349.9    $  4,328.1    $  4,205.8
________________________________________________________________________________________________
Income (Loss) from continuing
  operations before income taxes,
  extraordinary item and cumulative
  effect adjustments                        $    191.3    $    151.1    $    285.2    $ (1,775.0)
Federal and foreign income taxes
  (benefits)                                      52.0            .3          59.6        (644.0)
                                            ____________________________________________________
Income (Loss) from continuing
  operations before extraordinary
  item and cumulative effect adjustments         139.3         150.8         225.6      (1,131.0)
Discontinued operations, net of tax               27.0             -             -             -
                                            ____________________________________________________
  Income (Loss) before extraordinary
   item and cumulative effect adjustments        166.3         150.8         225.6      (1,131.0)
Extraordinary loss on debenture redemption           -          (4.7)            -             -
Cumulative effect adjustments                    227.8             -             -           (.7)
                                            ____________________________________________________
  Net income (loss)                         $    394.1    $    146.1    $    225.6    $ (1,131.7)
________________________________________________________________________________________________
Proforma amounts assuming the discounting
 of workers' compensation life table
 indemnity reserves is applied retroactively:
  Income (Loss) from continuing operations  $    139.3    $    150.8    $    225.6    $ (1,131.0)

  Net income (loss)                         $    144.1    $    146.1    $    225.6    $ (1,131.7)
________________________________________________________________________________________________
                                            ____________________________________________________
Proforma amounts assuming the accounting
 for retrospectively rated reinsurance
 contracts is applied retroactively:
  Income (Loss) from continuing operations  $    139.3    $    150.8    $    225.6    $ (1,131.0)

  Net income (loss)                         $    367.8    $    146.1    $    225.6    $ (1,131.7)
________________________________________________________________________________________________
                                            ____________________________________________________
Per Share Results:
Income (Loss) from continuing
  operations before extraordinary
  item and cumulative effect adjustments    $     1.26    $     1.36    $     2.03    $   (10.09)
Discontinued operations, net of tax                .25             -             -             -
                                            ____________________________________________________
  Income (Loss) before extraordinary
  item and cumulative effect adjustments          1.51          1.36          2.03        (10.09)
Extraordinary loss on debenture redemption           -          (.04)            -             -
Cumulative effect adjustments                     2.06             -             -          (.01)
                                            ____________________________________________________
  Net income (loss)                         $     3.57    $     1.32  $       2.03    $   (10.10)
________________________________________________________________________________________________
Proforma amounts assuming the discounting of
 workers' compensation life table indemnity
 reserves is applied retroactively:
  Income (Loss) from continuing operations  $     1.26    $     1.36    $     2.03    $   (10.09)

  Net income (loss)                         $     1.31    $     1.32    $     2.03    $   (10.10)
________________________________________________________________________________________________
                                            ____________________________________________________
Proforma amounts assuming the accounting
 for retrospectively rated reinsurance
 contracts is applied retroactively:
  Income (Loss) from continuing operations  $     1.26    $     1.36    $     2.03    $   (10.09)

  Net income (loss)                         $     3.33    $     1.32    $     2.03    $   (10.10)
________________________________________________________________________________________________
                                            ____________________________________________________
Common Stock Data:
Dividends Declared                          $      .69    $      .69    $      .69    $      .69
Common Stock Prices, High                        53.00         55.75         60.00         65.88
Common Stock Prices, Low                         44.00         48.63         54.25         58.63
________________________________________________________________________________________________

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

(2) First quarter 1993 net income includes a charge of $48.5 million related to the cumulative effect of adopting FAS No. 112, Employers' Accounting for Postemployment
    Benefits, and a benefit of $26.3 million related to the cumulative effect of the change in accounting for retrospectively rated reinsurance contracts.

(3) Third quarter 1993 results from continuing operations before extraordinary item and cumulative effect adjustments include a net benefit of $21.8 million related to a change in the federal corporate tax rate from 34% to 35%.

(4) First quarter 1993 net income includes a benefit of $250.0 million related to the cumulative effect of adopting discounting of workers' compensation life table indemnity reserves.  The current year impact of this change was an increase to after-tax results of $78.0 million in the fourth quarter of 1993.  The current year impact did not have an effect on results for the first three quarters of 1993.  Fourth quarter 1993 results include an after-tax charge of $259.0 million for reserve additions for certain workers' compensation exposures.

(5) The 1993 fourth quarter results reflect the following:  a loss of $825.0 million
    ($1.3 billion pretax) on the discontinuance of fully guaranteed large case pension products; an after-tax severance and facilities charge of $200.0 million ($308.0 million pretax); and a charge of $.7 million related to the cumulative effect of adopting FAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.

Appendix to Exhibit 13

The following information, which is presented in tabular form in this exhibit, is presented in the form of pie charts in the printed 1994 annual report to shareholders of Aetna Life and Casualty Company:



Page No. in this Exhibit      Description
________________________      ______________________________________________________


           46                 Debt Securities Quality Ratings

           46                 Debt Securities Investments by Market Sector

           51                 Problem, Potential Problem and Restructured Mortgage
                                Loans by Property Type

           51                 Geographic Distribution of Problem, Potential Problem
                                and Restructured Mortgage Loans

           54                 Equity Real Estate by Property Type

           54                 Geographic Distribution of Equity Real Estate
