Form 10-K, Exhibit 13
period 1995-12-31
AETNA LIFE & CASUALTY CO
filed 1996-02-26
CIK 2648

Selected Financial Data


(Millions, except per share data)          1995        1994        1993        1992        1991
                                           ____        ____        ____        ____        ____
Revenue:
 Premiums:
  Aetna Health Plans                       $  5,949.7  $  5,611.5  $  4,700.6  $  4,586.7  $  4,467.3
  Aetna Life Insurance & Annuity                178.3       168.3       125.7       111.9       174.5
  International                               1,038.5       887.1       909.5       814.8       500.0
  Large Case Pensions                           264.9       234.4       185.9       204.2       292.4
                                           __________________________________________________________
Total premiums                                7,431.4     6,901.3     5,921.7     5,717.6     5,434.2
_____________________________________________________________________________________________________
Net Investment Income, Fees and Other
 Income, and Net Realized Capital Gains
 and Losses:
  Aetna Health Plans                          1,665.7     1,527.6     1,405.4     1,345.4     1,124.2
  Aetna Life Insurance & Annuity              1,445.9     1,269.1     1,269.6     1,129.9     1,046.6
  International                                 421.3       409.9       369.8       387.6       390.2
  Large Case Pensions                         2,004.0     2,120.8     2,380.1     2,547.1     2,730.6
  Corporate: Other                                9.7        (9.7)       (6.9)      (42.7)      (11.7)
  Federated Investors                               -           -           -           -           -
                                           __________________________________________________________
   Total net investment income, fees
    and other income, and net realized
    capital gains and losses                  5,546.6     5,317.7     5,418.0     5,367.3     5,279.9
_____________________________________________________________________________________________________
     Total Revenue from Continuing


      Operations                           $ 12,978.0  $ 12,219.0  $ 11,339.7  $ 11,084.9  $ 10,714.1
_____________________________________________________________________________________________________
_____________________________________________________________________________________________________
Income (Loss) from Continuing Operations
 before Extraordinary Item and
 Cumulative Effect Adjustments:
  Aetna Health Plans                       $    286.0  $    341.7  $    272.2  $    274.3  $    382.6
  Aetna Life Insurance & Annuity                198.0       159.1       111.4        99.0       115.1
  International                                  86.6        71.2        55.0        25.1        38.2

  Large Case Pensions                            89.2        54.4      (822.3)      (17.3)     (167.0)
  Corporate:  Interest                          (70.4)      (60.5)      (44.7)      (50.9)      (65.0)
              Other                            (115.5)     (156.5)     (173.9)     (229.2)     (163.5)
  Federated Investors                               -           -           -           -           -
_____________________________________________________________________________________________________
Income (Loss) from Continuing
 Operations before Extraordinary Item and
 Cumulative Effect Adjustments                  473.9       409.4      (602.3)      101.0       140.4
_____________________________________________________________________________________________________
Income (Loss) from Discontinued Operations     (222.2)       58.1       290.3       324.8       364.8
_____________________________________________________________________________________________________
Cumulative Effect Adjustments for
 continuing operations                              -           -       (49.2)     (369.8)          -
_____________________________________________________________________________________________________
Net Income (Loss)                          $    251.7  $    467.5  $   (365.9) $     56.0  $    505.2
_____________________________________________________________________________________________________
Net Realized Capital Gains (Losses),

 Net of Tax (from Continuing Operations)
 (included above)                                29.5       (41.2)      (42.0)      (76.7)     (200.6)
_____________________________________________________________________________________________________
Total Assets (1)                             84,323.7    75,486.7    81,572.8    77,022.0    78,966.8
_____________________________________________________________________________________________________
Total Long-Term Debt                            989.1     1,079.2     1,112.2       900.9       976.0
_____________________________________________________________________________________________________
Minority Interest in Preferred Securities
 of Subsidiary                                  275.0       275.0           -           -           -
_____________________________________________________________________________________________________
Redeemable Preferred Stock,
 Net of Treasury Shares                             -           -           -           -           -
_____________________________________________________________________________________________________
Shareholders' Equity                          7,272.8     5,503.0     7,043.1     7,238.3     7,384.5
_____________________________________________________________________________________________________
_____________________________________________________________________________________________________
Per Common Share Data:
Income (Loss) from Continuing Operations
 before Extraordinary Item and
 Cumulative Effect Adjustments             $     4.16  $     3.63  $    (5.42) $      .92  $     1.28
Income (Loss) from Discontinued
 Operations                                     (1.95)        .51        2.61        2.95        3.31
Cumulative Effect Adjustments for
 continuing operations                              -           -        (.44)      (3.36)          -
Net Income (Loss)                                2.21        4.14       (3.29)        .51        4.59
Dividends Declared                               2.76        2.76        2.76        2.76        2.76
Shareholders' Equity                            63.39       48.85       62.77       65.64       67.09
Market Price at Year End                        69.25       47.13       60.38       46.50       44.00
_____________________________________________________________________________________________________

See Notes to Financial Statements and Management's Discussion and Analysis for significant events affecting the comparability of current year results with 1994 and 1993 results.

(1) Total assets at December 31, 1995, 1994, and 1993 include $10.6 billion, $12.4 billion and
    $15.2 billion, respectively, of assets attributable to discontinued fully guaranteed large case pension products.

Selected Financial Data


(Millions, except per share data)          1990       1989       1988       1987       1986       1985
                                           ____       ____       ____       ____       ____       ____
Revenue:
 Premiums:
  Aetna Health Plans                       $  4,190.1 $ 3,730.7  $ 2,770.1  $ 2,562.8  $ 2,893.5  $ 2,556.0
  Aetna Life Insurance & Annuity                272.9     302.0      286.7      270.0      253.1      242.3
  International                                 415.9     310.5      389.1      421.8      343.1      372.7
  Large Case Pensions                           597.0   1,303.8      855.3    1,767.5    1,130.2      410.9
                                           ________________________________________________________________
Total premiums                                5,475.9   5,647.0    4,301.2    5,022.1    4,619.9    3,581.9
___________________________________________________________________________________________________________
Net Investment Income, Fees and Other
 Income, and Net Realized Capital Gains
 and Losses:
  Aetna Health Plans                          1,086.8     920.8      703.9      564.4      663.2      660.1
  Aetna Life Insurance & Annuity                973.2     865.5      715.0      631.7      593.4      475.6
  International                                 257.0     258.8      244.7      277.2      200.5      133.1
  Large Case Pensions                         3,069.9   3,162.5    3,083.7    2,884.7    2,917.9    2,709.3
  Corporate: Other                                (.7)    (17.1)      17.6       15.4      (79.3)     (13.7)
  Federated Investors                               -     240.3      193.5      209.2      180.6      149.3
                                           ________________________________________________________________
   Total net investment income, fees
    and other income, and net realized
    capital gains and losses                  5,386.2   5,430.8    4,958.4    4,582.6    4,476.3    4,113.7
___________________________________________________________________________________________________________
     Total Revenue from Continuing


      Operations                           $ 10,862.1 $11,077.8  $ 9,259.6  $ 9,604.7  $ 9,096.2  $ 7,695.6
___________________________________________________________________________________________________________
___________________________________________________________________________________________________________
Income (Loss) from Continuing Operations
 before Extraordinary Item and Cumulative
 Effect Adjustments:
  Aetna Health Plans                       $    288.3 $   254.8  $   152.4  $   182.1  $   277.6  $   289.5
  Aetna Life Insurance & Annuity                 85.5      67.7       82.6       61.7      112.6       72.8
  International                                 (48.2)    (14.1)     (18.0)      28.5       39.1      (32.7)
  Large Case Pensions                             1.1     107.0      125.1       83.8      185.9      144.2
  Corporate:  Interest                          (73.8)    (68.9)     (62.5)     (51.2)     (39.4)     (53.2)
              Other                            (127.9)   (146.4)    (120.8)    (127.7)    (198.8)    (117.9)
  Federated Investors                               -      54.0       54.6       58.3       49.4       38.7
___________________________________________________________________________________________________________
Income from Continuing Operations
 before Extraordinary Item and

 Cumulative Effect Adjustments                  125.0     254.1      213.4      235.5      426.4      341.4
___________________________________________________________________________________________________________
Income (Loss) from Discontinued Operations      489.1     385.3      486.1      631.3      434.0       19.9
___________________________________________________________________________________________________________
Cumulative Effect Adjustments

 for continuing operations                          -         -          -          -          -          -
___________________________________________________________________________________________________________
Net Income (Loss)                          $    614.1 $   676.4  $   713.3  $   915.3  $ 1,015.6  $   365.3
___________________________________________________________________________________________________________
Net Realized Capital Gains (Losses),
 Net of Tax (from Continuing Operations)
 (included above)                              (117.0)     57.7       34.0      (12.0)      88.6       24.5
___________________________________________________________________________________________________________
Total Assets                                 77,686.1  75,534.2   69,934.4   64,371.8   59,477.1   50,802.9
___________________________________________________________________________________________________________
Total Long-Term Debt                            975.5   1,002.4    1,058.5      902.8      644.2      520.5
___________________________________________________________________________________________________________
Minority Interest in Preferred Securities
 of Subsidiary                                      -         -          -          -          -          -
___________________________________________________________________________________________________________
Redeemable Preferred Stock,
 Net of Treasury Shares                             -         -      118.6      177.1      200.0       75.0
___________________________________________________________________________________________________________
Shareholders' Equity                          7,072.4   6,936.7    6,453.8    6,015.7    5,633.4    4,745.9
___________________________________________________________________________________________________________
___________________________________________________________________________________________________________
Per Common Share Data:
Income (Loss) from Continuing Operations
 before Extraordinary Item and
 Cumulative Effect Adjustments             $     1.12 $    2.25  $    1.82  $    1.92  $    3.60  $    3.00
Income (Loss) from Discontinued
 Operations                                      4.40      3.44       4.31       5.56       3.89        .19
Cumulative Effect Adjustments for
 Continuing Operations	                             -         -          -          -          -          -

Net Income (Loss)                                5.52      6.02       6.25       7.91       8.87       3.23
Dividends Declared                               2.76      2.76       2.76       2.76       2.64       2.64
Shareholders' Equity                            64.23     61.94      57.50      52.95      48.58      41.19
Market Price at Year End                        39.00     56.50      47.25      45.25      56.38      53.50
___________________________________________________________________________________________________________

See Notes to Financial Statements.

Consolidated Results of Operations:  Operating Summary


(Millions, except per share data)                1995           1994           1993
_________________________________________________________________________________________


Premiums                                         $  7,431.4     $    6,901.3   $  5,921.7
Net investment income                               3,575.1          3,631.4      3,966.6
Fees and other income                               1,924.3          1,741.5      1,512.6
Net realized capital gains (losses)                    47.2            (55.2)       (61.2)
                                                 ________________________________________
    Total revenue                                  12,978.0         12,219.0     11,339.7
                                                 ________________________________________

Current and future benefits                         9,027.2          8,652.0      8,189.2
Operating expenses                                  3,087.5          2,805.9      2,632.8
Amortization of deferred policy
    acquisition costs                                 137.1            133.6        101.7
Loss on discontinuance of products                        -                -      1,270.0
Severance and facilities charge                           -                -        160.7
                                                 ________________________________________
    Total benefits and expenses                    12,251.8         11,591.5     12,354.4
                                                 ________________________________________
Income (Loss) from continuing operations
    before income taxes, extraordinary item
    and cumulative effect adjustments                 726.2            627.5     (1,014.7)
Income taxes (benefits)                               252.3            218.1       (412.4)
                                                 ________________________________________
Income (Loss) from continuing operations
    before extraordinary item and cumulative
    effect adjustments                                473.9            409.4       (602.3)
Income (Loss) from Discontinued Operations,
    net of tax                                       (222.2)            58.1        290.3
                                                 ________________________________________

Income (Loss) before extraordinary item and
    cumulative effect adjustments                     251.7            467.5       (312.0)
Extraordinary loss on debenture redemption,
    net of tax                                            -                -         (4.7)
Cumulative effect adjustments, net of tax                 -                -        (49.2)
                                                 ________________________________________

Net income (loss)                                $    251.7     $      467.5   $   (365.9)
_________________________________________________________________________________________
                                                 ________________________________________
Net realized capital gains (losses) from
    continuing operations, net of tax
    (included above)                             $     29.5     $      (41.2)  $    (42.0)
_________________________________________________________________________________________
                                                 ________________________________________
Per common share data:
    Income (Loss) from continuing operations
       before extraordinary item and
       cumulative effect adjustments             $     4.16     $       3.63   $    (5.42)
    Income (Loss) from Discontinued Operations,
       net of tax                                     (1.95)             .51         2.61
    Extraordinary loss on debenture redemption,
       net of tax                                         -                -         (.04)
    Cumulative effect adjustments, net of tax             -                -         (.44)
                                                 ________________________________________
       Net income (loss)                         $     2.21     $       4.14   $    (3.29)
                                                 ________________________________________
                                                 ________________________________________

    Dividends declared                           $     2.76     $       2.76   $     2.76
                                                 ________________________________________
                                                 ________________________________________

    Shareholders' equity                         $    63.39     $      48.85   $    62.77
_________________________________________________________________________________________
                                                 ________________________________________

Sources of earnings:
  Aetna Health Plans                             $    286.0     $      341.7   $    272.2
  Aetna Life Insurance & Annuity                      198.0            159.1        111.4
  International                                        86.6             71.2         55.0
  Large Case Pensions                                  89.2             54.4       (822.3)
  Corporate:  Interest                                (70.4)           (60.5)       (44.7)
              Other                                  (115.5)          (156.5)      (173.9)
                                                 ________________________________________
    Total from continuing operations                  473.9            409.4       (602.3)
  Discontinued Operations                            (222.2)            58.1        290.3
  Extraordinary loss on debenture redemption,
     net of tax                                           -                -         (4.7)
  Cumulative effect adjustments, net of tax               -                -        (49.2)
                                                 ________________________________________

  Net income (loss)                              $    251.7     $      467.5   $   (365.9)
_________________________________________________________________________________________
                                                 ________________________________________

* This Management's Discussion and Analysis is as of February 6, 1996.

Overview

The company entered into a definitive agreement, dated
November 28, 1995, to sell its property-casualty operations to The Travelers Insurance Group Inc. for $4.0 billion in cash, subject to various closing adjustments. The sale is subject to state regulatory approval and other customary conditions and is expected to be completed no later than midyear 1996. (Please see "Sale of Property-Casualty Operations" on page 6.)

The agreement to sell the company's property-casualty business reflects the company's strategic decision to focus its resources on pursuing growth opportunities in its managed care business and other remaining businesses. The company is considering a variety of strategic options, and is looking for opportunities to make managed care investments or acquisitions to further strengthen the company's overall market position. The company also expects to evaluate opportunities for growth of its financial services businesses and strengthen their competitive position, and opportunities to develop its current international operations and enter selected new markets where suitable opportunities exist.

Net Income

Aetna's 1995 net income was $252 million, compared with net income of $468 million in 1994 and a net loss of $366 million in 1993. Net income in 1995 included a loss from property-casualty operations (Discontinued Operations) of $222 million compared with income of $58 million in 1994 and $290 million (includes a $276 million cumulative effect benefit for accounting changes) in 1993. The 1993 net loss also included a charge of $49 million for cumulative effect adjustments for accounting changes. (Please see Notes 1 and 2 of Notes to Financial Statements for further discussions related to cumulative effect adjustments.)

Adjusted Earnings from Continuing Operations

For purposes of the discussions which follow, adjusted earnings represent income (loss) from continuing operations before cumulative effect adjustments excluding after-tax net realized capital gains (losses) in 1995, 1994 and 1993, the 1993 after-tax severance and facilities charge and the 1993 after-tax loss on discontinuance of products. Adjusted earnings by segment were as follows:

(Millions)                                       1995        1994        1993
________________________________________________________________________________
Aetna Health Plans                               $ 293.1     $ 355.3     $ 332.4
Aetna Life Insurance & Annuity                     171.0       162.9       125.3
International                                       88.7        69.1        73.7
Large Case Pensions                                 78.2        71.4        47.4
Corporate                                         (186.6)     (208.1)     (209.7)

Summary Segment Results

The following summary of segment results is based upon adjusted earnings.

Aetna Health Plans:

Results in 1995 reflected an increase in managed care investments and a deterioration of medical trend in the first half of the year on indemnity and preferred provider organization health products, partially offset by increased earnings from health maintenance organization operations and improved expense management in the Specialty Health and Group Insurance businesses. Results in 1994 reflected improved earnings in the Health business.

Aetna Life Insurance & Annuity:

Results improved in 1995 primarily due to increased revenues associated with growth in assets under management, which were partially offset by an increase in operating expenses reflecting continued business growth. Results in 1994 principally reflected a decrease in operating expenses and strong sales growth.

International:

Results in 1995 and 1994 reflected continued improvement in the Pacific Rim operations and increased investment income from Mexico. Results in 1994 also reflected earnings from the company's increased investment in a Mexican insurance operation.

Large Case Pensions:

Results in 1995 improved, reflecting an increase in fees and other income and in net interest margins partially offset by the effect of reduced net investment income as a result of returning capital to the parent company and lower interest rates.

Corporate:

Results in 1995 and 1994 reflected higher interest expense resulting from the issuance by a subsidiary of 9 1/2% cumulative monthly income preferred securities in November 1994. Results in 1995 and 1994 also reflected lower corporate staff area expenses as a result of previous restructurings.

Results of Continuing Operations

Income from continuing operations (before extraordinary item and cumulative effect adjustments) was $474 million in 1995, compared with $409 million in 1994 and a loss of $602 million in 1993. The following significant factors affect the comparison of results of continuing operations:

Results of continuing operations in 1993 included an after-tax charge for anticipated future losses on discontinuance of fully guaranteed large case pension products of $825 million and losses on these discontinued products of $90 million ($53 million excluding net realized capital losses). Results of discontinued products for the years ended December 31, 1995 and 1994 were charged against the reserve for anticipated future losses and did not impact the company's net income. (Please see pages 23 through 26 for a discussion of discontinued products.)

Results of continuing operations in 1993 included an after-tax severance and facilities charge of $104 million. (Please see "Severance and Facilities Charge" on page 9.)

Results of continuing operations in 1995 included net after-tax realized capital gains of $30 million compared with net after-tax realized capital losses of $41 million in 1994 and $42 million in 1993. (Please see "Net Realized Capital Gains and Losses" on page 7.)

Sale of Property-Casualty Operations

The company entered into a definitive agreement, dated November 28, 1995, to sell its property-casualty operations to The Travelers Insurance Group Inc. ("Travelers") for $4.0 billion in cash, subject to various closing adjustments. The sale is subject to state regulatory approval and other customary conditions and is expected to be completed no later than midyear 1996. In light of the sale agreement, the company's property-casualty operations have been classified as Discontinued Operations. Results of the Discontinued Operations will be included in the company's consolidated results of operations until the closing. While such results will not adjust the purchase price, income or loss from such operations will decrease or increase, respectively, the gain expected to be recognized on such sale.

As part of the agreement, Travelers will sublease the space currently occupied by the company in the CityPlace office facility in Hartford for eight years at current market rates. The company expects to take a charge of approximately $190 million (after tax). Such charge represents the present value of the difference between rent required to be paid by the company under the master lease and future rentals expected to be received by the company. The company also anticipates taking other restructuring charges in 1996 due to actions expected to be taken to reduce the level of corporate expenses and other costs previously absorbed by the property-casualty operations.

For a further discussion of Discontinued Operations, please see
"Discontinued Operations - Property-Casualty Operations" on page 28.

Net Realized Capital Gains and Losses

Net realized after-tax capital gains (losses) included in results of continuing operations, on assets supporting discontinued products, allocable to experience rated pension contractholders, and on assets related to Discontinued Operations were as follows:

(Millions)                                       1995        1994        1993
_________________________________________________________________________________
Net realized capital gains (losses) from sales   $  38.5     $ (11.1)    $  291.7

Net realized capital losses from changes in
  reserves for mortgage loans and real estate       (9.0)      (27.7)      (321.1)

Net realized capital losses from
  write-downs of debt and equity securities            -        (2.4)       (12.6)
                                                 _______     _______     ________

Net realized capital gains (losses) included in
  results of continuing operations               $  29.5     $ (41.2)    $  (42.0)
                                                 _______     _______     ________
                                                 _______     _______     ________

Net realized capital losses on assets
  supporting discontinued products
  (excluded above)                               $  (8.6)*   $(135.8)*   $     **
                                                 _______     _______     ________
                                                 _______     _______     ________

Net realized capital gains (losses) allocable
  to experience rated pension contractholders
  (excluded above)                               $  59.4     $(126.8)    $ (117.1)
                                                 _______     _______     ________
                                                 _______     _______     ________

Net realized capital gains (losses) on
  assets related to Discontinued
  Operations (excluded above)                    $ 106.0     $  (1.4)    $  128.0
                                                 _______     _______     ________
                                                 _______     _______     ________

* Charged to the reserve for future losses on discontinued products. (Please see "Large Case Pensions - Discontinued Products" on page 23.)

** Net realized capital losses of $37.4 million for 1993 on assets supporting discontinued products are included in the $42.0 million of capital losses included in results of continuing operations above.

Net realized capital gains from sales in 1995 include gains from the sale of debt securities. Net realized capital losses from changes in reserves for mortgage loans and real estate in 1995 and 1994 declined and reflect improvements in certain segments of the commercial real estate markets. Net realized capital gains (losses) from sales in 1993 include a $12 million loss on the sale of the U.K. life and investment management operations.

Net realized capital gains in 1995 on assets related to Discontinued Operations include $156 million of gains resulting from the sale of equity securities primarily due to the company's efforts to reduce volatility in its statutory surplus, and increase income, and in connection with the agreement to sell the property-casualty operations. Such gains are partially offset by a $23 million loss from the write-down of the company's investment in a consolidated subsidiary, Aetna Re-Insurance Company (U.K.) Ltd., which it intends to sell. Net realized capital gains (losses) on assets related to Discontinued Operations include a $14 million gain resulting from the sale of a portion of an unconsolidated subsidiary in 1994 and a $27 million gain in 1993 from the redemption of preferred stock received in connection with the sale of American Re-Insurance Company.

Income Taxes

During 1995, the company moved from a net unrealized capital loss position of $1,072 million ($381 million of which related to Discontinued Operations) at December 31, 1994 to a net unrealized capital gain position of $641 million ($303 million of which related to Discontinued Operations) at December 31, 1995, primarily due to decreases in interest rates. As a result, the $475 million of valuation allowances related to deferred tax assets on these losses at December 31, 1994 (of which $102 million related to Discontinued Operations) were reversed, with no impact on 1995 net income. The establishment of the valuation allowances described above had no impact on net income for 1994.

Management believes that it is more likely than not that the company will realize the benefit of its net deferred tax assets of $272 million for continuing operations and $642 million for Discontinued Operations. (Please see Note 10 of Notes to
Financial Statements.)

Return on Shareholders' Equity

Return on shareholders' equity for the years ended December 31 was as follows:

                                                        1995         1994          1993
_______________________________________________________________________________________

Return on shareholders' equity                           3.9%         7.5%        (5.1)%

Return on shareholders' equity
   excluding additions to environmental
   and asbestos-related claims reserves                 14.8%        10.0%        (3.9)%

Revenue

Total revenue from continuing operations, excluding net realized capital gains and losses, increased 5% in 1995, primarily as a result of increased premiums and fees and other income, partially offset by a decrease in net investment income. Premium income increased 8% in 1995. Such increase primarily reflects a movement toward higher revenue products in the Aetna Health Plans segment and increases in the volume of business sold in the Pacific Rim and Latin American markets in the International segment. Fees and other income increased 10%, reflecting an increase in the Aetna Health Plans segment primarily due to growth in covered members related to the point-of-service product and the Aetna Life Insurance & Annuity segment primarily due to an increase in fees assessed against policyholders related to growth in assets under management. (Please see "Discontinued Operations - Property-Casualty Operations" on page 30 for further discussions related to revenue.)

Severance and Facilities Charge

In 1993 the company recorded a $200 million after-tax
($308 million pretax) severance and facilities charge to fourth quarter 1993 earnings (of which $96 million after tax and $147 million pretax related to Discontinued Operations). The planned actions included the elimination of approximately 4,000 positions (2,000 of which related to Discontinued Operations).
The severance and facilities charge also included costs related to vacating excess leased office space and costs related to vacating and selling an owned property in Hartford, Connecticut.

All of the positions expected to be eliminated had been completed by December 31, 1995 and the related severance benefits charged against the reserve. The annualized after-tax savings of approximately $200 million resulting from these and other cost reduction actions (of which $120 million related to Discontinued Operations) had been realized as of December 31, 1995.

(Please see Note 4 of Notes to Financial Statements for further discussions related to severance and facilities charges.)

The company continues to conduct strategic and financial reviews of its continuing operations in order to make such operations more competitive. Such reviews may result in restructuring actions in 1996 which would be in addition to the severance and facilities charges anticipated in connection with the sale of the company's property-casualty operations, though the amount of any such charges cannot be estimated at this time. (Please see "Sale of Property-Casualty Operations" on page 6.)

Aetna Health Plans


Operating Summary (Millions)               1995        1994        1993
____________________________________________________________________________
Premiums                                   $ 5,949.7   $ 5,611.5   $ 4,700.6
Net investment income                          364.0       351.6       376.3
Fees and other income                        1,312.3     1,197.2     1,039.5
Net realized capital losses                    (10.6)      (21.2)      (10.4)
                                           _________________________________
    Total revenue                            7,615.4     7,139.1     6,106.0
                                           _________________________________
Current and future benefits                  5,100.4     4,755.1     3,989.3
Operating expenses                           2,038.4     1,805.4     1,592.6
Amortization of deferred policy
  acquisition costs                             22.2        40.5        29.4
Severance and facilities charge                    -           -        79.8
                                           _________________________________
Income before taxes                            454.4       538.1       414.9
Income taxes                                   168.4       196.4       142.7
                                           _________________________________
Income before cumulative
  effect adjustments                       $   286.0   $   341.7   $   272.2
____________________________________________________________________________
                                           _________________________________
Net realized capital losses, net of tax
  (included above)                         $    (7.1)  $   (13.6)  $    (8.3)
____________________________________________________________________________
                                           _________________________________


The Aetna Health Plans ("AHP") segment consists of Health,
Specialty Health and Group Insurance businesses.

The Health business provides a full spectrum of managed care and traditional indemnity plans, providing its members with a choice of health plans to meet their individual needs. Managed care products vary with respect to the extent to which the company manages health care costs and utilization. Such products range from preferred provider organization (PPO) plans to point-of-service (POS) and health maintenance organization (HMO) plans. In addition, the company owns and manages physician practices for use by its members and other consumers. The number of health members covered at December 31 was approximately:


(Millions)                         1995      1994      1993
___________________________________________________________
Health
  HMO                               1.5       1.5       1.4
  POS                               2.3       1.5       0.5
                                    _______________________
    Total Gated Managed Care (1)    3.8       3.0       1.9
  PPO                               4.2       4.0       3.5
                                    _______________________
    Total Managed Care              8.0       7.0       5.4

  Traditional Indemnity (2)         4.0       4.8       5.9
                                   ________________________

Total Health                       12.0      11.8      11.3
                                   ________________________
                                   ________________________

(1) Gated managed care refers to the role of the primary care physician (i.e., gatekeeper).
    In the HMO and POS products, the physician is selected by the member to coordinate the total health care of the member and seeks to ensure that only appropriate and high-
    quality services are provided.

(2) During 1995, AHP redefined its traditional indemnity membership in order to better align the components of such membership with its businesses.  Accordingly, AHP "dental-only"
    members of 3.8 million in 1994 and 3.7 million in 1993, previously included in traditional indemnity, are now included solely in Specialty Health.

Membership attributable to a risk contract with the Civilian Health and Military Program of the Uniformed Services (Champus), of .7 million, .7 million and .2 million members at December 31, 1995, 1994 and 1993, respectively, is included in managed care membership. Champus has awarded renewal of the contract to another provider, although the company will remain the primary provider through March 31, 1996.

Specialty Health products include behavioral health, pharmacy and dental plans, which provide managed care or indemnity features.
The number of members covered by Specialty Health products at December 31 was approximately:


(Millions)                  1995 (1)     1994 (1)     1993 (1)
_____________________________________________________________
Behavioral Health           14.9         15.3         13.3
                            ______________________________
                            ______________________________

Dental                       8.3          8.3          8.6
                            ______________________________
                            ______________________________

Managed Pharmacy             4.2          3.3          2.7
                            ______________________________
                            ______________________________



(1)  Many Specialty Health members participate in more than one type of AHP coverage and are therefore counted in each.


The Group Insurance business provides life insurance, disability, including managed disability, and long-term care plans. The number of members covered by Group Insurance products at December
31 was approximately:


(Millions)                  1995 (1)     1994 (1)     1993 (1)
_____________________________________________________________
Group Life (2)               8.0          7.8          7.7
                             _____________________________
                             _____________________________

Disability                   2.2          2.1          2.1
                             _____________________________
                             _____________________________

Long-Term Care                .1           .1           .1
                             _____________________________
                             _____________________________



(1)  Many Group Insurance members participate in more than one type of AHP coverage and are therefore counted in each.

(2)  Group life includes members with accident coverages.

Products and services for AHP's businesses are marketed primarily to employers (i.e., plan sponsors) for the benefit of employees and their dependents (i.e., members). Plans may be insured, in whole or in part, or benefits may be entirely funded by the plan sponsor ("self-funded"). Insured plans generally involve the assumption of all or a portion of health care cost and utilization risk by the company ("risk plans"). Self-funded plans do not involve the assumption of significant risk by the company ("nonrisk plans") and thus typically generate lower, but more consistent, earnings than comparable insured plans. Stop loss arrangements are available to self-funded plan sponsors, which limit the risk they retain.

Revenue produced by risk plans is reflected in "premiums" and by nonrisk plans is reflected in "fees and other income." Benefit expenses provided under risk plans are reflected in current and future benefits. Administrative expenses are associated with both risk and nonrisk plans and are reflected in operating expenses.

The number of Health members at December 31, 1995 participating in risk versus nonrisk plans was as follows:


(Millions)                     Risk         Nonrisk      Total
______________________________________________________________
Health
  HMO                          1.2           .3          1.5
  POS                           .4          1.9          2.3
                               _____________________________
  Total Gated Managed Care     1.6          2.2          3.8
 PPO                           1.4          2.8          4.2
                               _____________________________
  Total Managed Care           3.0          5.0          8.0
 Traditional Indemnity          .7          3.3          4.0
                               _____________________________
Total Health                   3.7          8.3         12.0
                               _____________________________
                               _____________________________


At December 31, 1995, the majority of AHP's Specialty Health members participated in nonrisk plans, while the majority of AHP's Group Insurance members were covered by risk plans.

The risk/nonrisk composition of AHP's 1995 total membership is generally consistent with the composition of 1994 and 1993 total membership.

AHP's adjusted earnings (after tax) follow:


(Millions)                                       1995        1994        1993
________________________________________________________________________________
Income before cumulative effect adjustments      $ 286.0     $ 341.7     $ 272.2

Less:
    Net realized capital losses                     (7.1)      (13.6)       (8.3)

    Severance and facilities charge                    -           -       (51.9)
                                                 _______     _______     _______

Adjusted earnings                                $ 293.1     $ 355.3     $ 332.4
                                                 _______     _______     _______
                                                 _______     _______     _______

AHP's adjusted earnings decreased $62 million in 1995, compared with an increase of $23 million in 1994. The lower earnings in 1995 are primarily due to the expenses associated with an increase in managed care investments and a deterioration of medical trend in the first half of the year on indemnity and PPO health products, partially offset by increased earnings from HMO operations and improved expense management in the Specialty Health and Group Insurance businesses.
HMO earnings were $41 million, $30 million and $11 million in 1995, 1994 and 1993, respectively, and the related medical loss ratios were 84.3%, 84.6% and 84.6%, respectively. The increase in HMO earnings is due to growth of membership in risk plans of over 80,000 members in 1995 and 120,000 members in 1994 and to stronger management of medical costs in both years. 1994 adjusted earnings reflected improved earnings in the Health business which resulted from an increase in premiums and fees, offset in part by an increase in expenses related to investments in managed care.
Group Insurance earnings represented approximately one-third of AHP's earnings for 1995, and were comparable to the earnings in 1994 and 1993.

Revenue for the Health and Specialty Health businesses increased approximately $540 million or 10% in 1995 and increased approximately $1 billion or 23% in 1994. The 1995 and 1994 increases were primarily due to the shift in membership to managed care products. Group Insurance represented approximately 18%, 20% and 24% of AHP's revenue for 1995, 1994 and 1993, respectively.

Health and Specialty Health benefit expense increased from 1994 to 1995 due to higher medical costs in the nongated indemnity and PPO risk products, which was partially offset by reduced membership in the indemnity product. HMO benefit expense also increased due to growth in membership, although it has improved on a per member basis. In 1994, the Health and Specialty Health benefit expense increased evenly with revenue.

Operating expenses increased significantly for the Health and Specialty Health businesses in 1995 and 1994 due to planned investments in managed care-related systems and processes, and in primary care physician practices, which have grown from 21 practices in six cities in 1994 to 62 practices in eight cities in 1995. In addition, the migration of members from indemnity to the more resource intensive POS product contributed to the increase in operating expenses in both 1995 and 1994.

Outlook

Management expects that AHP will continue to be a primary source of earnings to the company. With the market shift from traditional indemnity plans toward managed care, the continued profitability of AHP is dependent upon growing its managed care business while effectively managing the health care costs and operating expenses of that business, as well as the quality of services provided. Factors that may affect AHP's ability to control these costs and expenses include competition, changes in health care practices, inflation, contracts with providers, changing medical technologies, government imposed surcharges, taxes or assessments, and changes in federal or state laws.

Legislative efforts to change the health insurance system have received increased attention in recent years at both the state and national levels, including various proposals to reform the federal Medicare program. AHP actively supports proposals designed to enhance managed care and expand access to health care coverage through private sector competition. Management is not able to predict the outcome of state and federal legislative efforts, or the effect any additional legislation, if adopted, would have on the company.

AHP will continue to invest in its managed care infrastructure in its effort to effectively manage health care costs and operating expenses, and the quality of services provided. The company is looking for opportunities to make managed care investments or acquisitions to further strengthen the company's overall market position. The Specialty Health and Group Insurance businesses will concentrate on increased cross-selling of their products to current AHP members, as well as marketing to non-AHP customers.

Aetna Life Insurance & Annuity


Operating Summary (Millions)               1995         1994         1993
_______________________________________________________________________________
Premiums                                   $    178.3   $    168.3   $    125.7
Net investment income                         1,044.1        958.7        962.4
Fees and other income                           359.1        316.0        294.4
Net realized capital gains (losses)              42.7         (5.6)        12.8
                                           ____________________________________
    Total revenue                             1,624.2      1,437.4      1,395.3
                                           ____________________________________
Current and future benefits                     979.5        916.1        882.9
Operating expenses                              305.8        258.9        287.7
Amortization of deferred policy
  acquisition costs                              44.1         27.4         20.6
Severance and facilities charge                     -            -         30.8
                                           ____________________________________
Income before taxes                             294.8        235.0        173.3
Income taxes                                     96.8         75.9         61.9
                                           ____________________________________
Income before cumulative
  effect adjustments                       $    198.0   $    159.1   $    111.4
_______________________________________________________________________________
                                           ____________________________________
Net realized capital gains (losses),
  net of tax (included above)              $     27.0   $     (3.8)  $      6.1
_______________________________________________________________________________
                                           ____________________________________
Deposits not included in premiums above:
  Annuities:
    Fully guaranteed                       $    415.7   $    249.0   $    263.7
    Experience rated                            928.6      1,058.2        970.5
    Non-guaranteed                            2,019.4      1,340.4      1,040.1
                                           ____________________________________
      Total annuities                         3,363.7      2,647.6      2,274.3
  Individual Life                               539.1        318.7        268.7
                                           ____________________________________
      Total                                $  3,902.8   $  2,966.3   $  2,543.0
_______________________________________________________________________________
                                           ____________________________________
Assets under management:(1)(2)
    Fully guaranteed                       $  3,408.4   $  2,626.7   $  2,428.1
    Experience rated                         10,999.9      9,272.0      9,241.5
    Non-guaranteed                           11,522.9      8,064.6      7,111.0
                                           ____________________________________
      Total                                $ 25,931.2   $ 19,963.3   $ 18,780.6
_______________________________________________________________________________
                                           ____________________________________

 (1) Included above are net unrealized capital gains (losses) of approximately $800 million, $(390) million and $750 million at December 31, 1995, 1994 and 1993, respectively.

 (2) Includes $2,604.2 million, $902.9 million and $369.0 million at December 31, 1995,
     1994 and 1993, respectively, related to assets held and managed by unaffiliated mutual funds.


The Aetna Life Insurance & Annuity segment ("ALIAC") markets and services two principal types of products: (1) financial services and (2) life insurance.

The financial services products include individual and group annuity contracts which offer a variety of funding and distribution options for personal and employer-sponsored retirement plans that qualify under IRC Sections 401, 403, 408 and 457, and individual and group nonqualified annuity contracts. These contracts may be immediate or deferred and are offered primarily to individuals, pension plans, small businesses and employer-sponsored groups in the health care, government, education (collectively "not-for-profit" organizations) and corporate markets. Financial services also include pension plan administrative services.

The life insurance products include universal life, variable universal life, interest-sensitive whole life and term insurance.
These products are offered primarily to individuals, small businesses, employer-sponsored groups and executives of Fortune
2000 companies.

The annuity and life insurance contracts marketed by ALIAC include fully guaranteed, experience rated and non-guaranteed investment options and are written primarily by Aetna Life Insurance and Annuity Company. Fully guaranteed options provide guarantees on investment return, maturity values, and if applicable, benefit payments. The experience rated options require the customer to assume investment (including realized capital gains and losses) and other risks subject, among other things, to certain minimum guarantees. The effect of such realized gains and losses does not impact the company's results. The non-guaranteed investment options provide for full assumption by the customer of investment results. Assets supporting non-guaranteed options are held in separate accounts that invest in Aetna and unaffiliated mutual funds (which are included in assets under management) and are managed by the company for a fee. Separate account investment income and realized capital gains and losses are not reflected in the company's consolidated results of operations. Aetna retail mutual funds also are available to individual and institutional investors outside of the ALIAC retirement products.

ALIAC's adjusted earnings (after tax) follow:

(Millions)                                       1995        1994        1993
________________________________________________________________________________
Income before cumulative effect adjustments      $ 198.0     $ 159.1     $ 111.4
Less:
    Net realized capital gains (losses)             27.0        (3.8)        6.1

    Severance and facilities charge                    -           -       (20.0)
                                                 _______     _______     _______

Adjusted earnings                                $ 171.0     $ 162.9     $ 125.3
                                                 _______     _______     _______
                                                 _______     _______     _______

ALIAC's adjusted earnings increased $8 million in 1995, following a $38 million increase in 1994. Results in 1995 reflected improved earnings in the financial services products, while earnings in the life insurance products were level with the prior year. The improvement in earnings related to the financial services products reflected an increase in fees assessed against policyholders and increased net investment income related to the growth in assets under management which were partially offset by an increase in operating expenses. This increase in operating expenses primarily reflects continued business growth. The improvement in ALIAC's 1994 adjusted earnings reflected improved earnings in both the life insurance and financial services products primarily as a result of a decrease in operating expenses reflecting savings associated with prior restructurings in ALIAC's life insurance and pension plan administrative service businesses. The 1994 improvement also reflected an increase in fees assessed against policyholders, primarily due to an increase in the volume of business in force for certain universal life and annuity contracts.

Premiums relate to term life, whole life and annuity products containing life contingencies. Premiums increased by $10 million in 1995 and by $43 million in 1994. The 1995 and 1994 increases resulted primarily from increases in immediate annuity sales.

Deposits relate to annuity contracts not involving life contingencies and universal life contracts. Deposits increased 32% in 1995, which included the assumption of a $471 million variable annuity and universal life block of business. The increase in 1994 reflected the $215 million assumption of a block of primarily individual annuity business and strong universal life sales.

Assets under management increased by 30% during 1995 primarily as a result of continued business growth and overall improvement in the stock and bond markets.

ALIAC's contracts typically impose surrender fees which decline over the duration of the contract. Assets held under experience rated general account options have transfer and withdrawal limitations. Withdrawals from the fully guaranteed accumulation options prior to maturity include an adjustment intended to reflect the estimated fair value of the assets supporting the contract at the time of withdrawal. Withdrawals from non-guaranteed options are based on the actual market value of the assets in the separate account. Approximately 91% and 90% of assets under management at December 31, 1995 and 1994, respectively, allowed for contractholder withdrawal, 63% and 57% of which, respectively, are subject to market value adjustments or deferred surrender charges at December 31, 1995.

Outlook

ALIAC's sales of life insurance and tax-qualified annuities are expected to continue to be strong in 1996. Sales of nonqualified products, a primary focus for 1995, are expected to significantly exceed 1995 levels as relationships formed with broker/dealers and banks in 1995 build sales momentum. ALIAC intends to expand its retirement planning capabilities. The company expects to evaluate opportunities for growth of its financial services businesses and strengthen their competitive position. Management expects that ALIAC will continue to be a significant source of earnings to the company.

International

Operating Summary (Millions)                1995        1994        1993
____________________________________________________________________________
Premiums                                    $1,038.5    $  887.1    $  909.5
Net investment income                          308.7       308.4       311.6
Fees and other income                          115.0        97.0        83.4
Net realized capital gains (losses)             (2.4)        4.5       (25.2)
                                            ________________________________
  Total revenue                              1,459.8     1,297.0     1,279.3
                                            ________________________________
Current and future benefits                    911.2       782.7       860.1
Operating expenses                             350.5       349.8       354.3
Amortization of deferred policy
  acquisition costs                             70.8        65.7        51.7
Severance and facilities charge                    -           -        11.0
                                            ________________________________
Income before taxes                            127.3        98.8         2.2
Income taxes (benefits)                         40.7        27.6       (52.8)
                                            ________________________________
Income before cumulative
  effect adjustments                        $   86.6    $   71.2     $  55.0
____________________________________________________________________________
                                            ________________________________
Net realized capital gains (losses),
  net of tax (included above)               $   (2.1)   $    2.1     $ (11.6)
____________________________________________________________________________
                                            ________________________________

The International segment, through subsidiaries and joint venture operations, sells primarily life insurance and financial services products in non-U.S. markets including Canada, Mexico, Taiwan, Chile, Malaysia, Hong Kong, New Zealand, Peru, Argentina and Indonesia.

International's adjusted earnings (after tax) follow:

(Millions)                                       1995        1994        1993
________________________________________________________________________________
Income before cumulative effect adjustments      $  86.6     $  71.2     $  55.0

Less:
    Net realized capital gains (losses)             (2.1)        2.1       (11.6)

    Severance and facilities charge                    -           -        (7.1)
                                                 _______     _______     _______

Adjusted earnings                                $  88.7     $  69.1     $  73.7
                                                 _______     _______     _______
                                                 _______     _______     _______

International's adjusted earnings increased $20 million in 1995, following a $5 million decrease in 1994. Results in 1995 and 1994 primarily reflected continued improvement in the Pacific Rim operations and increased investment income from Mexico. Results in 1994 also reflected earnings from the company's increased investment (from 30% ownership in 1993 to 45% ownership in 1994) in its Mexican insurance operation. 1993 adjusted earnings included $37 million of tax benefits from prior year operating losses related to the sale of the U.K. life and investment management operations.

During 1994, the company changed its accounting for an affiliate from the consolidated basis of accounting to the equity basis of accounting. Prior to the change, the company recognized revenue of $98 million and $173 million in 1994 and 1993, respectively, and benefits and expenses of $98 million and $180 million in 1994 and 1993, respectively, from the affiliate. During the first quarter of 1995, the company sold its interest in the affiliate at book value.

Premiums in 1995 were 17% higher than in 1994, following a 2% decrease in 1994 premiums as compared with 1993. Excluding the change in accounting for the affiliate discussed above, premiums increased 29% and 5% in 1995 and 1994, respectively, primarily due to increases in the volume of business sold in the Pacific Rim and Latin American markets.

Outlook

International's strategy is to invest in areas outside the U.S. that have the potential for attractive returns, with emphasis on the emerging insurance and financial services markets. Recently, International has entered new markets in Argentina and Indonesia, and has obtained a license to sell life and health insurance products in the Philippines.

Approximately 28% of International's 1995 adjusted earnings are derived from the company's Mexican affiliate. The current difficult economic environment in Mexico is expected to limit the ability of this affiliate to increase its earnings contribution.

Conducting business and investing in international markets pose unique risks which vary from country to country. Such risks include, but are not limited to, political developments, including tax changes, nationalization and changes in regulatory policy, currency restrictions, currency fluctuations, as well as the consequence of hostilities and unrest.

Management believes that its continued focus on entering new markets where suitable opportunities exist and development of existing operations will help to reduce the exposure to the above-indicated risks through further diversification of its operations, and that International will be a meaningful contributor to overall company results.

Large Case Pensions

Operating Summary (Millions)               1995         1994         1993
_______________________________________________________________________________
Premiums                                   $    264.9   $    234.4   $    185.9
Net investment income                         1,850.6      2,017.4      2,327.7
Fees and other income                           135.3        128.4         95.3
Net realized capital gains (losses)              18.1        (25.0)       (42.9)
                                           ____________________________________
    Total revenue                             2,268.9      2,355.2      2,566.0
                                           ____________________________________
Current and future benefits                   2,036.1      2,175.9      2,428.1
Operating expenses                              100.1         98.2        120.2
Loss on discontinuance of products                  -            -      1,270.0
Severance and facilities charge                     -            -         21.9
                                           ____________________________________
Income (Loss) before taxes                      132.7         81.1     (1,274.2)
Income taxes (benefits)                          43.5         26.7       (451.9)
                                           ____________________________________
Income (Loss) before cumulative
  effect adjustments                       $     89.2   $     54.4   $   (822.3)
_______________________________________________________________________________
                                           ____________________________________
Net realized capital gains (losses),
  net of tax (included above)              $     11.0   $    (17.0)  $    (30.5)
_______________________________________________________________________________
                                           ____________________________________
Net loss attributable to discontinued
  products, net of tax                     $        *   $         *   $   (915.4)
_________________________________________________________________________________
                                           ______________________________________
Deposits not included in premiums above:
    Fully guaranteed                       $     31.5   $    212.3   $    797.7
    Experience rated                            719.9        630.8        677.4
    Non-guaranteed                              872.3      1,072.5      1,316.5
                                           ____________________________________
      Total                                $  1,623.7   $  1,915.6   $  2,791.6
_______________________________________________________________________________
                                           ____________________________________
Assets under management: (1)
    Fully guaranteed                       $ 10,324.6   $ 11,905.3   $ 14,695.1
    Experience rated                         17,446.4     15,944.9     17,020.6
    Non-guaranteed                           18,634.1     18,491.9     21,050.2
                                           ____________________________________
      Total                                $ 46,405.1   $ 46,342.1   $ 52,765.9
_______________________________________________________________________________
                                           ____________________________________

(1) Included above are net unrealized capital gains (losses) of approximately $790 million, $(540) million and $750 million at December 31, 1995, 1994 and 1993, respectively.

* Results of discontinued products in 1995 and 1994 (losses of $26.2 million and $172.1 million, respectively) were charged against the reserve for anticipated future losses and did not impact net income of the segment. (Please see "Discontinued Products" on page 23.)

The Large Case Pensions segment manages a variety of retirement and other savings products (including pension and annuity products) and offers investment management and advisory services to nonpension customers. Large case pension products are offered primarily by Aetna Life Insurance Company and certain of its registered investment advisor affiliates, and generally are tailored for defined benefit and defined contribution pension plans that qualify under Internal Revenue Code ("IRC") Section 401 for tax-preferred treatment. Contracts provide fully guaranteed, partially guaranteed (experience rated) and non-guaranteed investment options. As discussed below, fully guaranteed large case pension products are no longer offered by the company. (Please see "Discontinued Products" on page 23.)

Large Case Pensions' adjusted earnings (after tax) follow:

(Millions)                                       1995        1994        1993
________________________________________________________________________________
Income (Loss) before cumulative effect
  adjustments                                    $  89.2     $  54.4     $(822.3)

Less:
    Net realized capital gains (losses)             11.0       (17.0)      (30.5)

    Severance and facilities charge                    -           -       (14.2)

    Loss on discontinuance of products                 -           -      (825.0)
                                                 _______     _______     _______

Adjusted earnings                                $  78.2     $  71.4     $  47.4
                                                 _______     _______     _______
                                                 _______     _______     _______

Large Case Pensions' adjusted earnings increased $7 million in 1995, following a $24 million increase in 1994. 1995 and 1994 adjusted earnings reflect net benefits from the absence of losses from discontinued fully guaranteed products. 1995 adjusted earnings also reflected an increase in fees and other income and in net interest margins. Such favorable results were partially offset by the effect of reduced net investment income as a result of returning capital to the parent company and lower interest rates. 1994 adjusted earnings were adversely affected by the decline in the level of general account assets under management.

The increase in 1995 premiums primarily related to additional premiums from existing contractholders and did not have a material effect on results.

Experience rated products are supported by either general account or separate account assets. Such products supported by general account assets have declined in recent years, initially due to customer concerns about the company's ratings, as well as the life insurance industry's financial strength, and the company's investment concentrations in mortgage loans and real estate. More recently, the decline has slowed, and management believes that such decline is more attributable to competitive pressures and a shift to separate account products. Experience rated products supported by separate accounts have increased to $4.6 billion at December 31, 1995 from $3.3 billion at December 31, 1994.

General account assets supporting experience rated products may be subject to participant and/or contractholder withdrawal. At December 31, 1995, approximately $2.7 billion of such contracts allowed for unscheduled contractholder withdrawals, subject to timing restrictions and formula-based market value adjustments.

Further, at December 31, 1995, approximately $4.0 billion of the experience rated pension contracts supported by general account assets could be withdrawn or transferred to other plan investment options at the direction of plan participants without market value adjustment. Participant withdrawals are generally subject to significant tax and plan constraints.

Experience rated contractholder and participant withdrawals and transfers were as follows (excluding contractholder transfers to other company products) for the years ended December 31:

(Millions)                                         1995        1994        1993
___________________________________________________________________________________
Scheduled contract maturities
  and benefit payments (1)                         $1,012.3    $1,000.1    $1,049.8
Contractholder withdrawals other than scheduled
  contract maturities and benefit payments            381.3       590.6       893.2
Participant withdrawals                               182.2       183.6       222.5

(1) Includes payments made upon contract maturity and other amounts distributed in accordance with contract schedules.

Outlook

The company's ability to retain and grow its continuing large case pension business is affected by consumer confidence in both the company and the life insurance industry. Consumer confidence may be influenced by such factors as reduced insurance company ratings (please see "Liquidity and Capital Resources" on page 65) and perceived financial difficulties in the industry. Management believes that a continuation of the substantial competitive pressures in the large case pension market is likely to cause assets under management to continue to decline.

Although the company is seeing some improvement in certain segments of the commercial real estate market, capital losses on experience rated pension business may increase in the future if the company's capacity to pass through future investment losses to experience rated contractholders is reduced. Changes in customer withdrawal activity, interest rate changes, future losses on investments and experience rated contract modifications, if any, could further reduce the company's capacity to pass through future investment losses to contractholders (or investment losses currently considered allocable to contractholders) either as a result of triggering minimum guarantee provisions or through exercise of management judgment, thereby adversely affecting the company's future results.

Earnings for Large Case Pensions are expected to decline as general account assets under management decline. A slowing in the earnings decline is dependent upon new separate account deposits, the recapture of general account maturities and withdrawals, higher interest rates and a continued reduction in operating costs. As assets decline, management expects to continue to redeploy capital to other businesses.

The company is exploring sale or other alternatives for certain portions of its large case pension investment management and advisory business conducted through its subsidiary, Aeltus Investment Management. Such actions have included the signing, in 1996, of a letter of intent by the company to sell Aetna Realty Investors ("ARI") to TA Associates. ARI contributed $6 million to Large Case Pensions' net income in 1995 as compared to $5 million in 1994.

Discontinued Products

In January 1994, the company announced its decision to discontinue the sale of its fully guaranteed large case pension products. As a result of this decision, the company recognized an after-tax loss on discontinuance of $825 million in 1993 and established a reserve of $1,270 million at December 31, 1993 for anticipated future losses expected on the runoff of these products. The 1993 loss on discontinuance was composed of $390 million for guaranteed investment contracts ("GICs") and $435 million for single-premium annuities ("SPAs").

The reserve for anticipated future losses on discontinued products was established based on the present value of the difference between (a) the expected cash flows from the assets supporting discontinued products, and (b) the cash flows expected to be required to meet the obligations of the outstanding contracts as of December 31, 1993. To the extent that actual future losses differ from anticipated future losses, the company's results of operations would be affected. Management believes the reserve for anticipated losses at December 31, 1995 is adequate to provide for future losses associated with the guaranteed product liabilities. Results of discontinued products for 1995 and 1994, as shown in the following tables, were charged to the reserve and did not affect the company's results of operations. Future losses (including capital losses) for each product will be charged to the respective reserve at the time such losses are realized.

At the time of discontinuance, a receivable from continuing products was established for each discontinued product equivalent to the net present value of the anticipated cash flow shortfalls. The receivables, on which interest is accrued at the discount rates used to calculate the loss on discontinuance, will be funded, net of taxes on the accrued interest, from invested assets supporting Large Case Pensions. The offsetting payable, on which interest is similarly accrued, was established in continuing products. The interest on such payable generally offsets the investment income on the assets available to fund the shortfall. At December 31, 1995, for GICs and SPAs, the receivables from continuing operations, net of the related deferred taxes payable of $14 million and $21 million, respectively, on the accrued interest income, were $416 million and $473 million, respectively. At December 31, 1994, for GICs and SPAs, the receivables from continuing operations, net of the related deferred taxes payable of $7 million and $10 million, respectively, on the accrued interest income, were $403 million and $453 million, respectively. As of December 31, 1995 no funding had taken place.

Results of discontinued products for years ended December 31 were as follows:

(Millions)                                                 1995
_____________________________________________________________________________
                                             GICs        SPAs        Total
                                             ____        ____        ______
Interest margin                              $  (61.1)   $    2.5    $  (58.6)
Net realized capital gains (losses)             (38.8)       30.2        (8.6)
Interest earned on receivable from
  continuing operations                          13.2        19.8        33.0
Other, net                                        3.9         4.1         8.0
                                             ________    ________     _______
Results of discontinued products,
  after tax                                  $  (82.8)   $   56.6    $  (26.2)
                                             ________    ________    ________
                                             ________    ________    ________
Results of discontinued products, pretax     $ (124.2)   $   86.0    $  (38.2)
                                             ________    ________    ________
                                             ________    ________    ________
Net realized capital gains (losses)
   from sales of bonds, after tax,
   included above                            $   (1.8)   $   41.7    $   39.9
                                             ________    ________    ________
                                             ________    ________    ________


                                                           1994
                                             ________________________________
                                             GICs        SPAs        Total
                                             ____        ____        ______
Negative interest margin                     $  (86.1)   $    (.7)   $  (86.8)
Net realized capital losses                     (97.6)      (38.2)     (135.8)
Interest earned on receivable from
  continuing operations                          12.6        18.3        30.9
Other, net                                        6.5        13.1        19.6
                                             ________    ________     _______
Results of discontinued products,
  after tax                                  $ (164.6)   $   (7.5)   $ (172.1)
                                             ________    ________    ________
                                             ________    ________    ________
Results of discontinued products, pretax     $ (254.4)   $  (18.6)   $ (273.0)
                                             ________    ________    ________
                                             ________    ________    ________
Net realized capital losses
   from sales of bonds, after tax,
   included above                            $  (35.5)   $  (15.7)   $  (51.2)
                                             ________    ________    ________
                                             ________    ________    ________


                                               1993
                                             ________
                                             Total
                                             ______
Negative interest margin                     $  (87.9)
Net realized capital losses                     (37.4)
Nonrecurring gains on futures contracts          18.8
Other, net                                       16.1
                                             ________
Results of discontinued products,
  after tax                                  $  (90.4)
                                             ________
                                             ________
Results of discontinued products, pretax     $ (137.8)
                                             ________
                                             ________

The interest margin for the discontinued products represents the difference between the interest earned on the invested assets supporting fully guaranteed large case pension contracts and the interest credited to the holders of such contracts. The negative interest margins for the GIC products for years ended December 31, 1995 and 1994 include a loss (pretax) of $50 million and $4 million, respectively, due to the early retirement of approximately $730 million and $630 million of contract liabilities in 1995 and 1994, respectively. These losses are expected to reduce the level of negative interest margins in future periods.

The company periodically reviews its liquidity needs related to meeting contract liabilities for both GICs and SPAs. The early retirement of GICs in 1995 and 1994, as well as potential additional such retirements in the future, may require the company to consider the need for such liquidity resources as borrowings between GICs and SPAs or from continuing operations, as well as funding of the receivables from continuing operations.

The activity in the reserve for anticipated future losses on discontinued products for the years ended December 31, 1995 and 1994 was as follows (pretax):


(Millions)                         GICs        SPAs        Total
___________________________________________________________________

Reserve at December 31, 1993       $  600.0    $  670.0    $1,270.0
Results of discontinued products     (254.4)      (18.6)     (273.0)
                                   ________    ________    ________
Reserve at December 31, 1994          345.6       651.4       997.0
Results of discontinued products     (124.2)       86.0       (38.2)
                                   ________    ________    ________
Reserve at December 31, 1995       $  221.4    $  737.4    $  958.8
                                   ________    ________    ________
                                   ________    ________    ________

Discontinued fully guaranteed products provide guarantees on investment return, maturity values, and if applicable, benefit payments. The interest credited on these contracts during 1995 ranged from 3.0% to 17.7% with an average rate of 8.9% (unchanged from 1994). For the contracts remaining at December 31, 1995, the average credited rate was 8.6%. None of these contracts allow for contractholder withdrawal, except in extraordinary circumstances.

Distributions on GICs and SPAs for the years ended December 31 were as follows:

(Millions)                                       1995
___________________________________________________________________
                                    GICs       SPAs       Total
                                    ____       ____       _____
Scheduled contract maturities,
 GIC settlements and benefit
 payments (1)                       $2,685.6   $  522.9   $3,208.5

Participant directed withdrawals        92.8          -       92.8


                                                1994                 1993
                                    ______________________________   ________
                                    GICs       SPAs       Total      Total
                                    ____       ____       _____      _____
Scheduled contract maturities,
 GIC settlements and benefit
 payments (1)                       $2,340.3   $  531.6   $2,871.9   $2,672.2

Participant directed withdrawals       198.5         -       198.5      232.2

(1)  Includes payments made upon contract maturity, early settlement of approximately
     $730 million and $630 million of GIC liabilities in 1995 and 1994, respectively, and other amounts distributed in accordance with contract schedules.

Cash required to meet the above payments was provided by earnings on, sales of (including a securitization of mortgage loans), and scheduled payments on invested assets.

At December 31, 1995, contractholder liabilities were $5.1 billion and $4.9 billion for GICs and SPAs, respectively. Scheduled maturities, future benefit payments, and other expected payments of GICs and SPAs, including future interest, were as follows (in millions):

                                   GICs            SPAs
                                   ________        ________
                    1996           $1,962.5        $  520.9
                    1997            1,276.5           513.7
                    1998              967.8           507.4
                    1999              770.3           501.4
                    2000              437.9           495.3
               2001-2005              605.0         2,388.0
               2006-2010               15.2         2,185.3
               2011-2015                2.5         1,880.9
               2016-2020                 .6         1,503.7
              Thereafter                  -         2,807.6

Please see Note 3 of Notes to Financial Statements and "General
Account Investments" on pages 42 through 60 for additional discussions related to discontinued products.

Corporate


Operating Summary (Millions, after tax)     1995         1994         1993
________________________________________________________________________________

Interest expense                            $     70.4   $     60.5   $     44.7
Other expense, net                          $    115.5   $    156.5   $    173.9

The Corporate segment includes interest expense and other net corporate expenses which are not directly related to the company's business segments. "Other net corporate expense" includes items such as corporate staff areas, advertising and contributions, partially offset by net investment income.

The 1995 and 1994 increase in interest expense resulted primarily from the issuance by a subsidiary of 9 1/2% cumulative monthly income preferred securities in November 1994. Other expense for 1993 included after-tax severance and facilities charges of $11 million. Other expense also included after-tax realized capital gains of $1 million in 1995, after-tax realized capital losses of $9 million in 1994 and after-tax realized capital gains of $2 million in 1993. Excluding the 1993 severance and facilities charge and realized capital gains and losses in all three years, the decrease in other expenses in 1995 and 1994 resulted from a reduction of corporate staff area expenses as a result of previous restructurings.

In connection with the sale of the company's property-casualty operations, Travelers will sublease the space currently occupied by the company in the CityPlace office facility in Hartford for eight years at current market rates. The company expects to take a charge of approximately $190 million (after tax). Such charge represents the present value of the difference between rent required to be paid by the company under the master lease and future rentals expected to be received by the company. The company also anticipates taking other restructuring charges in 1996 due to actions expected to be taken to reduce the level of corporate expenses and other costs previously absorbed by the property-casualty operations.

Discontinued Operations - Property-Casualty Operations

Operating Summary (Millions)                     1995         1994         1993
_____________________________________________________________________________________
Premiums                                         $  4,118.9   $  4,390.8   $  4,653.2
Net investment income                                 901.7        832.1        952.4
Fees and other income                                  82.0        115.6        144.3
Net realized capital gains                            155.6           .4        178.0
                                                 ____________________________________
  Total revenue                                     5,258.2      5,338.9      5,927.9
                                                 ____________________________________
Current and future benefits                         4,232.5      3,746.8      4,214.7
Operating expenses                                    787.3        914.1      1,025.4
Amortization of deferred policy
  acquisition costs                                   622.7        647.2        646.2
Severance and facilities charge                           -            -        147.3
                                                 ____________________________________
Income (Loss) before taxes                           (384.3)        30.8       (105.7)
Income tax benefits(1)                               (162.1)       (27.3)      (119.7)
                                                 ____________________________________
Income (Loss) before cumulative

  effect adjustments                             $   (222.2)  $     58.1   $     14.0
_____________________________________________________________________________________
                                                 ____________________________________
Cumulative effect adjustments, net of tax        $        -   $        -   $    276.3
_____________________________________________________________________________________
                                                 ____________________________________
Net realized capital gains (losses), net of tax
  (included above)                               $    106.0   $     (1.4)  $    128.0
_____________________________________________________________________________________
                                                 ____________________________________
Catastrophe losses, net of tax
  (included above)                               $     65.1   $    189.6   $     85.0
_____________________________________________________________________________________
                                                 ____________________________________
Statutory combined ratio                              136.7%       123.3%       125.2%
_____________________________________________________________________________________
                                                 ____________________________________
Statutory combined ratio (2)                          136.7%       123.3%       116.4%
_____________________________________________________________________________________
                                                 ____________________________________
Statutory combined ratio (3)                          108.1%       117.1%       113.6%
_____________________________________________________________________________________
                                                 ____________________________________
GAAP combined ratio (4)                               135.1%       117.7%       122.5%
_____________________________________________________________________________________
                                                 ____________________________________
GAAP combined ratio (2)                               135.1%       117.7%       113.6%
_____________________________________________________________________________________
                                                 ____________________________________
GAAP combined ratio (3)                               106.6%       111.5%       110.8%
_____________________________________________________________________________________
                                                 ____________________________________

(1) Income tax benefits resulted from pretax losses in 1995 and 1993 and tax-exempt interest income in 1995, 1994 and 1993.
(2) The 1993 combined ratios have been adjusted for the cumulative effect benefit of discounting of workers' compensation life table indemnity reserves
    ($250.0 million, after tax).
(3) Excludes the effect of additions to environmental and asbestos-related claims reserves, and in 1993, has also been adjusted for the cumulative effect benefit of discounting of workers' compensation life table indemnity reserves ($250.0 million, after tax).
(4) The difference between the statutory and GAAP combined ratios primarily reflects the establishment of a reserve for statutory purposes for severance and facilities charges
    (affecting 1995 and 1994) and the settlement of Proposition 103 (affecting 1994), which were both previously reserved for on a GAAP basis.


The company entered into a definitive agreement, dated November 28, 1995, to sell its property-casualty operations to The Travelers Insurance Group Inc. for $4.0 billion in cash, subject to various closing adjustments. The sale is subject to state regulatory approval and other customary conditions and is expected to be completed no later than midyear 1996. (Please see "Overview
- Sale of Property-Casualty Operations" on page 6 for further discussion of Discontinued Operations.)

Discontinued Operations provide most types of commercial and personal property-casualty insurance, bonds, and insurance-related services for businesses, government units and associations and individuals.

Discontinued Operations' adjusted earnings (after tax) follow:

(Millions)                                       1995        1994        1993
________________________________________________________________________________
Income (Loss) before cumulative effect
  adjustments                                    $(222.2)    $  58.1    $   14.0

Less:
    Net realized capital gains (losses)            106.0        (1.4)      128.0

    Additions to environmental-related
        claims reserves                           (505.7)     (149.9)      (26.0)

    Additions to asbestos-related
        claims reserves                           (259.5)      (25.4)      (57.7)

    Severance and facilities charge                    -           -       (95.6)
                                                 _______     _______     _______

Adjusted earnings                                $ 437.0     $ 234.8     $  65.3
                                                 _______     _______     _______
                                                 _______     _______     _______

Discontinued Operations' adjusted earnings increased $202 million in 1995, following a $170 million increase in 1994. The following significant factors impact the comparison of adjusted earnings:

Catastrophe losses (after tax and net of reinsurance) were $65 million, $190 million and $85 million in 1995, 1994 and 1993 ($190 million, $504 million and $174 million pretax and before reinsurance), respectively. Such losses contributed 2.4 points to the combined ratio in 1995, compared with 6.4 points and 2.8 points for 1994 and 1993, respectively. Catastrophe losses in 1994 included $161 million ($453 million pretax and before reinsurance) from the Los Angeles earthquake and the severe winter weather.

1994 adjusted earnings reflected after-tax reductions of $66 million in prior year loss reserves related to the personal auto business. 1993 adjusted earnings included an increase of $259 million (after tax and after discounting) in workers' compensation reserves for prior accident years. Adjusted earnings in 1993 were also adversely affected by after-tax additions to loss and loss expense reserves for prior accident years of $29 million from the company's U.K. reinsurance operation, arising principally on discontinued lines and, non-U.S. property exposures. (Please see "Discontinued Operations' Reserves" on page 31.)

Adjusted earnings in 1993 also reflected a net tax benefit of $23 million related to revaluing the deferred tax asset as a result of the increase in federal income tax rates.

Adjusted earnings in 1995 as compared to 1994 reflected a reduction in the level of ongoing operating expenses, primarily due to actions taken by management in prior years to lower costs, increased emphasis on underwriting and claims handling, and higher net investment income resulting from the reinvestment of proceeds from the sale of equity and U.S. Treasury securities in higher yielding corporate bonds. 1994 adjusted earnings as compared to 1993 also reflected a reduction in operating expenses, primarily due to management's efforts to lower costs and exiting unprofitable markets. Partially offsetting the improvements in 1994 adjusted earnings was lower net investment income primarily due to lower investment yields.

Earned premiums decreased approximately 6% in both 1995 and 1994. The decline in 1995 was due primarily to the transferring of additional risk through restructured and expanded reinsurance programs, and reductions in residual market business assumed as a result of exiting certain markets. During 1995, the company continued to evaluate personal auto market conditions in each state and attempted to maintain or increase the company's presence in those states that offered acceptable returns and reduce its presence in those remaining states where the company was unable to earn acceptable returns. Reductions in personal auto and workers' compensation exposures, a decrease in commercial auto exposures, generally stricter underwriting in commercial lines, and the competitive marketplace contributed to the premium decline in 1994.

Personal auto and homeowners policies in force at December 31 were:

(Millions)                      1995        1994        1993
____________________________________________________________
Auto                             .6          .6          .7
Homeowners                      1.5         1.5         1.5

Please see "Severance and Facilities Charge" on page 9 for a discussion related to Discontinued Operations' severance and facilities charges.

Net realized capital gains (after tax) in 1995 include
$156 million resulting from the sale of equity securities in the property-casualty investment portfolio primarily due to the company's efforts to reduce volatility in its statutory surplus, and increase income, and in connection with the agreement to sell the property-casualty operations. Such gains are partially offset by a $23 million realized capital loss from the write-down of the company's investment in a consolidated subsidiary, Aetna Re-Insurance Company (U.K.) Ltd., which it intends to sell. Net realized capital gains (losses) (after tax) include a $14 million gain resulting from the sale of a portion of an unconsolidated subsidiary in 1994 and a $27 million gain in 1993 from the redemption of preferred stock received in connection with the sale of American Re-Insurance Company.

Discontinued Operations' Reserves

Loss and loss expense reserves represent the estimated liability for the ultimate cost, to the extent reasonably estimable, of claims (including claim adjustment expenses) that have been reported but not settled and claims that have been incurred but not reported ("IBNR"). Such reserves at December 31 were as follows:

(Millions)                            1995        1994        1993
______________________________________________________________________
Loss and Loss Expense Reserves (1)    $ 16,569    $ 16,089    $ 15,806
                                      ________________________________
                                      ________________________________


(1) Loss and loss expense reserves are shown without reduction for reinsurance recoverables in all three years and deductible amounts recoverable from policyholders in 1995 and 1994. Reinsurance recoverables and deductible amounts recoverable from policyholders were $4.4 billion and $412 million, respectively, at December 31, 1995 and $4.6 billion and $352 million, respectively, at December 31, 1994. Reinsurance recoverables were $4.4 billion at December 31, 1993.

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

Additions to Reserves for Prior Accident Years

The table below shows the changes in loss estimates (net of reinsurance) related to prior accident years, most of which were for losses and related expenses for environmental liability risks, asbestos and other product liability risks, and workers' compensation claims. Additions (reductions) to reserves for prior accident years reduce (increase) net income for the period in which the adjustment is made.


(Millions)                            1995 (1)    1994        1993 (2)
_____________________________________________________________________
  Pretax                              $1,134      $  259      $  65
  After tax                              737         168         42

(1) Reserve additions in 1995 include the addition to environmental reserves of $750 million ($488 million, after tax) upon the completion of the company's
    1995 environmental study in the second quarter of 1995 and the addition to asbestos reserves of $335 million ($218 million, after tax) in the fourth quarter of 1995.

(2) Reserve additions in 1993 are net of the cumulative effect of $514 million (pretax)
    related to the implementation of discounting of workers' compensation life table indemnity reserves.

Environmental and Asbestos-Related Claims

Reserving for environmental and asbestos-related claims is subject to significant uncertainties. Reserves for these liabilities are evaluated by management regularly and adjustments are made to such reserves as developing loss patterns, reserving methodologies and other information appear to warrant. As a result of developments that have occurred inside and outside of the company (discussed below), reserves for environmental and asbestos-related claims were increased significantly in 1995.

The company takes reinsurance into account in its reserve calculations for environmental and asbestos-related claims only when it is probable of collection, based on past experience or agreements with reinsurers. The company believes that the reinsurance recoveries which have been taken into account in its reserve calculations are probable of recovery; however, there can be no assurances that reinsurance for these types of claims will not become subject to coverage disputes with reinsurers, or that all reinsurers will have the ability to pay the company for such claims.

Environmental-Related Claims

Background.  The company has been a major writer of commercial
__________
insurance policies which are the types of policies alleged to cover hazardous waste cleanup costs. The company generally disputes that there is insurance coverage for environmental claims, and is vigorously litigating coverage and related issues that will ultimately determine, in many cases, whether and to what extent insurance coverage exists for environmental claims.

Environmental claims, particularly large coverage disputes, are complex and subject to significant uncertainties in addition to the vagaries of and risks inherent in major litigation generally. These uncertainties include estimation of the underlying liability of a claimant as a potentially responsible party ("PRP") at waste disposal sites and whether insurance policies will be found to cover PRP liabilities. Courts have reached inconsistent conclusions regarding a wide range of insurance coverage issues relating to an insurer's indemnity and defense obligations for environmental-related liabilities. Because of these uncertainties and a lack of historically developed data, such liabilities are not estimable using conventional actuarial reserving techniques.

The Company's Environmental Study.  The company has continued to
_________________________________
gather and analyze legal and factual information on environmental-related claims, and reassess its environmental reserving techniques as developments have occurred over time. During 1994 and 1995, certain of the company's environmental claims in litigation matured (providing the company with additional information relating to the claim) or settled. The maturing and settling of these claims, coupled with increasing expertise in handling environmental claims, also better enabled the company to understand the profile of its other environmental claims. Additionally, supplemental data bases and alternative methodologies were being developed by outside firms for possible use in estimating environmental liabilities. In connection with these developments, the company conducted a comprehensive environmental reserving review during the first half of 1995, and, upon completion of the review, significantly increased its reserves for environmental-related claims.

The company developed a sophisticated methodology which, when used in conjunction with other methods and information available to it, assisted the company in estimating indemnity-related liabilities for all of its known environmental claims. This methodology (the "exposure methodology"), while not a conventional actuarial reserving technique, is a detailed analysis that involves the estimation of indemnity-related liabilities for environmental claims from direct policies on a site-by-site, policyholder-by-policyholder basis. The exposure methodology depends heavily upon management's subjective judgment, in that it requires management to make numerous assumptions as to, among other things, estimated total cleanup costs for each site, allocation of site cleanup costs to particular policyholders under joint and several liability principles, resolution of unsettled coverage questions, and resolution of unsettled questions involving the allocation of losses to specific insurance policies. As all of the information necessary to estimate liability on a particular site frequently is not available, the exposure methodology also simulates data in such cases from available data. Although the exposure methodology relies heavily upon management judgment and simulated data, the use of simulation models is an appropriate, accepted actuarial practice to estimate liabilities subject to significant uncertainties.

In addition to estimating indemnity-related liabilities on known claims, as part of its reserving review the company also estimated losses for incurred but not reported environmental claims ("IBNR"), unallocated loss adjustment expenses ("ULAE") associated with environmental claims, and additional costs of expected future coverage litigation. The company's estimation of IBNR, ULAE and coverage litigation costs are based on a combination of historical data and various assumptions about the future, including assumptions regarding the number and severity of new environmental claims that will arise, and trends in the volume and cost of future litigation.

Upon completing its 1995 reserving review, the company added
$750 million (pretax) ($488 million, after tax) to environmental-related claims reserves. While the company expects to recover some of its environmental losses from its reinsurers, due to the uncertainty in estimating amounts to be recovered, no reinsurance benefits were recorded in establishing this reserve addition.

The table below reflects activity in the reserve for environmental liability claims (pretax and before reinsurance) for the years ended December 31:

Environmental Liability Claims (Millions)       1995        1994        1993
_______________________________________________________________________________
Beginning reserve                               $  436.1    $ 233.3     $ 237.8
Reserve additions for incurred losses (1)          827.0      289.5        37.2
Payments for claims and claim
  adjustment expense (2,3)                         257.2       86.7        41.7
                                                _______________________________
Ending reserve (4)                              $1,005.9    $ 436.1     $ 233.3
_______________________________________________________________________________
                                                _______________________________

(1) Before reduction for reinsurance of $49 million in 1995, $59 million in 1994 and $(3) million in 1993. In 1995, includes the addition to reserves of $750 million upon the completion of the company's 1995 environmental study.

(2) Before reduction for reinsurance of $78 million in 1995, $4 million in 1994 and
    $2 million in 1993.

(3) Includes legal fees paid of $46 million in 1995, $52 million in 1994 and $31 million in 1993.

(4) Before reduction for reinsurance of $29 million in 1995, $58 million in 1994 and
    $3 million in 1993 and net of $32 million of discount on settlements in 1995.

The reserves at December 31, 1995 consist of approximately
$560 million for indemnity-related environmental liabilities for all of the company's known environmental claims. The remainder of the reserve represents IBNR, estimated coverage litigation costs, and ULAE. The reserve at December 31, 1994 consists of approximately $299 million for estimated indemnity-related liabilities, and the remainder represented a bulk reserve for legal fees. In
1994, the company added $290 million pretax and before reinsurance ($231 million pretax and after reinsurance) to reserves for environmental liability claims primarily for certain indemnity-related liabilities.

Conclusion.  In the opinion of management, the company's reserves
__________
for environmental-related claims at December 31, 1995 represent the company's best estimate of its ultimate environmental-related liability, based on currently known facts, current law (including Superfund), current technology, and assumptions considered reasonable where facts are not known. Due to the significant uncertainties and related management judgment involved in estimating the company's environmental liability, no assurances can be given that the environmental reserve represents the amount that will ultimately be paid by the company for all environmental-related losses. The amount ultimately paid could differ materially from the company's currently recorded reserve as legal and factual issues are clarified, but any difference cannot be reasonably estimated at this time.

The company actively manages its environmental claims through a special environmental claim unit. The number of environmental-related liability claims the company had as of December 31 (and policyholders involved in those claims) were as follows: (1)

                        1995            1994            1993
                        ______          ______          ______
Beginning balance        4,587           3,860           2,913
New claims               1,242           1,765           1,903
Closed claims            2,058           1,038             956
                        ______          ______          ______
Ending balance (2)       3,771           4,587           3,860
                        ______          ______          ______
                        ______          ______          ______

Policyholders            1,007           1,146           1,132
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

(2)  Of the claims open at December 31, 1995, 1994 and 1993, approximately 88%,
     87% and 87%, respectively, represented environmental pollution-related cleanup cases (including Superfund claims) against policyholders, and the balance represented environmental pollution-related third-party bodily injury and property damage claims against policyholders.  Of the claims open at December 31, 1995, 1994 and 1993, approximately 44%, 53% and 48%, respectively, were involved in coverage disputes between the company and its policyholders that had reached the litigation stage.

The closed claims in 1995 reflect the settlement of certain of the company's large cases (which involved multiple claims per case) and include claims for which there are remaining reserves of $119 million which have been discounted and will be paid over a number of years, in accordance with a fixed payment schedule. Management believes that year over year there is not a meaningful correlation between the number of outstanding environmental claims and either the indemnity or loss expense portions of the environmental liability. In addition, loss expenses do not increase proportionately with the number of outstanding claims primarily because of the company's management of legal costs and because a number of new claims involve additional sites relating to preexisting policyholder coverage disputes which should not proportionately increase legal fees. Legal costs may vary in particular years, however, due to other factors, such as the timing of stages of certain large litigation.

Congress was scheduled to reauthorize the Superfund law in 1995, but did not do so. There continues to be substantial dissatisfaction among insurance and business groups and others with the current law, particularly with respect to the law's cleanup requirements and liability provisions, and there is general recognition that major reforms are needed. However, Superfund reform would not directly affect the numerous environmental liability claims against the company resulting from state and other federal environmental cleanup programs. At this time, it is too early to determine whether the law will be reauthorized and reformed in 1996, what the substance of the enacted legislation will be, or what the effect of any such reforms will be on the company.

Asbestos-Related Claims

Reserving for asbestos-related claims is subject to significant uncertainties and management is currently unable to make a reasonable estimate as to the ultimate amount of losses or a reasonable range of losses for all asbestos-related claims and related litigation expenses. Management has continued to evaluate the company's reserves for asbestos liabilities as the company continued to gather and analyze new information and reassess its reserving techniques for these claims in order to determine whether it can better estimate its liability. In connection with such evaluation, the company added $335 million ($218 million, after tax) to asbestos-related claims reserves in the fourth quarter of 1995. While the company expects to recover some of its asbestos losses from its reinsurers, due to the uncertainty in estimating amounts to be recovered, no reinsurance benefits were recorded in establishing this addition to reserves. Further adjustments may be made to such reserves as loss patterns develop and other information is obtained, and the amount ultimately paid for such claims could differ materially from reserves, although any difference cannot be reasonably estimated at this time.

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

Over the last few years, asbestos bodily injury claims also have been filed by plaintiffs against entities that installed asbestos products and others involved in ancillary ways with asbestos products or processes, including insureds of the company. Additionally, some policyholders have attempted to recharacterize asbestos bodily injury product liability claims in an effort to avoid applicable policy coverage limits on product liability claims (i.e., nonproducts asbestos claims).

In 1995 the company settled a case involving one such major producer that had exhausted applicable policy limits on asbestos products claims and asserted coverage under policy provisions for other types of liability. The company obtained a release from the insured for all current and future asbestos bodily injury claims and certain asbestos property damage claims (along with all environmental claims) under existing policies in exchange for fixed, scheduled cash payments, which were recorded on a discounted basis. In connection with this settlement, $120 million of property-casualty reserves not previously classified as covering asbestos-related claims were transferred to asbestos reserves. No amounts were transferred from environmental reserves, and the environmental-related portion of the settlement was covered by existing environmental reserves. As a result, this settlement did not affect 1995 results of operations. As part of the settlement, the company also agreed, among other things, to make insurance coverage available to the insured in the year 2000 (on a one-time basis), for a percentage of all asbestos defense and indemnity claim payments made by the insured in the years 2000 through 2007. The company's payment obligations would be subject to annual dollar caps. Given the uncertainty as to whether the insured will elect to purchase this additional insurance, no related premiums or losses have been recorded by the company at this time.

The table below reflects activity in the reserve for asbestos bodily injury claims (pretax and before reinsurance) for the years ended December 31:


Asbestos Bodily Injury Claims (Millions)         1995        1994        1993
________________________________________________________________________________
Beginning reserve                                $ 295.9     $ 248.1     $ 294.9
Reserve additions for incurred losses (1)          436.6       117.3        95.2
Transfers                                          107.4           -           -
Payments for claims and claim
  adjustment expense (2,3)                          85.6        69.5       142.0
                                                 _______________________________
Ending reserve (4)                               $ 754.3     $ 295.9     $ 248.1
________________________________________________________________________________
                                                 _______________________________

(1) Before reduction for reinsurance of $37 million in 1995, $82 million in 1994 and $20 million in 1993.
(2) Before reduction for reinsurance of $9 million in 1995, $65 million in 1994 and $27 million in 1993.
(3) Includes legal fees paid of $29 million in 1995, $30 million in 1994 and $56 million in 1993.
(4) Before reduction for reinsurance of $90 million in 1995, $62 million in 1994 and $45 million in 1993 and net of $26 million of discount on settlements in 1995.

At December 31, 1995 and 1994, approximately 26% and 33%, respectively, of reserves (pretax and before reinsurance) represented legal fees. 1993 payment levels primarily reflect increased settlements of asbestos bodily injury claims, including settlements of certain large claims for which reserves had previously been established.

The company's indemnity payments per claim with respect to all asbestos bodily injury claims have varied over time and from case to case, due primarily to wide variations in insureds, policy terms, types of claims, injury and the results of claim-settling mechanisms (such as CCR). Management cannot predict whether indemnity payments per claim will increase, decrease or remain the same.

The number of asbestos bodily injury claims the company had as of December 31 (and policyholders involved in those claims) were as follows: (1)

                        1995         1994         1993
                        _____        _____        _____
Beginning balance       1,277        1,283        1,864
New claims                261          271          248
Closed claims             540          277          829
                        _____        _____        _____
Ending balance (2)        998        1,277        1,283
                        _____        _____        _____
                        _____        _____        _____

Policyholders             329          318          287
                        _____        _____        _____
                        _____        _____        _____

(1) The "claims" numbers above reflect cases where policyholders have notified the company of a claim under primary insurance policies.  In addition, they reflect cases where policyholders have placed the company on notice of possible claims that may potentially involve excess general liability policies in those instances where the company believes its excess policies are likely to be accessed.
(2) Certain of the company's claims represent a claim by an individual claimant and others represent a claim on behalf of multiple claimants.  At December 31, 1995, 1994 and 1993, approximately 83%, 84% and 83%, respectively, represent claims which have multiple claimants.

Management believes that there is not a high correlation between the number of outstanding asbestos claims and the recorded reserves for such claims. The new claims generally relate to policyholders having a small number of claims and lower exposure individually. The closed claims in 1995 reflect the consolidation of certain multiple claimant claims into a single claim count, and the settlement of a large nonproducts asbestos case. Reserves with a discounted value of $92 million related to this 1995 settlement will be paid over a number of years, in accordance with a fixed payment schedule. The closed claims in 1993 reflect the increased activity related to a small number of large policyholders pertaining to the CCR settlement.

Asbestos Property Damage Claims

In addition to bodily injury claims, property damage claims have been brought against the company's insureds seeking reimbursement for the expense of replacing insulation material and other building components made of asbestos. It is the company's position that in most cases its product liability policies do not cover this replacement expense. Management cannot predict whether the courts will ultimately support the company's position. Recently, however, the company has selectively settled claims where it has considered it reasonable and appropriate to do so.

The table below reflects activity in the reserve for asbestos property damage claims (pretax and before reinsurance) for the years ended December 31:


Asbestos Property Damage Claims (Millions)     1995        1994        1993
_____________________________________________________________________________
Beginning reserve                              $  29.9    $  28.7     $  31.3
Reserve additions for incurred losses (1)           .2        6.2        16.9
Transfers                                         12.6          -           -
Payments for claims and claim
  adjustment expense (2)                          20.4        5.0        19.5
                                               ______________________________
Ending reserve (3)                             $  22.3    $  29.9     $  28.7
_____________________________________________________________________________
                                               ______________________________


(1) Before reduction for reinsurance of less than $1 million in 1995 and $3 million in each of 1994 and 1993.
(2) Before reduction for reinsurance of $8 million in 1995 and $3 million in 1994.
    There were no such reinsurance recoveries in 1993.
(3) Before reduction for reinsurance of $(1) million in 1995 and $7 million in each of 1994 and 1993.


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

The number of asbestos property damage claims the company had as of December 31 (and policyholders involved on those claims) were as follows:

                        1995      1994      1993
                        ____      ____      ____
Beginning balance       275       336       308
New claims               18        53        53
Closed claims           167       114        25
                        ___       ___       ___
Ending balance (1)      126       275       336
                        ___       ___       ___
                        ___       ___       ___

Policyholders            19        48        43
                        ___       ___       ___
                        ___       ___       ___


(1) Certain of the company's claims represent claims related to individual properties and others represent claims related to multiple properties.  At December 31, 1995, 1994 and 1993, approximately 62%, 44% and 32%, respectively, represent claims which relate to multiple properties.

The closed claims in 1995 reflect management's efforts to settle certain significant cases and extinguish the company's potential liability for such claims.

Workers' Compensation Claims

The company added $579 million (pretax, before the cumulative effect of implementing discounting) to prior accident year loss reserves in 1993 for workers' compensation claims. Of this addition, approximately $250 million related to reserves for workers' compensation life table indemnity claims. The increase of $579 million resulted from a study of the company's workers' compensation reserves and the factors which were contributing to its adverse developments. Concurrent with this addition to workers' compensation reserves, the company implemented a change in accounting to discount reserves for workers' compensation life table indemnity claims in order to more accurately reflect the economic value of the company's obligations and improve the matching of revenues and expenses. Such discounting was consistent with industry practice. This discounting resulted in a reduction as of December 31, 1993 of $614 million (pretax) to loss reserves for workers' compensation claims. (Please see Note 2 of Notes to Financial Statements.)

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

Other

Policyholders of the company also seek insurance coverage from the company for other long-term exposure claims against them, including claims relating to silicone-based personal products, lead paint and other allegedly toxic or harmful substances. Evaluating and reserving for these types of exposures is complex and subject to many uncertainties including those stemming from coverage issues, long latency periods and changing or expanding laws and legal theories of liability. Adjustments will be made to such reserves as claims mature or settle and as new information becomes available to the company, and such adjustments may be material.

As a result of the sale of the property-casualty operations, Aetna currently expects to retain no property-casualty claim liability other than an obligation to indemnify Travelers for a portion of certain potential liability exposures which are currently under discussion with insureds. While there can be no assurances, management does not believe that the ultimate loss arising from this indemnification, if any, will be material to the company.

In connection with the 1992 sale of American Re-Insurance Company ("Am Re"), Am Re and a property-casualty subsidiary ("the subsidiary") entered into a reinsurance agreement which provides that to the extent Am Re incurred losses in 1991 and prior that were still outstanding at January 1, 1992 in excess of $2.7 billion (or $362 million in excess of Am Re's reserves as of December 31, 1991, adjusted for certain reinsurance transactions), the subsidiary has an 80% participation in payments on those losses up to a maximum payment by the subsidiary of $500 million. In 1995, Am Re increased reserves for asbestos, environmental and other latent liabilities. As a result of this increase, losses of approximately $228 million ($120 million after discount), which were largely workers' compensation life table indemnity claims, were ceded to the subsidiary. There was no material impact on 1995 earnings as the subsidiary had previously established reserves.
It is reasonably possible that additional undiscounted losses of up to approximately $270 million pretax could be ceded to the company in the future.

Outlook

The company expects that the sale of its property-casualty operations will be completed no later than midyear 1996 with a resulting gain on sale. Company earnings up through the close of the transaction are subject to variability due to the results of the property-casualty operations. While such results will not adjust the purchase price, income or loss from such operations will decrease or increase, respectively, the gain expected to be recognized on such sale.

General Account Investments

Investment-related amounts disclosed in the following investment section relate to assets supporting continuing operations (including assets supporting discontinued products and experience rated products) and assets supporting Discontinued Operations. (Please see "Large Case Pensions" on page 23 for a discussion of discontinued products and "Discontinued Operations - Property-Casualty Operations" on page 28.)

                                                          December 31,
                                                    ________________________
(Millions)                                          1995          1994
____________________________________________________________________________
Invested Assets:
    Fully Guaranteed                                $ 13,490.3    $ 14,415.9
    Experience Rated                                  18,763.4      16,362.3
    Other                                             11,796.6      10,751.6
                                                    __________     _________
Total General Account Invested Assets -
 continuing operations, net of impairment reserves  $ 44,050.3    $ 41,529.8
____________________________________________________________________________
                                                    ________________________
Net investment income - continuing operations       $  3,575.1    $  3,631.4
____________________________________________________________________________
                                                    ________________________

Invested Assets - Discontinued Operations           $ 13,986.5    $ 12,763.5
____________________________________________________________________________
                                                    ________________________

Net investment income - Discontinued Operations     $    901.7    $    832.1
____________________________________________________________________________
                                                    ________________________

At December 31, 1995 and 1994, the company's invested assets supporting continuing operations were comprised of the following, net of impairment reserves:

(Millions)                                        1995          1994
__________________________________________________________________________
Debt securities:
   Available for sale, at fair value
    (amortized cost $29,962.5 and $27,208.3)      $ 31,860.3    $ 25,938.1
   Held for investment, at amortized
    cost (fair value $1,584.1)*                            -       1,587.3
Equity securities, at fair value
    (cost $597.8 and $594.0)                           659.7         614.6
Short-term investments                                 607.8         344.4
Mortgage loans                                       8,327.2      10,389.9
Real estate                                          1,277.3       1,283.7
Policy loans                                           629.4         533.8
Other                                                  688.6         838.0
__________________________________________________________________________
  Total invested assets - continuing operations   $ 44,050.3    $ 41,529.8
__________________________________________________________________________
                                                  ________________________

* Please see Note 1 of Notes to Financial Statements for a discussion of transfers of securities from Held for Investment to Available for Sale in 1995.


At December 31, 1995 and 1994, the company's invested assets supporting Discontinued Operations were comprised of the following, net of impairment reserves:

(Millions)                                        1995          1994
__________________________________________________________________________
Debt securities:
   Available for sale, at fair value
    (amortized cost $11,293.8 and $9,775.9)       $ 11,705.6    $  9,172.6
   Held for investment, at amortized
    cost (fair value $407.1)*                              -         413.5
Equity securities, at fair value
    (cost $313.8 and $802.5)                           525.5       1,041.0
Short-term investments                                 137.2         106.0
Mortgage loans                                       1,061.7       1,453.7
Real estate                                            264.7         262.0
Other                                                  291.8         314.7
__________________________________________________________________________
  Total invested assets - Discontinued Operations $ 13,986.5    $ 12,763.5
__________________________________________________________________________
                                                  ________________________

* Please see Note 1 of Notes to Financial Statements for a discussion of transfers of securities from Held for Investment to Available for Sale in 1995.


The company's investment objective for both continuing operations and Discontinued Operations is to fund policyholder and other liabilities in a manner which enhances shareholder and contractholder value, subject to appropriate risk constraints. It is the company's intention that this investment objective be met by a mix of investments which reflects the characteristics of the liabilities they support; diversifies the types of investment risks in its portfolios by interest rate, liquidity, credit and equity price risk; and achieves asset diversification by investment type, industry, issuer and geographic location. The company regularly projects duration and cash flow characteristics of its liabilities and makes appropriate adjustments in the asset portfolios.

Interest rate risk is managed within a tight duration band, and credit risk is managed by maintaining high average bond ratings and diversified sector exposure. In pursuing its investment and risk management objectives, the company utilizes assets whose market value is at least partially determined by, among other things, levels of or changes in domestic and/or foreign interest rates (short term or long term), exchange rates, prepayment rates, equity markets or credit ratings/spreads. (Please see "Use of Derivatives and Other Investments" on page 59.)

Using financial modeling and other techniques, the company regularly evaluates the appropriateness of the investments relative to the company's management-approved investment guidelines and the business objectives of the portfolios (including evaluating the interest rate, liquidity, credit and equity price risk resulting from derivative and other portfolio activities). During 1995, the company operated within such investment guidelines by maintaining a mix of investments that diversifies its assets and reflects the characteristics of the liabilities which they support.

The change in the invested assets portfolio supporting continuing operations from December 31, 1994 to December 31, 1995 primarily reflected appreciation of debt securities due to a decrease in interest rates, partially offset by a net decrease in the mortgage loan and real estate portfolios. Debt securities reflected net unrealized capital gains of $1.9 billion at December 31, 1995, compared with net unrealized capital losses of $1.3 billion at December 31, 1994. Of such net unrealized capital gains at December 31, 1995, $421 million and $960 million related to assets supporting discontinued products and experience rated pension contractholders, respectively. The net decrease in the mortgage loan and real estate portfolios of $2.1 billion principally reflected prepayments, payments at maturity on mortgage loans, write-offs on foreclosures and sales of foreclosed properties and loans.

The risks associated with investments supporting experience rated pension and annuity products are assumed by those customers subject to, among other things, certain minimum guarantees. The anticipated future losses associated with investments supporting discontinued large case pension products were provided for in the reserve on discontinuance of products.

The change in the invested assets portfolio supporting Discontinued Operations from December 31, 1994 to December 31, 1995 reflected increases in debt securities due to appreciation of value resulting from a decrease in interest rates and reinvestment of proceeds from sales of equity securities, and a net decrease in the mortgage loan and real estate portfolios. Debt securities reflected net unrealized capital gains of $412 million at December 31, 1995, compared with net unrealized capital losses of $603 million at December 31, 1994. The net decrease in the mortgage loan and real estate portfolios of $389 million principally reflected prepayments, payments at maturity on mortgage loans, write-offs on foreclosures and sales of foreclosed properties and loans. The net decrease in the equity securities portfolio of $516 million principally reflected sales which were completed in an effort to reduce volatility in statutory surplus, and increase income, as well as in connection with the sale of this business to The Travelers Insurance Group Inc. ("Travelers"). Such decreases were partially offset by market appreciation in the equity securities portfolio. The company intends to continue to reduce the equity securities portfolio through the closing date of the sale to Travelers through a combination of sales, including the sale of a significant portion of its holdings in MBIA Inc. to the public, and transfers to continuing operations.

Debt Securities

As of December 31, 1995 and 1994, the company's investments in debt securities (including those supporting Discontinued
Operations) represented 75% and 68%, respectively, of total general account invested assets and were as follows:

(Millions)                                      1995               1994
____________________________________________________________________________
Supporting discontinued products                $ 5,765.2          $ 6,155.0
Supporting experience rated products             14,243.4           11,770.5
Supporting remaining products                    11,851.7            9,599.9
____________________________________________________________________________
  Total debt securities - continuing operations $31,860.3          $27,525.4
____________________________________________________________________________
                                                ____________________________

Debt securities - Discontinued Operations       $11,705.6          $ 9,586.1
____________________________________________________________________________
                                                ____________________________

It is management's objective that the continuing operations and Discontinued Operations portfolios of debt securities be of high quality and be well-diversified by market sector. The debt securities in the company's portfolios are generally rated by external rating agencies, and, if not externally rated, are rated by the company on a basis believed to be similar to that used by the rating agencies.

As of December 31, 1995 and 1994, the company's investments in debt securities supporting continuing operations and Discontinued
Operations by quality ratings and market sector were as follows:


Debt Securities Quality Ratings                    Debt Securities Investments by Market Sector

           Continuing     Discontinued                                      Continuing     Discontinued
           Operations      Operations                                       Operations      Operations_
______________________________________             ___________________________________________________
December 31, 1995:                                 December 31, 1995:
_________________                                  _________________

AAA            39.6%           53.9%               Corporate                     38.4%         27.6%
AA             13.3%           11.1%               Treasuries/Agencies           14.3%         27.8%
A              26.7%           20.8%               Mortgage-Backed Securities    18.1%         14.5%
BBB            15.3%           10.9%               Financial                     15.1%         11.9%
BB & Below      5.1%            3.3%               Public Utilities               8.0%          6.6%
                                                   Other Loan Backed              5.5%          6.1%
Average Rating   AA-             AA                Municipals                      .6%          5.5%

December 31, 1994:                                 December 31, 1994:
_________________                                  _________________

AAA            44.6%           58.8%               Corporate                     30.0%         22.5%
AA             10.6%           10.2%               Treasuries/Agencies           18.7%         36.5%
A              23.2%           18.0%               Mortgage-Backed Securities    19.8%         13.3%
BBB            16.3%            8.7%               Financial                     18.1%          5.8%
BB & Below      5.3%            4.3%               Public Utilities               7.7%          5.6%
                                                   Other Loan Backed              4.9%          3.3%
Average Rating   AA              AA                Municipals                      .8%         13.0%

Included in the company's total debt security balances were the following categories of debt securities:

(Millions)                                                   December 31, 1995
_______________________________________________________________________________________________________
                                       "Below Investment        "Problem" Debt      "Potential Problem"
                                       Grade" Securities        Securities           Debt Securities
                                       _________________        ______________       __________________

Total - continuing operations          $1,623.8 (1)             $   81.0             $   90.4
                                       ________                 ________             ________
                                       ________                 ________             ________

Percentage of total - continuing
  operations:
  Supporting discontinued products         26.1%                    36.9%                57.5%
  Supporting experience rated products     42.6                     12.5                 24.1
  Supporting remaining products            31.3                     50.6                 18.4
                                       ________                 ________             ________
                                          100.0%                   100.0%               100.0%
                                       ________                 ________             ________
                                       ________                 ________             ________

Total - Discontinued Operations        $  381.3 (1)             $     .6             $      -
                                       ________                 ________             ________
                                       ________                 ________             ________


                                                             December 31, 1994
                                       ________________________________________________________________
                                       "Below Investment        "Problem" Debt      "Potential Problem"
                                       Grade" Securities        Securities           Debt Securities
                                       _________________        ______________       __________________

Total - continuing operations          $1,462.3 (1)             $  143.4             $  149.5
                                       ________                 ________             ________
                                       ________                 ________             ________

Percentage of total - continuing
  operations:
  Supporting discontinued products         35.7%                    36.3%                31.7%
  Supporting experience rated products     33.0                     14.7                 33.7
  Supporting remaining products            31.3                     49.0                 34.6
                                       ________                 ________             ________
                                          100.0%                   100.0%               100.0%
                                       ________                 ________             ________
                                       ________                 ________             ________

Total - Discontinued Operations        $  410.7 (1)             $    3.0             $   20.5
                                       ________                 ________             ________
                                       ________                 ________             ________

(1)  "Below Investment Grade" securities supporting continuing operations at December 31, 1995 and
      1994 include $625.1 million and $900.2 million, respectively, of securities that were investment grade when purchased, but have since deteriorated in quality.  Likewise, "Below Investment
      Grade" securities supporting Discontinued Operations at December 31, 1995 and 1994 include
      $113.5 million and $186.5 million, respectively, of securities that were investment grade when purchased, but have since deteriorated in quality.

"Below investment grade" securities (which include "problem" debt securities and "potential problem" debt securities described below) are defined to be securities that carry a rating below BBB- /Baa3. Such debt securities have been written down for other than temporary declines in value.

Management defines "problem" debt securities to be securities for which payment is in default, securities of issuers which are currently in bankruptcy or in out-of-court reorganizations, or securities of issuers for which bankruptcy or reorganization within six months is considered likely.

"Potential problem" debt securities are currently performing debt securities for which neither payment default nor debt restructuring is anticipated within six months, but whose issuers are experiencing significant financial difficulties. Identifying such potential problem debt securities requires significant judgment as to likely future market conditions and developments specific to individual debt securities.

The company does not accrue interest on problem debt securities when management believes the likelihood of collection of interest is doubtful. Lost investment income on problem debt securities for the years ended December 31 was as follows:



(Millions)                               1995        1994       1993
______________________________________________________________________
Allocable to discontinued products       $  1.5      $  3.4     $  3.5
Allocable to experience rated products      1.3         1.0         .5
Allocable to remaining products             2.5         4.8         .6
______________________________________________________________________
 Total lost investment income -
  continuing operations                  $  5.3      $  9.2     $  4.6
______________________________________________________________________
                                         _____________________________

Lost investment income - Discontinued
    _
  Operations                             $   .6      $  1.0     $  1.0
______________________________________________________________________
                                         _____________________________


Collateralized Mortgage Obligations

Included in the company's total collateralized mortgage obligations ("CMOs") balances were the following categories of
CMOs:




(Millions)                                      1995                        1994
___________________________________________________________________________________________
                                         Fair         Amortized      Fair         Amortized
                                         Value          Cost         Value          Cost___
                                         _________    _________      ________     _________
Total CMOs - continuing operations (1)   $ 3,082.8    $ 2,876.1      $ 3,091.4    $ 3,249.8
                                         _________    _________      _________    _________
                                         _________    _________      _________    _________
Percentage of total CMOs -
 continuing operations:
   Sequential and planned
     amortization class bonds                 76.6%                       83.7%
   Z-tranches                                 15.8                         8.8
   Interest-only strips and
     principal-only strips                     2.3                         3.2
   Other                                       5.3                         4.3
                                         _________                   _________
Total - continuing operations                100.0%                      100.0%
                                         _________                   _________
                                         _________                   _________

Total CMOs - Discontinued Operations (1) $   306.0    $   304.4      $   278.1    $   312.9
                                         _________    _________      _________    _________
                                         _________    _________      _________    _________


(1)  At December 31, 1995 and 1994, approximately 74% and 77%, respectively, of the company's continuing operations' CMO holdings and approximately 38% and 44%, respectively, of the company's Discontinued Operations' CMO holdings were collateralized by residential mortgage loans, on which the timely payment of principal and interest is backed by specified government agencies (e.g., GNMA,
     FNMA, FHLMC).


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

The various categories of CMOs are subject to different degrees of risk from changes in interest rates and defaults (for non-agency-backed bonds). Sequential and planned amortization class bonds are subject to less prepayment and extension risk than other CMO instruments. Interest-only strips ("IOs") receive payments of interest and principal-only strips ("POs") receive payments of principal on the underlying pool of residential mortgages. The company has mitigated the risks associated with holding IOs and POs by holding positions in both types of instruments such that exposure from significant changes in interest rates is reduced. Z-tranches receive principal payments from the underlying mortgage pool only after all other priority classes have been retired.

Mortgage Loans

During 1995, the total mortgage loan portfolio was reduced 21% to $9.4 billion, net of impairment reserves. At December 31, 1995 and 1994, the company's total mortgage loan investments, net of impairment reserves, supported the following types of business:

(Millions)                                 1995               1994
______________________________________________________________________
Supporting discontinued products           $ 3,388.6         $ 4,294.9
Supporting experience rated products         2,642.6           3,652.1
Supporting remaining products                2,296.0           2,442.9
______________________________________________________________________
   Total mortgage loan investments -
     continuing operations                 $ 8,327.2         $10,389.9
______________________________________________________________________
                                           ___________________________

Mortgage loan investments - Discontinued

   Operations                              $ 1,061.7         $ 1,453.7
______________________________________________________________________
                                           ___________________________

The company continued to manage its mortgage loan portfolio during 1995 to reduce the balance in absolute terms and relative to invested assets, and to reduce its overall risk. The $2.5 billion decrease in the total mortgage loan portfolio since December 31, 1994 reflects the effect of repayments of maturing loans, loan prepayments and foreclosures (actual and in-substance). Additionally, in December 1995, the company completed the sale and securitization of $443 million of commercial mortgage loans supporting discontinued products. Concurrent with the sale, the company retained approximately $108 million of subordinate and residual certificates which were classified as debt securities at December 31, 1995. The net proceeds from the sale were approximately $338 million.

At December 31, 1995 and 1994, the company's mortgage loan balances, net of specific impairment reserves, by property type and geographic region were as follows:

December 31, 1995
_________________
                                                 Hotel/               Mixed
(Millions)         Office    Retail    Apartment Motel     Industrial Use       Other    Total
__________________________________________________________________________________________________
South Atlantic     $   538.8 $   301.6 $   114.0 $   426.7 $   195.3  $  152.1  $   27.1 $ 1,755.6
Middle Atlantic        807.3     400.3     116.3      81.7      33.8     118.5       4.8   1,562.7
New England            555.6     214.9        .5     124.2      41.7      37.5      11.0     985.4
South Central          300.2     192.4      56.7      54.6      29.3         -      23.4     656.6
North Central          537.1     146.4      62.9     101.3      28.5      24.6      32.3     933.1
Pacific and
  Mountain             786.4     426.7     122.4     113.2     334.0      21.6      98.5   1,902.8

Other                   94.5     152.1     127.8      20.2      64.3       6.5     309.3     774.7
__________________________________________________________________________________________________
   Total - continuing
     operations    $ 3,619.9 $ 1,834.4 $   600.6 $   921.9 $   726.9 $   360.8  $  506.4   8,570.9
__________________________________________________________________________________________________
Less general portfolio
  loss reserve                                                                               243.7
__________________________________________________________________________________________________
   Adjusted total - continuing operations, net of reserves                               $ 8,327.2
__________________________________________________________________________________________________
                                                                                         _________
Total - Discontinued
  Operations       $   527.2 $   256.3 $   168.7 $    59.7 $    31.1 $    42.8  $   20.3 $ 1,106.1
__________________________________________________________________________________________________
Less general portfolio
  loss reserve                                                                                44.4
__________________________________________________________________________________________________
   Adjusted total - Discontinued Operations, net of reserves                             $ 1,061.7
__________________________________________________________________________________________________
                                                                                         _________

December 31, 1994
_________________
                                                 Hotel/               Mixed
(Millions)         Office    Retail    Apartment Motel     Industrial Use       Other    Total
__________________________________________________________________________________________________
South Atlantic     $   667.9 $   380.6 $   205.6 $   610.3 $   232.9  $  153.2  $   33.0 $ 2,283.5
Middle Atlantic        944.3     452.6     188.0     124.0      52.2     118.5       9.2   1,888.8
New England            635.6     217.2       4.8      75.8      44.2     209.9      28.9   1,216.4
South Central          314.1     274.3     153.3      63.6      46.4         -      27.3     879.0
North Central          585.5     235.8      77.2     144.8      29.0      47.6      45.0   1,164.9
Pacific and
  Mountain           1,052.3     535.9     242.7     143.0     435.3      76.6      80.0   2,565.8
Other                   95.8     149.1     131.3      21.0      59.8       3.4     222.6     683.0
__________________________________________________________________________________________________
   Total - continuing
     operations    $ 4,295.5 $ 2,245.5 $ 1,002.9 $ 1,182.5 $   899.8 $   609.2  $  446.0  10,681.4
__________________________________________________________________________________________________
Less general portfolio
  loss reserve                                                                               291.5 *
__________________________________________________________________________________________________
   Adjusted total - continuing operations, net of reserves                               $10,389.9
__________________________________________________________________________________________________
                                                                                         _________
Total - Discontinued
  Operations       $   660.6 $   379.4 $   224.4 $   132.7 $    33.6 $    50.9  $   30.6 $ 1,512.2
__________________________________________________________________________________________________
Less general portfolio
  loss reserve                                                                                58.5
__________________________________________________________________________________________________
   Adjusted total - Discontinued Operations, net of reserves                             $ 1,453.7
__________________________________________________________________________________________________
                                                                                         _________

*  The general reserve at December 31, 1994 excluded reserves of approximately $208.5 million related to experience rated products.  Had such reserves been included, the general reserve would have been $500.0 million.  In connection with the company's adoption of FAS Nos. 114 and 118, the general reserve at December 31, 1995 included such reserves, related to experience rated products.  The inclusion of these reserves did not impact earnings or shareholders' equity.


The company has a comprehensive process for managing mortgage loans which includes an ongoing risk assessment to evaluate key attributes of the mortgage investment, specifically, debt service coverage, cash flow sustainability, property condition, loan to value, market/economic trends, deal structure, borrower strength and ability to refinance. Action plans are established with the objective of reducing potential risk and maximizing the return on the investment. In addition, a collateral valuation is performed on a regular basis for mortgage loans with a balance greater than $5 million (approximately 90% of the total principal balance of the portfolios supporting continuing operations and Discontinued Operations), to help determine whether adjustments to impairment reserves are warranted.

The company has a troubled debt restructuring program, the primary objective of which is to restructure eligible loans in a manner which creates a market rate transaction which will perform in accordance with its restructured terms. The program is applied to those loans which have sound property and borrower fundamentals but suffer from excess debt. An important feature of these loans is that in exchange for principal forgiveness on a portion of the loan, the company typically retains the right to participate in property appreciation to the extent market conditions improve in the future.

In those situations where the property fundamentals do not support a restructuring of the loan, the company generally acquires the collateral through foreclosure. Loans with a principal balance of $309 million and collateral with a fair market value of $210 million (of which $9 million and $7 million, respectively, relates to loans supporting Discontinued Operations) were foreclosed upon in 1995. Additional loans with a principal balance of $120 million ($19 million of which relates to loans supporting Discontinued Operations) were in the process of foreclosure at year end. In certain cases, the company has taken substantive possession of the property supporting its loan, coupled with the borrower surrendering its interest in the future economic benefits in the property. Where this has occurred, the loans are considered in-substance foreclosures, written down to their fair market value less selling costs and classified as real estate held for sale. At December 31, 1995 and 1994, there were $190 million and $172 million, respectively, of in-substance foreclosures, (net of write-offs of $126 million and $126 million, respectively) in portfolios supporting continuing operations. Likewise, at December 31, 1995 and 1994 there were $54 million and $21 million, respectively, of in-substance foreclosures (net of write-offs of $65 million and $10 million, respectively) in portfolios supporting Discontinued Operations.

Included in the company's total mortgage loan balances were the following categories of mortgage loans:

(Millions)                                                     December 31, 1995
_______________________________________________________________________________________________________
                                                           Restructured      Potential
                                       Problem Loans       Loans             Problem Loans*    Total
                                       _____________       ____________      _____________     _____
Total - continuing operations          $  160.3            $  514.1          $  839.1          $1,513.5
                                       ________            ________          ________          ________
                                       ________            ________          ________          ________

Percentage of total - continuing
  operations:
  Supporting discontinued products         22.6%               50.9%             54.3%
  Supporting experience rated products     39.7                30.7              25.2
  Supporting remaining products            37.7                18.4              20.5
                                       ________            ________          ________
                                          100.0%              100.0%            100.0%
                                       ________            ________          ________
                                       ________            ________          ________
Impairment reserves on loans -
 continuing operations (1)                                                                     $  604.9
                                                                                               ________
                                                                                               ________
Impairment reserves as a percentage
 of total - continuing operations                                                                  40.0%
                                                                                               ________
                                                                                               ________

Total - Discontinued Operations        $   20.1            $   35.8          $   92.1          $  148.0
                                       ________            ________          ________          ________
                                       ________            ________          ________          ________

Impairment reserves on loans -
  Discontinued Operations                                                                      $   65.7
                                                                                               ________
                                                                                               ________
Impairment reserves as a percentage
 of total - Discontinued Operations                                                                44.4%
                                                                                               ________
                                                                                               ________

                                                               December 31, 1994
                                       ________________________________________________________________
                                                           Restructured      Potential
                                       Problem Loans       Loans             Problem Loans*    Total
                                       _____________       ____________      _____________     _____
Total - continuing operations          $  567.1            $  618.0          $  881.7          $2,066.8
                                       ________            ________          ________          ________
                                       ________            ________          ________          ________

Percentage of total - continuing
  operations:
  Supporting discontinued products         43.8%               44.6%             50.8%
  Supporting experience rated products     36.5                35.5              26.6
  Supporting remaining products            19.7                19.9              22.6
                                       ________            ________          ________
                                          100.0%              100.0%            100.0%
                                       ________            ________          ________
                                       ________            ________          ________
Impairment reserves on loans -
 continuing operations (1)                                                                     $  647.5**
                                                                                               ________
                                                                                               ________
Impairment reserves as a percentage
 of total - continuing operations                                                                  31.3%
                                                                                               ________
                                                                                               ________

Total - Discontinued Operations        $  106.0            $   88.1          $   37.0          $  231.1
                                       ________            ________          ________          ________
                                       ________            ________          ________          ________

Impairment reserves on loans -
 Discontinued Operations                                                                       $  136.6
                                                                                               ________
                                                                                               ________
Impairment reserves as a percentage
 of total - Discontinued Operations                                                                59.1%
                                                                                               ________
                                                                                               ________

(1) Please see Note 5 of Notes to Financial Statements for composition of impairment reserves between specific and general impairment reserves.

*   In connection with the company's adoption of FAS Nos. 114 and 118 on January 1, 1995
    (please see Note 1 of Notes to Financial Statements), management has revised the definition of "potential problem loans."  (Please see "potential problem loans"
    on page 54.)

**  The general reserve at December 31, 1994 excluded reserves of approximately
    $208.5 million related to experience rated products.  Had such reserves been included, total reserves would have been $856.0 million.  In connection with the company's adoption of FAS Nos. 114 and 118, the general reserve at December 31, 1995 included such reserves, related to experience rated products.  The inclusion of these reserves did not impact earnings or shareholders' equity.

As of December 31, 1995 and 1994, the company's investments in problem, potential problem and restructured mortgage loans supporting continuing operations and Discontinued Operations by property type and geographic distribution were as follows:


Problem, Potential Problem and Restructured     Geographic Distribution of Problem, Potential
Mortgage Loans by Property Type                 Problem and Restructured Mortgage Loans

           Continuing        Discontinued                          Continuing    Discontinued
           Operations         Operations                           Operations     Operations_
_________________________________________       ____________________________________________

December 31, 1995:                              December 31, 1995:
__________________                              __________________

Agriculture     1.5%           -
Apartment       3.5%        13.3%               Middle Atlantic       15.5%         11.9%
Hotel/Motel     4.8%           -                New England           23.9%           .2%
Industrial      3.0%           -                North Central         10.3%         13.4%
Mixed Use       9.4%           -                Pacific and Mountain  27.8%         62.2%
Office         58.2%        48.8%               South Atlantic        11.0%         12.3%
Retail         15.0%        37.9%               South Central          7.2%            -
Other           4.6%           -                Non-U.S.               4.3%            -

December 31, 1994:                              December 31, 1994:
__________________                              __________________

Agriculture     1.1%           -
Apartment       5.3%         9.0%               Middle Atlantic       12.0%         22.1%
Hotel/Motel     8.8%          .8%               New England           21.7%          1.3%
Industrial      6.5%           -                North Central         17.0%         32.6%
Mixed Use       7.7%           -                Pacific and Mountain  25.6%          7.3%
Office         54.5%        72.4%               South Atlantic        16.6%         17.6%
Retail         13.4%        17.0%               South Central          4.7%         19.1%
Other           2.7%          .8%               Non-U.S.               2.4%            -

"Problem loans" are defined to be loans with payments over 60 days past due, loans on properties in the process of foreclosure, loans on properties involved in bankruptcy proceedings and loans on properties subject to redemption. Loans on properties in the process of foreclosure supporting continuing operations decreased to $101 million at December 31, 1995 from $364 million at December 31, 1994. Likewise, loans on properties in the process of foreclosure supporting Discontinued Operations decreased to $19 million at December 31, 1995 from $58 million at December 31, 1994.

"Restructured loans" are loans whose original contract terms have been modified to grant concessions to the borrower and are currently performing pursuant to such modified terms. Restructured mortgage loans within the total portfolio supporting continuing operations and Discontinued Operations at December 31, 1995 and 1994 yielded cash returns of approximately 7% and 6%, respectively.

Restructured loans that have a market rate of interest at the time of the restructure (which represents the interest rate the company would charge for a new loan with comparable risk) and demonstrate sustainable performance (as generally evidenced by six months of pre- or post-restructuring payment performance in accordance with the restructured terms) may be returned to performing status. Candidates for such treatment are re-underwritten and must meet specific guidelines which are intended to provide reasonable assurance that the loan will perform in accordance with its contract terms. In addition, such restructured loans are designed to enhance the company's security position in the collateral, maximize borrower commitment to the property, and in many cases, ensure the company's participation in any appreciation of the property as market conditions improve. During 1995 two loans in the continuing operations portfolio which had been restructured, with a carrying value of $17 million (net of write-offs of $6 million) and an average current yield of 8%, were classified as performing. Likewise, during 1995 two loans in the Discontinued Operations portfolio which had been restructured, with a carrying value of $20 million (net of write-offs of $15 million) and an average current yield of 9%, were classified as performing.

In connection with the company's adoption of FAS Nos. 114 and 118 on January 1, 1995 (please see Note 1 of Notes to Financial Statements), management has revised the definition of "potential problem loans" to include all loans which are performing pursuant to existing terms and are considered likely to become classified as problem or restructured loans. Prior to January 1, 1995, potential problem loans were performing loans which management believed were likely to become classified as problem or restructured loans in the next 12 months or so. As a result of the revised definition, potential problem loans at December 31, 1995 supporting continuing operations and Discontinued Operations are approximately $293 million and $65 million, respectively, higher than they would have been had the definition not been changed. Potential problem loans are identified through the portfolio review process on the basis of known information about the ability of borrowers to comply with present loan terms. Identifying such potential problem loans requires significant judgment as to likely future market conditions and developments specific to individual properties and borrowers. Provision for losses that management believes are likely to arise from such potential problem loans is included in the specific impairment reserves. (Please see Note 5 of Notes to Financial Statements for a discussion of mortgage loan impairment reserves.)

The company does not accrue interest on problem loans or restructured loans when management believes the collection of interest is unlikely. The amount of pretax investment income required by the original terms of such problem and restructured loans outstanding at December 31 and the portion thereof actually recorded as income for the years ended December 31 were as follows:


(Millions)                             1995       1994       1993
____________________________________________________________________
Income which would have been recorded
 under original terms of loans -
 continuing operations                 $  72.2    $ 127.2    $ 269.6
Income recorded                           42.4       64.5      133.9
                                       _______    _______    _______
Lost investment income - continuing
 operations                            $  29.8    $  62.7    $ 135.7
                                       _______    _______    _______
                                       _______    _______    _______

Lost investment income allocated to
 investments supporting discontinued
 products (included above)             $  10.4    $  28.8    $  73.8
                                       _______    _______    _______
                                       _______    _______    _______

Lost investment income allocated to
 investments supporting experience
 rated pension products
 (included above)                      $  15.4    $  22.5    $  41.7
                                       _______    _______    _______
                                       _______    _______    _______

Lost investment income allocated to
 investments supporting remaining
 products (included above)             $   4.0    $  11.4    $  20.2
                                       _______    _______    _______
                                       _______    _______    _______

Lost investment income - Discontinued
 Operations                            $   2.2    $  13.9    $  13.5
                                       _______    _______    _______
                                       _______    _______    _______


Real Estate

The company's equity real estate balances, net of write-downs and reserves, were as follows:

(Millions)                                                   December 31, 1995
________________________________________________________________________________________________
                                       Investment               Properties          Total Equity
                                       Real Estate              Held for Sale       Real Estate
                                       ___________              _____________       ____________
Total equity real estate -
 continuing operations                 $  153.0                 $1,124.3 (1)        $1,277.3
                                       ________                 ________            ________
                                       ________                 ________            ________

Percentage of total equity real
 estate - continuing operations:
  Supporting discontinued products          7.5%                    55.5%
  Supporting experience rated products      7.8                     24.4
  Supporting remaining products            84.7                     20.1
                                       ________                 ________
                                          100.0%                   100.0%
                                       ________                 ________
                                       ________                 ________
Total equity real estate -
 Discontinued Operations               $  106.8                 $  157.9 (1)        $  264.7
                                       ________                 ________            ________
                                       ________                 ________            ________



                                                             December 31, 1994
                                       _________________________________________________________
                                       Investment               Properties          Total Equity
                                       Real Estate              Held for Sale       Real Estate
                                       ___________              _____________       ____________
Total equity real estate -
 continuing operations                 $  241.5                 $1,042.2 (1)        $1,283.7
                                       ________                 ________            ________
                                       ________                 ________            ________

Percentage of total equity real
 estate - continuing operations:
  Supporting discontinued products         37.6%                    61.3%
  Supporting experience rated products     13.2                     24.1
  Supporting remaining products            49.2                     14.6
                                       ________                 ________
                                          100.0%                   100.0%
                                       ________                 ________
                                       ________                 ________
Total equity real estate -
 Discontinued Operations               $  140.8                 $  121.2 (1)        $  262.0
                                       ________                 ________            ________
                                       ________                 ________            ________

(1) Includes $190.4 million and $172.4 million of in-substance foreclosures supporting continuing operations and $54.1 million and $21.0 million supporting Discontinued Operations at
    December 31, 1995 and 1994, respectively.  (Please see "Mortgage Loans" on page 51 for discussion of in-substance foreclosures.)


As of December 31, 1995 and 1994, the company's investments in equity real estate by property type and geographic distribution were as follows:

Equity Real Estate by Property Type                Geographic Distribution of Equity Real Estate

           Continuing     Discontinued                                Continuing     Discontinued
           Operations     Operations                                  Operations     Operations
______________________________________             __________________________________________________
December 31, 1995:                                 December 31, 1995:
__________________                                 __________________

Apartment       5.2%           -                   Middle Atlantic       11.1%          7.9%
Hotel/Motel     7.4%        21.3%                  New England            2.9%         12.5%
Industrial      4.4%         8.6%                  North Central         16.1%         18.3%
Land            1.2%        14.3%                  Pacific and Mountain  20.7%         37.9%
Mixed Use       2.1%           -                   South Atlantic        29.0%         16.7%
Office         60.8%        47.1%                  South Central          8.2%          6.7%
Retail         16.0%         7.6%                  Non-U.S.              12.0%            -
Other           2.9%         1.1%

December 31, 1994:                                 December 31, 1994:
__________________                                 __________________

Apartment       7.4%         6.0%                  Middle Atlantic        8.1%          8.2%
Hotel/Motel     7.8%        17.3%                  New England            9.0%         16.1%
Industrial      3.8%         8.7%                  North Central         12.3%         12.3%
Land            2.5%        13.2%                  Pacific and Mountain  16.9%         40.1%
Mixed Use       2.5%           -                   South Atlantic        31.7%         20.4%
Office         54.2%        44.1%                  South Central         11.8%          2.9%
Retail         20.2%         9.5%                  Non-U.S.              10.2%            -
Other           1.6%         1.2%

All real estate acquired through foreclosure, including in-substance foreclosures, is classified as properties held for sale. Foreclosed real estate supporting continuing operations was carried at 61% of the company's cash investment (unpaid mortgage balance plus capital additions) at December 31, 1995 and 1994. Likewise, foreclosed real estate of Discontinued Operations was carried at 53% and 49% of the company's cash investment at December 31, 1995 and 1994, respectively.

Investment real estate, which is generally carried at depreciated cost, is written down to fair value to reflect other than temporary declines in market value. The fair value of assets acquired through foreclosure is established as the cost basis at the time of foreclosure. Subsequent to acquisition, properties classified as held for sale are carried at the lower of cost or fair value less estimated selling costs. Adjustments to the carrying value of properties held for sale resulting from changes in fair value are recorded in a valuation reserve. Property valuations are reviewed regularly by investment management. Capital additions and asset improvements increase the cost basis of the asset while depreciation reduces the cost basis.

Total real estate write-downs and valuation reserves on properties included in the company's equity real estate balances at December 31 were as follows:


(Millions)                             1995          1994
_____________________________________________________________

Allocable to discontinued products     $  381.0      $  376.0
Allocable to experience rated products    208.2         179.6

Allocable to remaining products            96.8          89.0
_____________________________________________________________
   Total real estate write-downs and
    valuation reserves - continuing

    operations                         $  686.0      $  644.6
_____________________________________________________________
                                       ______________________

Real estate write-downs and valuation
    reserves - Discontinued Operations $  131.5      $  117.6
_____________________________________________________________
                                       ______________________


For the years ended December 31, total after-tax net realized capital (gains) losses from real estate write-downs and changes in the valuation reserves were as follows:


(Millions)                             1995        1994        1993
_____________________________________________________________________

Allocable to discontinued products     $ 30.9 (1)  $ 12.8 (1)  $ 55.1
Allocable to experience rated
  products (2)                            5.1         2.9        51.5
Allocable to remaining products           2.2        (3.0)       31.4
_____________________________________________________________________
  Total after-tax net realized
    capital losses -
    continuing operations              $ 38.2      $ 12.7      $138.0
_____________________________________________________________________
                                       ______________________________

Total after-tax net realized
 capital (gains) losses -
 Discontinued Operations               $(10.6) *   $  2.2      $ 33.1
_____________________________________________________________________
                                       ______________________________

(1) Write-downs and impairment expense allocable to discontinued products for the years ended December 31, 1995 and 1994 were charged against the reserve for future losses and did not affect the company's results of operations.

(2) Write-downs and impairment expense allocable to experience rated products do not affect the company's results of operations.

* Includes a $12.8 million realized capital gain related to the reversal of valuation reserves on a foreclosed property that appreciated in value.

Use of Derivatives and Other Investments

The company's use of derivatives is limited to hedging activity and has principally consisted of using futures, forward contracts and interest rate swaps to hedge interest rate risk and currency risk. These instruments, viewed separately, subject the company to varying degrees of market and credit risk. However, when used for hedging, the expectation is that these instruments would reduce overall market risk. Market risk is the possibility that future changes in market prices may decrease the market value of one or all of these financial instruments. Credit risk arises from the potential inability of counterparties to perform under the terms of the contracts. Management does not believe that the current level of hedging activity will have a material effect on the company's liquidity or results of operations. (Please see Note 16 of Notes to Financial Statements for a discussion of the company's hedging activities.)

The company also had investments in certain debt instruments with derivative characteristics, including those where market value is at least partially determined by, among other things, levels of or changes in domestic and/or foreign interest rates (short term or long term), exchange rates, prepayment rates, equity markets or credit ratings/spreads. The amortized cost and fair value of these securities, included in the debt securities portfolios supporting continuing operations and Discontinued Operations, as of December 31, 1995 was as follows:

                                                  Continuing                Discontinued
                                                  Operations                 Operations
                                            ______________________     _______________________
                                            Amortized       Fair       Amortized        Fair
(Millions)                                    Cost          Value        Cost           Value_
______________________________________________________________________________________________
Collateralized mortgage obligations:        $ 2,876.1    $ 3,082.8     $   304.4     $   306.0
  Principal-only strips (included above)         38.7         50.0             -             -
  Interest-only strips (included above)          11.9         21.3             -             -
Structured notes (1)                             95.0        100.3             -             -
Warrants to purchase debt securities (2)          2.8          4.5             -             -

(1) Represents nonleveraged instruments whose fair values and credit risk are based on underlying securities, including fixed-income securities and interest rate swap agreements.

(2) Represents the right to purchase specific debt securities and is accounted for as a hedge. Upon exercise, the cost of the warrants will be added to the basis of the debt securities purchased and amortized over their lives.


Outlook

Management intends that continuing operations general account investments in new mortgage loans for the foreseeable future will be restricted largely to extending and refinancing existing mortgages as they mature. (Please see "Liquidity and Capital Resources" on page 62.) It is management's objective over the next several years, real estate and capital market conditions permitting, to continue to reduce the size and the risk of the mortgage loan and real estate portfolios relative to total invested general account assets. Although extensions and refinancings of existing mortgage loans may delay achieving this objective, management intends to pursue plans to reduce risk, maximize returns and reduce portfolio levels.

Management is seeing improvement in certain segments of the commercial real estate market. While additional losses may emerge in the company's mortgage loan and real estate portfolios, and may increase to the extent recovery in this market is delayed, management believes that the improvement in this market will favorably impact real estate values.

The reserve for discontinued products reflects all anticipated future losses on discontinued products, including capital losses relating to the $4.0 billion of mortgage loans and real estate supporting such products. Therefore, additional losses on the portion of the portfolio supporting discontinued products are not expected to impact the company's results of operations, although there can be no assurances that such losses will not be greater than anticipated and thus materially impact such results. (Please see "Discontinued Products" on page 23.)

During 1995, Discontinued Operations began to sell equity securities primarily in an effort to reduce volatility in statutory surplus and increase income. Such sales were increased in connection with the anticipated sale of the company's property-casualty operations. The company intends to continue to reduce the equity portfolio through the closing date of the sale of the property-casualty operations through a combination of sales, including the sale of a significant portion of its holdings in MBIA Inc. to the public, and transfers to continuing operations.

Liquidity and Capital Resources

(Millions)                             1995       1994        1993
______________________________________________________________________
Consolidated Assets (1)               $84,323.7  $75,486.7   $81,572.8
______________________________________________________________________
                                      ________________________________

Shareholders' Equity                  $ 7,272.8  $ 5,503.0   $ 7,043.1
______________________________________________________________________
                                      ________________________________

Cash and Cash Equivalents
and Short-Term Investments (2)        $ 2,320.5  $ 2,621.6   $ 2,096.5
______________________________________________________________________
                                      ________________________________

Minority Interest in
Preferred Securities
of Subsidiary                         $   275.0  $   275.0   $       -
______________________________________________________________________
                                      ________________________________

____
Long-Term Debt (2)                    $   989.1  $ 1,079.2   $ 1,112.2
______________________________________________________________________
                                      ________________________________

Average Short-Term Debt (2)           $    96.0  $   213.7   $   205.5
______________________________________________________________________
                                      ________________________________

Interest Expense (2)                  $   115.9  $    98.6   $    77.4
______________________________________________________________________
                                      ________________________________

(1) Includes net assets of Discontinued Operations of $3,932.8 million, $3,167.3 million and $3,873.0 million in 1995, 1994 and 1993, respectively.

(2)  Excludes Discontinued Operations.

Liquidity needs of the company's businesses have generally been met by cash provided by premiums, deposits, asset maturities and income received on investments. Cash provided from these sources is used primarily for claim and benefit payments, fund withdrawals and operating expenses.

Please see "Large Case Pensions" on pages 20 through 26 for a discussion of the liquidity requirements specific to the large case pension business. The following discussion addresses the sources of liquidity available to meet the needs of all of the company's continuing businesses.

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

As a result of the addition by the company of $750 million
($488 million, after tax) to the environmental-related claims reserves in the second quarter of 1995, the company contributed $303 million of additional capital to its Discontinued Operations in the fourth quarter of 1995 in order to restore capital levels (including risk-based capital), to appropriate levels for regulatory and other purposes. The funding for such capital contributions was obtained through short-term parent company borrowings.

The company has significant short-term liquidity supporting its businesses. At year-end 1995, cash and cash equivalents supporting continuing operations and Discontinued Operations were $1.7 billion and $1.2 billion, respectively, and short-term securities were $.6 billion and $.1 billion, respectively.

Given the high quality of the total debt securities portfolio supporting continuing operations and Discontinued Operations (please see "General Account Investments" on page 45), management expects the vast majority of the company's investments in debt securities to be repaid in accordance with contractual terms. In addition, the mortgage-backed securities, treasuries and public bonds included within the debt securities portfolio are highly marketable and thus can be used to enhance cash flow before maturity.

At December 31, 1995 and 1994, approximately 91% of the outstanding principal balance of the total mortgage loan portfolio consisted of commercial loans with balloon maturity features. The company has extended the maturity of, and adjusted interest rates to current market on, certain maturing mortgage loans where the borrower was unable to obtain financing elsewhere due to tight lending practices by banks and other financial institutions over the past several years. In 1995 the mortgage loan portfolio generated $2.3 billion in cash ($346 million of which relates to Discontinued Operations) which included $805 million of payoffs or 39% of scheduled combined maturities ($154 million of which relates to Discontinued Operations), $732 million of prepayments ($149 million of which relates to Discontinued Operations), $601 million of loan sales ($29 million of which relates to Discontinued Operations) and $181 million of amortization
($14 million of which relates to Discontinued Operations).
Despite various indications that liquidity has returned to certain real estate markets, the company expects it will continue to extend or refinance maturing loans.

At December 31, 1995, scheduled mortgage loan principal repayments were as follows:

                                Continuing        Discontinued
(Millions)                      Operations         Operations
______________________________________________________________
                  1996          $1,509.5          $136.5
                  1997           1,133.9           108.7
                  1998             822.9            61.5
                  1999           1,019.5           344.8
                  2000           1,282.1           250.4
            Thereafter           3,155.6           225.3


Consolidated Cash Flows

(Millions)                           1995         1994          1993
___________________________________________________________________________
Net cash provided by (used for)
 operating activities:
   Continuing Operations             $    647.7   $    840.8    $    (160.2)
                                     ______________________________________
                                     ______________________________________
   Discontinued Operations           $    688.7   $   (586.7)   $  (1,027.0)
                                     ______________________________________
                                     ______________________________________
Net cash provided by (used for)
 investing activities:
   Continuing Operations             $    381.8   $  1,416.0    $     204.6
                                     ______________________________________
                                     ______________________________________
   Discontinued Operations           $   (461.4)  $  1,342.7    $     592.1
                                     ______________________________________
                                     ______________________________________
Net cash provided by (used for)
 financing activities:
   Continuing Operations             $ (1,596.0)  $ (1,529.0)   $    (382.2)
                                     ______________________________________
                                     ______________________________________
   Discontinued Operations           $    250.5   $    (84.0)   $     (73.0)
                                     ______________________________________
                                     ______________________________________
Cash and cash equivalents:
   Continuing Operations             $  1,712.7   $  2,277.2    $   1,553.6
                                     ______________________________________
                                     ______________________________________
   Discontinued Operations           $  1,153.6   $    676.4    $       4.2
                                     ______________________________________
                                     ______________________________________

The company's cash flow requirements for 1995 were met by funds provided from operations, from the maturity and sale of investments and from financing activities.

Net cash provided by (used for) operating activities related to continuing operations included $880 million used for net purchases of debt trading securities in 1993.

Net cash provided by investing activities related to continuing operations included $2,048 million, $2,359 million and $2,617 million from net sales, including a securitization in 1995, as well as maturities and repayments of mortgage loans and real estate in 1995, 1994 and 1993, respectively.

Net cash used for financing activities related to continuing operations during 1995 included a $303 million capital contribution to Discontinued Operations. Please see "Liquidity and Capital Resources" on page 61 for a further discussion of the capital contribution. Net cash used for financing activities also includes cash generated by sales of investment contracts which was lower in 1995, 1994 and 1993 than cash paid for maturing investment contracts and other withdrawals. In 1995, 1994 and 1993, the company paid annual dividends to shareholders of $2.76 per share (approximately $315 million in 1995). (Please see "Parent Company Cash Flow" on page 65 and "Debt and Short-Term Borrowing" on page 66.)

Net cash provided by (used for) operating activities related to Discontinued Operations included $1,209 million used for net purchases of debt trading securities in 1993.

Net cash provided by (used for) investing activities related to Discontinued Operations included $1,164 million from increases in debt securities in 1995, $617 million from decreases in debt securities in 1994 and $232 million from net sales, as well as maturities and repayments of mortgage loans and real estate in 1993.

Net cash provided by (used for) financing activities related to Discontinued Operations during 1995 included a $303 million infusion of capital from continuing operations.

Sale of Property-Casualty Operations

The sale of the property-casualty operations to The Travelers Insurance Group Inc. is expected to close no later than midyear 1996. The expected net proceeds of approximately $4.0 billion from this sale are expected to be utilized primarily to support the company's strategic initiatives.

The agreement to sell the property-casualty operations prohibits the payment of further cash dividends from the property-casualty businesses to the parent company, Aetna Life and Casualty Company, although the effect of such prohibition is not expected to be material to the company's liquidity position.

Other Factors Affecting Cash Flow

Cash flow may be influenced by general economic conditions, including general interest rate levels, investment returns, competition for business, and the perceived financial strength of the company. Financial strength is significant because of questions about insurers' asset quality and the well-publicized insolvencies of certain insurers. Adverse changes in, among other factors, claims-paying ratings, general economic conditions, or overall customer confidence have the effect of decreasing new sales and deposits and increasing withdrawals and surrenders. Additionally, lower debt and commercial paper ratings may adversely affect the availability and cost of certain external funding sources.

During 1995 and 1994, ratings of Aetna Life and Casualty Company and certain of its subsidiaries were lowered by certain of the rating agencies. Aetna's ratings at February 7, 1995 and at February 6, 1996 follow:

                                                    Rating Agencies
                             ____________________________________________________________
                                                             Moody's Investors   Standard
                             A.M. Best      Duff & Phelps        Service         & Poor's
                             ____________________________________________________________
Aetna Life and Casualty Company
  (senior debt)
    February 7, 1995              *         A+                   A2              A+
    February 6, 1996              *         A ***                A2              A- ***

Aetna Life and Casualty Company
  (commercial paper)
    February 7, 1995              *         D-1                  P-1             A-1
    February 6, 1996              *         D-1 ***              P-1             A-2 ***

Aetna Life Insurance Company
  (claims paying)
    February 7, 1995              A         AA  ****             Aa3             A+
    February 6, 1996              A         AA- ***              Aa3             A+ ***

Aetna Life Insurance and Annuity Company
  (claims paying)
    February 7, 1995              A++       AA+                  Aa2             AA
    February 6, 1996              A+        AA+                  Aa2             AA ***

The Aetna Casualty and Surety Company
  (claims paying)
    February 7, 1995              A-        AA-                  A1              A+
    February 6, 1996              A-        A+                   A1              A

Aetna Casualty and Surety Company of America
  (claims paying)
    February 7, 1995              A         **                   **              **
    February 6, 1996              A         **                   **              **


*    Not rated by the agency.
**   Not rated on a separate company basis.
*** On rating watch-up or credit watch with positive implications. **** On rating watch-down.


Parent Company Cash Flow

Cash flow needs at the parent company level include primarily shareholder dividends and debt service. The Board of Directors ("the Board") reviews the company's common stock dividend each quarter. Among the factors considered by the Board are the company's results of operations, and the capital requirements, growth and other characteristics of its businesses. The parent company also may fund growth or meet capital needs of the company's businesses. Such parent company cash flow needs historically have been met, in large part, through a combination of borrowings and dividends from operating subsidiaries. As a matter of course, the company monitors existing and alternative financing sources to support the parent company's capital and liquidity needs including, but not limited to, debt issuance, preferred stock issuance, intercompany borrowings and pledging or selling of assets. The sale of the property-casualty operations is expected to generate substantial cash which will be available for investment in one or more of the remaining businesses. Efforts to simultaneously grow certain of the company's remaining businesses to their full potential and meet capital requirements of other businesses may require significant future capital.

Should significant cash flow reductions occur in any of the company's businesses, for any combination of the reasons discussed above, the company has several alternatives for meeting its cash requirements. These include, among other things, selling or pledging public bond investments or other assets, borrowing among affiliates and using external borrowing or other capital-raising capacity.

The company has credit facilities aggregating $1 billion with a group of worldwide banks. One $500 million facility terminates in July 1996. Another $500 million facility terminates in July 1999. The company intends to obtain an extension of the facility that terminates in July 1996. (Please see Note 9 of Notes to Financial Statements.)

The company has agreed with Travelers Group Inc. to invest up to $200 million in a potential offering of common stock in a new property-casualty entity to be established by Travelers Group Inc.

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

Debt and Short-Term Borrowing

Long-term debt of continuing operations at December 31, 1995 was approximately $1.0 billion, of which $66 million was attributable to the company's international subsidiaries.

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

Treasury Stock

The company issued 1,994,935 shares, 457,191 shares and 1,930,085 shares of treasury stock for benefit plans in 1995, 1994 and 1993, respectively. In 1995, 1994 and 1993, the company did not acquire any shares of its common stock.

Dividend Restrictions

Because Aetna Life and Casualty Company is a Connecticut insurance company, the amount of dividends that it may pay to shareholders in 1996 without prior approval by the Insurance Commissioner of the State of Connecticut is $660 million. Dividend payments by the domestic insurance subsidiaries to Aetna Life and Casualty Company are subject to similar restrictions in Connecticut and other states, and are limited in 1996 to approximately
$657 million ($217 million of which relates to Discontinued Operations) in the aggregate.

Please see "Sale of Property-Casualty Operations" on page 64 for additional discussions regarding dividend restrictions.

Regulatory Environment

Solvency Regulation

In recent years, state insurance regulators have been considering changes in statutory accounting practices and other initiatives to strengthen solvency regulation. The National Association of Insurance Commissioners ("NAIC") has adopted risk-based capital ("RBC") standards for both life and property-casualty insurers. The RBC formula is a regulatory tool designed to identify weakly capitalized companies by comparing the adjusted surplus to the required surplus, which reflects the risk profile of the company (RBC ratio). Within certain ratio ranges, regulators have increasing authority to take action as the RBC ratio decreases. There are four levels of regulatory action ranging from requiring insurers to submit a comprehensive plan (an RBC plan) to the state insurance commissioner to when the state insurance commissioner places the insurer under regulatory control. The RBC ratio for each of the company's primary insurance subsidiaries as measured at December 31, 1995 was significantly above the levels which would require regulatory action. Rating agencies also use their own risk-based capital standards as part of determining a company's rating.

The NAIC also is considering several other solvency-related regulations including risk-based capital standards for HMOs and the development of a model investment law and amendments to the model insurance holding company law which would limit types and amounts of investments by insurance companies. In addition, in recent years there has been growing interest among certain members of Congress concerning possible federal roles in the regulation of the insurance industry. Because these other initiatives are in a preliminary stage, management cannot assess the potential impact of their adoption on the company.

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

The company and other insurers are seeking clarification from the DOL of the effects, if any, of the decision on their businesses, as well as pursuing clarification of the decision through Federal legislation. Management is not currently able to predict how the decision, or the outcome of any legislative or regulatory initiatives, will ultimately affect its businesses.

New Accounting Pronouncements

Please see Notes 1 and 2 of Notes to Financial Statements for a discussion of recently issued accounting pronouncements.

Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 ("the Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. The company desires to take advantage of the "safe harbor" provisions of the Act. Certain information contained herein, particularly the information appearing under the heading "Outlook" contained in the discussion of results of operations of the company's business segments, is forward-looking. Information regarding certain important factors that could cause actual results of operations or outcomes of other events to differ materially from any such forward-looking statement appear together with such statement, and/or elsewhere herein. Information regarding additional factors that may affect such statements appears in the company's 1995 Annual Report on Form 10-K filed with the Securities and Exchange Commission (see Item 1-Business, including descriptions of the company's business segments and "Other Matters - Regulation" in the Form 10-K).

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

The company engages KPMG Peat Marwick LLP as independent auditors to audit its financial statements and express their opinion thereon. Their audits include reviews and tests of the company's internal controls to the extent they believe necessary to determine and conduct the audit procedures that support their opinion. Members of that firm also have the right of full access to each member of management in conducting their audits. The report of KPMG Peat Marwick LLP appears on page 123.

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

Consolidated Statements of Income

For the years ended December 31,


(Millions, except share and per share data)       1995              1994              1993
_________________________________________________________________________________________________
Revenue:

Premiums                                          $  7,431.4        $  6,901.3        $  5,921.7
Net investment income                                3,575.1           3,631.4           3,966.6
Fees and other income                                1,924.3           1,741.5           1,512.6
Net realized capital gains (losses)                     47.2             (55.2)            (61.2)
                                                  _______________________________________________

Total revenue                                       12,978.0          12,219.0          11,339.7
_________________________________________________________________________________________________

Benefits and Expenses:

Current and future benefits                          9,027.2           8,652.0           8,189.2
Operating expenses                                   3,087.5           2,805.9           2,632.8
Amortization of deferred policy
 acquisition costs                                     137.1             133.6             101.7
Loss on discontinuance of products                         -                 -           1,270.0
Severance and facilities charge                            -                 -             160.7
                                                  _______________________________________________

Total benefits and expenses                         12,251.8          11,591.5          12,354.4
_________________________________________________________________________________________________

Income (Loss) from continuing operations
 before income taxes, extraordinary item
 and cumulative effect adjustments                     726.2             627.5          (1,014.7)

Income taxes (benefits)                                252.3             218.1            (412.4)
                                                  _______________________________________________

Income (Loss) from continuing operations
 before extraordinary item and
 cumulative effect adjustments                         473.9             409.4            (602.3)
Income (Loss) from Discontinued Operations,
 net of tax                                           (222.2)             58.1             290.3
                                                  _______________________________________________

Income (Loss) before extraordinary item
 and cumulative effect adjustments                     251.7             467.5            (312.0)
Extraordinary loss on debenture redemption,
 net of tax                                                -                 -              (4.7)
Cumulative effect adjustments, net of tax                  -                 -             (49.2)
                                                  _______________________________________________

Net income (loss)                                 $    251.7        $    467.5        $   (365.9)
                                                  _______________________________________________
                                                  _______________________________________________

Results Per Common Share:

Income (Loss) from continuing operations
 before extraordinary item and
 cumulative effect adjustments                    $     4.16        $     3.63        $    (5.42)
Income (Loss) from Discontinued Operations,
 net of tax                                            (1.95)              .51              2.61
                                                  _______________________________________________

Income (Loss) before extraordinary item
 and cumulative effect adjustments                      2.21              4.14             (2.81)
Extraordinary loss on debenture redemption,
 net of tax                                                -                 -              (.04)
Cumulative effect adjustments, net of tax                  -                 -              (.44)
                                                  _______________________________________________

Net income (loss)                                 $     2.21        $     4.14        $    (3.29)
_________________________________________________________________________________________________
                                                  _______________________________________________


Weighted average common shares outstanding       113,897,633       112,848,653       111,062,954
_________________________________________________________________________________________________

See Notes to Financial Statements.

Consolidated Balance Sheets

As of December 31,

(Millions, except share and per share data)           1995             1994
__________________________________________________________________________________
Assets:
Investments:
 Debt securities:
    Available for sale, at fair value
      (amortized cost $29,962.5 and $27,208.3)        $  31,860.3      $  25,938.1
    Held for investment, at amortized cost
      (fair value $1,584.1)                                     -          1,587.3
 Equity securities, at fair value (cost $597.8
  and $594.0)                                               659.7            614.6
 Short-term investments                                     607.8            344.4
 Mortgage loans                                           8,327.2         10,389.9
 Real estate                                              1,277.3          1,283.7
 Policy loans                                               629.4            533.8
 Other                                                      688.6            838.0
                                                      ____________________________
Total investments                                        44,050.3         41,529.8
__________________________________________________________________________________

 Cash and cash equivalents                                1,712.7          2,277.2
 Reinsurance recoverables and receivables                   109.4            129.4
 Accrued investment income                                  618.3            596.8
 Premiums due and other receivables                         971.5            593.7
 Deferred federal and foreign income taxes                  271.5            404.2
 Deferred policy acquisition costs                        1,953.1          1,691.0
 Other assets                                             1,004.4            974.7
 Separate Accounts assets                                29,699.7         24,122.6

 Net assets of Discontinued Operations                    3,932.8          3,167.3
                                                      ____________________________
Total assets                                          $  84,323.7      $  75,486.7
__________________________________________________________________________________
__________________________________________________________________________________

Liabilities:
 Future policy benefits                               $  18,372.9      $  17,971.5
 Unpaid claims and claim expenses                         1,563.1          1,389.4
 Unearned premiums                                          142.4            179.4
 Policyholders' funds left with the company              22,898.7         23,176.4
                                                      ____________________________
Total insurance liabilities                              42,977.1         42,716.7

 Dividends payable to shareholders                           79.2             77.7
 Short-term debt                                            389.6             14.8
 Long-term debt                                             989.1          1,079.2
 Current federal and foreign income taxes                   154.0              4.2
 Other liabilities                                        2,344.2          1,642.0
 Participating policyholders' interests                     204.8            170.5
 Separate Accounts liabilities                           29,637.9         24,003.6
                                                      ____________________________
Total liabilities                                        76,775.9         69,708.7
__________________________________________________________________________________

Minority interest in preferred securities
  of subsidiary                                             275.0            275.0
__________________________________________________________________________________

Commitments and Contingent Liabilities
 (Notes 2, 16 and 17)

Shareholders' Equity:
 Class A Voting Preferred Stock (no par value;
  10,000,000 shares authorized; no shares
  issued or outstanding)                                        -                -
 Class B Voting Preferred Stock (no par value;
  15,000,000 shares authorized; no shares
  issued or outstanding)                                        -                -
 Class C Non-Voting Preferred Stock (no par value;
  15,000,000 shares authorized; no shares
  issued or outstanding)                                        -                -
 Common Capital Stock (no par value; 250,000,000
  shares authorized; 115,013,675 and 114,939,275 issued,
  and 114,727,093 and 112,657,758 outstanding)            1,448.2          1,419.2
 Net unrealized capital gains (losses)                      641.1         (1,071.5)
 Retained earnings                                        5,195.6          5,259.6
 Treasury stock, at cost (286,582 and
  2,281,517 shares)                                         (12.1)          (104.3)
                                                      ____________________________
Total shareholders' equity                                7,272.8          5,503.0
__________________________________________________________________________________

Total liabilities, minority interest and
  shareholders' equity                                $  84,323.7      $  75,486.7
__________________________________________________________________________________
__________________________________________________________________________________

Shareholders' equity per common share                 $     63.39      $     48.85
__________________________________________________________________________________
__________________________________________________________________________________

See Notes to Financial Statements.

Consolidated Statements of Shareholders' Equity


                                                                 Net
                                                                 Unrealized
Three Years Ended December 31, 1995                   Common     Capital        Retained     Treasury
(Millions, except share data)            Total        Stock      Gains (Losses) Earnings     Stock
______________________________________________________________________________________________________

Balances at December 31, 1992            $ 7,238.3    $ 1,417.7  $   259.6      $ 5,777.9    $  (216.9)
______________________________________________________________________________________________________

Net loss                                    (365.9)                                (365.9)
Net change in unrealized capital
 gains and losses                            388.6                   388.6
Common stock issued for benefit plans
 (1,930,085 shares)                           86.5                                                86.5
Gain on issuance of treasury stock             4.3          4.3
Common stock dividends declared             (308.7)                                (308.7)
                                         _____________________________________________________________

Balances at December 31, 1993              7,043.1      1,422.0      648.2        5,103.3       (130.4)
______________________________________________________________________________________________________

Net income                                   467.5                                  467.5
Net change in unrealized capital
 gains and losses                         (1,719.7)                (1,719.7)
Common stock issued for benefit plans
 (457,191 shares)                             26.1                                                26.1
Loss on issuance of treasury stock            (2.8)        (2.8)
Common stock dividends declared             (311.2)                                (311.2)
                                         _____________________________________________________________

Balances at December 31, 1994              5,503.0      1,419.2    (1,071.5)      5,259.6       (104.3)
______________________________________________________________________________________________________

Net income                                   251.7                                  251.7
Net change in unrealized capital
 gains and losses                          1,712.6                  1,712.6
Common stock issued for benefit plans
 (2,069,335 shares)                           97.4          5.2                                   92.2
Gain on issuance of treasury stock            23.8         23.8
Common stock dividends declared             (315.7)                                (315.7)
                                         ______________________________________________________________

Balances at December 31, 1995            $ 7,272.8    $ 1,448.2  $    641.1     $ 5,195.6    $   (12.1)

_______________________________________________________________________________________________________
_______________________________________________________________________________________________________

See Notes to Financial Statements.

Consolidated Statements of Cash Flows

For the years ended December 31,

(Millions)                                                 1995            1994            1993
______________________________________________________________________________________________________
Cash Flows from Operating Activities:
 Net income (loss)                                         $    251.7      $    467.5      $   (365.9)
 Adjustments to reconcile net income (loss) to
  net cash provided by (used for) operating activities:
   Cumulative effect adjustments                                    -               -            49.2
   Extraordinary loss on debenture redemption                       -               -             4.7
   Loss (Income) from Discontinued Operations                   222.2           (58.1)         (290.3)
   Increase in accrued investment income                        (21.0)          (25.9)           (4.4)
   Increase in premiums due and other
    receivables                                                (271.8)         (110.9)         (102.6)
   Decrease in reinsurance recoverables
    and receivables                                              21.1           255.2            49.8
   Increase in deferred policy acquisition costs               (267.1)         (193.5)         (159.0)
   Depreciation and amortization                                175.8           174.1           179.2
   Increase (Decrease) in federal and foreign income taxes      263.0           321.9          (453.9)
   Net (increase) decrease in other assets and
    other liabilities                                           (55.5)           10.3           278.5
   Increase in other insurance liabilities                      522.4            95.8         1,733.2
   Net sales (purchases) of debt trading securities                 -            52.3          (880.1)
   Net realized capital (gains) losses                          (47.2)           55.2            61.2
   Amortization of net investment discounts                    (123.7)         (141.3)         (175.7)
   Other, net                                                   (22.2)          (61.8)          (84.1)
 Discontinued Operations, net                                   688.7          (586.7)       (1,027.0)
                                                           ___________________________________________
    Net cash provided by (used for) operating activities      1,336.4           254.1        (1,187.2)
                                                           ___________________________________________
Cash Flows from Investing Activities:
 Proceeds from sales of:
  Debt securities available for sale                         13,747.2        14,801.6               -
  Debt securities held for investment                               -             5.6               -
  Debt securities, prior to adoption of FAS No. 115                 -               -         4,093.6
  Equity securities                                             355.9           124.2           174.4
  Mortgage loans                                                668.4           162.1           194.4
  Real estate                                                   317.1           543.4           427.1
  Short-term investments                                     48,763.1        51,936.7        55,569.0
 Investment maturities and repayments of:
  Debt securities available for sale                          2,190.9         2,499.6               -
  Debt securities held for investment                               -           573.5               -
  Debt securities, prior to adoption of FAS No. 115                 -               -         4,457.2
  Mortgage loans                                              1,404.2         1,960.5         2,319.0
 Cost of investment purchases in:
  Debt securities available for sale                        (16,842.1)      (17,639.5)              -
  Debt securities held for investment                               -          (350.3)              -
  Debt securities, prior to adoption of FAS No. 115                 -               -       (10,558.2)
  Equity securities                                            (353.2)         (353.7)         (245.4)
  Mortgage loans                                               (244.9)         (247.7)         (231.8)
  Real estate                                                   (96.9)          (59.1)          (91.4)
  Short-term investments                                    (49,024.1)      (51,811.1)      (55,160.9)
 Increase in property and equipment                            (155.3)         (135.9)         (138.6)
 Other, net                                                    (348.5)         (593.9)         (603.8)

 Discontinued Operations, net                                  (461.4)        1,342.7           592.1
                                                           ___________________________________________
  Net cash (used for) provided by investing activities          (79.6)        2,758.7           796.7
                                                           ___________________________________________
Cash Flows from Financing Activities:
 Deposits and interest credited for investment contracts      2,017.1         3,063.7         3,909.5
 Withdrawals of investment contracts                         (3,442.3)       (4,609.1)       (4,358.3)
 Issuance of long-term debt                                      52.4            62.5           689.9
 Repayment of long-term debt                                   (144.6)          (91.8)         (483.3)
 Issuance of preferred securities by subsidiary                     -           275.0               -
 Capital contribution to Discontinued Operations               (303.0)              -               -
 Stock issued under benefit plans                               121.2            23.3            90.8
 Net increase (decrease) in short-term debt                     375.5           (22.2)           11.7
 Corporate expenses paid by Discontinued Operations              43.4            80.8            66.2
 Dividends paid to shareholders                                (315.7)         (311.2)         (308.7)
 Discontinued Operations, net                                   250.5           (84.0)          (73.0)
                                                           ___________________________________________
Net cash used for financing activities                       (1,345.5)       (1,613.0)         (455.2)
______________________________________________________________________________________________________
Effect of exchange rate changes on cash
 and cash equivalents                                             1.4            (4.0)          (11.5)
Net decrease (increase) in cash and cash equivalents
 of Discontinued Operations                                    (477.2)         (672.2)          511.5
______________________________________________________________________________________________________
Net (decrease) increase in cash and cash equivalents           (564.5)          723.6          (345.7)
Cash and cash equivalents, beginning of year                  2,277.2         1,553.6         1,899.3
                                                           ___________________________________________
Cash and cash equivalents, end of year                     $  1,712.7     $   2,277.2      $  1,553.6
______________________________________________________________________________________________________
______________________________________________________________________________________________________

See Notes to Financial Statements.

Notes to Financial Statements

1.  Summary of Significant Accounting Policies

Aetna Life and Casualty Company and its subsidiaries provide insurance and financial services, primarily in the United States. The company's continuing business segments are Aetna Health Plans, Aetna Life Insurance & Annuity, International and Large Case Pensions. Aetna Health Plans markets health care and related products and services, and other group insurance products primarily to employers for the benefit of employees and their dependents. Aetna Life Insurance & Annuity markets a variety of financial services and life insurance products, including individual and group annuities, financial and administrative services and mutual funds to individuals, pension plans, small businesses and employer-sponsored groups. The International segment markets a variety of life insurance and financial services products, primarily in non-U.S. markets. Group retirement and other savings products (other than fully guaranteed products which have been discontinued and are in run-off) are offered to Large Case Pensions' customers. The Discontinued Operations include commercial and personal property-casualty operations. The commercial insurance operations provide most types of commercial property-casualty insurance (primarily workers' compensation, auto, liability and other specialty products), bonds and insurance-related services for businesses, government units and associations. The personal insurance operations underwrite private-passenger auto and homeowner insurance, which is sold to individuals through independent agents, with a significant market in the Northeastern states. The Discontinued Operations also include the international reinsurance business.

Principles of Consolidation

The consolidated financial statements include Aetna Life and Casualty Company and its majority-owned subsidiaries (collectively, the "company"). The company has agreed to sell its property-casualty operations to The Travelers Insurance Group Inc. ("Travelers") and, accordingly, they are classified as Discontinued Operations (please refer to Note 2). Less than majority-owned entities in which the company has at least a 20% interest are reported on the equity basis. These consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Certain reclassifications have been made to 1994 and 1993 financial information to conform to 1995 presentation.

Accounting Changes

Accounting by Creditors for Impairment of a Loan

As of January 1, 1995, the company adopted Financial Accounting Standard ("FAS") No. 114, Accounting by Creditors for Impairment of a Loan and FAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. In accordance with these standards, a loan is considered impaired when it is probable that the company will be unable to collect amounts due according to the contractual terms of the loan agreement. For impaired loans, a specific impairment reserve is established for the difference between the recorded investment in the mortgage loan and the fair value of the collateral. General reserves are established for losses management believes are likely to arise from the overall portfolio but cannot be attributed to specific loans. Prior to the adoption of FAS Nos. 114 and 118, the company included the reserve for estimated losses on potential problem loans (other than those allocable to experience rated products) which management believed were likely to become classified as problem or restructured in the next 12 months or so in the general reserve. Adoption of these standards had no impact on 1995 net income.

Accounting for Certain Investments in Debt and Equity Securities

On December 31, 1993, the company adopted FAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires the classification of debt securities into three categories and equity securities into two categories. (Please refer to Note 5.)

Initial adoption of this standard in 1993 resulted in a cumulative effect charge of $.7 million ($.01 per common share), net of taxes of $.4 million, which is reflected in the 1993 Consolidated
Statement of Income. These amounts exclude gains and losses allocable to discontinued products and experience rated contractholders. Adoption of FAS No. 115 did not have a material effect on deferred policy acquisition costs.

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

Future Application of Accounting Standards

Accounting for The Impairment of Long-Lived Assets and for Long-
Lived Assets to be Disposed Of

In March 1995, the Financial Accounting Standards Board ("FASB") issued FAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This statement requires write down to fair value when long-lived assets to be held and used are impaired. The statement also requires long-lived assets to be disposed of (e.g., real estate held for sale) to be carried at the lower of cost or fair value less estimated selling costs and does not allow such assets to be depreciated. The company will adopt this statement in 1996 and the impact on earnings is not expected to be material.

Accounting for Stock-Based Compensation

In October 1995, the FASB issued FAS No. 123, Accounting for Stock-Based Compensation. This statement addressed the accounting for the cost of stock-based compensation, such as stock options. FAS No. 123 permits either expensing the cost of stock-based compensation over the vesting period or disclosing in the financial statement footnotes what this expense would have been. This cost would be measured at the grant date based upon estimated fair values, using option pricing models. The company expects to adopt the disclosure alternative of this statement in 1996.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, money market instruments and other debt issues with a maturity of 90 days or less when purchased.

Investments


Debt securities which may be sold prior to maturity are classified as available for sale and carried at fair value. Available for sale debt securities are written down (as realized losses) for other than temporary declines in value. Unrealized gains and losses related to available for sale investments, after deducting amounts allocable to experience rated contractholders, discontinued products and related taxes, are reflected in shareholders' equity.

Debt securities which the company has the positive intent and ability to hold to maturity are classified as held for investment and are carried at amortized cost, net of write-downs for other than temporary declines in value. The company had no held for investment securities at December 31, 1995.

Investments (Continued)

In December 1995, in accordance with guidance published by the FASB, the company reassessed the classifications of all debt securities. As a result of this review, debt securities with an amortized cost of $1,859.7 million (fair value of $1,896.3 million) were reclassified from the held for investment category to the available for sale category.

Debt securities which are held with the objective of trading to generate profits on short-term differences in price ("trading securities") are carried at fair value. Changes in fair value related to the trading portfolio are reflected in net realized capital gains or losses in the Consolidated Statements of Income. The company had no trading securities at December 31, 1995 or 1994.

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

Mortgage loans and policy loans are carried at unpaid principal balances, net of impairment reserves, and are generally secured. A mortgage loan is considered impaired when it is probable that the company will be unable to collect amounts due according to the contractual terms of the loan agreement. For impaired loans, a specific impairment reserve is established for the difference between the recorded investment in the mortgage loan and the fair value of the collateral. A general reserve is established for losses management believes are likely to arise from the overall portfolio but cannot be attributed to specific loans.

Investment real estate, which the company has the intent to hold for the production of income, is carried at depreciated cost including capital additions net of write-downs for other than temporary declines in fair value. Properties held for sale (primarily acquired through foreclosure) are carried at the lower of depreciated cost (fair value at foreclosure plus capital additions less accumulated depreciation) or fair value less estimated selling costs. Adjustments to the carrying value of properties held for sale are recorded in a valuation reserve when the fair value less estimated selling costs is below depreciated cost.

Investments (Continued)

Short-term investments, consisting primarily of money market instruments and other debt issues purchased with a maturity of 91 days to one year, are considered available for sale and are carried at fair value, which approximates amortized cost.

Other invested assets consist primarily of partnerships, equity subsidiaries and agency loans. Partnerships and equity subsidiaries are carried on an equity basis, and agency loans are carried at the unpaid principal balance.

The company utilizes foreign exchange forward contracts, futures contracts and swap agreements for other than trading purposes in order to manage investment returns and to align maturities, interest rates, currency rates and funds availability with its obligations. (Please refer to Note 16.)

Foreign exchange forward contracts which are designated at inception and are effective as hedges of foreign translation exposures and foreign transaction exposures related to investments classified as available for sale are accounted for using the deferral method. Under the deferral method, realized and unrealized gains and losses from these forward contracts are deferred on the Consolidated Balance Sheets, net of tax, in net unrealized capital gains or losses. Upon disposal of the hedged item, deferred gains and losses are recognized in net realized capital gains or losses in the Consolidated Statements of Income. Excess realized or unrealized gain or loss, if any, from the foreign exchange forward contract compared to the foreign investment being hedged, is reported as a net realized gain or loss in the Consolidated Statements of Income.

Futures contracts are carried at fair value and require daily cash settlement. Changes in the fair value of futures contracts that qualify as hedges are deferred and recognized as an adjustment to the hedged asset or liability. Deferred gains or losses on such futures contracts are amortized over the life of the acquired asset or liability as a yield adjustment or through realized capital gains or losses upon disposal of an asset. Changes in the fair value of futures contracts that do not qualify as hedges are reflected in net realized capital gains or losses in the Consolidated Statements of Income. Hedge designation requires specific asset or liability identification and at inception, a probability of high correlation between the hedge instrument and the position that underlies the hedge. The company's policy requires that high correlation be maintained. If a hedging instrument ceases to be highly correlated with the position underlying the hedge, excess gains and losses on the hedging instrument would be reflected in net realized capital gains or losses in the Consolidated Statements of Income.

Swap agreements which are designated as interest rate or foreign exchange rate risk management instruments at inception are accounted for using the accrual method. Under the accrual method, the difference between amounts paid and received on such agreements is reported in net investment income in the Consolidated Statements of Income; there is no recognition in the Consolidated Balance Sheets for changes in the fair value of the agreement.

Deferred Policy Acquisition Costs

Certain costs of acquiring insurance business are deferred. These costs, all of which vary with and are primarily related to the production of new and renewal business, consist principally of commissions, certain expenses of underwriting and issuing contracts, and certain agency expenses. For fixed ordinary life and annuity contracts, such costs are amortized over expected premium-paying periods. For universal life and certain annuity and pension contracts, such costs are amortized in proportion to estimated gross profits and adjusted to reflect actual gross profits. These costs are amortized over 20 years for annuity and pension contracts, and over the contract period for universal life type contracts. For all other lines of business, acquisition costs are amortized over the life of the insurance contract.

Deferred policy acquisition costs would be written off to the extent that it is determined that future policy premiums and investment income or gross profits would not be adequate to cover related losses and expenses.

Other Assets

Property and equipment are reported at depreciated cost using the straight-line method based upon the estimated useful lives of the assets. The carrying value of property and equipment for continuing operations at December 31, 1995 and 1994 was $644.3 million and $645.4 million, respectively, and was net of accumulated depreciation of $823.8 million and $765.0 million, respectively.

Goodwill, which represents the excess of cost over the fair value of net assets of acquired subsidiaries and affiliates, is amortized on a straight-line basis over periods not exceeding 40 years. Total unamortized goodwill, which is included in other assets for continuing operations, was $147.3 million and $148.8 million at December 31, 1995 and 1994, respectively.

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

Reserve interest rates range from 2.25% to 11.50%. Investment yield is based on the company's experience. Mortality, morbidity and withdrawal rate assumptions are based on the experience of the company and are periodically reviewed against both industry standards and experience. Policyholders' funds left with the company includes reserves for pension and annuity investment contracts. Reserves on such contracts are equal to cumulative deposits less charges plus credited interest thereon (rates range from 2.50% to 17.80%) net of adjustments for investment experience that the company is entitled to reflect in future credited interest. Reserves on contracts subject to experience rating reflect the rights of contractholders, plan participants and the company.

Reserves for group health products (included in unpaid claims and claim adjustment expenses) reflect estimates, derived from past experience, of the ultimate cost of incurred claims including claims that have been incurred but not reported, and claims that have been reported, but not settled.

Revenue Recognition


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

Group health, specialty health and insurance premiums are generally recorded as premium revenue over the term of the coverage. Some group contracts allow for premiums to be adjusted to reflect emerging experience. Such premiums are recognized as the related experience emerges. Fees for contracts providing claim processing or other administrative services are recorded over the period the service is provided and are reflected in fees and other income.

Federal and Foreign Income Taxes


The company is taxed at regular corporate rates after adjusting income reported for financial statement purposes for certain items. The company files a consolidated federal income tax return. The Internal Revenue Code limits the amount of non-life insurance company losses that may offset life insurance company taxable income. Foreign subsidiaries and U.S. subsidiaries operating outside of the United States are taxed under applicable foreign statutes. Deferred income tax expenses/benefits result from changes during the year in cumulative temporary differences between the tax basis and book basis of assets and liabilities and non-life net operating losses.

Earnings Per Share

Earnings per common share are computed using net income divided by the weighted average number of common shares outstanding, including common share equivalents. There is no difference between primary and fully diluted earnings per share.

Reinsurance

The continuing operations of the company utilize reinsurance agreements to reduce exposure to large losses in all aspects of its insurance business. Reinsurance permits recovery of a portion of losses from reinsurers, although it does not discharge the primary liability of the company as direct insurer of the risks reinsured. The company evaluates the financial strength of potential reinsurers and continually monitors the financial condition of present reinsurers. Only those reinsurance recoverables deemed probable of recovery are reflected as assets on the company's Consolidated Balance Sheets.

2. Sales of Subsidiaries

Property-Casualty Subsidiaries

The company entered into a definitive agreement, dated
November 28, 1995, to sell The Aetna Casualty and Surety Company and The Standard Fire Insurance Company and their subsidiaries (collectively, the "P&C companies"), to Travelers. The sale is subject to state regulatory approval and other customary conditions and is expected to be completed no later than midyear 1996. The operating results of the Property-Casualty Operations are presented as Discontinued Operations. The company also intends to sell its subsidiary, Aetna Re-Insurance Company (U.K.) Ltd., and, accordingly, the operating results of this subsidiary are included in Discontinued Operations. Results of the Discontinued Operations will be included in the company's consolidated results of operations until the closing. While such results will not adjust the purchase price, income or loss from such operations will decrease or increase, respectively, the gain expected to be recognized on the sale. All prior year financial data has been restated to reflect the presentation as Discontinued Operations.

Property-Casualty Subsidiaries (Continued)

Results of Discontinued Operations for the years ended December 31, were:

(Millions)                                            1995             1994             1993
______________________________________________________________________________________________
Revenue:

Premiums                                          $4,118.9          $4,390.8         $4,653.2
Net investment income                                901.7             832.1            952.4
Fees and other income                                 82.0             115.6            144.3
Net realized capital gains                           155.6                .4            178.0
                                                  ____________________________________________

Total revenue                                      5,258.2           5,338.9          5,927.9
______________________________________________________________________________________________

Claims and Expenses:

Claims and claim adjustment expenses               4,232.5           3,746.8          4,214.7
Operating expenses                                   787.3             914.1          1,025.4
Amortization of deferred policy
 acquisition costs                                   622.7             647.2            646.2
Severance and facilities charge                          -                 -            147.3
                                                  ____________________________________________

Total claims and expenses                          5,642.5           5,308.1          6,033.6
______________________________________________________________________________________________

Income (Loss) before income tax benefits and
 cumulative effect adjustments                      (384.3)             30.8           (105.7)

Income tax benefits                                 (162.1)            (27.3)          (119.7)
                                                  ____________________________________________

Income (Loss) before cumulative
 effect adjustments                                 (222.2)             58.1             14.0

Cumulative effect adjustments, net of tax                -                 -            276.3
                                                  ____________________________________________

Net income (loss)                                 $ (222.2)          $  58.1          $ 290.3
                                                  ____________________________________________
                                                  ____________________________________________

Pro forma net income (loss) assuming the
 discounting of workers' compensation life table
 indemnity reserves is applied retroactively      $ (222.2)          $  58.1          $  40.3
                                                  ____________________________________________
                                                  ____________________________________________

Pro forma net income (loss) assuming the
 accounting for retrospectively rated
 reinsurance contracts is applied retroactively   $ (222.2)          $  58.1          $ 264.0
______________________________________________________________________________________________
                                                  ____________________________________________

The Balance Sheets of the Discontinued Operations at December 31, were:

(Millions)                                                 1995             1994
_________________________________________________________________________________

Assets:
Investments:
 Debt securities:
    Available for sale, at fair value
      (amortized cost $11,293.8 and $9,775.9)         $11,705.6        $ 9,172.6
    Held for investment, at amortized cost
      (1994 fair value, $407.1)                               -            413.5
 Equity securities, at fair value
  (cost $313.8 and $802.5)                                525.5          1,041.0
 Short-term investments                                   137.2            106.0
 Mortgage loans                                         1,061.7          1,453.7
 Real estate                                              264.7            262.0
 Other                                                    291.8            314.7
                                                      ___________________________
Total investments                                      13,986.5         12,763.5
_________________________________________________________________________________

 Cash and cash equivalents                              1,153.6            676.4
 Reinsurance recoverables and receivables               5,144.0          4,881.6
 Accrued investment income                                188.3            180.4
 Premiums due and other receivables                     1,057.4          1,129.2
 Federal and foreign income taxes:
  Current                                                  13.6             22.5
  Deferred                                                642.3            862.5
 Deferred policy acquisition costs                        305.8            316.0
 Other assets                                           1,010.9          1,017.5
                                                      ___________________________
Total assets                                          $23,502.4        $21,849.6
_________________________________________________________________________________
_________________________________________________________________________________

Liabilities:
 Unpaid claims and claim expenses                     $16,569.3        $16,088.9
 Unearned premiums                                      1,400.3          1,425.5
 Policyholders' funds left with the companies              39.1             46.7
                                                      ___________________________
Total insurance liabilities                            18,008.7         17,561.1

 Short-term debt                                              -              9.1
 Long-term debt                                            35.2             35.5
 Other liabilities                                      1,525.7          1,076.6
                                                      ___________________________
Total liabilities                                      19,569.6         18,682.3
_________________________________________________________________________________

Total shareholder's equity (including
 net unrealized capital gains (losses) of
 $303.1 and $(381.3))                                   3,932.8          3,167.3
_________________________________________________________________________________

Total liabilities and shareholder's equity            $23,502.4        $21,849.6
_________________________________________________________________________________
_________________________________________________________________________________

In addition to the applicable accounting policies of the continuing operations of the company (please refer to Note 1), Discontinued Operations have the following accounting policies:

Discounting of Workers' Compensation Life Table Indemnity Reserves

In 1993, the company elected to change, retroactive to January 1, 1993, the accounting policy for reporting reserves for current and expected workers' compensation life table indemnity claims to a discounted basis. These reserves are discounted at 5% for voluntary business and 3.5% for involuntary business. A cumulative effect benefit of $250.0 million ($2.25 per common share), net of taxes of $134.7 million, was reported in income from Discontinued Operations in the 1993 Consolidated Statement of Income. The effect of the change for the year ended December 31, 1993 was an increase to results from Discontinued Operations before cumulative effect adjustments of $78.0 million ($.70 per common share), net of taxes of $42.0 million.

Accounting for Retrospectively Rated Reinsurance Contracts

In 1993, the company changed its method of accounting for retrospectively rated reinsurance contracts to conform to the consensus reached by the Emerging Issues Task Force of the FASB. Accordingly, the company reported a cumulative effect adjustment, retroactive to January 1, 1993, to recognize an asset for the amounts due from reinsurers related to the experience through January 1, 1993 under retrospectively rated reinsurance contracts. The company reported a cumulative effect benefit related to this accounting change of $26.3 million ($.24 per common share), net of taxes of $8.6 million, in income from Discontinued Operations in the 1993 Consolidated Statement of Income. The effect of the change for the year ended December 31, 1993 was an increase to results from Discontinued Operations before extraordinary item and cumulative effect adjustments of $3.3 million ($.03 per common share), net of taxes of $1.8 million.

Insurance Liabilities

Liabilities for unpaid property-casualty claims and claim adjustment expenses include, to the extent reasonably estimable, provisions for payments to be made on reported claims, and claims incurred but not reported and for associated claim adjustment expenses (see Environmental and Asbestos-Related Claims).
Workers' compensation life table indemnity reserves are discounted at 5% for voluntary business and 3.5% for involuntary business. Workers' compensation life table indemnity reserves, net of the related discount, totaled $863 million and $821 million at December 31, 1995 and 1994, respectively, which were 26% and 24% of the P&C companies' total workers' compensation reserves for unpaid claims and claim adjustment expenses at December 31, 1995 and 1994, respectively. Certain other reserves with fixed or reasonably determinable payment patterns over periods of up to seven years, including reserves related to certain environmental and asbestos-related claim settlements, also have been discounted. The rates used in discounting such reserves range from 4% to 7%, and the amount of such discounted reserves, net of reinsurance, was approximately $190 million at December 31, 1995.

Insurance Liabilities (Continued)

The P&C companies' insurance reserve liabilities are reported net of estimated amounts of salvage and subrogation.

Revenue Recognition

Premiums are generally recognized as revenue on a pro rata basis over the policy term. Certain policies allow the company to charge additional premiums as a result of recognizing additional claim and expense costs under the policies. Such premiums are recognized when the related losses are provided.

Claims and expenses, including acquisition costs such as commissions, certain premium taxes and certain other items, are charged to current operations as incurred. Claims are reported net of salvage and subrogation received and anticipated.
Premiums, claims and expenses are also reported net of deductions for reinsurance ceded.

Reinsurance

Prepaid reinsurance premiums were $.4 billion for the year ended
December 31, 1995 and $.3 billion for both the years ended
December 31, 1994 and 1993. A summary of earned premiums for the years ended December 31 was as follows:

(Millions)                                 1995            1994           1993
_________________________________________________________________________________

Direct Amount                           $  5,007.6     $  5,094.8     $  5,477.8
Ceded to Other Companies                   1,307.0        1,206.0        1,232.6
Assumed from Other Companies                 418.3          502.0          408.0
                                        _________________________________________
  Net Amount                            $  4,118.9     $  4,390.8     $  4,653.2
_________________________________________________________________________________

There is not a material difference in premiums on a written versus an earned basis.

Ceded claims and claim adjustment expenses were $.9 billion for the year ended December 31, 1995 and $1.2 billion for both the years ended December 31, 1994 and 1993.

Certain subsidiaries of the P&C companies act as servicing carriers for several involuntary pools. This business is ceded completely to the pools, and the P&C companies have no direct underwriting risk associated with it. Reinsurance recoverables for this business were approximately $1.7 billion and $1.8 billion as of December 31, 1995 and 1994, respectively. The P&C companies also participate as members in a number of the involuntary pools, and as a result assume their share of premiums and losses associated with these pools.

Reinsurance (Continued)

The P&C companies also utilize a variety of reinsurance agreements, primarily with nonaffiliated insurers, to control their exposure to large property-casualty losses. These agreements, most of which are renegotiated annually as to coverage, limits and price, are structured either on a treaty basis (where all risks meeting prescribed criteria are automatically covered) or on a facultative basis (where the circumstances of specific individual insurance risks are reflected). The amount of risk retained by the P&C companies depends on the underwriter's evaluation of the specific risk, subject to maximum limits based on risk characteristics and the type of coverage. The principal catastrophe reinsurance agreement currently in force covers approximately 90% of specified property losses between $150 million and $325 million. The P&C companies also have in place an aggregate excess of loss arrangement with respect to all of its property-casualty lines for accident year 1995, providing up to approximately $250 million of additional net protection.

Reserves

The following represents changes in aggregate reserves for the P&C companies:

(Millions)                                              1995         1994         1993
___________________________________________________________________________________________

Net unpaid claims and claim adjustment expenses
 at beginning of year                                   $  11,144   $  11,412     $ 11,733
Incurred claims and claim adjustment expenses:
           Provision for insured events of the
            current year                                    3,099       3,488        3,536
           Increases in provision for insured
            events of prior years                           1,134 (1)     259           65  (2)
___________________________________________________________________________________________
Total incurred claims and claim adjustment expenses         4,233       3,747        3,601
___________________________________________________________________________________________
Payments:  Claims and claim adjustment expenses
            attributable to insured events of
            the current year                                1,092       1,240        1,039
           Claims and claim adjustment expenses
            attributable to insured events of
            prior years                                     2,540       2,775        2,883
___________________________________________________________________________________________
Total payments                                              3,632       4,015        3,922
___________________________________________________________________________________________
Net unpaid claims and claim adjustment expenses
 at end of the year                                        11,745      11,144       11,412
  Plus:  Reinsurance recoverables                           4,412       4,593        4,394
         Deductible amounts recoverable
          from policyholders                                  412         352            -
___________________________________________________________________________________________
Gross unpaid claims and claim adjustment expenses
 at end of the year                                     $  16,569   $  16,089     $ 15,806
___________________________________________________________________________________________
                                                        ___________________________________

(1) Includes increases in provision for insured events of prior years of $399 million related to asbestos-related claims and $778 million related to environmental-
    related claims.

(2) Includes increases in provision for insured events of prior years of $679 million, offset by the cumulative effect adjustment related to the change in accounting to report workers' compensation life table indemnity claims on a discounted basis of
    $(514) million and the current year effect of this change in accounting of
    $(100) million related to the provision for insured events of prior years.

Environmental and Asbestos-Related Claims

The P&C companies added $778 million ($505.7 million, after tax) to environmental-related claims reserves in 1995. In the opinion of management, the P&C companies' reserves for environmental-related claims at December 31, 1995 represent the company's best estimate of the P&C companies' ultimate environmental-related liability, based on currently known facts, current law (including Superfund), current technology, and assumptions considered reasonable where facts are not known. Due to the significant uncertainties and related management judgment involved in estimating the P&C companies' environmental liability, no assurances can be given that the environmental reserve represents the amount that will ultimately be paid by the P&C companies for all environmental-related losses. The amount ultimately paid could differ materially from the P&C companies' currently recorded reserve as legal and factual issues are clarified, but any difference cannot be reasonably estimated at this time.

As a result of this addition to the environmental-related claims reserves, the company contributed $303 million of additional capital to the P&C companies in the fourth quarter of 1995 in order to restore capital levels (including risk-based capital), to appropriate levels for regulatory and other purposes. The funding for such capital contribution was obtained through short-term parent company borrowings.

In conjunction with the reserve addition for environmental-related claims, the P&C companies purchased reinsurance which provided aggregate protection of $335 million for the adverse loss development beyond reserves held (net of existing reinsurance). Under this arrangement, approximately $165 million of the existing reserves for such losses were ceded at the time the contract was entered into. As a result of the asbestos-related reserve addition (see below) and other reserve developments, substantially all of the available statutory surplus protection was utilized during 1995. There was an immaterial benefit to results of Discontinued Operations under this arrangement.

Environmental and Asbestos-Related Claims (Continued)

In 1995, the P&C companies settled a case involving a policyholder (a major producer of asbestos and asbestos products) that had exhausted applicable policy limits on asbestos products claims and asserted coverage under policy provisions for other types of liability. The P&C companies obtained a release from the insured for all current and future asbestos bodily injury claims and certain asbestos property damage claims (along with all environmental claims) under existing policies in exchange for fixed, scheduled cash payments, which were recorded on a discounted basis. In connection with this settlement, $120 million of property-casualty reserves not previously classified as covering asbestos-related claims were transferred to asbestos reserves. No amounts were transferred from environmental reserves, and the environmental-related portion of the settlement was covered by existing environmental reserves. As a result, this settlement did not affect 1995 results of operations. As part of the settlement, the companies also agreed, among other things, to make insurance coverage available to the insured in the year 2000 (on a one-time basis), for a percentage of all asbestos defense and indemnity claim payments made by the insured during the years 2000 through 2007. The P&C companies' payment obligations would be subject to annual dollar caps. Given the uncertainty as to whether the insured will elect to purchase this additional insurance, no related premiums or losses have been recorded by the P&C companies at this time.

Reserving for asbestos-related claims is subject to significant uncertainties and management is currently unable to make a reasonable estimate as to the ultimate amount of losses or a reasonable range of losses for all asbestos-related claims and related litigation expenses. Management has continued to evaluate reserves for asbestos liabilities as the company continued to gather and analyze new information and reassess its reserving techniques for these claims in order to determine whether it can better estimate its liability. In connection with such evaluation, the company added $335 million ($218 million, after tax) to asbestos-related claims reserves in the fourth quarter of 1995. While the company expects to recover some of its asbestos losses from its reinsurers, due to the uncertainty in estimating amounts to be recovered, no reinsurance benefits were recorded in establishing this addition to reserves. Further adjustments may be made to such reserves as loss patterns develop and other information is obtained, and the amount ultimately paid for such claims could differ materially from reserves, although any difference cannot be reasonably estimated at this time.

Environmental and Asbestos-Related Claims (Continued)

Environmental and asbestos-related loss and loss adjustment expense reserves, as reflected on the Balance Sheets at December 31, were as follows (before reinsurance and net of discounts on certain environmental and asbestos settlements):

(Millions)                              1995            1994
______________________________________________________________
Environmental Liability                $ 1,005.9      $ 436.1
Asbestos Bodily Injury*                    754.3        295.9
Asbestos Property Damage*                   22.3         29.9
                                        _____________________
  Total Environmental and
   Asbestos-Related Reserves           $ 1,782.5      $ 761.9
_____________________________________________________________
                                       ______________________

[FN]

*Includes $107.4 million and $12.6 million of reserves transferred to asbestos bodily injury and asbestos property damage reserves, respectively, in 1995.

Workers' Compensation Claims

Estimating workers' compensation reserves is particularly difficult (and, therefore, more subject to change than many other types of property-casualty claims), largely because of the length of the "tail" associated with workers' compensation claims. Workers' compensation claim costs are dependent on a number of complex factors including social and economic trends and changes in doctrines of legal liability and damage awards. Adjustments may be made to such reserves as loss patterns develop and other information is obtained.

Other

Policyholders of the P&C companies also seek insurance coverage from the P&C companies for other long-term exposure claims against them, including claims relating to silicone-based personal products, lead paint and other allegedly toxic or harmful substances. Evaluating and reserving for these types of exposures is complex and subject to many uncertainties including those stemming from coverage issues, long latency periods and changing or expanding laws and legal theories of liability. Adjustments will be made to such reserves as loss patterns develop and new information becomes available, and such adjustments may be material to Discontinued Operations.

Sale of American Re-Insurance Company

On September 30, 1992, Aetna Casualty and Surety Company ("AC&S") completed the sale of American Re-Insurance Company ("Am Re"), formerly a wholly owned subsidiary. As part of the sale, AC&S received 70,000 shares of American Re Corporation's (the new holding company) Preferred Stock, which were redeemed in 1993 resulting in an after-tax gain of $27.0 million.

Sale of American Re-Insurance Company (Continued)

In connection with the 1992 sale of Am Re, Am Re and AC&S entered into a reinsurance agreement which provides that to the extent Am Re incurred losses in 1991 and prior that were still outstanding at January 1, 1992 in excess of $2.7 billion, AC&S has an 80% participation in payments on those losses up to a maximum payment by AC&S of $500 million. In 1995, Am Re increased reserves for asbestos, environmental and other latent liabilities. As a result of this increase, losses of approximately $228 million
($120 million after discount), which were largely workers' compensation life table indemnity claims, were ceded to AC&S. There was no material impact on 1995 earnings as AC&S had previously established reserves. It is reasonably possible that additional undiscounted losses of up to approximately $270 million pretax could be ceded to the company in the future.

Financial Guarantees

The company no longer writes municipal bond insurance, and such business previously written by the company was reinsured with another company. It is not practicable to estimate the fair value of the business that has been ceded.

AC&S was a writer of financial guarantees on obligations secured by real estate, corporate debt obligations, and of municipal and nonmunicipal tax-exempt entities through December 31, 1987, and ceased writing such guarantees as of January 1, 1988. The aggregate net par value of financial guarantees outstanding at December 31, 1995 and 1994 was $656.4 million and $728.3 million, respectively. Future runoff of financial guarantees as of December 31, 1995, after adjusting for extensions granted on certain guarantees, is estimated to be $31.9 million for 1996, $135.4 million for 1997, $276.7 million for 1998, $3.8 million for 1999, $7.4 million for 2000 and $201.2 million thereafter. It is not practicable to estimate a fair value for AC&S' financial guarantees because AC&S no longer writes such guarantees, there is no quoted market price for such contracts, and it is not practicable to reliably estimate the timing and amount of all future cash flows due to the unique nature of each of these contracts.

Total reserves for the financial guarantee business, which include reserves for defaults, probable losses not yet identified and unearned premiums, were $40.5 million and $47.7 million at December 31, 1995 and 1994, respectively. Premium income received from such guarantees is recognized pro rata over the contract coverage period.

Structured Settlements

The P&C companies had contingent liabilities in the amount of $1,189.3 million and $1,097.2 million for structured settlements at December 31, 1995 and 1994, respectively. Included in such liabilities is $352.4 million and $280.0 million of structured settlements purchased from affiliates, consisting of $177.2 million and $153.4 million from Aetna Life Insurance Company at December 31, 1995 and 1994, respectively, and
$175.2 million and $126.6 million from Aetna Life Insurance and Annuity Company at December 31, 1995 and 1994, respectively. Structured settlements, net of the affiliate amounts, are reflected in reinsurance recoverables on the Discontinued Operations' Balance Sheets.

Litigation

The P&C companies are continuously involved in numerous lawsuits arising, for the most part, in the ordinary course of their business operations either as liability insurers defending third-party claims brought against their insureds or as insurers defending coverage claims brought against them, including lawsuits related to issues of policy coverage and judicial interpretation. One such area of coverage litigation involves legal liability for environmental and asbestos-related claims. These lawsuits and other factors make reserving for these claims subject to significant uncertainties.

While the ultimate outcome of such litigation cannot be determined at this time, such litigation, net of reserves established therefor and giving effect to reinsurance probable of recovery, is not expected to result in judgments for amounts material to the financial condition of the P&C companies, although it may adversely affect results of operations in future periods.

Other Subsidiaries

On June 30, 1993, the company completed the sale of its U.K. life and investment management operations. The company realized a continuing operations after-tax capital loss of $12.0 million on the sale as well as $37.4 million of tax benefits from cumulative operating losses of the subsidiary not previously tax benefited.

3.  Discontinued Products

Results of discontinued fully guaranteed large case pension products (guaranteed investment contracts ("GICs") and single-premium annuities ("SPAs")) for the years ended December 31, 1995 and 1994 were charged to the reserve for anticipated future losses and did not affect the company's results of operations. Assets supporting the discontinued products are distinguished from other continuing operation assets. Future losses (including capital losses) for each product will be charged to the respective reserve at the time such losses are realized. Management believes the reserve for anticipated losses at December 31, 1995 is adequate to provide for future losses associated with these products. To the extent that actual future losses differ from anticipated future losses or future projected cash flows are revised, the company's results of operations would be affected.

Results of discontinued products were as follows (pretax):

                                     Guaranteed     Single-                   Charged to
                                     Investment     Premium                   Reserve for
(Millions)                           Contracts      Annuities      Total      Future Losses       Net(1)
____________________________________________________________________________________________________________
1995

Net investment income                $   515.4      $   447.5      $   962.9  $       -           $   962.9
Net realized capital gains (losses)      (56.4)          49.3           (7.1)       7.1                   -
Interest earned on receivable from
 continuing business                      20.3           30.5           50.8          -                50.8
Other income                               8.8           11.9           20.7          -                20.7
                                     _______________________________________________________________________
  Total revenue                          488.1          539.2        1,027.3        7.1             1,034.4
                                     _______________________________________________________________________

Current and future benefits (2)          609.4          443.7        1,053.1      (31.1)            1,022.0
Operating expenses                         2.9            9.5           12.4          -                12.4
                                     _______________________________________________________________________
  Total benefits and expenses            612.3          453.2        1,065.5      (31.1)            1,034.4
                                     _______________________________________________________________________

Results of discontinued products     $  (124.2)     $    86.0      $   (38.2) $    38.2           $       -
____________________________________________________________________________________________________________
____________________________________________________________________________________________________________
1994

Premiums                             $       -      $    57.3      $    57.3  $       -           $    57.3
Net investment income                    633.1          433.0        1,066.1          -             1,066.1
Net realized capital losses             (150.2)         (58.8)        (209.0)     209.0                   -
Interest earned on receivable from
 continuing business                      19.4           28.1           47.5          -                47.5
Other income                              14.9           16.2           31.1          -                31.1
                                     _______________________________________________________________________
  Total revenue                          517.2          475.8          993.0      209.0             1,202.0
                                     _______________________________________________________________________

Current and future benefits              765.5          491.4        1,256.9      (64.0)            1,192.9
Operating expenses                         6.1            3.0            9.1          -                 9.1
                                     _______________________________________________________________________
  Total benefits and expenses            771.6          494.4        1,266.0      (64.0)            1,202.0
                                     _______________________________________________________________________
Results of discontinued products     $  (254.4)     $   (18.6)     $  (273.0) $   273.0           $       -
____________________________________________________________________________________________________________
____________________________________________________________________________________________________________

(1) Amounts are reflected in the 1995 and 1994 Consolidated Statements of Income, except for interest of
    $50.8 million and $47.5 million, respectively, earned on the receivable from continuing business which is eliminated in consolidation.
(2) Current and future benefits include losses of $50 million (pretax) due to early retirement of GICs.

Deposits of $31.5 million and $212.3 million were received during 1995 and 1994, respectively, under preexisting GICs.

Assets and liabilities of discontinued products were as follows (1):

                                     December 31, 1995                        December 31, 1994
                             _______________________________________________________________________________
                             Guaranteed    Single-                   Guaranteed    Single-
                             Investment    Premium                   Investment    Premium
(Millions)                   Contracts     Annuities     Total       Contracts     Annuities     Total
____________________________________________________________________________________________________________

Debt securities
 available for sale          $  2,120.3    $  3,644.9    $  5,765.2   $  2,978.5   $  3,176.5    $  6,155.0
Mortgage loans                  1,883.0       1,505.6       3,388.6      2,749.6      1,545.3       4,294.9
Real estate                       457.3         177.7         635.0        555.0        175.0         730.0
Short-term and other
 investments                      425.3         110.5         535.8        587.4        138.0         725.4
                             ______________________________________________________________________________
  Total investments             4,885.9       5,438.7      10,324.6      6,870.5      5,034.8      11,905.3
Current and deferred
 income taxes                     135.7         123.1         258.8        218.8        115.4         334.2
Receivable from continuing
 products (1)                     429.7         493.6         923.3        409.4        463.1         872.5
Other                                 -             -             -         90.7         92.9         183.6
                             ______________________________________________________________________________
  Total Assets               $  5,451.3    $  6,055.4    $ 11,506.7   $  7,589.4   $  5,706.2    $ 13,295.6
___________________________________________________________________________________________________________
___________________________________________________________________________________________________________

Future policy benefits       $        -    $  4,924.5    $  4,924.5   $        -   $  5,032.6    $  5,032.6
Policyholders' funds left
 with the company               5,058.9             -       5,058.9      7,224.4            -       7,224.4
Reserve for future losses
 on discontinued products         221.4         737.4         958.8        345.6        651.4         997.0

Other                             171.0         393.5         564.5         19.4         22.2          41.6
___________________________________________________________________________________________________________


  Total Liabilities          $  5,451.3    $  6,055.4    $ 11,506.7   $  7,589.4   $  5,706.2    $ 13,295.6
___________________________________________________________________________________________________________
___________________________________________________________________________________________________________

(1) The receivable from continuing products is eliminated in consolidation at December 31,
    1995 and 1994.

Net unrealized capital gains in 1995 and losses in 1994 on available for sale debt securities are included above in other liabilities and other assets, respectively, and are not reflected in consolidated shareholders' equity. The reserve for anticipated future losses on GICs is included in policyholders' funds left with the company, and the reserve for anticipated future losses on SPAs is included in future policy benefits on the Consolidated Balance Sheets.

The reserve for anticipated future losses on discontinued products represents the present value (at the risk free rate at the time of discontinuance, consistent with the duration of the liabilities) of the difference between (a) the expected cash flows from the assets supporting discontinued products, and (b) the cash flows expected to be required to meet the obligations of the outstanding contracts. Calculation of the reserve for anticipated future losses on discontinued products required projection of both the amount and the timing of cash flows over approximately the next 30 years, including consideration of, among other things, future investment results, participant withdrawal and mortality rates, and cost of asset management and customer service. Projections of future investment results took into account both industry and company data and were based on performance of mortgage loan and real estate assets, projections regarding certain levels of future defaults and prepayments, and assumptions regarding future real estate market conditions, which assumptions management believes are reasonable. Management continues to believe that the reserve for anticipated future losses will be adequate to provide for the future losses associated with the runoff of the liabilities.

At December 31, 1995 and 1994, estimated future after-tax realized capital losses of $92.8 million and $127.7 million ($142.8 million and $196.4 million, pretax), respectively, attributable to mortgage loans and real estate supporting GICs, and $38.0 million and $47.7 million ($58.5 million and $73.4 million, pretax), respectively, attributable to mortgage loans and real estate supporting SPAs were expected to be charged to the reserve for future losses. Included in the $(56.4) million and $49.3 million of net realized capital (losses) gains (pretax) on GICs and SPAs, respectively, for the year ended December 31, 1995, are (losses) gains from the sale of bonds of $(2.8) million and $64.2 million, respectively. Included in the $150.2 million and $58.8 million of net realized capital losses (pretax) on GICs and SPAs, respectively, for the year ended December 31, 1994, are losses from the sale of bonds of $54.6 million and $24.1 million, respectively.

The activity in the reserve for anticipated future losses on discontinued products for the years ended December 31, 1995 and 1994 was as follows:

                                        Guaranteed    Single-
                                        Investment    Premium
(Millions)                              Contracts     Annuities      Total
______________________________________________________________________________

Reserve at December 31, 1993            $  600.0      $  670.0       $1,270.0
Results of discontinued products          (254.4)        (18.6)        (273.0)
                                        ______________________________________
Reserve at December 31, 1994               345.6         651.4          997.0
Results of discontinued products          (124.2)         86.0          (38.2)
                                        ______________________________________
Reserve at December 31, 1995            $  221.4      $  737.4       $  958.8
______________________________________________________________________________
______________________________________________________________________________

At the time of discontinuance, a receivable from continuing products was established for each discontinued product equivalent to the net present value of the anticipated cash flow shortfalls. The receivables, on which interest is accrued at the discount rates used to calculate the loss on discontinuance, will be funded, net of taxes on the accrued interest, from invested assets supporting Large Case Pensions. The offsetting payable, on which interest is similarly accrued, was established in continuing products. The interest on such payable generally offsets the investment income on the assets available to fund the shortfall. At December 31, 1995, for GICs and SPAs, the receivables from continuing products, net of the related deferred taxes payable of $13.9 million and $20.5 million, respectively, on the accrued interest income were $415.8 million and $473.1 million, respectively. At December 31, 1994, for GICs and SPAs, the receivables from continuing products, net of the related deferred taxes payable of $6.8 million and $9.8 million, respectively, on the accrued interest income were $402.6 million and $453.3 million, respectively. As of December 31, 1995, no funding had taken place. These amounts are eliminated in consolidation and are therefore not reflected on the Consolidated Balance Sheets.

4.  Severance and Facilities Charge

The company recorded a $200 million after-tax ($308 million pretax) severance and facilities charge in the fourth quarter of 1993 (of which $96 million after-tax and $147 million pretax related to Discontinued Operations). The planned actions included the elimination of approximately 4,000 positions (2,000 of which related to Discontinued Operations). The severance and facilities charge included costs related to vacating excess leased office space and costs related to vacating and selling an owned property in Hartford, Connecticut. The 1993 severance and facilities charge included the following (pretax):

                                                   Facility and    Vacated
                                        Severance  Asset Write-    Leased
(Millions)                              Related    Off Related     Property     Other          Total
                                        _________  ____________    ________     _______        _______

Aetna Health Plans..................... $  44.4    $  20.4         $  11.8      $   3.2        $  79.8
Aetna Life Insurance & Annuity.........    10.9        5.1             1.4         13.4 (1)       30.8
International..........................     4.6        2.9             2.0          1.5           11.0
Large Case Pensions....................    11.5        8.4             1.0          1.0           21.9
Corporate:  Other......................    12.2        5.0               -            -           17.2
                                        _______    _______         _______      _______        _______
Total Continuing Operations (2)........ $  83.6    $  41.8 (3)     $  16.2      $  19.1        $ 160.7
                                        _______    _______         _______      _______        _______
                                        _______    _______         _______      _______        _______
Discontinued Operations................ $  96.8    $  24.2         $  20.7      $   5.6        $ 147.3
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

(2) Facility and asset write-off related charges are noncash costs.  All other items shown above required, or will require, cash outlays.

(3) Facility and asset write-off related charges included the write-down of a company property that was vacated and sold. Facility and asset write-off related charges also included costs to retire computer equipment used by employees whose positions were eliminated and other related costs.

During 1995 and 1994, the company charged costs of $83.9 million and $224.1 million (pretax) (of which $12.6 million and $134.7 million related to Discontinued Operations), respectively, to the 1993 severance and facilities reserve related to the cost reduction actions.

The remaining lease payments (net of expected subrentals) on vacated leased office space are payable over approximately the next five years.

5.  Investments


Debt securities at December 31, 1995 were as follows:

                                                        Gross          Gross
                                         Amortized      Unrealized     Unrealized    Fair
(Millions)                               Cost           Gains          Losses        Value
________________________________________________________________________________________________

 Available for Sale:

  U.S. Treasury securities and
   obligations of U.S. government
   agencies and corporations             $  3,452.2     $    183.5     $       .7    $  3,635.0
  Obligations of states and
   political subdivisions                     292.5           41.3             .6         333.2
  Utilities                                 2,599.4          213.8            3.4       2,809.8
  Financial                                 5,158.3          245.6           13.5       5,390.4
  Transportation/Capital Goods              1,967.5          205.3            2.4       2,170.4
  Other corporate securities                4,058.1          299.8           13.0       4,344.9
  Mortgage-backed securities                5,393.4          381.4           11.1       5,763.7
  Other loan-backed securities              1,720.4           46.0            1.2       1,765.2
  Foreign governments                       3,102.9          178.4           17.7       3,263.6
  Other                                     2,217.8          175.3            9.0       2,384.1
                                         ______________________________________________________
    Total Available for Sale -
    continuing operations                $ 29,962.5     $  1,970.4     $     72.6    $ 31,860.3
_______________________________________________________________________________________________
                                         ______________________________________________________
Available for sale securities of
   discontinued products
   (included above)                      $  5,344.1     $    435.5     $     14.4    $  5,765.2
_______________________________________________________________________________________________
                                         ______________________________________________________
Available for sale securities -
   Discontinued Operations               $ 11,293.8     $    456.4     $     44.6    $ 11,705.6
_______________________________________________________________________________________________
                                         ______________________________________________________


Debt securities at December 31, 1994 were as follows:

                                                         Gross         Gross
                                         Amortized       Unrealized    Unrealized    Fair
(Millions)                               Cost            Gains         Losses        Value
________________________________________________________________________________________________
Available for Sale:

  U.S. Treasury securities and
   obligations of U.S. government
   agencies and corporations             $  4,668.9     $    12.4      $   375.0     $  4,306.3
  Obligations of states and
   political subdivisions                     331.6           7.3            7.0          331.9
  Utilities                                 2,084.4          50.8          113.5        2,021.7
  Financial                                 4,640.2          28.6          238.7        4,430.1
  Transportation/Capital Goods              2,088.6          58.2           88.5        2,058.3
  Other corporate securities                2,195.6          27.9          113.4        2,110.1
  Mortgage-backed securities                5,643.1         119.6          323.0        5,439.7
  Other loan-backed securities              1,359.0            .2           41.8        1,317.4
  Foreign governments                       1,997.4          10.4          192.0        1,815.8
  Other                                     2,199.5          26.9          119.6        2,106.8
                                         _______________________________________________________
    Total Available for Sale -
    continuing operations                $ 27,208.3     $   342.3      $ 1,612.5     $ 25,938.1
________________________________________________________________________________________________
                                         _______________________________________________________

Available for sale securities -
   discontinued products
   (included above)                      $  6,349.8     $   137.9      $   332.7     $  6,155.0
________________________________________________________________________________________________
                                         _______________________________________________________

Available for sale securities -
   Discontinued Operations               $  9,775.9     $    16.6      $   619.9     $  9,172.6
________________________________________________________________________________________________
                                         _______________________________________________________

Held for Investment:

  U.S. Treasury securities and
   obligations of U.S. government
   agencies and corporations             $      6.5            .5     $        -     $      7.0
  Obligations of states and
   political subdivisions                      29.2            .4            1.6           28.0
  Utilities                                    98.3             -            1.0           97.3
  Financial                                   181.3           1.9            1.3          181.9
  Transportation/Capital Goods                207.7           3.3            1.5          209.5
  Other corporate securities                   49.8             -              -           49.8
  Mortgage-backed securities                   10.5             -             .6            9.9
  Other loan-backed securities                 15.0             -             .6           14.4
  Foreign governments                         600.1            .3             .1          600.3
  Other                                       388.9           4.3            7.2          386.0
                                         _______________________________________________________
    Total Held for Investment -
    continuing operations                $  1,587.3     $    10.7      $    13.9     $  1,584.1
________________________________________________________________________________________________
                                         _______________________________________________________

Held for Investment - Discontinued
 Operations                              $    413.5     $     3.9      $    10.3     $    407.1
________________________________________________________________________________________________
                                         _______________________________________________________


At December 31, 1995 and 1994, net unrealized appreciation (depreciation) from continuing operations of $1,897.8 million and $(1,270.2) million, respectively, on available for sale debt securities included $960.0 million and $(607.3) million, respectively, related to experience rated contractholders and $421.1 million and $(194.8) million, respectively, related to discontinued products, which were not reflected in shareholders' equity.

The carrying and fair value of debt securities are shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be restructured, called or prepaid.


1995                                        Amortized      Fair
(Millions)                                  Cost           Value
____________________________________________________________________

Available for Sale - Continuing Operations

Due to mature:
  One year or less                          $  1,515.7     $  1,520.7
  After one year through five years            7,218.3        7,388.1
  After five years through ten years           5,990.1        6,401.5
  After ten years                              8,124.6        9,021.1
  Mortgage-backed securities                   5,393.4        5,763.7
  Other loan-backed securities                 1,720.4        1,765.2
_____________________________________________________________________
    Total                                   $ 29,962.5     $ 31,860.3
_____________________________________________________________________
                                            _________________________

Available for Sale - Discontinued
 Operations

Due to mature:
  One year or less                          $    808.9     $    851.7
  After one year through five years            3,873.0        3,922.3
  After five years through ten years           2,530.9        2,645.2
  After ten years                              1,718.3        1,870.5
  Mortgage-backed securities                   1,655.5        1,697.5
  Other loan-backed securities                   707.2          718.4
_____________________________________________________________________
    Total                                   $ 11,293.8     $ 11,705.6
_____________________________________________________________________
                                            _________________________

The company engages in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. Cash collateral, which is in excess of the market value of the loaned securities, is deposited by the borrower with a lending agent, and retained and invested by the lending agent to generate additional income for the company. The market value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the market value fluctuates. At December 31, 1995, the company had loaned securities (which are reflected as invested assets on the Consolidated Balance Sheets) with a market value of approximately $1.3 billion (an additional $.9 billion is included in Discontinued Operations assets).

Investments in equity securities were as follows:

                                           Gross         Gross
                                           Unrealized    Unrealized    Fair
(Millions)                   Cost          Gains         Losses        Value
_________________________________________________________________________________
1995
_________________________________________________________________________________
Equity securities -
 continuing operations       $   597.8    $    85.1     $    23.2      $   659.7
_________________________________________________________________________________
                             ____________________________________________________

Equity securities -
 Discontinued Operations     $   313.8    $   288.3     $    76.6      $   525.5
_________________________________________________________________________________
                             ____________________________________________________

1994
_________________________________________________________________________________
Equity securities -
 continuing operations       $   594.0    $    63.6     $    43.0      $   614.6
_________________________________________________________________________________
                             ____________________________________________________

Equity securities -
 Discontinued Operations     $   802.5    $   336.1     $    97.6      $ 1,041.0
_________________________________________________________________________________
                             ____________________________________________________

Real Estate holdings at December 31 were as follows:


(Millions)                                    1995         1994
_____________________________________________________________________

Properties held for sale                      $  1,230.2  $  1,198.5
Investment real estate                             177.7       196.6
                                              _______________________
                                                 1,407.9     1,395.1
Valuation reserve                                  130.6       111.4
                                              _______________________
  Net carrying value of real estate
   of continuing operations                   $  1,277.3  $  1,283.7
_____________________________________________________________________
                                              _______________________
  Net carrying value of real estate of
   discontinued products (included above)     $    635.0  $    730.0
_____________________________________________________________________
                                              _______________________

Net carrying value of real estate of
   Discontinued Operations                    $    264.7  $    262.0
_____________________________________________________________________
                                              _______________________

The accumulated depreciation for real estate for continuing operations was $116.6 million and $102.4 million at December 31, 1995 and 1994, respectively. Discontinued Operations' accumulated depreciation for real estate was $29.0 million and $19.1 million at December 31, 1995 and 1994, respectively.

Total real estate write-downs included in the net carrying value of the company's continuing operations real estate holdings on the Consolidated Balance Sheets at December 31, 1995 and 1994 were $555.4 million and $533.2 million, respectively, (including
$299.2 million and $315.8 million, respectively, attributable to assets of discontinued products). Real estate write-downs included in the real estate holdings of Discontinued Operations were $116.4 million and $83.3 million at December 31, 1995 and 1994, respectively.

At December 31, 1995, the total recorded investment in mortgage loans that are considered to be impaired (which include problem loans, restructured loans and potential problem loans) under FAS No. 114 and related specific reserves are presented in the table below. Included in the total recorded investment are impaired loans of $478 million ($61 million of which are related to Discontinued Operations) for which no specific reserves are considered necessary.

                                              Total
                                              Recorded          Specific
(Millions)                                    Investment        Reserves
_________________________________________________________________________

Supporting discontinued products              $   755.4         $   200.9
Supporting experience rated products              439.2             115.1
Supporting remaining products                     329.8              45.2
                                              ___________________________
   Total Impaired Loans - continuing
    operations                                $ 1,524.4         $   361.2
_________________________________________________________________________
                                              ___________________________

Supporting Discontinued Operations            $   164.4         $    21.3
_________________________________________________________________________
                                              ___________________________


The activity in the specific and general reserves as of December 31, 1995 is summarized below:

                            General
                            Reserve
             Balance at     Allocated to   Balance at    Charged
             December 31,   Experience     December 31,  to net     Charged                     Balance at
             1994, as       Rated          1994, as      realized   to other       Principal    December 31,
(Millions)   reported       Products (1)   adjusted      loss       accounts (2)   Write-offs   1995 (3)
____________________________________________________________________________________________________________

Supporting
discontinued
products     $  372.1       $      -       $  372.1      $      -   $   25.2       $ (109.8)    $  287.5

Supporting
experience
rated
products        156.1          208.5          364.6             -      (30.2)        (106.1)       228.3

Supporting
remaining
products        119.3              -          119.3          10.4          -          (40.6)        89.1
             _______________________________________________________________________________________________
  Total
  continuing
  operations $  647.5       $  208.5       $  856.0      $   10.4   $   (5.0)      $ (256.5)    $  604.9
____________________________________________________________________________________________________________
             _______________________________________________________________________________________________

Supporting
Discontinued
Operations   $  136.6       $      -       $  136.6      $    6.4   $      -       $  (77.3)    $   65.7
____________________________________________________________________________________________________________
             _______________________________________________________________________________________________

(1)  The general reserve at December 31, 1994 excluded reserves of $208.5 million related to experience rated products.

(2)  Reflects additions to (releases of) reserves related to assets supporting experience rated products and discontinued products which do not affect the company's results of operations.

(3)  Total reserves for continuing operations at December 31, 1995 include $361.2 million of specific reserves and $243.7 million of general reserves.

The company accrues interest income on impaired loans to the extent it is deemed collectible and the loan continues to perform under its original or restructured contractual terms. Interest income on problem loans is generally recognized on a cash basis. Cash payments on loans in the process of foreclosure are generally treated as a return of principal.

Income earned (pretax) and received on the average recorded investment in impaired loans for the twelve months ended
December 31, 1995 was as follows:

                                      Average
                                      Impaired  Income    Income
(Millions)                            Loans     Earned    Received
____________________________________________________________________

Supporting discontinued products      $  952.9  $   81.9  $   81.0
Supporting experience rated products     739.8      50.6      51.6
Supporting remaining products            292.5      21.6      22.1
                                      _____________________________
  Total - continuing operations       $1,985.2  $  154.1  $  154.7
___________________________________________________________________
                                      _____________________________

Supporting Discontinued Operations    $  227.0  $   12.2  $   12.2
___________________________________________________________________
                                      _____________________________


The carrying values of investments that were nonincome producing for the twelve months preceding the Balance Sheet date were as follows:

(Millions)                             1995                         1994
____________________________________________________________________________________
                              Continuing   Discontinued    Continuing   Discontinued
                              Operations   Operations      Operations   Operations
                              __________   ____________    __________   ____________

Debt securities               $    6.9     $     .6        $    5.5     $    2.4
Equity securities                    -         12.6            11.0          9.3
Mortgage loans                    57.9           .3            65.2         14.9
Real estate                       95.8         71.4           111.9         47.9
                              ______________________________________________________
  Total nonincome
  producing assets            $  160.6     $   84.9        $  193.6     $   74.5
____________________________________________________________________________________
                              ______________________________________________________
  Nonincome producing
  assets of discontinued
  products (included above)   $   33.9     $      -        $   68.0     $      -
                              ______________________________________________________
                              ______________________________________________________


Significant noncash investing and financing activities include acquisition of real estate through foreclosures (including in-substance foreclosures) of mortgage loans amounting to $264 million in 1995, $649 million in 1994 and $278 million in 1993 for continuing operations and $40 million in 1995, $59 million in 1994 and $17 million in 1993 for Discontinued Operations.

Disclosure of concentrations of credit risk for bonds and mortgage loans is incorporated herein by reference to Management's
Discussion and Analysis of Financial Condition and Results of
Operations on pages 42 through 55.

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

Net realized capital gains allocable to experience rated contractholders of $96.5 million for the year ended December 31, 1995 and net realized capital losses of $195.0 million and $180.1 million for the years ended December 31, 1994 and 1993, respectively, were deducted from net realized capital gains (losses) as reflected on the Consolidated Statements of Income, and an offsetting amount is reflected on the Consolidated Balance Sheets in policyholders' funds left with the company.

Net realized capital gains (losses) on investments were as follows:


(Millions)                      1995                     1994                    1993
                         _______________________ ________________________  _____________________
                         Continuing Discontinued Continuing Discontinued Continuing Discontinued
                         Operations Operations   Operations Operations   Operations Operations
                         __________ ____________ __________ ____________ __________ ____________
Debt securities           $    34.4  $  (38.0)    $  (42.3) $     9.7    $    375.8   $  230.5
Equity securities              18.2     239.5           .8       30.7          15.4       75.9
Mortgage loans                 (9.4)     (5.5)       (39.0)     (52.8)       (328.2)    (107.5)
Real estate                     3.5      28.7         30.0       12.2         (99.6)     (51.9)
Sales of subsidiaries             -     (43.3) (1)    (3.9)      20.8         (18.2)      27.0
Other                            .5     (25.8)         (.8)     (20.2)         (6.4)       4.0
                          ______________________________________________________________________
  Pretax realized
   capital gains (losses) $    47.2  $  155.6     $  (55.2) $      .4    $    (61.2)  $  178.0
_______________________________________________________________________________________________
                          _____________________________________________________________________
  After tax realized
   capital gains (losses) $    29.5  $  106.0     $  (41.2) $    (1.4)   $    (42.0)  $  128.0
_______________________________________________________________________________________________

(1) A loss of $43.3 million ($22.5 million, after tax) is included in net realized capital losses in Discontinued Operations to reflect a write-down of the carrying value of
    Aetna Re-Insurance Company (U.K.) Ltd.

In December 1995, the company completed the sale and securitization of $443 million of commercial mortgage loans supporting discontinued products. Concurrent with the sale, the company retained approximately $108 million of subordinate and residual certificates which were classified as debt securities at December 31, 1995. The net proceeds from the sale were approximately $338 million.

Proceeds from the sale of investments in available for sale, held for investment and trading debt securities and the related gross gains and losses on those sales were as follows:


(Millions)                      1995                     1994                    1993
                         _______________________________________________________________________
                         Continuing Discontinued Continuing Discontinued Continuing Discontinued
                         Operations Operations   Operations Operations   Operations Operations
                         __________ ____________ __________ ____________ __________ ____________
Proceeds on sales        $ 13,747.2 $ 3,871.0    $ 14,807.2 $ 4,210.3    $ 34,183.1 $  7,906.5
Gross gains                   124.0      56.5          62.3      66.5         441.0      257.8
Gross losses                   89.6      94.5         100.8      57.9          54.2       20.9

Changes in shareholders' equity included changes in unrealized capital gains (losses), excluding changes in unrealized capital gains (losses) related to experience rated contractholders and discontinued products, for the periods as follows:

(Millions)                                    1995           1994           1993
_______________________________________________________________________________________

Continuing Operations:
  Equity securities                           $     41.3     $    (28.9)    $     22.2
  Debt trading securities                              -              -          (35.5)
  Debt securities available for sale               984.8         (867.9)         399.8
  Foreign exchange and other, net                  (23.3)         (82.5)          17.4
Discontinued Operations                            900.9         (910.5)         178.4
                                              _________________________________________
   Subtotal                                      1,903.7       (1,889.8)         582.3
Increase (Decrease) in deferred federal
 income taxes                                      191.1         (170.1)         193.7
                                              _________________________________________
Net changes in unrealized capital gains
 (losses)                                     $  1,712.6     $ (1,719.7)    $    388.6
_______________________________________________________________________________________
                                              _________________________________________


Changes in unrealized capital gains (losses) for the periods exclude pretax changes in debt securities carried at amortized cost. The unrecorded appreciation (depreciation) for continuing operations related to debt securities carried at amortized cost is the difference between estimated market and carrying values, and amounted to $(3.2) million and $125.8 million at December 31, 1994 and 1993, respectively. Such unrecorded appreciation (depreciation) includes amounts allocable to experience rated contractholders. The change in unrecorded appreciation (depreciation) for such securities was $3.2 million, $(129.0) million and $(1,325.6) million in 1995, 1994 and 1993, respectively.

Shareholders' equity included the following unrealized capital gains (losses), which are net of amounts allocable to experience rated contractholders and amounts related to discontinued products, at December 31:


(Millions)                                    1995         1994         1993
___________________________________________________________________________________

Continuing Operations:
  Equity securities:
    Gross unrealized capital gains            $     85.1   $    63.6     $    55.0
    Gross unrealized capital losses                (23.2)      (43.0)         (5.5)
                                              _____________________________________
                                                    61.9        20.6          49.5
  Debt securities available for sale:
    Gross unrealized capital gains                 574.9        72.4         420.0
    Gross unrealized capital losses                (58.2)     (540.5)        (20.2)
                                              _____________________________________
                                                   516.7      (468.1)        399.8
  Foreign exchange and other, net                  (66.3)      (43.0)         39.5
Discontinued Operations                            474.0      (426.9)        483.6
Deferred federal income taxes                      345.2       154.1         324.2
                                              _____________________________________
  Net unrealized capital gains (losses)       $    641.1   $(1,071.5)    $   648.2
___________________________________________________________________________________
                                              _____________________________________

At December 31, 1994, $749.0 million of net unrealized capital losses (of which $293.7 million related to Discontinued Operations) primarily on available for sale debt and equity securities were reflected in shareholders' equity without deferred tax benefits. An additional valuation allowance of $213 million was established at December 31, 1994 for potential loss of tax benefits on net unrealized capital losses on assets allocable to experience rated contractholders. (Please refer to Note 10 for discussion of the tax treatment for unrealized capital losses on available for sale debt and equity securities.)

7.  Net Investment Income

Net investment income includes amounts allocable to experience rated contractholders of $1.5 billion, $1.4 billion and $1.6 billion for the years ended December 31, 1995, 1994 and 1993, respectively. Interest credited to contractholders is included in current and future benefits.

Sources of net investment income were as follows:


(Millions)                      1995                     1994                     1993
                       _______________________  _______________________ _______________________
                       Continuing Discontinued  Continuing Discontinued Continuing Discontinued
                       Operations Operations    Operations Operations   Operations Operations
                       __________ ____________  __________ ____________ __________ ____________

Debt securities        $ 2,275.9  $   683.2     $  2,250.0 $     632.1  $ 2,276.8   $    726.6
Equity securities           22.0       31.3           29.2        27.7       43.1         12.7
Short-term investments      25.1         .8           14.0           -       41.9         13.4
Mortgage loans             962.6      121.8        1,146.8       154.4    1,397.7        189.1
Real estate                306.4       56.6          302.0        59.2      308.4         70.1
Policy loans                30.6          -           28.0           -       29.9            -
Other                      133.2       22.6           86.2        10.1      146.8         13.4
Cash equivalents           151.8       48.3          109.1        26.0       65.0         11.7
                       ________________________________________________________________________
Gross investment
   income                3,907.6      964.6        3,965.3       909.5    4,309.6      1,037.0
Less investment
   expenses                332.5       62.9          333.9        77.4      343.0         84.6
                       ________________________________________________________________________
  Net investment
   income              $ 3,575.1  $   901.7     $  3,631.4 $     832.1  $ 3,966.6   $    952.4
_______________________________________________________________________________________________
                       ________________________________________________________________________

8.  Dividend Restrictions and Shareholders' Equity

The amount of dividends that may be paid to shareholders in 1996 without prior approval by the Insurance Commissioner of the State of Connecticut is $659.9 million. Dividend payments by the domestic insurance subsidiaries of Aetna Life and Casualty Company are subject to similar restrictions in Connecticut and other states, and are limited in 1996 to approximately $657.3 million in the aggregate of which $216.6 million relates to Discontinued Operations (the sale agreement with Travelers prohibits the payment of dividends from the property-casualty subsidiaries). During 1995, subsidiaries paid $451.7 million in dividends to Aetna Life and Casualty Company, none of which relates to Discontinued Operations.

The amounts of statutory net loss for the years ended and shareholders' equity as of December 31 were as follows:

(Millions)                                  1995           1994           1993
___________________________________________________________________________________

Statutory net loss                          $   (13.4)     $  (389.8)     $   (40.7)
___________________________________________________________________________________
                                            _______________________________________

Statutory shareholders' equity              $ 4,275.1      $ 3,996.5
____________________________________________________________________
                                            ________________________

As of December 31, 1995, the company does not utilize any statutory accounting practices which are not prescribed by insurance regulators that, individually or in the aggregate, materially affect statutory shareholders' equity.

9.  Debt


(Millions)                                            1995         1994
____________________________________________________________________________

Long-term debt:
 Domestic:
  Eurodollar Notes, 9 1/2% due 1995                   $       -    $   100.2
  Notes, 8 5/8% due 1998                                   99.8         99.8
  Notes, 6 3/8% due 2003                                  198.9        198.9
  Debentures, 6 3/4% due 2013                             198.4        198.4
  Eurodollar Notes, 7 3/4% due 2016                        63.5         63.5
  Debentures, 8% due 2017                                 199.1        199.1
  Mortgage Notes and Other Notes, 3%-11%
   due in varying amounts to 2018                          13.1          5.9
  Debentures, 7 1/4% due 2023                             198.3        198.3
 International:
  Mortgage Notes, 6 1/2%-11 7/8% due in
   varying amounts to 2006                                 18.0         15.1
                                                      ______________________
    Total                                             $   989.1    $ 1,079.2
____________________________________________________________________________
                                                      ______________________

At December 31, 1995, $389.6 million of short-term borrowings were outstanding. Total unused committed bank lines available to the company at December 31, 1995 amounted to $1,020 million, including credit facilities aggregating $1.0 billion with a group of worldwide banks. One $500 million facility terminates in July 1996, which the company intends to extend. Another $500 million facility terminates in July 1999. Various interest rate options are available under each facility and any borrowings mature on the expiration date of the applicable credit commitment. The company pays facility fees ranging from .08% to .375% per annum under the short-term credit agreement and from .1% to .5% per annum under the medium-term credit agreement, depending upon the company's long-term senior unsecured debt rating. The commitments require the company to maintain shareholders' equity, excluding net unrealized capital gains and losses, of at least $5 billion.
These facilities also support the company's commercial paper borrowing program.

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

During 1993, the company redeemed $200 million principal amount of its 8 1/8% Debentures whose scheduled maturity was 2007. The company recognized an after tax extraordinary loss on the debenture redemption of $4.7 million (after taxes of $2.4 million). Additionally, $137 million of the company's 7 3/4% Eurodollar Notes due 2016 were redeemed at par at the option of the holders thereof during 1993.

The 8% Debentures due 2017 are subject to various redemption options beginning on January 15, 1997.

Aggregate maturities of long-term debt and sinking fund requirements for 1996 through 2000 for continuing operations are $11.9 million, $6.4 million, $100.0 million, $1.2 million and $3.0 million, respectively, and $866.6 million thereafter.

Total interest expense for continuing operations was $115.9 million, $98.6 million and $77.4 million in 1995, 1994 and 1993, respectively, and interest paid was $122.7 million, $98.7 million and $74.1 million in 1995, 1994 and 1993, respectively.

10.  Federal and Foreign Income Taxes

In August 1993, the Omnibus Budget Reconciliation Act of 1993 ("OBRA") was enacted, which resulted in an increase in the federal corporate tax rate from 34% to 35% retroactive to January 1, 1993. The enactment of OBRA resulted in an increase of $27.4 million, of which $23.0 million related to Discontinued Operations, in the company's deferred tax asset.

Income tax expense (benefits) consists of:

(Millions)                      1995                     1994                     1993
                       _______________________  _______________________ _______________________
                       Continuing Discontinued  Continuing Discontinued Continuing Discontinued
                       Operations Operations    Operations Operations   Operations Operations
                       __________ ____________  __________ ____________ __________ ____________

Current taxes
 (benefits):
  Income - federal
   taxes               $   225.7   $  (156.7)   $   267.8  $      6.4   $   187.1  $     (139.8)
  Income - foreign
   taxes                     8.0          .9          6.6         2.0         1.6            .4
  Realized capital
   gains (losses)           34.4        65.6       (292.5)      (47.5)      (37.9)         63.3
                       ________________________________________________________________________
                           268.1       (90.2)       (18.1)      (39.1)      150.8         (76.1)
Deferred taxes
 (benefits):
  Income - federal
   taxes                   (10.2)      (55.5)       (44.2)      (37.2)     (587.3)        (30.4)
  Income - foreign
   taxes                     9.9         (.1)          .5         (.3)       (1.4)            -
  Realized capital
   gains (losses)          (15.5)      (16.3)       279.9        49.3        25.5         (13.2)
                       ________________________________________________________________________
                           (15.8)      (71.9)       236.2        11.8      (563.2)        (43.6)
                       ________________________________________________________________________
Total                  $   252.3   $  (162.1)   $   218.1  $    (27.3)  $  (412.4)  $    (119.7)
_______________________________________________________________________________________________
                       ________________________________________________________________________


Income tax expense (benefits)on income (loss) was different from the amount computed by applying the federal income tax rate to income (loss) before income tax expense (benefits) for the following reasons:

(Millions)                      1995                     1994                     1993
                       _______________________  _______________________ _______________________
                       Continuing Discontinued  Continuing Discontinued Continuing Discontinued
                       Operations Operations    Operations Operations   Operations Operations
                       __________ ____________  __________ ____________ __________ ____________

Income (Loss) from U.S.
 operations            $   544.8   $  (384.3)   $   502.2  $      30.8  $(1,079.2) $     (105.7)
Income from non-U.S.
 operations                181.4           -        125.3            -       64.5             -
                       ________________________________________________________________________
  Income (Loss) before
   taxes                   726.2      (384.3)       627.5         30.8   (1,014.7)       (105.7)
Tax rate                      35%         35%          35%          35%        35%           35%
                       ________________________________________________________________________
Application of the tax
 rate                      254.2      (134.5)       219.6         10.8     (355.2)        (37.0)
Tax effect of:
  Tax-exempt interest       (4.3)      (16.2)        (7.8)       (28.9)     (12.9)        (42.0)
  Foreign operations        10.1        (5.2)        (1.8)          .1      (47.6)           .7
  Excludable dividends      (9.8)       (6.2)        (8.8)        (6.7)      (8.5)        (12.0)
  Tax rate change on
   deferred assets
   and liabilities             -           -            -            -       (2.0)        (22.0)
  Goodwill                   5.5           -          8.6            -        6.8             -
  Other, net                (3.4)          -          8.3         (2.6)       7.0          (7.4)
                       ________________________________________________________________________
Income taxes (benefits)
on income (loss)       $   252.3   $  (162.1)   $   218.1  $     (27.3) $  (412.4) $     (119.7)
_______________________________________________________________________________________________
                       ________________________________________________________________________

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 are presented below:

(Millions)                                    1995                     1994
                                     _______________________  _______________________
                                     Continuing Discontinued  Continuing Discontinued
                                     Operations Operations    Operations Operations
                                     __________ ____________  __________ ____________
Deferred tax assets:
  Insurance reserves                 $   560.8  $   814.4     $   385.5  $    756.6
  Reserve for loss on
   discontinued products                 325.4          -         344.1           -
  Reserve for severance and
   facilities expenses                    13.9        5.6          31.3        26.3
  Impairment reserves                     49.2        1.8          63.7        49.5
  Other postretirement benefits          229.4          -         230.6           -
  Net unrealized capital losses              -          -         462.1       139.5
  Net operating loss carryforward         79.4      122.2         111.8       113.2
  Other                                  (18.2)      39.5          (1.7)        9.4
                                     ______________________________________________
Total gross assets                     1,239.9      983.5       1,627.4     1,094.5
Less valuation allowance                  34.3          -         444.5       102.1
                                     ______________________________________________
Assets net of valuation allowance      1,205.6      983.5       1,182.9       992.4

Deferred tax liabilities:
  Deferred policy acquisition costs      571.8      107.0         446.5       110.5
  Unrealized losses allocable to
   experience rated contracts                -          -         213.0           -
  Net unrealized capital gains           282.8      220.4             -           -
  Market discount                         62.1       11.2          73.9        17.1
  Other                                   17.4        2.6          45.3         2.3
                                     ______________________________________________
Total gross liabilities                  934.1      341.2         778.7       129.9
                                     ______________________________________________
  Net deferred tax asset             $   271.5  $   642.3     $   404.2  $   862.5
____________________________________________________________________________________
                                     _______________________________________________


The 1995 and 1994 valuation allowance relates to future tax benefits of $27.5 million and $22.9 million, respectively, on purchased domestic net operating losses; $6.8 million and $48.5 million, respectively, on foreign net operating losses and $475.2 million in 1994 on unrealized capital losses, the realization of which are uncertain.

The valuation allowance on foreign net operating losses was reduced primarily due to a tax rate reduction in the foreign jurisdiction; a corresponding reduction in the deferred tax asset resulted in no impact on net income.

Net unrealized capital gains and losses are presented in shareholders' equity net of deferred taxes. At December 31, 1994, $749 million of net unrealized capital losses primarily on available for sale debt and equity securities were reflected in shareholders' equity without deferred tax benefits. As of December 31, 1995, no valuation allowance was required for unrealized capital gains and losses. The reversal of the valuation allowance had no impact on net income in 1995.

Management believes that it is more likely than not that the company will realize the benefit of the net deferred tax asset of $913.8 million of which $642.3 million related to Discontinued Operations. The company's election of special estimated tax payments in years 1989 through 1994 assures realizability of a substantial portion of the deferred tax asset from the discounting of property-casualty reserves included in Discontinued Operations. The company has more than 15 years to generate sufficient taxable income to cover the reversal of its temporary differences due to the long-term reversal patterns of these differences. Because of the company's long-term history of taxable income, which is projected to continue, and the availability of significant tax planning strategies, such as converting tax-exempt bonds to taxable bonds, the company expects sufficient taxable income in the future to realize the net deferred tax asset.

The net deferred tax asset includes $3.5 million related to the company's expected utilization of its foreign net operating loss carryforward and $163.8 million related to the company's expected utilization of its current U.S. net operating loss carryforward of $468.0 million, $162.6 million which expires in the year 2008 of which $111.2 million relates to Discontinued Operations, $285.1 million which expires in the year 2009 of which $226.3 million relates to Discontinued Operations and $20.3 million which expires in 2010 of which $11.7 million relates to Discontinued Operations.

The company has not recognized deferred taxes related to the estimated cumulative amount of undistributed earnings of approximately $225 million on its controlled foreign corporations because the company does not expect to repatriate these earnings. A deferred tax liability will be recognized when the company expects that it will recover these undistributed earnings in a taxable manner, such as through a receipt of dividends or a sale of the investment.

The "Policyholders' Surplus Account," which arose under prior tax law, is generally that portion of a life insurance company's statutory income that has not been subject to taxation. As of December 31, 1983, no further additions could be made to the Policyholders' Surplus Account for tax return purposes under the Deficit Reduction Act of 1984. The balance in such account was $857.2 million at December 31, 1995. This amount would be taxed only under certain conditions. No income taxes have been provided on this amount since management believes the conditions under which such taxes would become payable are remote.

The Internal Revenue Service (the "Service") has completed examination of the consolidated federal income tax returns of Aetna Life and Casualty and Affiliated Companies through 1986. Discussions are being held with the Service with respect to proposed adjustments. The Service has commenced its examination for the years 1987 through 1990. However, management believes there are adequate defenses against, or sufficient reserves to provide for, such challenges.

The company paid net federal income taxes for continuing operations of $127.1 million in 1995 and received net federal income tax refunds of $13.3 million in 1994 and paid net federal income taxes of $242.8 million in 1993.

The company received net federal income tax refunds for Discontinued Operations of $148.4 million, $60.8 million and $141.2 million in 1995, 1994 and 1993, respectively.

11.  Minority Interest in Preferred Securities of Subsidiary

On November 22, 1994, Aetna Capital L.L.C. ("ACLLC"), a wholly owned subsidiary of the company, issued $275 million (11,000,000 shares) of 9 1/2% Cumulative Monthly Income Preferred Securities, Series A, on which payments are guaranteed to a certain extent by the company on a subordinated basis. The securities are redeemable, at the option of ACLLC with the company's consent, in whole or in part, from time to time, on or after November 30, 1999, or at any time under certain limited circumstances related to tax events, at a redemption price of $25 per security plus accumulated and unpaid dividends to the redemption date. The securities are scheduled to become due and payable in 2024. The maturity date may be changed under certain circumstances.

ACLLC has loaned the proceeds from the preferred stock issuance and the common capital contributions to the company. In return, the company issued approximately $348 million principal amount of 9 1/2% subordinated debentures to ACLLC due in 2024. Interest on these debentures is payable monthly, and under certain circumstances, principal may be due prior to or later than the original maturity date. This loan is eliminated in the Consolidated Balance Sheets.

ACLLC may offer and sell up to an additional $225 million of preferred securities under a shelf registration statement declared effective by the SEC.

12.  Common Stock

At December 31, 1995 and 1994, 3,802,256 common shares were reserved for issuance under the dividend reinvestment plan, 10,732,316 and 6,702,878 common shares, respectively, were reserved for the stock option plans, and 946,675 common shares were reserved for other benefit plans.

In 1995 and 1994, the company did not acquire any shares of its common stock.

Pursuant to the company's amended Share Purchase Rights Plan, a dividend of one share purchase right (a "Right") was made payable for each share of Aetna Life and Casualty Common Capital Stock ("Common Stock") outstanding on November 7, 1989, and one Right will attach to each share of Common Stock subsequently issued, prior to the time at which the Rights become exercisable, expire or are redeemed.

The Rights trade with the Common Stock until they become exercisable. The Rights become exercisable 10 days after: (i) a public announcement that a person or group ("person") has acquired 15% or more of the outstanding shares of Common Stock or, 10% or more of the outstanding shares of Common Stock if such person is declared by the Board of Directors to be an "adverse person" ("triggering acquisition"); or (ii) a person commences a tender offer which, upon consummation, could result in such person owning 15% or more of the Common Stock; or (iii), in either event, such later date as the Board of Directors may determine.

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


(Millions)                                  1995         1994         1993
______________________________________________________________________________

Premiums                                    $   50.1     $   52.0     $   52.4
_______________________________________________________________________________

Assets                                      $  688.3     $  700.8     $  704.8
_______________________________________________________________________________

14.  Benefit Plans

Pension Plans - The company has noncontributory defined benefit pension plans covering substantially all employees and certain agents. The plans provide pension benefits based on years of service and average annual compensation (measured over 60 consecutive months of highest earnings in a 120-month period). Contributions are determined by using the Projected Unit Credit Method and, for qualified plans subject to ERISA requirements, are limited to the amounts that are currently deductible for tax reporting purposes.

Components of the net periodic pension cost were as follows:


(Millions)                                    1995         1994         1993
________________________________________________________________________________

Return on plan assets                         $  427.5     $    8.2     $  178.7
Service cost - benefits earned
 during the period                               (86.7)       (92.7)       (82.2)
Interest cost on projected
 benefit obligation                             (192.9)      (175.2)      (169.3)
Net amortization and deferral                   (222.0)       202.3         31.3
_________________________________________________________________________________

Net periodic pension cost                     $  (74.1)    $  (57.4)    $  (41.5)
_________________________________________________________________________________


The measurement dates used to determine the funded status of the plans were September 30, 1995 and 1994. The funded status of plans for which assets exceeded accumulated benefits was as follows:


(Millions)                                    1995         1994
____________________________________________________________________

Actuarial present value of vested
 benefit obligation                           $ 2,451.0    $ 1,930.3

____________________________________________________________________
Actuarial present value of
 accumulated benefit obligation               $ 2,472.1    $ 1,952.1

____________________________________________________________________
Plan assets at fair value                     $ 2,506.3    $ 2,176.4
Actuarial present value of
 projected benefit obligation                   2,650.5      2,333.3
                                              ______________________
Plan assets less than
 projected benefit obligation                    (144.2)      (156.9)
Unrecognized net loss                             129.1        216.7
Unrecognized service cost - prior
 period                                             7.5          9.1
Unrecognized net asset at date of
 adoption of FAS No. 87                           (30.1)       (58.2)
                                              ______________________

(Accrued) prepaid pension cost                $   (37.7)   $    10.7
____________________________________________________________________
                                              ______________________

At 1995 and 1994, nonfunded plans had projected benefit obligations of $166.5 million and $130.1 million, respectively. The accumulated benefit obligations at 1995 and 1994 related to these plans were $155.6 million and $105.3 million, respectively, and the related accrued pension cost was $121.2 million and $107.9 million, respectively.

The weighted average discount rate was 7.5% for 1995, 8.0% for 1994 and 7.5% for 1993. The expected long-term rate of return on plan assets was 8.5% for 1995 and 1994 and 9.0% for 1993. The rate of increase in future compensation was 4.5% for 1995, 5.0% for 1994 and 4.5% for 1993. The future annual cost-of-living adjustment was 3.0% for 1995, 1994 and 1993.

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

Components of the net periodic postretirement benefit cost were as follows:

(Millions)                                    1995         1994         1993
_________________________________________________________________________________

Service cost - benefits earned
 during the period                            $    (8.3)   $    (8.6)   $   (19.0)
Interest cost                                     (34.7)       (34.2)       (42.9)
Net amortization                                   28.3         31.2         11.7
Return on plan assets                               2.0          3.2          3.1
                                              ___________________________________

Net periodic postretirement
 benefit cost                                 $   (12.7)   $    (8.4)   $   (47.1)
_________________________________________________________________________________
                                              ___________________________________

The measurement dates used to determine the funded status of the postretirement benefit plans were September 30, 1995 and 1994. The funded status of the plans was as follows:

(Millions)                                    1995         1994
____________________________________________________________________

Actuarial present value of accumulated
  postretirement benefit obligation:
   Retirees                                   $   313.5    $   285.2
   Fully eligible active employees                 70.9         64.3
   Active employees not eligible to
    retire                                        107.6         97.2
                                              ______________________
Total                                             492.0        446.7
Plan assets at fair value                          54.3         48.1
                                              ______________________
Accumulated postretirement benefit
 obligation in excess of plan assets              437.7        398.6
Unrecognized net gain                              24.8         43.9
Prior service cost                                173.6        204.3
____________________________________________________________________

Accrued postretirement benefit cost           $   636.1    $   646.8
____________________________________________________________________
                                              ______________________

The weighted average discount rates were 7.5% for 1995, 8.0% for 1994 and 7.5% for 1993. The health care cost trend rate for the 1995 valuation decreased gradually from 10.5% for 1996 to 5.5% by the year 2005. For the 1994 valuation, the rates decreased gradually from 11.5% for 1995 to 5.5% by the year 2005.
Increasing the health care cost trend rate by one percentage point would increase the accumulated postretirement benefit obligation at 1995 by $32.3 million and would increase the net periodic postretirement benefit cost for 1995 by $3.0 million (pretax).

It is the company's practice to fund amounts for postretirement life insurance benefits to the extent the contribution is deductible for federal income taxes. The plan assets are held in trust and administered by Aetna Life Insurance Company. The assets are in the general account of Aetna Life Insurance Company, and the expected rate of return on the plan assets was 7% for 1995, 1994 and 1993.

Incentive Savings Plan - Substantially all employees are eligible to participate in a savings plan under which designated contributions, which may be invested in common stock of Aetna Life and Casualty Company or certain other investments, are matched, up to 5% of compensation, by the company. Pretax charges to operations (including continuing and Discontinued Operations) for the incentive savings plan were $60.0 million, $59.9 million and $58.9 million for 1995, 1994 and 1993, respectively. The Plan trustee held 5,015,075 shares, 6,380,355 shares and 5,996,806 shares of Aetna Life and Casualty Company's common stock for Plan participants at the end of 1995, 1994 and 1993, respectively.

1994 Stock Incentive Plan - The company's 1994 stock incentive plan replaced the 1984 stock option plan. The 1994 plan provides for stock options (see (1) Stock Options), and deferred contingent common stock or cash awards (see (2)Incentive Units) to certain key employees. The maximum number of shares of common stock issuable under the 1994 Stock Incentive Plan is 8 million, of which options and units to receive 2,374,540 and 1,502,900 shares were granted during 1995 and 1994, respectively. The total amount charged to operations (including continuing and Discontinued Operations) for the 1994 Stock Incentive Plan, which was determined from factors relating to various performance measures, was $36.3 million and $19.2 million, pretax, for the years ended December 31, 1995 and 1994, respectively.

(1) Stock Options - Executive and middle management employees may be granted options to purchase common stock of the company at or above the market price on the date of grant. Certain options granted prior to 1992 contain stock appreciation rights permitting the employee to exercise those rights and receive the excess of fair market value at the date of exercise over the grant date fair market value in cash and/or stock.

Stock option transactions under the 1994 Stock Incentive Plan and the 1984 Stock Option Plan are summarized below:

                                                            Range of
                                         Number        Option Prices
                                      of Shares            Per Share
____________________________________________________________________


Outstanding at December 31, 1992         5,789,649     $29.50-$61.50
       Granted                           1,034,560     $46.75-$55.00
       Exercised                        (2,025,696)    $29.50-$61.50
       Canceled or expired                (188,990)    $29.50-$61.50
____________________________________________________________________
Outstanding at December 31, 1993         4,609,523     $29.50-$61.50
       Granted                           1,140,100     $46.50-$55.25
       Exercised                          (464,790)    $29.50-$61.50
       Canceled or expired                (211,875)    $29.50-$61.50
____________________________________________________________________
Outstanding at December 31, 1994         5,072,958     $41.50-$61.50
       Granted                           2,131,100     $50.50-$72.25
       Exercised                        (2,198,219)    $41.50-$61.50
       Canceled or expired                (122,178)    $42.13-$61.50
____________________________________________________________________
Outstanding at December 31, 1995         4,883,661     $41.50-$72.25
____________________________________________________________________
Range of expiration dates             6/96-10/2005
____________________________________________________________________
Options exercisable at
  December 31, 1995                      2,110,474
____________________________________________________________________

(2) Incentive Units - Executive and middle management employees may be granted incentive units under the 1994 Stock Incentive Plan, which are rights to receive common stock or cash at the end of a vesting period (currently 1996 and 1998) conditioned upon the employee's continued employment during that period and achievement of company performance goals. The incentive unit holders are not entitled to dividends during the vesting period.

Incentive unit transactions related to the 1994 Stock Incentive
Plan under which holders may be entitled to receive common stock, are summarized below:

                                                Number
                                             of Shares
_______________________________________________________


  Granted                                      362,800
  Canceled or expired                          (17,000)
                                             __________
Outstanding at December 31, 1994               345,800
  Granted                                      243,440
  Vested                                       (24,320)
                                             __________
Outstanding at December 31, 1995               564,920
                                             __________
                                             __________

15.  Segment Information (1)(2)(3)(4)(5)

Summarized financial information for the company's principal operations was as follows:


(Millions)                                       1995      1994         1993
__________________________________________________________________________________

Revenue:
  Aetna Health Plans                             $ 7,615.4 $ 7,139.1    $ 6,106.0
  Aetna Life Insurance & Annuity                   1,624.2   1,437.4      1,395.3
  International                                    1,459.8   1,297.0      1,279.3
  Large Case Pensions                              2,268.9   2,355.2      2,566.0
  Corporate: Other                                     9.7      (9.7)        (6.9)
                                                 _________________________________
     Total revenue                               $12,978.0 $12,219.0    $11,339.7
__________________________________________________________________________________
                                                 _________________________________

Income (Loss) from continuing operations
 before income taxes, extraordinary item
 and cumulative effect adjustments:
  Aetna Health Plans                             $   454.4 $   538.1    $   414.9
  Aetna Life Insurance & Annuity                     294.8     235.0        173.3
  International                                      127.3      98.8          2.2
  Large Case Pensions                                132.7      81.1     (1,274.2)
  Corporate:  Interest                              (108.3)    (94.8)       (69.3)
              Other                                 (174.7)   (230.7)      (261.6)
                                                 _________________________________
  Total income (loss) from continuing
   operations before income taxes,
   extraordinary item and
   cumulative effect adjustments                 $   726.2 $   627.5    $(1,014.7)
__________________________________________________________________________________
                                                 _________________________________

Net income (loss):
  Aetna Health Plans                             $   286.0 $   341.7    $   272.2
  Aetna Life Insurance & Annuity                     198.0     159.1        111.4
  International                                       86.6      71.2         55.0
  Large Case Pensions                                 89.2      54.4       (822.3)
  Corporate:  Interest                               (70.4)    (60.5)       (44.7)
              Other                                 (115.5)   (156.5)      (173.9)
                                                 _________________________________
Income (Loss) from continuing operations
 before extraordinary item and
 cumulative effect adjustments                       473.9     409.4       (602.3)
  Income (Loss) from Discontinued Operations,
   net of tax                                       (222.2)     58.1        290.3
                                                 _________________________________
  Income (Loss) before extraordinary
   item and cumulative effect
   adjustments                                       251.7     467.5       (312.0)
  Extraordinary loss on debenture redemption             -         -         (4.7)
  Cumulative effect adjustments                          -         -        (49.2)
                                                 _________________________________
Net income (loss)                                $   251.7 $   467.5    $  (365.9)
__________________________________________________________________________________
                                                 _________________________________



(Millions)                                1995          1994
__________________________________________________________________

Assets:
  Aetna Health Plans                      $  6,784.0    $  6,184.7
  Aetna Life Insurance & Annuity            27,509.6      21,318.2
  International                              4,383.8       4,532.9
  Large Case Pensions                       40,833.4      40,525.1
  Corporate                                    880.1        (241.5)
  Discontinued Operations, net               3,932.8       3,167.3
                                          _________________________
Total assets                              $ 84,323.7    $ 75,486.7
___________________________________________________________________
                                          _________________________

(1) The 1993 results from continuing operations before extraordinary item and cumulative effect adjustments include an after-tax loss on the discontinuance of fully guaranteed large case pension products of $825.0 million ($1,270.0 million pretax).  This loss affected the Large
    Case Pensions segment only.

(2) Assets at December 31, 1995 and 1994 include $10.6 billion and $12.4 billion, respectively, of assets attributable to discontinued products. Discontinued products are included in the
    Large Case Pensions segment.

(3) The 1993 results from continuing operations before extraordinary item and cumulative effect adjustments include a net benefit of $21.8 million related to a change in the federal corporate tax rate from 34% to 35%.  Of the $21.8 million benefit, $2.9 million reduced Aetna
    Health Plans results, $1.8 million reduced Large Case Pensions results, $4.4 million reduced
    Aetna Life Insurance & Annuity results, $.6 million increased International results,
    $7.6 million increased Corporate results, and $23.0 million increased results from
    Discontinued Operations.

(4) The 1993 results reflect after tax severance and facilities charges of $200.0 million
    ($308.0 million pretax).  Of the total 1993 charge, $51.9 million ($79.8 million pretax) was allocated to Aetna Health Plans, $20.0 million ($30.8 million pretax) to Aetna Life Insurance
    & Annuity, $7.1 million ($11.0 million pretax) to International, $14.2 million ($21.9 million pretax) to Large Case Pensions, $11.2 million ($17.2 million pretax) to Corporate and
$95.6 million ($147.3 million pretax) to Discontinued Operations.

(5) The 1995 results from Discontinued Operations include a $259.5 million after tax charges for asbestos-related claims and a $505.7 million after tax charges for environmental-related claims.

16.  Financial Instruments

Estimated Fair Value

The carrying values and estimated fair values of the company's financial instruments at December 31, 1995 and 1994 were as follows:

                                                    Continuing Operations
                                      _________________________________________________
(Millions)                                      1995                      1994
                                      _________________________________________________
                                       Carrying     Fair         Carrying     Fair
                                       Value        Value        Value        Value
                                       ________     _____        ________     _____

Assets:
  Cash and cash equivalents            $ 1,712.7    $ 1,712.7    $ 2,277.2    $ 2,277.2
  Short-term investments                   607.8        607.8        344.4        344.4
  Debt securities                       31,860.3     31,860.3     27,525.4     27,522.2
  Equity securities                        659.7        659.7        614.6        614.6
  Mortgage loans                         8,327.2      8,544.0     10,389.9     10,109.9

Liabilities:
  Investment contract liabilities:
    With a fixed maturity              $ 9,779.6    $ 9,738.2    $11,562.3    $11,555.1
    Without a fixed maturity            12,316.2     12,332.7     11,250.6     10,927.9
  Short-term debt                          389.6        389.6         14.8         14.8
  Long-term debt                           989.1        988.3      1,079.2        973.9

                                                  Discontinued Operations
                                      _________________________________________________
(Millions)                                      1995                      1994
                                      _________________________________________________
                                       Carrying     Fair         Carrying     Fair
                                       Value        Value        Value        Value
                                       ________     _____        ________     _____
Assets:
  Cash and cash equivalents            $ 1,153.6    $ 1,153.6    $   676.4    $   676.4
  Short-term investments                   137.2        137.2        106.0        106.0
  Debt securities                       11,705.6     11,705.6      9,586.1      9,579.7
  Equity securities                        525.5        525.5      1,041.0      1,041.0
  Mortgage loans                         1,061.7      1,052.7      1,453.7      1,416.0

Liabilities:
  Short-term debt                      $       -    $       -    $     9.1    $     9.1
  Long-term debt                            35.2         35.2         35.5         35.5

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

Estimated Fair Value (continued)

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

Off-Balance-Sheet Financial Instruments (including Derivative
Financial Instruments):


The notional amounts, carrying values and estimated fair values of the company's off-balance-sheet financial instruments at December 31, 1995 and 1994 were as follows:

                                    Continuing Operations           Discontinued Operations
                                 ___________________________      ___________________________
                                            Carrying                        Carrying
                                            Value                           Value
                                 Notional   Asset       Fair      Notional  Asset       Fair
(Millions)                       Amount    (Liability)  Value     Amount   (Liability)  Value
                                 ____________________________     ___________________________
1995
_____________________________________________________________________________________________

Foreign exchange forward
 contracts - sell:
  Related to net investments in
   foreign affiliates            $210.4     $ (2.0)     $ (3.5)   $     -   $     -     $   -
  Related to investments in
   nondollar denominated assets    54.0        (.1)        (.1)      65.2       (.1)      (.2)
Foreign exchange forward
 contracts - buy:
  Related to net investments in
   foreign affiliates               2.7         .2          .4          -         -         -
  Related to investments in
   nondollar denominated assets    43.8         .1          .6          -         -         -
Interest rate swaps:
  Unrecognized gains               43.0          -         9.5      380.0         -      20.4
  Unrecognized losses                 -          -           -      380.0         -     (20.2)
Futures contracts to sell
  investments                      20.9         .2          .2          -         -         -
Forward swap agreement            100.0          -          .1          -         -         -


                                     Continuing Operations          Discontinued Operations
                                 ____________________________    ____________________________
                                            Carrying                        Carrying
                                            Value                           Value
                                 Notional   Asset       Fair      Notional  Asset       Fair
(Millions)                       Amount    (Liability)  Value     Amount   (Liability)  Value
                                 ____________________________     ___________________________
1994
_________________________________________________________________________________________________

Foreign exchange forward
  contracts - sell:
  Related to net investments in
   foreign affiliates            $470.7     $ (2.7)     $ (4.9)   $  27.1   $    .2     $  .2
  Related to investments in
   nondollar denominated assets    60.8       (1.0)        (.1)     206.1        .2      (1.5)
Foreign exchange forward
  contracts - buy:
  Related to net investments in
   foreign affiliates              48.5        5.2         4.8          -         -         -
  Related to investments in
   nondollar denominated assets    37.1         .5          .3        3.8       (.4)      (.1)
Futures contracts to purchase
   investments                    122.5         .1          .1          -         -         -
Interest rate swaps:
  Unrecognized gains               43.0          -         2.4      386.4         -      18.3
  Unrecognized losses                 -          -           -      386.4         -     (18.3)

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

The company engages in hedging activities to manage foreign exchange and interest rate risk. Such hedging activities have principally consisted of using off-balance-sheet instruments including foreign exchange forward contracts, futures and forward
contracts, and interest rate swap agreements.   All of these
instruments involve, to varying degrees, elements of market risk and credit risk in excess of the amounts recognized in the Consolidated Balance Sheets. The company evaluates the risks associated with off-balance-sheet financial instruments in a manner similar to that used to evaluate the risks associated with on-balance-sheet financial instruments. (Please see General Account Investments - Use of Derivatives and Other Investments on page 59 of Management's Discussion and Analysis of Financial Condition and Results of Operations.) Market risk is the possibility that future changes in market prices may make a financial instrument less valuable. For off-balance-sheet financial instruments used for hedging, such market price changes are generally offset by the market price changes in the hedged instruments held by the company. Credit risk arises from the possibility that counterparties may fail to perform under the terms of the contract, which could result in an unhedged position. However, unlike on-balance-sheet financial instruments, where credit risk generally is represented by the notional or principal amount, the off-balance-sheet financial instruments' risk of credit loss generally is significantly less than the notional value of the instrument and is represented by the positive fair value of the instrument. The company generally does not require collateral or other security to support the financial instruments discussed below. However, the company controls its exposure to credit risk through credit approvals, credit limits and regular monitoring procedures. There were no material concentrations of off-balance-sheet financial instruments at December 31, 1995.

Foreign Exchange Forward Contracts:

Foreign exchange forward contracts are agreements to exchange fixed amounts of two different currencies at a specified future date and at a specified price. The company utilizes foreign exchange forward contracts to hedge its foreign currency exposure arising from certain investments in foreign affiliates (primarily Canada and Great Britain) and nondollar denominated investment securities. The company generally utilizes foreign currency contracts with terms of up to three months.

At December 31, 1995, the company had unhedged foreign currency exposures for continuing operations of $555.8 million related to net investments in foreign affiliates (primarily Taiwan, Mexico and Chile) and $61.6 million related to investments in nondollar denominated assets. These exposures include $317.8 million and $8.6 million in net investments in foreign affiliates and investments in nondollar denominated assets, respectively, for which effective markets for hedging vehicles do not currently exist. The unhedged foreign currency exposures for Discontinued Operations were immaterial.

Futures Contracts:

Futures contracts represent commitments to either purchase or sell securities or money market instruments at a specified future date and at a specified price or yield. Futures contracts trade on organized exchanges and, therefore, have minimal credit risk.

Interest Rate Swaps:

The company utilizes interest rate swaps to manage certain exposures related to changes in interest rates in Discontinued Operations. This swap activity included transactions which were entered into in prior years where the company acts as an intermediary for entities whose debt the company has guaranteed to allow them to convert variable rate debt to a fixed rate, with the company retaining no interest rate risk. (Please refer to Note 2.) Interest rate swap activity also includes exchanging variable rate asset returns for fixed-rate returns.

17.  Commitments and Contingent Liabilities

Commitments

Commitments to extend credit are legally binding agreements to lend monies at a specified interest rate and within a specified time period. Risk arises from the potential inability of counterparties to perform under the terms of the contracts and from interest rate fluctuations. The company's exposure to credit risk is reduced by the existence of conditions within the commitment agreements that release the company from its obligations in the event of a material adverse change in the counterparty's financial condition. At December 31, 1995 and 1994, the continuing operations of the company had $21.5 million and $19.6 million, respectively, in commitments to fund partnerships. The Discontinued Operations of the company had $79.8 million and $120.0 million in commitments to fund partnerships at December 31, 1995 and 1994, respectively.

Through the normal course of investment operations, the company commits to either purchase or sell securities or money market instruments at a specified future date and at a specified price or yield. The inability of counterparties to honor these commitments may result in either a higher or lower replacement cost. Also, there is likely to be a change in the value of the securities underlying the commitments. At December 31, 1995, the continuing operations of the company had commitments to purchase investments for $49.1 million, the fair value of which was $49.2 million.

At December 31, 1995, the Discontinued Operations had commitments to purchase investments for $66.9 million, the fair value of which was $67.3 million.

The company has agreed with Travelers Group Inc. to invest up to $200 million in a potential offering of common stock in a new property-casualty entity to be established by Travelers Group Inc.

Leases

The company has entered into operating leases for office space and certain computer and other equipment. Rental expenses for continuing operations for these items were $203.0 million, $206.4 million and $220.9 million for 1995, 1994 and 1993, respectively. Future net minimum payments under noncancelable leases as of December 31, 1995 for continuing operations are estimated to be $159.3 million for 1996, $134.4 million for 1997, $115.7 million for 1998, $110.9 million for 1999, $95.3 million for 2000 and $622.8 million thereafter.

Included in these future payments are $149.9 million and $328.5 million, attributable to the next five and subsequent eight years, respectively, of a master lease for office space. Concurrent with the sale of the Discontinued Operations, Travelers will sublease the space currently occupied by the company at market rates for a period of eight years. The company expects to record a charge to continuing operations of approximately
$290.0 million pretax ($190.0 million after tax). Such charge represents the present value of the difference between rent required to be paid by the company under the master lease and future rentals expected to be received by the company.

Litigation

The company is continuously involved in numerous lawsuits arising, for the most part, in the ordinary course of its business operations as an insurer. While the ultimate outcome of such litigation cannot be determined at this time, such litigation, net of reserves established therefor and giving effect to reinsurance probable of recovery, is not expected to result in judgments for amounts material to the financial condition of the company, although it may adversely affect results of operations in future periods.

Independent Auditors' Report

The Shareholders and Board of Directors
Aetna Life and Casualty Company:

We have audited the consolidated balance sheets of Aetna Life and Casualty Company and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of Aetna Life and Casualty Company and Subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 2 to the consolidated financial statements, in 1993 the company changed its methods of accounting for certain investments in debt and equity securities, postemployment benefits, workers' compensation life table indemnity reserves and retrospectively rated reinsurance contracts.





/s/ KPMG Peat Marwick LLP
Hartford, Connecticut
February 6, 1996

Quarterly Data (Unaudited)


(Millions, except per share data)         First          Second         Third          Fourth
__________________________________________________________________________________________________

1995 (1)(2)
__________________________________________________________________________________________________

Total revenue                             $  3,192.3     $  3,244.2     $  3,191.0     $  3,350.5
__________________________________________________________________________________________________

Income from continuing
 operations before income taxes           $    143.4     $    181.6     $    176.0     $    225.2
Federal and foreign income taxes                51.0           60.5           63.4           77.4
                                          ________________________________________________________
  Income from continuing operations       $     92.4     $    121.1     $    112.6     $    147.8
Income (Loss) from discontinued
 operations, net of tax                         68.4         (418.0)          99.5           27.9
                                          ________________________________________________________
Net income (loss)                         $    160.8     $   (296.9)    $    212.1     $    175.7
__________________________________________________________________________________________________
Per Share Results:
Income from continuing operations         $      .82     $     1.07     $      .99     $     1.28
Income (Loss) from discontinued
 operations, net of tax                          .60          (3.69)           .87            .25
                                          ________________________________________________________
  Net income (loss)                       $     1.42     $    (2.62)    $     1.86     $     1.53
__________________________________________________________________________________________________
Common Stock Data:
Dividends Declared                        $      .69     $      .69     $      .69     $      .69
Common Stock Prices, High                      57.00          64.25          74.38          75.88
Common Stock Prices, Low                       46.88          54.50          60.38          67.88
__________________________________________________________________________________________________

(1) Second quarter 1995 net income includes reserve additions of $487.5 million, after tax, related to environmental-related claims.
(2) Fourth quarter 1995 net income includes reserve additions of $218.1 million, after tax, related to asbestos-related claims.

(Millions, except per share data)         First          Second         Third          Fourth
__________________________________________________________________________________________________
1994 (1)(2)(3)
__________________________________________________________________________________________________

Total revenue                             $  2,935.5     $  3,088.4     $  3,099.4     $  3,095.7
__________________________________________________________________________________________________

Income from continuing
 operations before income taxes           $    119.1     $    169.8     $    157.8     $    180.8
Federal and foreign income taxes                47.2           57.4           54.4           59.1
                                          ________________________________________________________
Income from continuing operations         $     71.9     $    112.4     $    103.4     $    121.7

Income (Loss) from discontinued
 operations, net of tax                        (26.2)          20.0           26.0           38.3
                                          ________________________________________________________
  Net income                              $     45.7     $    132.4     $    129.4     $    160.0
__________________________________________________________________________________________________
Per Share Results:
Income from continuing operations         $      .64     $     1.00     $      .92     $     1.08
Income (Loss) from discontinued
 operations, net of tax                         (.24)           .17            .23            .34
                                          ________________________________________________________
  Net income                              $      .40     $     1.17     $     1.15     $     1.42
__________________________________________________________________________________________________
Common Stock Data:
Dividends Declared                        $      .69     $      .69     $      .69     $      .69
Common Stock Prices, High                      65.75          57.88          57.50          48.00
Common Stock Prices, Low                       53.13          50.00          45.13          43.25
__________________________________________________________________________________________________

Earnings per share calculations are based on results of stand-alone quarters.

Common stock prices are as reported on the NYSE-Composite Tape.

See Notes to Financial Statements.

(1) The 1994 net income includes net realized capital losses from additions to reserves for mortgage loans and real estate and real estate write-downs, after taxes and after gains and losses allocated to experience rated pension contractholders, of $22.2 million, $19.8 million, $17.9 million and $6.5 million for the first, second, third and fourth quarters of 1994, respectively.
(2) First quarter 1994 net income includes catastrophe losses of $123.8 million, after tax, related primarily to the Los Angeles earthquake and severe winter weather.
(3) Second quarter 1994 net income includes prior year reserve additions of
    $82.4 million, after tax, primarily related to environmental indemnity claims, offset by $53.5 million, after tax, of prior year reserve releases in the personal auto business.


Appendix to Exhibit 13

The following information, which is included/presented in tabular form in this exhibit, is presented in the form of pie charts or a graph in the printed 1995 annual report to shareholders of Aetna
Life and Casualty Company:



Page No. in this Exhibit      Description
________________________      ___________


           8                  1995 Health Membership (1)
           9                  1995 Specialty Health Membership (1)
           9                  1995 Group Insurance Membership (1)
          10                  Participation in Risk versus Nonrisk Health Plans (2)


 (1)  1995 membership (included in tabular form with 1994 and 1993 membership) is also presented in the form of a pie chart in the printed 1995 annual report to shareholders of Aetna Life and Casualty Company.

 (2) Presented in the form of a bar graph in the printed 1995 annual report to shareholders of Aetna Life and Casualty Company.




59